As filed with the Securities and Exchange Commission on September 16, 1998

                                                 Registration No. 333-__________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              COHOES BANCORP, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                          6035                   Applied For
       (State or other                (Primary Standard          I.R.S. Employer
jurisdiction of incoporation      Industrial Classification       Identification
      or organization)                   Code Number)                  No.)

             75 Remsen Street, Cohoes, New York 12047 (518) 233-6575 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Harry L. Robinson
                      President and Chief Executive Officer
                              Cohoes Bancorp, Inc.
                                75 Remsen Street
                      Cohoes, New York 12047 (518) 233-6575
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                  Please send copies of all communications to:
                            Robert L. Freedman, P.C.
                            Martin L. Meyrowitz, P.C.
                             Beth A. Freedman, Esq.
                           James M. Larkins, III, Esq.
                         SILVER, FREEDMAN & TAFF, L.L.P.
      (A limited liability partnership including professional corporations)
                           1100 New York Avenue, N.W.
                            Seventh Floor, East Tower
                              Washington, DC 20005
                                 (202) 414-6100

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

Title of Each Class                   Amount to be     Proposed Maximum Offering   Proposed Aggregate   Maximum Amount of
Securities to be Registered            Registered         Price Per Share (2)        Offering Price      Registration Fee
---------------------------           ------------     -------------------------   ------------------   -----------------
Common Stock, $.01 par value (1)   12,778,790 shares             $10.00               $127,787,900           $37,698

----------
(1)  Estimated solely for the purpose of calculating the registration fee.

(2)  Includes shares to be issued to the Cohoes Savings Bank Foundation.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                                Explanatory Note


     The following pages constitute the preliminary proxy statement of SFS Bancorp, Inc. ("SFS"). Such proxy statement will "wrap around" the prospectus of Cohoes Bancorp, Inc. enclosed in this Registration Statement.




                           [SFS BANCORP, INC. LOGO]





                           251-263 State Street
                           Schenectady, New York 12305
                           (518) 395-2300






                                                              September 16, 1998

                         [SFS BANCORP, INC. letterhead]


                                                               November __, 1998

Dear Fellow Stockholder:

     We cordially invite you to attend a special meeting of the stockholders of SFS Bancorp, Inc. ("SFS"). The meeting is to be held at the main office of the Company located at 251-263 State Street, Schenectady, New York, on _________, December __, 1998, at 10:00 a.m., Eastern Time.

     We have called the meeting to seek your approval of a Merger Agreement which provides for SFS to be merged with Cohoes Bancorp, Inc. ("Cohoes Bancorp"), which is the proposed holding company for Cohoes Savings Bank, a New York-chartered savings bank. Immediately following completion of the Merger of SFS into Cohoes Bancorp, SFS' subsidiary Schenectady Federal Savings Bank will be merged into Cohoes Savings Bank.

     Upon completion of the Merger, each share of SFS common stock will be converted into a number of shares of Cohoes Bancorp common stock equal to the lesser of (a) $26.50 divided by the initial public offering price of the Cohoes Bancorp common stock, or (b) $35.00 divided by the average closing price of the Cohoes Bancorp common stock for the first ten trading days on which such stock is traded. Cash will be paid in lieu of fractional shares. The investment banking firm of Charles Webb & Company, a Division of Keefe, Bruyette & Woods, Inc. has advised your Board of Directors that in its opinion dated November __, 1998, the exchange ratio is fair to the holders of SFS common stock from a financial point of view.

     Completion of the Merger is subject to certain conditions, including receipt of bank regulatory approvals and approval of the Merger Agreement by the affirmative vote of a majority of the outstanding shares of common stock of SFS.

     We urge you to read the attached Proxy Statement/Prospectus carefully. It describes the Merger Agreement in detail and includes a copy of the Merger Agreement as Appendix I.

     Your Board of Directors has unanimously approved the Merger Agreement and unanimously recommends that you vote"FOR" approval of the Merger Agreement.

     It is very important that your shares be represented at the special meeting. Whether or not you plan to attend, please complete, date and sign the enclosed proxy card and return it promptly in the postage-paid envelope we have provided.

                                     On behalf of your Board of Directors,


                                     Joseph H. Giaquinto, Chairman of the Board,
                                     President and Chief Executive Officer

                                SFS BANCORP, INC.
                              251-263 State Street
                           Schenectady, New York 12305
                                 (518) 395-2300

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         To be Held on December __, 1998

     Notice is hereby given that a Special Meeting of Stockholders (the "Meeting") of SFS Bancorp, Inc. ("SFS") is scheduled to be held at 10:00 a.m., Eastern Time, on December __, 1998, at the main office of SFS located at 251-263 State Street, Schenectady, New York.

     A proxy card and a Proxy Statement/Prospectus for the Meeting are enclosed. The Meeting is for the purpose of considering and acting upon:

          1. The adoption of the Agreement and Plan of Merger, dated as of July 31, 1998, between Cohoes Savings Bank ("Cohoes Savings") and SFS, a copy of which is included in the accompanying Proxy Statement/Prospectus as Appendix I and incorporated by reference herein, and the transactions contemplated thereby, including the merger of SFS with and into Cohoes Bancorp, Inc. (the "Company"), the proposed holding company for Cohoes Savings, pursuant to which each share of SFS common stock outstanding at the time of the merger (except for treasury shares and certain shares held by the Company or Cohoes Savings) will be converted into a number of shares of Company common stock equal to the lesser of (a) $26.50 divided by the initial public offering price of Company common stock (or 2.65 shares assuming an initial public offering price of $10.00 per share), or (b) $35.00 divided by the average closing price of Company common stock for the first ten trading days on which such stock is traded, in each case with cash paid in lieu of fractional share interests; and

          2. Such other matters as may properly come before the Meeting or any adjournments or postponements thereof. The Board of Directors is not aware of any other business to come before the Meeting.

     Any action may be taken on any of the foregoing proposals at the Meeting on the date specified, or on any dates to which the Meeting may be adjourned or postponed. Stockholders of record at the close of business on __________, 1998 are the stockholders entitled to vote at the Meeting and any adjournments or postponements thereof.

     You are requested to complete, sign and date the enclosed proxy card, which is solicited on behalf of the Board of Directors, and to mail it promptly in the enclosed postage-paid envelope. The proxy card will not be used if you attend and vote at the Meeting in person. If you are a stockholder whose shares are not registered in your name, you will need additional documentation from the holder of record of your shares to vote in person at the Meeting. The prompt return of proxies will save SFS the expense of further requests for proxies.

                                        By Order of the Board of Directors


                                        Joseph H. Giaquinto
                                        Chairman of the Board, President
                                          and Chief Executive Officer

Schenectady, New York
November __, 1998

     YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

    PROXY STATEMENT                                    PROSPECTUS
           OF                                              OF
   SFS BANCORP, INC.                               COHOES BANCORP, INC
FOR THE SPECIAL MEETING                  Up to 3,202,451 Shares of Common Stock,
    OF STOCKHOLDERS                              par value $.01 per share
     to be Held on                              (to be issued pursuant to
   December __, 1998                           the Merger described herein)


     This Proxy Statement/Prospectus relates to the proposed merger (the "Merger") of SFS Bancorp, Inc., a Delaware corporation ("SFS"), with and into Cohoes Bancorp, Inc., a Delaware corporation (the "Company"), the proposed holding company for Cohoes Savings Bank, a New York-chartered savings bank ("Cohoes Savings"), as contemplated by the Agreement and Plan of Merger, dated as of July 31, 1998 (the "Merger Agreement"), between Cohoes Savings and SFS. The Merger Agreement is included as Appendix I hereto and is incorporated by reference herein.

     This Proxy Statement/Prospectus is being furnished to the holders of shares of common stock, par value $.01 per share, of SFS ("SFS Common Stock") in connection with the solicitation of proxies by the Board of Directors of SFS (the "SFS Board") for use at a Special Meeting of Stockholders (the "Meeting"), scheduled to be held at 10:00 a.m., Eastern Time, on December __, 1998, at the main office of SFS located at 251-263 State Street, Schenectady, New York, and at any and all adjournments and postponements thereof.

     This Proxy Statement/Prospectus also constitutes a prospectus of the Company with respect to up to 3,202,451 shares of common stock, par value $.01 per share, of the Company ("Company Common Stock") to be issued upon consummation of the Merger pursuant to the terms of the Merger Agreement. The Prospectus of the Company is a part of this Proxy Statement/Prospectus (see "Table of Contents") and is referred to herein as the "Prospectus."

     At the Meeting, the holders of SFS Common Stock will consider and vote upon a proposal to adopt the Merger Agreement and the transactions contemplated thereby.

     Subject to the terms, conditions and procedures set forth in the Merger Agreement, each share of SFS Common Stock issued and outstanding immediately prior to the Merger (except for treasury shares and certain shares held by the Company or Cohoes Savings) will be converted into the right to receive a number of shares (the "Exchange Ratio") of Company Common Stock equal to the lesser of
(a) $26.50 divided by the initial public offering price for the shares of Company Common Stock to be issued in connection with the conversion of Cohoes Savings from mutual to stock form and the organization of the Company as the holding company for Cohoes Savings (the "Conversion"), or (b) $35.00 divided by the average closing price of the Company Common Stock for the first ten trading days on which such stock is traded on The Nasdaq Stock Market following consummation of the Conversion ("Average Closing Price"). Each share of SFS Common Stock will be converted into 2.65 shares of Company Common Stock in the Merger based on the initial public offering price of $10.00 per share, subject to downward adjustment if the initial public offering price is $10.00 per share and the Average Closing Price of the Company Common Stock exceeds $13.21. Cash will be paid in lieu of fractional share interests. Because the Company has never publicly issued any capital stock, there can be no assurance that an active and liquid trading market for the Company Common Stock will develop upon the Conversion and Merger or that the Company Common Stock will trade above its initial public offering price. SFS' financial advisor has rendered an opinion to the effect that as of November __,1998 the Exchange Ratio is fair from a financial point of view to the stockholders of SFS. The Merger is subject to certain conditions, including the approval of the stockholders of SFS and consummation of the Conversion. For additional information regarding the Merger Agreement and the terms of the Merger, see "The Merger."

     This Proxy Statement/Prospectus, and the accompanying notice and form of proxy, are first being mailed to stockholders of SFS on or about November __, 1998.

        The date of this Proxy Statement/Prospectus is November __, 1998.

                              AVAILABLE INFORMATION

     SFS is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information filed by SFS can be obtained, upon payment of prescribed fees, from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. In addition, such information can be inspected and copied at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the SEC's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, 13th Floor, New York, New York 10048. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (such as SFS). The address of the SEC's web site is http://www.sec.gov. In addition, the SFS Common Stock is quoted on The Nasdaq Stock Market, and certain materials regarding SFS can be inspected at the offices of the National Association of Securities Dealers, Inc. (the "NASD"), 1735 K Street, N.W., Washington, D.C. 20006.

     All information contained in this Proxy Statement/Prospectus with respect to the Company and Cohoes Savings and its subsidiaries has been supplied by the Company and Cohoes Savings, and all information with respect to SFS and its subsidiaries has been supplied by SFS.

     The Company has filed with the SEC a Registration Statement on Form S-1 under the Securities Act of 1933, as amended (the "Securities Act") (together with all amendments and supplements thereto, the "Registration Statement"), with respect to the securities being offered by this document (this "Proxy Statement/Prospectus," sometimes referred to as this "Proxy Statement"). As permitted by the rules and regulations of the SEC, this Proxy
Statement/Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto.

     Statements contained in this Proxy Statement/Prospectus as to the contents of any document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

     THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION (THE "FDIC") OR ANY OTHER GOVERNMENTAL AGENCY.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN WHAT IS INCLUDED IN THIS DOCUMENT. IF SUCH INFORMATION OR REPRESENTATION IS GIVEN OR MADE, IT MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH IT WOULD BE UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS DOCUMENT AT ANY TIME, NOR ANY DISTRIBUTION OF SHARES OF COMPANY COMMON STOCK, SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

AVAILABLE INFORMATION.....................................................   ii
TABLE OF CONTENTS.........................................................  iii
SUMMARY...................................................................    1
  The Parties to the Merger...............................................    1
    SFS Bancorp, Inc. and Schenectady Federal Savings Bank................    1
    Cohoes Bancorp, Inc. and Cohoes Savings Bank..........................    2
  The Special Meeting.....................................................    3
    Meeting Date; Record Date.............................................    3
    Matters to Be Considered..............................................    3
    Vote Required.........................................................    3
    Security Ownership....................................................    3
  The Merger..............................................................    3
    General...............................................................    3
    Reasons for the Merger; Recommendation of the Board of Directors......    4
    Merger Consideration..................................................    4
    Opinion of Charles Webb...............................................    4
    Treatment of SFS Stock Options........................................    4
    Effective Time and Closing Date.......................................    5
    Interests of Certain Persons in the Merger............................    5
    Representations and Warranties........................................    5
    Conditions to the Merger..............................................    5
    Conduct of Business Prior to the Closing Date.........................    6
    Required Approvals....................................................    6
    Waiver and Amendment..................................................    6
    Termination...........................................................    6
    Certain Federal Income Tax Consequences of the Merger.................    7
    Accounting Treatment..................................................    7
    No Dissenters' Rights of Appraisal....................................    7
    Expenses of the Merger................................................    7
    Management After the Merger...........................................    7
    Effects of the Merger on Rights of Stockholders.......................    7
    Nasdaq Listing........................................................    8

                                                                            Page
                                                                            ----
SFS BANCORP, INC. STOCK PRICES AND DIVIDEND INFORMATION...................    8
THE SPECIAL MEETING.......................................................    9
    Place, Time and Date..................................................    9
    Matters to Be Considered..............................................    9
    Record Date; Vote Required............................................   10
    Beneficial Ownership of SFS Common Stock..............................   10
    Proxies...............................................................   13
THE MERGER................................................................   14
    General...............................................................   14
    Background of the Merger..............................................   14
    Reasons for the Merger; Recommendation of the Board of Directors......   16
    Merger Consideration..................................................   16
    Opinion of Charles Webb...............................................   17
    Treatment of SFS Stock Options........................................   20
    Effective Time and Closing Date.......................................   20
    Interests of Certain Persons in the Merger............................   21
    Delivery of Certificates..............................................   22
    Representations and Warranties........................................   22
    Conditions to the Merger..............................................   23
    Conduct of Business Prior to the Closing Date.........................   23
    Required Approvals....................................................   23
    Waiver and Amendment..................................................   24
    Termination...........................................................   24
    Certain Federal Income Tax Consequences of the Merger.................   25
    Accounting Treatment..................................................   27
    No Dissenters' Rights of Appraisal....................................   27
    Expenses of the Merger................................................   27
    Management after the Merger...........................................   27
COMPARISON OF RIGHTS OF STOCKHOLDERS OF SFS BANCORP, INC.
  AND COHOES BANCORP, INC.................................................   28
    Introduction..........................................................   28
    Capital Stock.........................................................   28
    Special Meetings of Stockholders......................................   28
    Advance Notice Requirements for Nominations of Directors and
      Presentation of New Business at Annual Meetings of Stockholders.....   29
    Number and Term of Directors..........................................   30
    Removal of Directors..................................................   30
    Business Combinations with Certain Persons............................   30
    Amendment of Certificate of Incorporation and Bylaws..................   31
    Control Share Acquisitions............................................   31
    Evaluation of Offers..................................................   31
    Prevention of Greenmail...............................................   31
INDEPENDENT ACCOUNTANTS...................................................   32
STOCKHOLDER MATTERS.......................................................   32
OTHER MATTERS.............................................................   32

                                                                            Page
                                                                            ----
APPENDICES

I.   Agreement and Plan of Merger (omitting schedules and exhibits)
II.  Fairness Opinion of Charles Webb & Company

PROSPECTUS
SUMMARY...................................................................    1
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF COHOES SAVINGS BANK.....    7
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF SFS BANCORP, INC........    8
SELECTED PRO FORMA UNAUDITED CONSOLIDATED FINANCIAL
  DATA OF THE HOLDING COMPANY.............................................   10
RISK FACTORS..............................................................   11
COHOES BANCORP, INC.......................................................   17
COHOES SAVINGS BANK.......................................................   17
USE OF PROCEEDS...........................................................   18
DIVIDENDS.................................................................   19
MARKET FOR COMMON STOCK...................................................   20
REGULATORY CAPITAL........................................................   21
CAPITALIZATION............................................................   23
PRO FORMA UNAUDITED FINANCIAL INFORMATION.................................   25
COMPARISON OF VALUATION AND PRO FORMA INFORMATION WITH NO
  FOUNDATION BUT WITH MERGER..............................................   35
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS OF COHOES SAVINGS.................................   37
BUSINESS OF THE HOLDING COMPANY...........................................   52
BUSINESS OF THE BANK......................................................   52
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS OF SFS BANCORP, INC . ........................   76
BUSINESS OF SFS BANCORP, INC..............................................
REGULATION................................................................
TAXATION..................................................................
MANAGEMENT OF THE HOLDING COMPANY.........................................
MANAGEMENT OF THE BANK....................................................
THE CONVERSION AND THE MERGER.............................................
THE OFFERING .............................................................
RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY AND THE BANK...........
DESCRIPTION OF CAPITAL STOCK OF THE HOLDING COMPANY.......................
DESCRIPTION OF CAPITAL STOCK OF THE BANK..................................
EXPERTS...................................................................
LEGAL AND TAX OPINIONS....................................................
ADDITIONAL INFORMATION....................................................
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS................................

                                     SUMMARY

     The following is a brief summary of certain information contained elsewhere or incorporated by reference in this Proxy Statement/Prospectus. Certain capitalized terms used in this summary are defined elsewhere in this Proxy Statement/Prospectus. This summary is not intended to be a complete description of all material facts regarding SFS, the Company and Cohoes Savings and the matters to be considered at the Meeting and is qualified in its entirety by, and reference is made to, the more detailed information contained elsewhere in this Proxy Statement/Prospectus and the accompanying Appendices.


                            The Parties to the Merger

SFS Bancorp, Inc. and Schenectady Federal Savings Bank

     SFS is a Delaware corporation which was organized in 1995 to become the holding company for Schenectady Federal Savings Bank ("Schenectady Federal"). SFS owns all of the outstanding stock of Schenectady Federal. Schenectady Federal is principally engaged in the business of attracting deposits from the general public and using such deposits, together with funds generated from operations, to originate one-to four-family residential mortgage, home equity and, to a much lesser extent, consumer and other loans in its market area. Schenectady Federal also invests in mortgage-backed securities, investment securities (consisting primarily of U.S. government and agency obligations) and other permissible investments.

     Schenectady Federal is a community-oriented financial institution offering a variety of financial services to meet the needs of the communities it serves. Schenectady Federal conducts business in Schenectady County through its main office located at 251-263 State Street in Schenectady, New York and three branch offices located in the Hannaford Plaza in Glenville, New York and in the Bellevue and Upper Union Street areas of Schenectady, New York. Schenectady County is part of the four-county Capital District Region which also includes the counties of Albany, Rensselaer and Saratoga. Schenectady Federal's primary market area for deposits consists of communities within Schenectady County, while the Bank's primary market area for lending extends to Albany, Rensselaer and Saratoga Counties and, to a lesser extent, Warren County.

     Schenectady Federal is a federally chartered stock savings bank and its operations are regulated by the Office of Thrift Supervision (the "OTS"). At June 30, 1998, SFS had total assets of $178.1 million, total deposits of $152.9 million and total stockholders' equity of $21.9 million. Schenectady Federal is a member of the Federal Home Loan Bank ("FHLB") System and a stockholder in the FHLB of New York. Schenectady Federal is also a member of the Savings Association Insurance Fund ("SAIF"), and its deposit accounts are insured up to applicable limits by the Federal Deposit Insurance Corporation ("FDIC").

     The executive offices of SFS and Schenectady Federal are located at 251-263 State Street, Schenectady, New York 12305, and its telephone number is (518) 395-2300.

     For additional information concerning SFS and Schenectady Federal, see the following sections of the Prospectus: "Summary", "Selected Consolidated Financial and Other Data of SFS Bancorp, Inc.," "Management's Discussion and Analysis of Financial Condition and Results of Operations of SFS Bancorp, Inc.," "Business of SFS Bancorp, Inc.," and "Index to Consolidated Financial Statements."

Cohoes Bancorp, Inc. and Cohoes Savings Bank

     Cohoes Bancorp, Inc. is a Delaware corporation organized in September 1998 to be the holding company for Cohoes Savings. The Company will purchase all of the capital stock of Cohoes Savings to be issued in the Conversion in exchange for 50% of the Conversion proceeds (net of Conversion expenses and the loan to be made to the Company's Employee Stock Ownership Plan (the "Company ESOP")) and will retain the remaining net proceeds as its initial capitalization. Immediately following the Conversion, the only significant assets of the Company will be the capital stock of Cohoes Savings, a note evidencing the Company's loan to the Company ESOP, and the remainder of the net Conversion proceeds retained by the Company. The business and management of the Company initially will consist primarily of the business and management of Cohoes Savings.

     The Company's executive office is located at the executive office of Cohoes Savings at 75 Remsen Street, Cohoes, New York 12047-2892, and its telephone number is (518) 233-6500.

     Cohoes Savings is a New York-chartered, federally-insured mutual savings bank conducting business through 15 full service banking offices and one public accommodation office located throughout Albany, Columbia, Saratoga, Schenectady and Rensselaer Counties in New York. At June 30, 1998, Cohoes Savings had total assets of $535.7 million, deposits of $449.5 million and total equity of $53.3 million.

     Cohoes Savings has been, and intends to continue to be, an independent, community oriented financial institution. Cohoes Savings' business involves attracting deposits from the general public and using such deposits, together with other funds, to originate primarily residential mortgage loans, and to a lesser extent, commercial and multi-family real estate, consumer and commercial business loans. Cohoes Savings originates its loans in the Bank's primary market area and has, in the past, originated multi-family and commercial loans in New York City. At June 30, 1998, $258.4 million or 62.1% of the Bank's total loan portfolio consisted of residential mortgage loans. The Bank also invests in government agency and corporate debt securities and other permissible investments.

     Cohoes Savings is subject to examination and comprehensive regulation by the New York State Banking Department ("NYSBD"), which is its chartering authority and primary regulator. Cohoes Savings is also regulated by the FDIC, the administrator of the SAIF. Cohoes Savings is also subject to certain reserve requirements established by the Board of Governors of the Federal Reserve System ("FRB") and is a member of the FHLB of New York, which is one of the 12 regional banks comprising the FHLB System.

     For additional information concerning the Company and Cohoes Savings, see the following sections of the Prospectus: "Summary," "Selected Consolidated Financial and Other Data of Cohoes Savings Bank," "Selected Pro Forma Unaudited Consolidated Financial Data of the Holding Company," "Risk Factors," "Cohoes Bancorp, Inc," "Cohoes Savings Bank," "Dividends," "Market for Common Stock," "Regulatory Capital," "Capitalization," "Pro Forma Unaudited Financial Information," "Comparison of Valuation and Pro Forma Information With No Foundation But With Merger," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Cohoes Savings," "Business of the Holding Company," "Business of the Bank," "Regulation," "Taxation," "Management of the Holding Company," "Management of the Bank," "Restrictions on Acquisition of the Holding Company and the Bank," "Description of Capital Stock of the Holding Company," "Description of Capital Stock of the Bank," "Additional Information" and "Index to Consolidated Financial Statements."

                               The Special Meeting

Meeting Date; Record Date

     The Meeting is scheduled to be held at 10:00 a.m., Eastern Time, on December __, 1998, and any and all adjournments or postponements thereof. Only holders of record of SFS Common Stock at the close of business on __________, 1998 (the "Record Date") are entitled to notice of and to vote at the Meeting.
See  "The  Special  Meeting--Place,  Time  and  Date"  and  "Record  Date;  Vote
Required."

Matters to Be Considered

     At the Meeting, holders of shares of SFS Common Stock will vote on a proposal to adopt the Merger Agreement and the transactions contemplated thereby. SFS stockholders also may consider and vote upon such other matters as are properly brought before the Meeting. See "The Special Meeting--Matters to Be Considered."

Vote Required

     The affirmative vote of the holders of at least a majority of the outstanding shares of SFS Common Stock entitled to vote at the Meeting is required for adoption of the Merger Agreement. As of the Record Date, there were 1,208,472 shares of SFS Common Stock entitled to be voted at the Meeting. Adoption of the Merger Agreement by the stockholders of SFS is a condition to, and required for, consummation of the Merger but not the Conversion. See "The Special Meeting--Record Date; Vote Required."

Security Ownership

     As of the Record Date, the directors and executive officers of SFS and their affiliates beneficially owned in the aggregate 74,623 shares (excluding stock options), or 6.2% of the outstanding shares of SFS Common Stock entitled to vote at the Meeting. As of the Record Date, the trustees and executive officers of Cohoes Savings and their affiliates beneficially owned ____ shares of SFS Common Stock. See "The Special Meeting--Record Date; Vote Required."


                                   The Merger

     The following summary is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached hereto as Appendix I and incorporated by reference herein.

General

     The stockholders of SFS are being asked to consider and vote upon a proposal to adopt the Merger Agreement, pursuant to which SFS will be merged with and into the Company, with the Company being the surviving entity. The name of the surviving entity following consummation of the Merger will be "Cohoes Bancorp, Inc." See "The Merger--General."

Reasons for the Merger; Recommendation of the Board of Directors

     The Board of Directors of SFS (the "SFS Board") has unanimously adopted the Merger Agreement and approved the transactions contemplated thereby and has determined that the Merger is in the best interests of SFS and its stockholders. The SFS Board therefore recommends that stockholders vote FOR the adoption of the Merger Agreement at the Meeting.

     For a discussion of the factors considered by the SFS Board in reaching its decision to adopt the Merger Agreement and approve the transactions contemplated thereby, see "The Merger--Background of the Merger" and "--Reasons for the Merger; Recommendation of the Board of Directors."

Merger Consideration

     Subject to the terms, conditions and procedures set forth in the Merger Agreement, each share of SFS Common Stock issued and outstanding immediately prior to the Merger (except for treasury shares and certain shares held by the Company or Cohoes Savings) will be converted into the right to receive a number of shares of Company Common Stock (the "Exchange Ratio" and the "Merger Consideration," respectively) equal to the lesser of (a) $26.50 divided by the initial public offering price for the shares of Company Common Stock to be issued in connection with the Conversion, or (b) $35.00 divided by the Average Closing Price of the Company Common Stock. Assuming an initial public offering price of $10.00 per share, each share of SFS Common Stock would be converted into 2.65 shares of Company Common Stock in the Merger, subject to downward adjustment if the Average Closing Price exceeds $13.21 per share. See "The Merger--Merger Consideration."

Opinion of Charles Webb

     SFS has retained Charles Webb & Company, a Division of Keefe, Bruyette & Woods, Inc. ("Charles Webb" or "Webb"), as its financial advisor in connection with the transactions contemplated by the Merger Agreement to evaluate the financial terms of the Merger. See "The Merger--Background of the Merger" and "--Reasons for the Merger; Recommendation of the Board of Directors."

     Charles Webb has delivered a written opinion that as of November __, 1998 the Merger Consideration is fair from a financial point of view to the holders of SFS Common Stock. A copy of Charles Webb's opinion is attached to this Proxy Statement/Prospectus as Appendix II and is incorporated by reference herein. See "The Merger--Opinion of Charles Webb."

Treatment of SFS Stock Options

     If any of the stock options granted under SFS' Amended and Restated Stock Option and Incentive Plan remain outstanding immediately prior to consummation of the Conversion and Merger, they will be converted into options to purchase Company Common Stock, with the number of shares subject to the option and the exercise price per share to be adjusted based upon the Exchange Ratio. See "The Merger--Treatment of SFS Stock Options."

Effective Time and Closing Date

     The Merger shall become effective at the time and on the date of the filing of a certificate of merger with the Secretary of State of the State of Delaware (the "Certificate of Merger"), unless a later date and time is specified as the effective time in such Certificate of Merger (the "Effective Time"). The
Effective  Time will  occur  simultaneously  with,  or  immediately  after,  the consummation of the Conversion. A closing (the "Closing") shall take place immediately prior to the Effective Time at 10:00 a.m., Eastern Time, following the satisfaction or waiver, to the extent permitted, of the conditions to the consummation  of the Merger  specified  in  Article  VI of the Merger  Agreement
(other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing) (the "Closing Date"), at such place and at such time as the parties may mutually agree upon. See "The Merger--Effective Time and Closing Date."

Interests of Certain Persons in the Merger

     Upon consummation of the Conversion and the Merger, the Company and Cohoes Savings will appoint Joseph H. Giaquinto, President, Chief Executive Officer and the Chairman of the Board of SFS and Schenectady Federal, to their respective Boards of Directors, and the Company will nominate Mr. Giaquinto to be elected to a three-year term at the next annual meeting of the Company's stockholders. The remaining directors and certain officers of Schenectady Federal as of the Effective Time will be appointed to an advisory board of the Company for a three-year term (four years, with respect to the appointment of David J. Jurczynski). Upon consummation of the Merger, all unvested stock options and restricted stock awards held by the directors and officers of SFS will continue to vest in accordance with their terms for as long as the holders of such options and awards are either a director, advisory director or employee of the Company and/or Cohoes Savings. In addition, provisions of certain employment agreements and Supplemental Executive Retirement Agreements with officers of SFS will result in cash payments aggregating approximately $___ million to certain of SFS' officers, including $________ to Mr. Giaquinto. The Company has also agreed to indemnify the directors, officers and employees of SFS and each of its subsidiaries for a period of six years after the Effective Time to the fullest extent which SFS or any SFS subsidiary would have been permitted to do so and to provide liability insurance to SFS' directors and officers for a period of six years after the Effective Time. See "The Merger--Interests of Certain Persons in the Merger."

Representations and Warranties

     The Merger  Agreement  contains  representations  and warranties of SFS and
Cohoes   Savings   which  are  customary  in  merger   transactions.   See  "The
Merger--Representations and Warranties."

Conditions to the Merger

     The respective obligations of the parties to consummate the Merger are subject to the satisfaction or waiver of certain conditions specified in the Merger Agreement including, among other things, the receipt of all necessary regulatory, stockholder and member approvals, the compliance with or satisfaction of all representations, warranties, covenants and conditions set forth therein, the absence of any order, decree or injunction enjoining or prohibiting consummation of either the Conversion or the Merger, the receipt by the parties of tax opinions with respect to certain federal income tax consequences of the Merger, and the receipt by the parties of letters from KPMG Peat Marwick LLP and Arthur Andersen that the Merger shall be accounted for as a pooling of interests. There can be no assurance that the conditions to the consummation of the Merger will be satisfied or waived. See "The Merger--Conditions to the Merger."

Conduct of Business Prior to the Closing Date

     Each of Cohoes Savings and SFS has agreed to conduct its business prior to the Effective Time in accordance with certain guidelines set forth in the Merger Agreement. See "The Merger--Conduct of Business Prior to the Closing Date."

Required Approvals

     Various approvals of the FDIC, the NYSBD and the OTS are required in order to consummate the Conversion and the Merger. Applications for these approvals have been filed and are currently pending. There can be no assurance that the requisite approvals will be received in a timely manner, in which event the consummation of the Conversion and the Merger may be delayed. In the event the Conversion and the Merger are not consummated on or before March 1999, the Merger Agreement may be terminated by either Cohoes Savings or SFS, except that Cohoes Savings may not terminate prior to April 15, 1999 if all conditions have been satisfied or waived as of March 31, 1999 but for the expiration of statutory waiting periods. There can be no assurance as to the receipt or timing of such approvals. See "The Merger--Required Approvals."

Waiver and Amendment

     Prior to the Effective Time, Cohoes Savings and SFS may extend the time for performance of any obligations under the Merger Agreement, waive any inaccuracies in the representations and warranties contained in the Merger Agreement and waive compliance with any covenant, agreement or, to the extent permitted by law, any condition of the Merger Agreement, provided that any such waiver after the SFS stockholders have adopted the Merger Agreement shall not modify the amount or form of consideration to be provided to the SFS stockholders or otherwise materially adversely affect such stockholders without the approval of the affected stockholders.

     The Merger Agreement may be amended or supplemented at any time by mutual agreement of Cohoes Savings and SFS, provided that any such amendment or supplement after the SFS stockholders have adopted the Merger Agreement is subject to the proviso in the preceding paragraph. See "The Merger--Waiver and Amendment."

Termination

     The Merger Agreement may be terminated prior to the Effective Time by: (i) Cohoes Savings or SFS in the event of (a) the failure of SFS stockholders to approve the Merger Agreement, (b) the failure of Cohoes Savings' members to approve the Conversion, (c) a material failure to perform or comply by the other party with any covenant or undertaking, which failure has not been timely cured after notice, or (d) any material inaccuracy or omission in the representations or warranties of the other party which has not been timely cured after notice;
(ii) Cohoes Savings or SFS if any approval of a governmental authority required to permit consummation of the transactions shall have been denied or any governmental authority of competent jurisdiction shall have issued a final unappealable order prohibiting consummation of the transactions contemplated by the Merger Agreement; (iii) Cohoes Savings or SFS in the event that the Merger is not consummated by March 31, 1999, except that Cohoes Savings may not terminate prior to April 15, 1999 if all conditions have been satisfied or waived as of March 31, 1999 but for the expiration of statutory waiting periods; and (iv) Cohoes Savings in the event that there has occurred a "Purchase Event" (as defined in the Merger Agreement). See "The Merger--Termination."

Certain Federal Income Tax Consequences of the Merger

     It is a condition to the obligations of Cohoes Savings and SFS to consummate the Merger that Cohoes Savings and SFS shall have received an opinion of Arthur Andersen to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that no gain or loss will be recognized as a result of the Merger by any SFS stockholder upon receipt solely of Company Common Stock in the Merger (except with respect to cash received by an SFS stockholder in lieu of a fractional share of Company Common Stock). SFS stockholders are urged to consult their tax advisors concerning the specific tax consequences to them of the Merger, including the applicability and effect of various state, local and foreign tax laws. See "The Merger--Certain Federal Income Tax Consequences of the Merger" and "--Conditions to the Merger."

Accounting Treatment

     The Merger will be accounted for as a "pooling of interests" in accordance with generally accepted accounting principles. A condition to the consummation of the Merger is the receipt by the Company and SFS of letters from the Company's and SFS' independent accountants to the effect that the Merger qualifies for pooling of interests accounting treatment. See "The Merger--Accounting Treatment."

No Dissenters' Rights of Appraisal

     Under the Delaware  General  Corporation  Law (the "DGCL"),  holders of SFS
Common Stock are not entitled to dissenters' rights of appraisal in connection with the Merger. See "The Merger--Dissenters' Rights of Appraisal."

Expenses of the Merger

     The Merger Agreement provides, in general, that Cohoes Savings and SFS shall each bear and pay all their respective costs and expenses incurred by them in connection with the transactions contemplated by the Merger Agreement, including fees and expenses of their respective financial consultants, investment bankers, accountants and counsel. If the Merger Agreement is terminated under certain specified circumstances, Cohoes Savings is obligated to pay SFS a break-up fee of up to $2 million, and if a Purchase Event (as defined) occurs, then SFS must pay Cohoes Savings a fee of $2 million. See "The Merger--Expenses of the Merger."

Management After the Merger

     The members of the Board of Directors of the Company and Joseph H. Giaquinto, currently a director of SFS, shall be the members of the Board of Directors of the Company immediately after the Effective Time. See "The Merger--Interests of Certain Persons in the Merger" and "--Management After the Merger."

Effects of the Merger on Rights of Stockholders

     As a result of the Merger, holders of SFS Common Stock who receive shares of Company Common Stock in the Merger will become stockholders of the Company. For a comparison of the corporate certificates of incorporation and bylaws of the Company and SFS governing the rights of the Company and SFS stockholders, see "Comparison of Rights of Stockholders of SFS Bancorp, Inc. and Cohoes Bancorp, Inc."

Nasdaq Listing

     The SFS Common Stock currently is quoted on The Nasdaq Stock Market National Market under the symbol "SFED." It is a condition to consummation of the Merger that the shares of Company Common Stock to be issued to the stockholders of SFS in the Merger shall have been approved for listing on The Nasdaq National Market. See "The Merger--Conditions to the Merger."


             SFS BANCORP, INC. STOCK PRICES AND DIVIDEND INFORMATION

     The SFS Common Stock is quoted on The Nasdaq National Market under the symbol "SFED." The Company and Cohoes Savings have never issued capital stock. The Company has applied to have the Company Common Stock, to be issued in connection with the Conversion and Merger, quoted on The Nasdaq National Market.

     The following table sets forth the reported high and low sales prices of shares of SFS Common Stock as reported on The Nasdaq National Market and the quarterly cash dividends per share declared, for the periods indicated. The stock prices do not include retail mark-ups, markdowns or commissions.

                                                     SFS Common Stock
                                           -------------------------------------

                                             High          Low         Dividends
                                           -------       -------       ---------
1996 Calendar Year
------------------
First Quarter ..........................   $13.00        $11.50           $ --
Second Quarter .........................    13.00         11.75             --
Third Quarter ..........................    14.25         12.00            .06
Fourth Quarter .........................    16.25         13.50            .06

1997 Calendar Year
------------------
First Quarter ..........................    18.125        14.75            .06
Second Quarter .........................    17.50         16.00            .07
Third Quarter ..........................    23.25         16.875           .07
Fourth Quarter .........................    28.00         21.50            .07

1998 Calendar Year
------------------
First Quarter ..........................    27.50         20.75            .08
Second Quarter .........................    26.25         21.00            .08
Third Quarter (through _____, 1998) ....    29.00         19.75            .08


     The last reported sales prices per share of SFS Common Stock on (i) July 31, 1998, the last full trading day preceding public announcement of the signing of the Merger Agreement and (ii) November __, 1998, the last practicable date prior to the mailing of this Proxy Statement/Prospectus, were $20.00 and $_____ per share, respectively.

     As of ______, 1998, the 1,208,472 outstanding shares of SFS Common Stock were held by approximately ___ record owners.

     Assuming an initial public offering price of $10.00 per share for the Company Common Stock in the Conversion, the number of shares of Company Common Stock to be received for each share of SFS Common Stock will be 2.65, unless the Average Closing Price of the Company Common Stock for the first ten trading days following the Conversion is greater than $13.21 per share, in which case the Exchange Ratio would be reduced to $35.00 divided by such Average Closing Price. Accordingly, any increase in the market value of Company Common Stock subsequent to the Conversion will increase the market value of the Company Common Stock received in the Merger, up to an Average Closing Price of $13.21 per share of Company Common Stock. A decrease in the market value of Company Common Stock will have the opposite effect. The market value of the Merger Consideration at the time of the Merger will depend upon the market value of a share of Company Common Stock at such time. There can be no assurance that the Company Common Stock will trade above the initial public offering price subsequent to the Conversion.

     The Company currently has no plans to pay dividends. However, the Board of Directors of the Company may consider a policy of paying dividends on the Company Common Stock in the future, subject to statutory and regulatory requirements. See also "Dividends" in the Prospectus. Dividends, when and if paid, will be subject to determination and declaration by the Company's Board of Directors at its discretion. The Board will take into account the Company's consolidated financial condition, Cohoes Savings' regulatory capital requirements, tax considerations, industry standards, economic conditions, regulatory restrictions, general business practices and other factors. The Company also has no plans to make a return of capital distribution. In the event the Company intends to declare a return of capital distribution within three years following the Conversion, it must first obtain the prior written approval of the FDIC.

     The Company will be subject to Delaware law which limits dividends to an amount equal to the excess of a corporation's net assets over paid-in capital or, if there is no excess, to its net profits for the current and immediately preceding fiscal years.


                               THE SPECIAL MEETING

Place, Time and Date

     The Meeting is scheduled to be held at 10:00 a.m., Eastern Time, on December __, 1998, at the main office of the Company located at 251-263 State Street, Schenectady, New York. This Proxy Statement/Prospectus is being sent to holders of record, and certain beneficial owners, of SFS Common Stock as of the Record Date, and accompanies a form of proxy which is being solicited by the SFS Board of Directors for use at the Meeting and at any and all adjournments or postponements thereof.

Matters to Be Considered

     At the Meeting, holders of shares of SFS Common Stock as of the Record Date will vote upon the proposal to adopt the Merger Agreement and the transactions contemplated thereby. See "The Merger." Holders of SFS Common Stock also may consider and vote upon such other matters as are properly brought before the Meeting. As of the date hereof, the SFS Board knows of no business that will be presented for consideration at the Meeting, other than the matters described in this Proxy Statement/Prospectus.

Record Date; Vote Required

     The SFS Board has fixed the close of business on __________, 1998 as the date for determining holders of SFS Common Stock who are entitled to notice of and to vote at the Meeting. Only holders of record of SFS Common Stock at the close of business on the Record Date will be entitled to notice of and to vote at the Meeting. As of the Record Date, there were 1,208,472 shares of SFS Common Stock outstanding and entitled to vote at the Meeting.

     Each holder of record of shares of SFS Common Stock on the Record Date will be entitled to cast one vote per share on each proposal at the Meeting. Such vote may be exercised in person or by properly executed proxy. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of SFS Common Stock entitled to vote at the Meeting is necessary to constitute a quorum. Abstentions and broker non-votes will be treated as shares present at the Meeting for purposes of determining the presence of a quorum.

     The affirmative vote of the holders of at least a majority of the outstanding shares of SFS Common Stock entitled to vote at the Meeting is required for adoption of the Merger Agreement. As a result, abstentions and broker non-votes will have the same effect as votes against the adoption of the Merger Agreement.

     Approval of the Merger proposal by the stockholders of SFS is a condition to, and required for, consummation of the Merger but not consummation of the Conversion. See "The Merger--Conditions to the Merger."

Beneficial Ownership of SFS Common Stock

     As of the Record Date, the directors and executive officers of SFS and their affiliates beneficially owned in the aggregate 74,623 shares of SFS Common Stock (excluding 41,114 shares underlying stock options held by them, which shares may not be voted at the Meeting), or 6.2% of the currently outstanding shares (9.3% assuming the exercise of the stock options held by directors and executive officers), of SFS Common Stock entitled to vote at the Meeting. The directors and executive officers of SFS have indicated their intention to vote such shares for the Merger proposal at the Meeting. As of the Record Date, Cohoes Savings and its subsidiaries did not own any shares of SFS Common Stock, and the trustees and executive officers of Cohoes Savings and their affiliates beneficially owned _____ shares or ____% of the outstanding SFS Common Stock.

     The following table sets forth, as of _____ __, 1998, certain information as to the ownership of SFS Common Stock by (i) those persons who were known by management to be beneficial owners of more than 5% of the SFS Common Stock, (ii) each director of SFS, and (iii) all directors and executive officers of SFS and Schenectady Federal as a group.

                                                             Shares      Percent
                                                          Beneficially      of
Name of Beneficial Owner                                 Owned(1)(2)(3)   Class
-------------------------------------------------------  --------------  -------

Wellington Management Company, LLP(4) .................      135,600      11.2%
75 State Street
Boston, Massachusetts 02109

First Financial Fund, Inc. ("FFF")(5) .................      125,600      10.4
One Seaport Plaza-25th Floor
New York, New York 10022

First Manhattan Co.(6) ................................      105,378       8.7
437 Madison Avenue
New York, New York 10022

John Hancock Advisers, Inc.(7) ........................       74,000       6.1
John Hancock Mutual Life Insurance Company
John Hancock Subsidiaries, Inc.
The Berkeley Financial Group
101 Huntington Avenue
Boston, Massachusetts 02199

Kennedy Capital Management, Inc.(8) ...................       63,200       5.2
425 N. New Ballas Road, Suite 181
St. Louis, Missouri 63141

Tontine Financial Partners, L.P.(9) ...................      107,100       8.9
Tontine Management, L.L.C.
Tontine Overseas Associates, L.L.C.
Jeffrey L. Gendell

SFS Bancorp, Inc. Employee Stock Ownership Plan(10) ...      119,600       9.9
251-263 State Street
Schenectady, New York 12305

Directors and Executive Officers:
  Joseph H. Giaquinto .................................       34,152       2.8
  John F. Assini, M.D. ................................       14,186       1.2
  Gerald I. Klein .....................................       14,208       1.2
  Robert A. Schlansker ................................       16,393       1.4
  Richard D. Ammian ...................................       16,736       1.4

Directors and executive officers of SFS and
  Schenectady Federal as a group (8 persons) ..........      115,737       8.7


                                                    (Footnotes on the next page)

----------

(1) Based upon information furnished by the respective entities or persons, including filings under the Exchange Act. Pursuant to rules promulgated under the Exchange Act, a person is deemed to beneficially own shares of SFS Common Stock if he or she directly or indirectly has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or direct the disposition of the shares. Unless otherwise indicated, the named beneficial owner has sole voting power and sole investment power with respect to the indicated shares.

(2) Under applicable regulations, a person is deemed to have beneficial ownership of any shares of SFS Common Stock which may be acquired within 60 days of the Record Date pursuant to the exercise of outstanding stock options. Shares of SFS Common Stock which are subject to stock options are deemed to be outstanding for the purpose of computing the percentage of outstanding SFS Common Stock owned by such person or group but not deemed outstanding for the purpose of computing the percentage of SFS Common Stock owned by any other person or group. The amounts set forth in the table include shares which may be received upon the exercise of stock options within 60 days of the Record Date based on their original vesting schedule as follows: for each of Messrs. Assini, Klein and Schlansker, 2,990 shares; for Mr. Ammian, 7,476 shares; for Mr. Giaquinto, 14,950 shares; and for all directors and executive officers as a group, 41,114 shares. In addition, Messrs. Assini, Klein and Schlansker each hold unvested options to purchase 4,485 shares of SFS Common Stock, Messrs. Ammian and Giaquinto hold unvested options for 11,211 and 22,425 shares, respectively, and all directors and executive officers as a group hold unvested options for 71,010 shares.

(3) Excludes restricted shares granted pursuant to SFS' Amended and Restated Recognition and Retention Plan ("RRP") as follows: for each of Messrs. Assini, Klein and Schlansker, 1,794 shares; for Mr. Ammian 4,485 shares; for Mr. Giaquinto, 8,970 shares; and for all directors and executive officers as a group, 28,405 shares.

(4) Wellington Management Company reported sole voting and dispositive power over 0 shares, shared voting power over 10,000 shares and dispositive power over 135,600 shares.

(5) FFF reported sole voting power over 125,600 shares and shared dispositive power over 125,600 shares.

(6) First Manhattan Company reported sole voting and dispositive power over 97,558 shares and shared voting and dispositive power over 7,820 shares.

(7) John Hancock Advisers, Inc. reported sole voting and dispositive power over all 74,000 shares. John Hancock Mutual Life Insurance Company, John Hancock Subsidiaries, Inc., and The Berkely Financial Group (the parent companies of John Hancock Advisers, Inc.) reported indirect beneficial ownership of these shares.

(8) Kennedy Capital Management, Inc. reported sole voting power over 20,000 shares, shared voting power over 0 shares, sole dispositive power over 63,200 shares and shared dispositive power over 0 shares.

(9) Tontine Financial Partners, L.P. reported shared voting and shared dispositive power over 87,800 shares. Tontine Management, L.L.C. reported shared voting and shared dispositive power over 87,800 shares. Tontine Overseas Associates, L.L.C. reported shared voting and shared dispositive power over 9,500 shares. Jeffrey L. Gendell reported sole voting and sole dispositive power over 9,800 shares and shared voting and shared dispositive power over 97,300 shares.

(10) The amount reported represents shares held by SFS' Employee Stock Ownership Plan ("SFS ESOP"), 35,880 of which have been allocated to accounts of participants as of the Record Date (___________, 1998). The amounts reported for Messrs. Giaquinto, Schlansker and Ammian include 4,534, 2,189 and 2,649 shares of SFS Common Stock, respectively, allocated to their respective accounts under the ESOP. First Bankers Trust Company, N.A., Quincy, Illinois, the trustee of the SFS ESOP, may be deemed to beneficially own the shares held by the SFS ESOP which have not been allocated to accounts of participants.


Proxies

     Shares of SFS Common Stock represented by properly executed proxies received prior to or at the Meeting will, unless such proxies have been revoked, be voted at the Meeting and any adjournments or postponements thereof in accordance with the instructions indicated in the proxies. If no instructions are indicated on a properly executed proxy, the shares will be voted FOR the adoption of the Merger Agreement.

     Any proxy given pursuant to this solicitation or otherwise may be revoked by the person giving it at any time before it is voted by delivering to Richard
D. Ammian, Secretary of SFS, at 251-263 State Street, Schenectady, New York 12305 or at the Meeting on or before the taking of the vote at the Meeting, a written notice of revocation bearing a later date than the proxy or a later dated proxy relating to the same shares of SFS Common Stock or by attending the Meeting and voting in person. Attendance at the Meeting will not in itself constitute the revocation of a proxy.

     If any other matters are properly presented at the Meeting for consideration, the persons named in the proxy or acting thereunder will have discretion to vote on such matters in accordance with their best judgment. As of the date hereof, the SFS Board knows of no such other matters.

     In addition to solicitation by mail, directors, officers and employees of SFS, who will not be specifically compensated for such services, may solicit proxies from the stockholders of SFS, personally or by telephone, telegram or other forms of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. SFS will bear its own expenses in connection with the solicitation of proxies for the Meeting.

     HOLDERS OF SFS COMMON STOCK ARE  REQUESTED  TO COMPLETE,  DATE AND SIGN THE
ACCOMPANYING   FORM  OF  PROXY  AND  TO  RETURN  IT  PROMPTLY  IN  THE  ENCLOSED
POSTAGE-PAID ENVELOPE.

     HOLDERS OF SFS COMMON STOCK SHOULD NOT FORWARD STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                                   THE MERGER

     The information in this Proxy Statement/Prospectus concerning the terms of the Merger is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached hereto as Appendix I and incorporated by reference herein. All stockholders are urged to read the Merger Agreement in its entirety.

General

     Pursuant to the Merger Agreement, SFS will be merged with and into the Company, with the Company being the surviving entity. The name of the surviving entity following consummation of the Merger will be "Cohoes Bancorp, Inc." As soon as possible after the conditions to consummation of the Merger described below have been satisfied or waived, and unless the Merger Agreement has been terminated as provided below, SFS and the Company will file a Certificate of Merger with the Secretary of State of the State of Delaware. The Merger will become effective at the time and on the date of the filing of the Certificate of Merger with the Secretary of State of Delaware, unless a later date and time is specified as the Effective Time in such Certificate of Merger. Immediately after the Merger, Schenectady Federal will merge with and into Cohoes Savings with Cohoes Savings being the survivor thereof.

     Upon consummation of the Merger, the stockholders of SFS shall be entitled to receive the Merger Consideration in consideration for their shares of SFS Common Stock held and thereupon shall cease to be stockholders of SFS, and the separate existence and corporate organization of SFS shall cease. The Company shall succeed to all the rights and property of SFS. The members of the Board of Directors of the Company and Joseph H. Giaquinto, currently the President and Chairman of the Board of SFS and Schenectady Federal, shall be the members of the Boards of Directors of the Company and Cohoes Savings immediately after the Effective Time. See also "--Interests of Certain Persons in the Merger" and "The Conversion and the Merger--General" in the Prospectus.

Background of the Merger

     In January 1998, following a presentation to the Board of Directors of SFS by Charles Webb, the Board engaged Charles Webb to assist SFS in evaluating a possible sale or merger of SFS as a means to enhance stockholder value. During February 1998, Charles Webb assisted in the preparation of confidential marketing materials with respect to SFS.

     In late February and early March 1998, Charles Webb contacted 15 financial institutions or their holding companies to determine their initial interest in SFS. The confidential marketing materials were sent to seven of those companies after they executed a confidentiality agreement. The companies were initially instructed to provide their preliminary indications of interest to Charles Webb by March 27, 1998.

     One bank holding company provided a preliminary proposal by March 27, 1998, which was reviewed by the Board of Directors of SFS on April 3, 1998. The SFS Board authorized further negotiations with the bank holding company and also requested Charles Webb to contact additional institutions.

     During April and May 1998, Charles Webb contacted five additional financial institutions or their holding companies, of which two (including Cohoes Savings) signed confidentiality agreements. The bank holding company conducted due diligence in late April and early May and submitted a revised proposal in late May. Cohoes Savings also expressed interest in late May and submitted a preliminary proposal in early June.

     The Board of Directors reviewed the two proposals on June 10, 1998 via a telephonic conference call. The Board further reviewed the two proposals at a meeting on June 12, 1998. At that time, the proposal from Cohoes Savings was for
2.2 shares of Company Common Stock for each share of SFS Common Stock (assuming an initial public offering price of $10.00 per share for the Company Common Stock). The initial proposal from Cohoes Savings was comparable in value to the proposal from the bank holding company only if one assumed that the market price of the Company Common Stock would significantly increase above the initial public offering price for such stock immediately following consummation of the Conversion. Because the Board of Directors of SFS was unwilling to fully rely upon such assumption, the Board authorized management and Charles Webb to proceed with negotiations toward a definitive agreement with the bank holding company.

     Over the next several weeks, SFS and its representatives reviewed and revised several drafts of a definitive agreement with the bank holding company. On July 8, 1998, the Board of Directors of SFS met to discuss a number of issues which remained unresolved, including issues relating to the exchange ratio. When negotiations with the bank holding company subsequently stalled, Cohoes Savings was again contacted to determine whether its preliminary price indication could be increased.

     The SFS Board was updated on the status of the negotiations at a meeting on July 15, 1998. Because the negotiations with the bank holding company had stalled, and because Cohoes Savings increased its offer, the SFS Board decided to terminate the negotiations with the bank holding company and to pursue negotiations with Cohoes Savings.

     SFS and Cohoes Savings then conducted a further due diligence review of each other, and the management of SFS negotiated the terms of a definitive agreement with the assistance of SFS' legal counsel and investment banker. On July 22, 1998, the Board of Directors of SFS reviewed and accepted management's due diligence report regarding Cohoes Savings. The directors were also provided with drafts of the definitive agreement.

     On July 31, 1998, the SFS Board reviewed the proposed definitive Merger Agreement with SFS' legal counsel and Charles Webb. The Board of Directors considered all factors deemed relevant, including the Exchange Ratio of 2.65 shares of Company Common Stock for each share of SFS Common Stock (assuming the initial public offering price of the Company Common Stock is $10.00 per share). The Board of Directors also noted that if the market price of the Company Common Stock increases over the initial public offering price for such stock, then the stockholders of SFS would realize the full benefit of such appreciation, unless the Average Closing Price for the first ten trading days exceeds $13.21 per share (assuming an initial public offering price of $10.00 per share), in which case the Exchange Ratio would be reduced to the quotient (calculated to the nearest one-thousandth) determined by dividing $35.00 by the Average Closing Price. The SFS Board also considered and relied upon Charles Webb's opinion that the Exchange Ratio is fair to the stockholders of SFS from a financial point of view. The Board of Directors determined that the proposed Merger is in the best interests of SFS and its stockholders, and the Board unanimously approved the Merger Agreement. SFS and Cohoes Savings publicly announced the Merger after the close of trading on July 31, 1998.

Reason for the Merger; Recommendation of the Board of Directors

     SFS' Board of Directors believes that the terms of the Merger Agreement, which are the product of arm's length negotiations between representatives of Cohoes Savings and SFS, are in the best interests of SFS and its stockholders. In the course of reaching its determination, SFS' Board of Directors considered a number of factors. Without assigning any relative or specific weights, these factors included, among other things:

          (a) The value of Company Common Stock to be received by SFS' stockholders in light of the Exchange Ratio of 2.65 shares of Company Common Stock for each share of SFS Common Stock (assuming an initial public offering price of $10.00 per share), as well as the ability of SFS' stockholders to receive the shares of Company Common Stock based on the initial public offering price of such shares and to potentially realize appreciation in the value of such shares (any appreciation in the first ten trading days is capped at 32% for the SFS stockholders). SFS' Board of Directors determined the value of this Exchange Ratio to significantly exceed the potential value of SFS shares on a stand-alone basis under business strategies which could be reasonably implemented by SFS.

          (b) The similarity of philosophy and vision between SFS and Cohoes Savings.

          (c) The  geographic  complementarity  of the  areas  served by SFS and
     Cohoes   Savings,   and  the   synergies  to  be  obtained  by  a  combined
     organization.

          (d) The continued consolidation and increasing competition in the banking and financial services industries.

          (e) The advice of SFS' management and financial advisors.

          (f) The opinion of Charles Webb that the Merger Consideration to be received by the holders of SFS Common Stock pursuant to the Merger Agreement is fair to SFS stockholders from a financial point of view.

     See also "The Conversion and the Merger--Purposes of the Conversion and the Merger" in the Prospectus.

     THE SFS BOARD BELIEVES THAT THE MERGER IS IN THE BEST INTEREST OF SFS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT SFS STOCKHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

Merger Consideration

     Subject to the terms, conditions and procedures set forth in the Merger Agreement, each share of SFS Common Stock issued and outstanding immediately prior to the Merger (other than treasury shares and certain shares held by the Company or Cohoes Savings) will be converted into the right to receive a number of shares of Company Common Stock equal to the lesser of (a) $26.50 divided by the initial public offering price for the shares of Company Common Stock to be issued in connection with the Conversion, or (b) $35.00 divided by the Average Closing Price of the Company Common Stock for the first ten trading days on which such stock is traded, as reported by The Nasdaq Stock Market. Assuming an initial public offering price of $10.00, each share of SFS Common Stock would be converted into 2.65 shares of Company Common Stock in the Merger, unless the Average Closing Price of the Company Common Stock for the first ten trading days following the Conversion is greater than $13.21, in which case the Exchange Ratio would be reduced to $35.00 divided by such Average Closing Price. The Exchange Ratio was determined through arm's-length negotiations between Cohoes Savings and SFS, which was advised during such negotiations by Charles Webb, its financial advisor.

     Each share of Company Common Stock issued and outstanding at the Effective Time will remain outstanding and unchanged as a result of the Merger. No fractional shares of Company Common Stock will be issued in the Merger, and SFS stockholders who otherwise would be entitled to receive a fractional share of Company Common Stock will receive a cash payment in lieu thereof. See also "Summary--The Merger" in the Prospectus.

Opinion of Charles Webb

     In January 1998, Webb was retained by SFS to evaluate SFS' strategic alternatives as part of a stockholder enhancement program and to evaluate any specific proposals that might be received regarding an acquisition of SFS. Webb, as part of its investment banking business, is regularly engaged in the evaluation of business and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. Webb is familiar with the market for common stocks of publicly traded banks, thrifts and bank and thrift holding companies. The SFS Board selected Webb on the basis of the firm's reputation and its experience and expertise in transactions similar to the Merger and its prior work for and relationship with SFS.

     Pursuant to its engagement, Webb was asked to render an opinion as to the fairness, from a financial point of view, of the Merger Consideration to the stockholders of SFS. Webb delivered a fairness opinion to the SFS Board dated as of July 31, 1998, and rendered an additional updated opinion dated November __, 1998 (the "Opinion") , that the consideration is fair, from a financial point of view, to the stockholders of SFS. No limitations were imposed by the SFS Board upon Webb with respect to the investigations made or procedures followed by it in rendering its Opinion. Webb has consented to the inclusion herein of the summary of its Opinion to the SFS Board and to the reference to the entire Opinion attached hereto as Appendix II.

     The full text of the Opinion of Webb, updated as of the date of this Proxy Statement/Prospectus, which sets forth certain assumptions made, matters considered and limitations on the reviews undertaken, is attached as Appendix II to this Proxy Statement/Prospectus and should be read in its entirety. The summary of the Opinion of Webb set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the Opinion. Such Opinion does not constitute a recommendation by Webb to any SFS stockholder as to how such stockholder should vote with respect to the Merger.

     In rendering its Opinion, Webb (i) reviewed the financial and business data supplied to it by SFS, including SFS' Annual Reports for the years ended December 31, 1996 and 1997 and the Proxy Statements relating to the 1996, 1997, and 1998 annual stockholders meetings; (ii) unaudited quarterly results for the quarters ended March 31, 1998, September 30, 1997, June 30, 1997 and March 31, 1997; (iii) discussed with senior management and the Boards of Directors of SFS and its wholly-owned subsidiary, Schenectady Federal, the current position and prospective outlook for SFS; (iv) considered historical quotations for the SFS Common Stock; (v) reviewed the financial and stock market data of other financial institutions, particularly in the Mid-Atlantic region of the United States, and the financial and structural terms of several other recent transactions involving mergers and acquisitions of financial institutions or proposed changes of control of comparably situated companies; and (vi) reviewed certain other information which it deemed relevant. In addition, Webb considered certain financial data and other information provided by Cohoes Savings as well as discussions with the senior management of Cohoes Savings.

     In rendering its Opinion, Webb assumed and relied upon the accuracy and completeness of the financial information provided to it by SFS and Cohoes Savings and obtained by it from public sources. In its review, with the consent of the SFS Board, Webb did not undertake any independent appraisal or evaluation of the assets and liabilities of SFS or Cohoes Savings, or of the potential or contingent liabilities of SFS or Cohoes Savings. With respect to the financial information, including forecasts from SFS, Webb assumed ( with SFS' consent) that such information had been reasonably prepared reflecting the best currently available estimates and judgment of SFS' management. Webb also assumed that no restrictions or conditions would be imposed by regulatory authorities that would have a material adverse effect on the contemplated benefits of the Merger to SFS or the ability to consummate the Merger.

     Webb's review of comparable transactions included the compilation of pending or recently completed acquisitions of savings institutions. The results of the analysis are summarized below along five industry accepted ratios. The information in the following table summarizes the material information analyzed by Webb with respect to the Merger. The summary does not purport to be a complete description of the analysis performed by Webb in rendering its Opinion. Selecting portions of Webb's analysis or isolating certain aspects of the comparable transactions without considering all analyses and factors could create an incomplete or potentially misleading view of the evaluation process.

     Webb's review of comparable transactions included the compilation of pending or recently completed acquisitions of savings institutions sorted into five groups. The groups were identified with characteristics similar to SFS and complied as follows: (i) all thrift acquisitions since June 30, 1997; (ii) all thrift acquisitions with a total transaction value between $5 million and $50 million ("Comparable Transaction Value"); (iii) all acquisitions since June 30, 1997 with the selling thrift having equity to total assets of between 10.0% and 16.0% ("Comparable Equity Ratio"); (iv) all thrift acquisitions since June 30, 1997 with the selling thrift having assets between $70 million and $270 million ("Comparable Asset Size"); and (v) all thrift acquisitions since June 30, 1997 located in the Mid-Atlantic region ("Comparable Regional Deals"). The results of the analysis are summarized below:

                                                            Price to
                                             -------------------------------------  CoreDep
                                             TangBook  LTMEPS(c)  Deposits  Assets  Premium
                                                (%)       (x)        (%)      (%)     (%)
                                             --------  ---------  --------  ------  -------

Consideration - $26.50 per share(a)            145.4      26.5      22.7     19.5      8.3
Consideration - $35.00 per share(b)            194.6      35        30.3     26.1     16

Recent Transactions                  Number     Median for all deals since June 30, 1997
-------------------                  ------  ----------------------------------------------
  Completed                           105      191.3      23.1      18.1     24.8     13.2
  Pending                              58      204.6      25.0      21.7     28.5     16.9

Comparable Transaction Value
----------------------------
  Completed                            37      165.0      25.6      17.8     23.3      8.6
  Pending                              22      160.2      22.0      18.2     21.4     10.8

Comparable Equity Ratio
-----------------------
  Completed                            21      175.2      24.4      21.8     27.2     13.5
  Pending                              12      188.1      24.8      25.0     34.4     18.6

Comparable Asset Size
---------------------
  Completed                            21      175.2      24.4      21.8     27.2     13.5
  Pending                              12      188.1      24.8      25.0     34.4     18.6

Comparable Regional Deals
-------------------------
  Completed                            15      214.3      21.4      17.7     25.0     13.4
  Pending                              16      203.6      26.6      25.0     31.5     19.5

----------
(a)  Based on holders of SFS Common Stock receiving $26.50 per share.

(b)  Based on holders of SFS Common Stock receiving $35.00 per share.

(c) Last twelve months (LTM) ending June 30, 1998 earnings per share were $1.00.

     In preparing its analysis, Webb made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Webb and SFS. The analyses performed by Webb are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses and do not purport to be appraisals or reflect the prices at which a business may be sold.

     SFS engaged Webb to, among other things, assist SFS in determining appropriate and desirable values that could be realized in a merger, prepare a summary of recent merger and acquisition trends in the financial services industry, advise SFS as to the structure and form of any proposed merger, and render an opinion as to the fairness of the consideration to be paid in any proposed merger. SFS agreed to pay Webb a fee of $50,000 for delivery of a fairness opinion, which fee was paid as of the date of this Proxy Statement/Prospectus. Further, SFS agreed to pay Webb a success fee of 1.00% of the transaction value less the fee paid for the fairness opinion. Such success fee shall be paid upon consummation of the Merger. Based upon the range of $26.50 to $35.00 per share for SFS stockholders, the transaction value would be between approximately $27.5 million and $36.4 million. SFS agreed to reimburse Webb for its reasonable out-of-pocket expenses, not to exceed $7,500. SFS has further agreed to indemnify Webb and its affiliates, and their respective directors, officers and employees and each such other person controlling Webb or any of its affiliates from and against certain claims and liabilities. Webb is also acting as underwriter on a best-efforts basis in the mutual to stock conversion transaction for the Company and Cohoes Savings. Webb will not be involved in establishing the valuation range of the offering. Webb will be paid a fee equal to 1.20% of the aggregate purchase price of the Company Common Stock sold in the Conversion (excluding shares purchased by trustees, directors, executive officers or employees of the Company or Cohoes Savings or members of their immediate families or any employee benefit plan of the Company or Cohoes Savings). See "The Offering--Marketing and Underwriting Arrangements" in the Prospectus.

Treatment of SFS Stock Options

     If any of the stock options ("SFS Options") granted under SFS' Amended and Restated Stock Option and Incentive Plan ("SFS Option Plan") remain outstanding immediately prior to consummation of the Conversion and Merger, they will be converted into options to purchase Company Common Stock, with the number of shares subject to the option and the exercise price per share to be adjusted based upon the Exchange Ratio. The number of shares of Company Common Stock subject to each converted SFS Option shall be equal to the number of shares of SFS Common Stock subject to such SFS Option immediately prior to the Effective Time multiplied by the Exchange Ratio, provided that any fractional shares of Company Common Stock resulting from such multiplication shall be rounded to the nearest share, and the per share exercise price under each converted SFS Option shall be adjusted by dividing the per share exercise price under each such SFS Option by the Exchange Ratio, provided that such exercise price shall be rounded up to the next cent. Notwithstanding the preceding sentence, each SFS Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the Code.

Effective Time and Closing Date

     The Merger shall become effective at the time and on the date of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, unless a later date and time is specified as the effective time in such Certificate of Merger. The Effective Time will occur simultaneously with, or immediately after, the consummation of the Conversion. The Closing shall take place immediately prior to the Effective Time at 10.00 a.m., Eastern Time, following the satisfaction or waiver, to the extent permitted, of the conditions to the consummation of the Merger specified in Article VI of the Merger Agreement (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), at such place and at such time as the parties may mutually agree upon. See also "The Conversion and the Merger--Closing Date of the Merger; Termination and Amendment" in the Prospectus.

Interests of Certain Persons in the Merger

     Upon consummation of the Conversion and the Merger, the Company and Cohoes Savings will appoint Joseph H. Giaquinto, President, Chief Executive Officer and the Chairman of the Board of SFS and Schenectady Federal, to their respective Boards of Directors, and the Company will nominate Mr. Giaquinto to be elected to a three-year term at the next annual meeting of the Company's stockholders. The remaining directors and certain officers of Schenectady Federal as of the Effective Time will be appointed to an advisory board of the Company for a three-year term (four years, with respect to the appointment of David J. Jurczynski).

     As of _______, 1998, there were an aggregate of 125,579 stock options to purchase SFS Common Stock outstanding under SFS' Stock Option Plan. Of these stock options, 46,496 are currently exercisable. If any of the SFS Options remain outstanding immediately prior to consummation of the Merger, they will be converted into options to purchase Company Common Stock, with the number of shares subject to the option and the exercise price per share to be adjusted based upon the Exchange Ratio so that the aggregate exercise price remains unchanged, and with the duration of the option remaining unchanged. See "-- Treatment of SFS Stock Options." SFS Options which have not vested as of the Effective Time will continue to vest in accordance with their terms for as long as the holders of the options are either a director, advisory director or employee of the Company and/or Cohoes Savings. See "The Special Meeting - Beneficial Ownership of SFS Common Stock" for the amount of unvested stock options held by the directors and executive officers of SFS.

     As of September ___, 1998, an aggregate of 32,530 shares of SFS Common Stock have been awarded to the directors and officers of SFS pursuant to the Recognition and Retention Plan and have not yet vested. Upon consummation of the Merger, all unvested awards will be converted into Company Common Stock based upon the Exchange Ratio and will continue to vest in accordance with their terms for as long as the holders of the awards are either a director, advisory director or employee of the Company and/or Cohoes Savings. See "Summary - The Special Meeting - Security Ownership" for the amount of unvested awards.

     As of September 30, 1998, the SFS ESOP held 83,720 shares of SFS Common Stock which had not yet been allocated to participants and which were pledged as collateral for the remaining $837,200 loan to the SFS ESOP. The ESOP is expected to be terminated in accordance with its terms six months following consummation of the Merger, at which time the loan will be repaid and the remaining unallocated shares will be allocated to the participants.

     Pursuant to the Merger Agreement, Cohoes Savings has agreed to retain employees of SFS and Schenectady Federal after the Effective Time, provided that the Company and Cohoes Savings shall not have any obligation to continue the employment of such persons. The Merger Agreement provides that officers and employees of SFS and Cohoes Savings who become employees of Cohoes Savings after the Merger will be entitled to participate in Cohoes Savings' employee benefit plans maintained generally for the benefit of its employees. Cohoes Savings shall treat SFS' employees who become employees of Cohoes Savings as new employees, but shall amend its employee benefit plans to provide credit, for purposes of vesting and eligibility to participate for service with SFS to the extent that such service was recognized for similar purposes under SFS' plans. In addition, the provisions of certain employment agreements and Supplemental Executive Retirement Agreements with officers of SFS will result in cash payments aggregating approximately $________ million to certain of SFS' officers, including $_______ to Mr. Giaquinto. See also "The Conversion and the Merger--Interests of Certain Persons in the Merger" in the Prospectus.

     In the Merger Agreement, the Company has agreed to indemnify the directors, officers and employees of SFS and each of its subsidiaries for a period of six years after the Effective Time to the fullest extent which SFS or any SFS subsidiary would have been permitted to do so under its respective Certificate of Incorporation, Charter or Bylaws. In addition, all limitations of liability existing in favor of such individuals in the Certificate of Incorporation, Charter or Bylaws of SFS or any SFS subsidiary, arising out of matters existing or occurring at or prior to the Effective Time, shall survive the Merger and shall continue in full force and effect. The Company has also agreed to maintain SFS' existing directors' and officers' liability insurance policy (or purchase another policy providing substantially the same coverage) for a period of six years following the Effective Time, subject to certain limits on the cost to the Company.

Delivery of Certificates

     After consummation of the Conversion and the Merger, each holder of a certificate or certificates theretofore evidencing issued and outstanding shares of SFS Common Stock, upon surrender of the same to an agent, duly appointed by the Company, which is anticipated to be the transfer agent for Company Common Stock (the "Exchange Agent"), shall be entitled to receive in exchange therefore a certificate or certificates representing the number of full shares of Company Common Stock for which the shares of SFS Common Stock theretofore represented by the certificate or certificates so surrendered shall have been converted based on the Exchange Ratio. The Exchange Agent shall, after expiration of the ten trading day period required to determine the Exchange Ratio, promptly mail to each such holder of record of an outstanding certificate which immediately prior to the consummation of the Conversion and the Merger evidenced shares of SFS Common Stock, and which is to be exchanged for Company Common Stock based on the Exchange Ratio as provided in the Merger Agreement, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such certificate shall pass, only upon delivery of such certificate to the Exchange Agent) advising such holder of the terms of the exchange effected by the Conversion and the Merger and of the procedure for surrendering to the Exchange Agent such certificate in exchange for a certificate or certificates evidencing Company Common Stock. The stockholders of SFS should not forward SFS Common Stock certificates to the Company or the Exchange Agent until they have received the transmittal letter. See also "The Conversion and the Merger--Delivery of Certificates" in the Prospectus.

Representations and Warranties

     The Merger Agreement contains representations and warranties of SFS and Cohoes Savings which are customary in merger transactions, including, but not limited to, representations and warranties concerning: (i) the organization and capitalization of SFS and Cohoes Savings and their respective subsidiaries; (ii) the due authorization, execution, delivery and enforceability of the Merger Agreement; (iii) the consents or approvals required, and the lack of conflicts or violations under applicable certificates of incorporation, charters, bylaws, instruments and laws, with respect to the transactions contemplated by the Merger Agreement; (iv) the absence of material adverse changes; (v) the documents filed by the parties with the SEC and other regulatory agencies; (vi) the conduct of business in the ordinary course and absence of certain changes;
(vii) the financial statements of the respective parties; (viii) compliance with laws by the respective parties; and (ix) the allowance for loan losses and real estate owned. The representations and warranties of Cohoes Savings and SFS will not survive beyond the Effective Time if the Merger is consummated, and, if the Merger Agreement is terminated without consummation of the Merger, there will be no liability on the part of any party except that no party shall be relieved from any liability arising out of a willful breach of any covenant, undertaking, representation or warranty in the Merger Agreement and except as described under "-- Termination" and "-- Expenses of the Merger." See also "The Conversion and the Merger--Representations and Warranties" in the Prospectus.

Conditions to the Merger

     The respective obligations of the parties to consummate the Merger are subject to the satisfaction or waiver of certain conditions specified in the Merger Agreement including, among other things, the receipt of all necessary regulatory, stockholder and member approvals, the compliance with or satisfaction of all representations, warranties, covenants and conditions set forth therein, the absence of any order, decree or injunction enjoining or prohibiting consummation of either the Conversion or the Merger, the receipt by the parties of tax opinions with respect to certain federal income tax consequences of the Merger and the receipt by the parties of a letter from their respective independent accountants that the Merger shall be accounted for as a pooling of interests. There can be no assurance that the conditions to consummation of the Merger will be satisfied or waived. See also "The Conversion and the Merger--Conditions to the Merger" in the Prospectus.

Conduct of Business Prior to the Closing Date

     Under the terms of the Merger Agreement, Cohoes Savings and SFS shall, and shall cause each of their respective subsidiaries to, conduct its businesses and engage in transactions only in the ordinary course and consistent with past practice or to the extent otherwise contemplated under the Merger Agreement, except with the prior written consent of Cohoes Savings or SFS, as the case may be. SFS also shall use its reasonable efforts to (i) preserve its business organization and that of its subsidiaries intact, (ii) keep available to itself and Cohoes Savings the present services of its employees and those of its subsidiaries, and (iii) preserve for itself and Cohoes Savings the goodwill of its customers and those of its subsidiaries and others with whom business relationships exist.

     In addition, under the terms of the Merger Agreement, SFS has agreed that, except as otherwise approved by Cohoes Savings in writing or as permitted, contemplated or required by the Merger Agreement, it will not, nor will it permit any of its subsidiaries to, engage in certain activities. See "The Conversion and the Merger--Conduct of Business Prior to the Merger Closing Date" in the Prospectus.

Required Approvals

     Various approvals of the NYSBD and the FDIC are required in order to consummate the Conversion and the Merger. The NYSBD and the FDIC have approved the Plan of Conversion, subject to approval by Cohoes Savings' voting depositors. In addition, consummation of the Conversion and the Merger is subject to OTS approval of the Company's holding company application to acquire all the SFS Common Stock and all of Cohoes Savings common stock and the applications under the Home Owners' Loan Act, the Bank Merger Act and the New York State Banking laws, with respect to the merger of Schenectady Federal with and into Cohoes Savings with Cohoes Savings being the surviving entity. Applications for these approvals have been filed and are currently pending. There can be no assurances that the requisite regulatory approvals will be received in a timely manner, in which event the consummation of the Conversion and the Merger may be delayed. In the event the Conversion and the Merger are not consummated on or before March 31, 1999, the Merger Agreement may be terminated by either Cohoes Savings or SFS, provided that this right to terminate shall not be available to Cohoes Savings until April 15, 1999 if as of March 31, 1999 all of the conditions precedent have been satisfied or waived other than the condition precedent that all statutory waiting periods shall have expired. There can be no assurance as to the receipt or timing of such approvals.

     It is a condition to the consummation of the Merger that the regulatory approvals be obtained without any condition or requirement that, individually or in the aggregate, would so materially reduce the economic or business benefits of the transactions contemplated by the Merger Agreement to Cohoes Savings that had such condition or requirement been known, Cohoes Savings, in its reasonable judgment, would not have entered into the Merger Agreement. There can be no assurance that any such approvals will not contain terms, conditions or requirements which cause such approvals to fail to satisfy such condition to the consummation of the Merger. In addition, the Conversion must be approved by the members of Cohoes Savings and the Merger Agreement approved by the stockholders of SFS. See also "The Conversion and the Merger--Required Approvals for the Conversion and the Merger" in the Prospectus.

Waiver and Amendment

     Prior to the Effective Time, Cohoes Savings and SFS may extend the time for performance of any obligations under the Merger Agreement, waive any inaccuracies in the representations and warranties contained in the Merger Agreement and waive compliance with any covenant, agreement or, to the extent permitted by law, any condition of the Merger Agreement, provided that any such waiver after the SFS stockholders have adopted the Merger Agreement shall not modify the amount or form of consideration to be provided to the SFS stockholders or otherwise materially adversely affect such stockholders without the approval of the affected stockholders.

     The Merger Agreement may be amended or supplemented at any time by mutual agreement of Cohoes Savings and SFS, provided that any such amendment or supplement after the SFS stockholders have adopted the Merger Agreement is subject to the proviso in the preceding paragraph. See also "The Conversion and the Merger--[Closing Date of the Merger]; Termination and Amendment" in the Prospectus.

Termination

     The Merger Agreement may be terminated prior to the Effective Time by: (a) the mutual written consent of the parties; (b) by Cohoes Savings or SFS if (i) the other party has in any material respect breached the Merger Agreement, and such breach has not been timely cured after notice; (ii) any necessary governmental approval is denied, unless such denial is due to a breach of the party seeking to terminate; (iii) if a final, nonappealable order prohibits any transaction contemplated by the Merger Agreement; (iv) the shareholders of SFS do not approve the Merger Agreement or the depositors of Cohoes Savings do not approve the Plan of Conversion, unless the failure of such approval is due to a breach of the party seeking to terminate; or (v) the Effective Time has not occurred by March 31, 1999 (or in certain circumstances, April 15, 1999 for Cohoes Savings) unless the failure of such occurrence is due to a breach of the party seeking to terminate; or (c) by Cohoes Savings if a "Purchase Event" (as defined in the Merger Agreement) has occurred.

     In the event of the termination of the Merger Agreement, the Merger Agreement shall thereafter become void and have no effect, and there shall be no liability on the part of any party to the Merger Agreement or their respective officers and directors, except that (i) certain provisions regarding confidential information and expenses shall survive and remain in full force and effect; (ii) a breaching party shall not be relieved of liability for any willful breach giving rise to such termination; and (iii) certain provisions relating to expenses and termination fees shall survive and remain in full force and effect. Cohoes Savings shall pay to SFS a termination fee of $2.0 million unless (i) Cohoes Savings terminates in response to a breach or Purchase Event by SFS; (ii) the termination is due to failure to receive any required governmental approval, failure to receive the approval of Cohoes Savings' depositors, or failure of the Effective Time to occur by March 31, 1999; (iii) SFS shareholders do not approve the Merger Agreement; (iv) the Merger Agreement is terminated because certain closing conditions cannot be satisfied; or (v) SFS exercises a right of termination before March 31, 1999. If termination is due to failure to receive the approval of Cohoes Savings' depositors, or failure of the Effective Time to occur by March 31, 1999, Cohoes Savings shall pay to SFS the reasonable and verifiable expenses incurred by SFS in connection with the Merger Agreement. If termination is due to (i) failure to receive any required governmental approval or (ii) all other conditions are satisfied, but the required pooling of interest letters cannot be obtained due to an act or omission of Cohoes Savings, the Company or a Cohoes Savings affiliate, Cohoes Savings will pay to SFS a break up fee of $1.0 million. SFS shall pay to Cohoes Savings a fee of $2.0 million upon the occurrence of a Purchase Event prior to a Fee Termination Event (as defined below).

     A "Fee Termination Event" shall be the first to occur of the following: (i) the Effective Date, (ii) termination of the Merger Agreement in accordance with the terms thereof prior to the occurrence of a Purchase Event (other than a termination of the Merger Agreement by Cohoes Savings as a result of a willful breach of any representation warranty, covenant or agreement of SFS or Schenectady Federal), or (iii) 12 months following termination of the Merger Agreement by Cohoes Savings unless a Purchase Event shall have occurred prior thereto.

     See also "The Conversion and the Merger--[Closing Date of the Merger]; Termination and Amendment" in the Prospectus.

Certain Federal Income Tax Consequences of the Merger

     Set forth below is a discussion of federal income tax consequences of the Merger to the Company and SFS and SFS stockholders who are citizens or residents of the United States. The following discussion does not purport to be a complete analysis or listing of all potential tax effects relevant to a decision whether to vote in favor of the adoption of the Merger Agreement and the transactions contemplated thereby. Further, the discussion does not address the tax consequences that may be relevant to a particular SFS stockholder subject to special treatment under certain federal income tax laws, such as dealers in securities, banks, insurance companies, tax-exempt organizations, non-United States persons and stockholders who acquired their shares as compensation, nor any consequences arising under the laws of any state, locality or foreign jurisdiction. The discussion is based upon the Code, Treasury regulations thereunder and administrative rulings and court decisions as of the date hereof. All of the foregoing are subject to change and any such change could affect the continuing validity of this discussion.

     HOLDERS OF SFS COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISERS AS TO THE PARTICULAR EFFECT OF THEIR OWN PARTICULAR FACTS AND CIRCUMSTANCES ON THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO THEM, AND ALSO TO THE EFFECT OF ANY STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

     Under current federal income tax law, and based upon assumptions and representations of the Company and SFS, and assuming that the Merger is consummated in the manner set forth in the Merger Agreement, it is anticipated that the following federal income tax consequences would result:

          (i) the Merger will constitute a reorganization  within the meaning of
     Section 368(a) of the Code,

          (ii) no gain or loss will be recognized by any SFS stockholder upon the exchange of SFS Common Stock solely for Company Common Stock in the Merger (except in connection with the receipt of cash in lieu of a fractional share of Company Common Stock, as discussed below);

          (iii) the aggregate tax basis of the Company Common Stock received by each stockholder of SFS who exchanges SFS Common Stock for Company Common Stock in the Merger will be the same as the aggregate tax basis of the SFS Common Stock surrendered in exchange therefor (subject to any adjustments required as the result of receipt of cash in lieu of a fractional share of Company Common Stock);

          (iv) the holding period of the shares of Company Common Stock received by an SFS stockholder in the Merger will include the holding period of the SFS Common Stock surrendered in exchange therefor (provided that such shares of SFS Common Stock were held as a capital asset by such stockholder at the Effective Time); and

          (v) cash received in the Merger by an SFS stockholder in lieu of a fractional share interest of Company Common Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of Company Common Stock which such stockholder would otherwise be entitled to receive, and will qualify as capital gain or loss (assuming the Company Common Stock surrendered in exchange therefor was held as a capital asset by such stockholder at the Effective Time).

     Based upon representations to be made by the Company and SFS, Cohoes Savings and SFS must receive as a condition to closing an opinion of Arthur Andersen, the independent auditors for Cohoes Savings, that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and will have the effects set forth in subparagraphs (ii)-(iv) above. The opinion will be subject to various assumptions and qualifications, including that the Merger is consummated in the manner and in accordance with the terms of the Merger Agreement. The opinion will be based entirely upon the Code, regulations then in effect or proposed thereunder, current administrative rulings and practice and judicial authority, all of which would be subject to change, possibly with retroactive effect. Consummation of the Merger is conditioned upon the receipt by the Company and SFS, respectively, of such opinion. See "--Conditions to the Merger."

     No ruling has been or will be requested from the Internal Revenue Service ("IRS"), including any ruling as to federal income tax consequences of the Merger to the Company or SFS stockholders. Unlike a ruling from the IRS, an opinion of independent certified accountants is not binding on the IRS. There can be no assurance that the IRS will not take a position contrary to the positions reflected in such opinion or that such opinion would be upheld by the courts if challenged. See also "The Conversion and the Merger--Tax Aspects" in the Prospectus.

Accounting Treatment

     Consummation of the Merger is conditioned upon the receipt by Cohoes Savings and SFS of a letter from their respective independent accountants to the effect that the Merger qualifies for pooling of interests accounting treatment. Under the pooling of interests method of accounting, the historical cost basis of the assets and liabilities of the Company and SFS will be combined at the Closing Date and carried forward at their previously recorded amounts, and the stockholders' equity accounts of SFS and the Company will also be combined. The consolidated income and other financial statements of the Company issued after consummation of the Merger will be restated retroactively to reflect the consolidated operations of the Company and SFS as if the Conversion and the Merger had taken place prior to the periods covered by such financial statements. See also "--Conditions to the Merger" and "The Conversion and the Merger--Accounting Treatment" in the Prospectus.

     In the past, SFS had made certain repurchases of shares of SFS Common Stock. SFS has made no repurchases since October 22, 1997 and, pursuant to the terms of the Merger Agreement, will not make any repurchases prior to consummation of the Merger. In addition, regulations of the FDIC restrict the Company's ability to implement any repurchases of stock subsequent to the Conversion and Merger. Any repurchase program implemented by the Company subsequent to the Conversion and Merger also will be limited as necessary to preserve pooling-of-interests accounting treatment of the Merger.

No Dissenters' Rights of Appraisal

     Under Delaware law, holders of SFS Common Stock have no dissenters' rights of appraisal in connection with the Merger.

Expenses of the Merger

     The Merger Agreement provides, in general, that Cohoes Savings and SFS shall each bear and pay all their respective costs and expenses incurred by it in connection with the transactions contemplated by the Merger Agreement, including fees and expenses of their respective financial consultants, investment bankers, accountants and counsel. If the Merger Agreement is terminated under certain specified circumstances, Cohoes Savings is obligated to pay SFS a break-up fee of up to $2 million, and if a Purchase Event (as defined) occurs, then SFS must pay Cohoes Savings a fee of $2 million. See " -- Termination." See also "The Conversion and the Merger--Expenses of the Merger" in the Prospectus.

Management after the Merger

     Upon consummation of the Conversion and the Merger, the Company and Cohoes Savings will appoint Joseph H. Giaquinto, President, Chief Executive Officer and Chairman of the Board of SFS and Schenectady Federal, to their respective Boards of Directors. See also "The Conversion and the Merger --Interests of Certain Persons in the Merger" and "Management of the Company" in the Prospectus.

                    COMPARISON OF RIGHTS OF STOCKHOLDERS OF
                   SFS BANCORP, INC. AND COHOES BANCORP, INC.

Introduction

     Upon the consummation of the Merger, holders of SFS Common Stock, whose rights are presently governed by Delaware law and SFS' certificate of incorporation and bylaws (the "SFS Certificate" and "SFS Bylaws," respectively) and, indirectly, Schenectady Federal's charter and bylaws, will become stockholders of the Company, also a Delaware corporation. Accordingly, their rights will be governed by the DGCL and the certificate of incorporation and bylaws of the Company (the "Company Certificate" and " Company Bylaws," respectively) and, indirectly, Cohoes Savings' charter and bylaws. Certain differences arise from the differences between the SFS Certificate and Bylaws and the Company Certificate and Bylaws and between the charter and bylaws of Schenectady Federal and Cohoes Savings. The following discussion summarizes material differences affecting the rights of stockholders but is not intended to be a complete statement of all differences and is qualified in its entirety by reference to the DGCL, the Company Certificate and Bylaws, the SFS Certificate and Bylaws and the respective charters and bylaws of Schenectady Federal and Cohoes Savings.

     Each SFS stockholder should carefully consider these differences in connection with the decision to vote for or against the adoption of the Merger Agreement. See also "Restrictions on Acquisitions of the Holding Company and the Bank" in the Prospectus.

Capital Stock

     The SFS Certificate authorizes the issuance of 2,500,000 shares of common stock, par value $.01 per share, and 500,000 shares of serial preferred stock, par value $.01 per share, and provides that the SFS Board may issue any authorized shares from time to time and may fix the rights and preferences of the serial preferred stock, all without stockholder action. As of the Record Date, there were 1,208,472 shares of SFS Common Stock and no shares of SFS preferred stock issued and outstanding.

     The Company Certificate authorizes the issuance of 40,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of serial preferred stock, par value $.01 per share, and provides that the Company's Board of Directors (the "Company Board") may issue any authorized shares from time to time and may fix the rights and preferences of the serial preferred stock, all without stockholder action. The Company, which has never issued capital stock, is offering up to __________ shares of Company Common Stock in connection with the Conversion and the Merger.

Special Meetings of Stockholders

     The SFS Certificate and SFS Bylaws provide that special meetings of stockholders of SFS may be called only by the SFS Board, upon a resolution adopted by a majority of the total number of directors that SFS would have if there were no vacancies on the Board. The Company Certificate and the Company Bylaws also provide that special meetings of stockholders of the Company may be called only by a majority of the total number of directors that the Company would have if there were no vacancies on the Board.

Advance Notice Requirements for Nominations of Directors and Presentation of New Business at Annual Meetings of Stockholders

     The SFS Bylaws provide that if a stockholder of SFS desires to make nominations for the election of directors, SFS must receive written notice of such nominations that meets certain formal requirements not less than 30 days prior to the meeting for the election of directors; provided, however, if less than 40 days notice of the date of the meeting is given to stockholders or disclosed publicly by SFS, notice by the stockholder must be received not later than the tenth day following the date such notice of the meeting was mailed. The notice shall include (i) all information with respect to each nominee required under the Exchange Act to be disclosed in proxy solicitation materials, including a signed consent to being named in the proxy statement and to serve as a director if elected, (ii) the name and address, as they appear on SFS' books, of the stockholder proposing to make the nomination, and (iii) the class and number of shares of SFS' capital stock that are beneficially owned by such stockholder. In addition, the SFS Bylaws provide that any stockholder desiring to make a proposal for new business at the annual meeting of stockholders must submit a written statement of the proposal which must be received by the secretary of SFS at least 60 days prior to the anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days or delayed more than 60 days from such anniversary date, notice must be delivered not later than the close of business on the later of the sixtieth day prior to such annual meeting on the tenth day following the day on which notice of the date of the annual meeting was mailed or public announcement of the date of such meeting is first made. The stockholder's notice must include (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on SFS' books, of the stockholder who proposed such business, (iii) the class and number of shares of SFS' capital stock that are beneficially owned by such stockholder and (iv) any material interest of such stockholder in such business. If a stockholder fails to comply with these advance notice requirements, no action will be taken on the proposal at the meeting.

     The Company's Bylaws provide that if a stockholder of the Company desires to make nominations for the election of directors, the Company must receive written notice of such nominations that meets certain formal requirements not less than 60 days prior to the meeting for the election of directors; provided, however, if less than 70 days notice of the date of the meeting is given to stockholders or disclosed publicly by the Company, notice by the stockholder must be received not later than the earlier of the tenth day following the date on which such notice of the meeting was mailed or the date public announcement of the date of such meeting was first made. The notice shall include (i) all information with respect to each nominee required under the Exchange Act to be disclosed in proxy solicitation materials, including a signed consent to being named in the proxy statement and to serve as a director if elected, (ii) the name and address, as they appear on the Company's books, of the stockholder proposing to make the nomination and (iii) the class and number of shares of the Company's capital stock that are beneficially owned by such stockholder. In addition, the Company's Bylaws provide that any stockholder desiring to make a proposal for new business at the annual meeting of stockholders must submit a written statement of the proposal which must be received by the secretary of the Company at least 60 days prior to the anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days or delayed more than 60 days from such anniversary date, notice must be delivered not later than the close of business on the later of the sixtieth day prior to such annual meeting on the tenth day following the day on which notice of the date of the annual meeting was mailed or public announcement of the date of such meeting is first made. The stockholder's notice must include (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the Company's books, of the stockholder who proposed such business, (iii) the class and number of shares of the Company's capital stock that are beneficially owned by such stockholder and (iv) any material interest of such stockholder in such business. If a stockholder fails to comply with these advance notice requirements, no action will be taken on the proposal at the meeting.

Number and Term of Directors

     Both the SFS Certificate and the Company Certificate provide that the number of directors shall be fixed from time to time exclusively by the respective Board pursuant to a resolution adopted by a majority of the respective Board.

     The SFS Certificate and SFS Bylaws and the Company Certificate and the Company Bylaws require the Boards of Directors of SFS and the Company, respectively, to be divided into three classes as nearly equal in number as possible and that the members of each class shall be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually.

Removal of Directors

     The DGCL provides that directors serving on a classified board may be removed only for cause unless the corporation's charter provides otherwise. The SFS Certificate and the Company Certificate provide that any individual director or directors may be removed, but only for cause, by an affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote generally in an election of directors.

Business Combinations with Certain Persons

     The SFS Certificate provides that the affirmative vote of 80% of the total outstanding shares of voting stock of SFS is required to approve any of the following transactions, each of which is deemed a "Business Combination" under the SFS Certificate: (i) any merger or consolidation of SFS or any subsidiary with an Interested Stockholder (generally any person or entity controlling more than 10% of the outstanding shares of voting stock of SFS) or an affiliate thereof, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with an Interested Stockholder or an affiliate thereof of any assets of SFS having an aggregate fair market value equal to or in excess of 25 % or more of the combined assets of SFS and its subsidiaries; (iii) the issuance or transfer by SFS or any subsidiary to any Interested Stockholder or affiliate thereof in exchange for cash, securities or other property having an aggregate fair market value equal to or in excess of 25% of the combined assets of SFS and its subsidiaries; (iv) the adoption of any plan or proposal for the liquidation or dissolution of SFS proposed by or on behalf of any Interested Stockholder or any affiliate thereof; or (v) any reclassification of securities, or recapitalization of SFS, or any merger or consolidation with any of its subsidiaries or any other transaction which has the effect of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of SFS or any subsidiary which is directly or indirectly owned by any Interested Stockholder or any affiliate thereof. The supermajority voting provision is inapplicable, however, if (i) with respect to any Business Combination that does not involve any cash or other consideration being received by the stockholders of SFS solely in their capacity as stockholders of SFS, such Business Combination shall have been approved by a majority of the disinterested directors of SFS, or (ii) in the case of any other Business Combination (A) such Business Combination shall have been approved by a majority of the disinterested directors of SFS or (B) certain fair price criteria set forth in the SFS Certificate are met.

     The Company Certificate has identical provisions with respect to business combinations involving Interested Stockholders.

Amendment of Certificate of Incorporation and Bylaws

     The DGCL provides that the certificate of incorporation of a Delaware corporation may be amended only if first approved by the corporation's board of directors and thereafter by a majority of the outstanding stock entitled to vote thereon, and, if applicable, a majority of each class of shares entitled to vote thereon as a class. The SFS Certificate requires the affirmative vote of the holders of at least 80% of the total votes eligible to be cast by SFS stockholders for approval of any amendment of provisions set forth in the SFS Certificate governing (i) the vote of shares of SFS Common Stock held by one person in excess of 10% of the outstanding shares, (ii) action without a meeting of stockholders, (iii) call of special meetings of stockholders, (iv) amendment of the SFS Certificate, (v) SFS' internal affairs, (vi) amendment of the SFS Bylaws, (vii) certain business combinations with principal stockholders, (viii) purchases of SFS capital stock from certain interested persons, and (ix) indemnification.

     The provisions of the Company Certificate with respect to the amendment thereof are identical.

     The SFS Certificate provides that the SFS Bylaws may be amended or repealed by either the affirmative vote of at least a majority of the SFS Board or by the affirmative vote of the holders of at least 80% of the stock entitled to vote generally in the election of directors. The provision of the Company Certificate with respect to this matter are the same.

Control Share Acquisitions

     The SFS Certificate provides that in no event shall any record owner of any outstanding SFS Common Stock which is beneficially owned, directly or indirectly, by a person who beneficially owns more than 10% of the outstanding shares of SFS Common Stock (the "Limit"), be entitled or permitted to any vote in respect of the shares held in excess of the Limit.

     The Company Certificate has an identical provision.

Evaluation of Offers

     The SFS Certificate provides that the SFS Board, when evaluating any offer of another person to (i) make a tender or exchange offer for any SFS equity security, (ii) merge or consolidate SFS with another corporation, or (iii) acquire substantially all of the assets of SFS, may, in connection with determining what is in the best interest of SFS and its stockholders, give due consideration to all relevant factors, including, without limitation, the effect on present and future customers and employees as well as the communities in which SFS operates.

     The Company Certificate has a substantially identical provision.

Prevention of Greenmail

     The "anti-greenmail" provisions of the SFS Certificate require the approval of the holders of at least 80% of the outstanding shares of voting stock of SFS not owned by an Interested Person (generally any person or entity that directly or indirectly is the beneficial owner of 5% or more of the outstanding shares of voting stock of SFS) for any direct or indirect purchase or other acquisition of the voting stock owned by such Interested Person. Such provisions, however, are inapplicable to (i) self tender offers, (ii) purchases pursuant to an open market repurchase program approved by the disinterested members of the SFS Board, and (iii) purchases approved by a majority of the SFS Board, including a majority of the disinterested directors, and made at a price at or below the then current market price per share of the voting stock of SFS.

     The Company Certificate has identical provisions.

                             INDEPENDENT ACCOUNTANTS

     A representative of KPMG Peat Marwick LLP is expected to attend the Meeting to respond to appropriate questions and will have an opportunity to make a statement if he so desires.


                               STOCKHOLDER MATTERS

     SFS will hold a 1999 Annual Meeting of Stockholders only if the Merger is not consummated before the time of such meeting, which meeting is presently expected to be held in April of 1999.

     In order to be eligible for inclusion in SFS' proxy materials for the 1999 Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the executive office of SFS, 251-263 State Street, Schenectady, New York 12305, no later than November 17, 1998. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Exchange Act.


                                  OTHER MATTERS

     The SFS Board is not aware of any business to come before the Meeting other than those matters described above in this Proxy Statement/Prospectus. However, if any other matter should properly come before the Meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

                          AGREEMENT AND PLAN OF MERGER


                            INCLUDED AS EXHIBIT 2.2
                         TO THE REGISTRATION STATEMENT

July 31, 1998


Board of Directors
SFS Bancorp, Inc.
251-263 State Street
Schenectady, NY   12305-1889

Dear Gentlemen:

You have requested our opinion as an independent investment banking firm regarding the fairness, from a financial point of view, to the stockholders of SFS Bancorp, Inc. ("SFED" or the "Company"), of the consideration to be received by such stockholders in the merger (the "Merger") between the Company and Cohoes Savings Bank, ("CSB"). We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Merger.

Pursuant to the Agreement and Plan of Merger, dated July 31,1998, by and among the Company and CSB (the "Agreement"), at the Effective Time of the Merger, CSB will acquire all of the Company's issued and outstanding shares of common stock. The holders of the Company's common stock will receive in exchange for each share of Company common stock, shares of CSB common stock based on an Exchange Ratio of CSB common stock for each share of Company common stock pursuant to
Section 2.3 of the Agreement. In addition, the holders of unexercised and outstanding options awarded pursuant to the Company's Stock Option Plan will receive merger consideration as described in Section 2.6 of the Agreement. The complete terms of the proposed transaction are described in the Agreement, and this summary is qualified in its entirety by reference thereto.

Charles Webb & Company, a Division of Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. We are familiar with the market for common stocks of publicly traded banks, savings institutions and bank and savings institution holding companies.

In connection with this opinion we reviewed certain financial and other business data supplied to us by the Company including (i) Annual Reports, Proxy Statements and Form 10-Ks for the years ended December 31, 1996 and 1997, (ii) Form 10-Q for the quarter ended March 31, 1998, and other information we deemed relevant. We discussed with senior management and the boards of directors of the Company and its wholly owned subsidiary, Schenectady Federal Savings Bank, the current position and prospective outlook for the Company. We considered historical quotations and the prices of recorded transactions in the Company's common stock since its initial public offering. We reviewed financial and stock market data of other savings institutions, particularly in the midwestern region of the United States,

Board of Directors
SFS Bancorp, Inc.
July 31, 1998
Page 2


and the financial and structural terms of several other recent transactions involving mergers and acquisitions of savings institutions or proposed changes of control of comparably situated companies.

For CSB, we reviewed the audited financial statements for the fiscal years ended June 30, 1997, and 1996, and 1995, and certain other information deemed relevant. We also discussed with senior management of CSB, the current position and prospective outlook for CSB.

For purposes of this opinion we have relied, without independent verification, on the accuracy and completeness of the material furnished to us by the Company and CSB and the material otherwise made available to us, including information from published sources, and we have not made any independent effort to verify such data. With respect to the financial information, including forecasts and asset valuations we received from the Company, we assumed (with your consent) that they had been reasonably prepared reflecting the best currently available estimates and judgment of the Company's management. In addition, we have not made or obtained any independent appraisals or evaluations of the assets or liabilities, and potential and/or contingent liabilities of the Company or CSB. We have further relied on the assurances of management of the Company and CSB that they are not aware of any facts that would make such information inaccurate or misleading. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreement, to be consummated.

In rendering our opinion, we have assumed that in the course of obtaining the necessary approvals for the Merger, no restrictions or conditions will be imposed that would have a material adverse effect on the contemplated benefits of the Merger to the Company or the ability to consummate the Merger. Our opinion is based on the market, economic and other relevant considerations as they exist and can be evaluated on the date hereof.

Consistent with the engagement letter with you, we have acted as financial advisor to the Company in connection with the Merger and will receive a fee for such services, a majority of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement by the Company in connection with the Merger.

Board of Directors
SFS Bancorp, Inc.
July 31, 1998
Page 3


Based upon and subject to the foregoing, as outlined in the foregoing paragraphs and based on such other matters as we considered relevant, it is our opinion that as of the date hereof, the consideration to be received by the stockholders of the Company in the Merger is fair, from a financial point of view, to the stockholders of the Company.

This opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent, although this opinion may be included in its entirety in the proxy statement of the Company used to solicit stockholder approval of the Merger. It is understood that this letter is directed to the Board of Directors of the Company in its consideration of the Agreement, and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger.

Very truly yours,

/s/Charles Webb & Company,

Charles Webb & Company,
a Division of Keefe, Bruyette, & Woods, Inc.

PROSPECTUS
[Logo]
                              COHOES BANCORP, INC.
               (Proposed Holding Company for Cohoes Savings Bank)
     Minimum of 9,152,451 and Maximum of 11,252,451 Shares of Common Stock, Consisting of a Minimum of 5,950,000 and Maximum of 8,050,000 Shares of
        Conversion Stock and up to a Maximum of 3,202,451 Exchange Shares


Cohoes Savings Bank is converting from the mutual to the stock form of organization. As part of the conversion, Cohoes Savings Bank will become a wholly owned subsidiary of Cohoes Bancorp, Inc. Cohoes Bancorp, Inc. was formed in September, 1998 and upon consummation of the conversion will own all of the shares of Cohoes Savings Bank. The common stock of Cohoes Bancorp, Inc. is being offered for sale to the public in accordance with a plan of conversion which must be approved by the Superintendent of Banks of the State of New York, the Federal Deposit Insurance Corporation and by a majority of the votes eligible to be cast by voting depositors of Cohoes Savings Bank.

                              Terms of the Offering

An independent appraiser has estimated the pro forma market value of Cohoes Savings Bank, on a converted basis, to be between $59,500,000 and $80,500,000. Based on this estimate, Cohoes Bancorp, Inc. will offer between 5,950,000 shares and 8,050,000 shares to depositors, trustees and officers of Cohoes Savings Bank, the Employee Stock Ownership Plan and the public. In addition, Cohoes Bancorp, Inc. intends to issue a number of shares equal to 3% of the shares sold in the conversion to a charitable foundation. Cohoes Bancorp, Inc. may increase the number of shares offered up to 9,257,500 shares, subject to regulatory approval. Based on these estimates, we are making the following offering of shares of common stock:

                                                                                                          Adjusted
                                                         Minimum        Midpoint         Maximum           Maximum
                                                         -------        --------         -------           -------
Per Share Price.............................              $10.00         $10.00          $10.00            $10.00
Number of Shares............................            5,950,000       7,000,000       8,050,000         9,257,500
Underwriting Commission and Other Expenses..           $ 1,595,000     $ 1,711,000     $ 1,826,000       $ 1,959,000
Net Proceeds to Cohoes Bancorp, Inc.........           $57,905,000     $68,289,000     $76,674,000       $90,616,000
Net Proceeds Per Share......................              $9.73           $9.76           $9.77             $9.79


Please refer to Risk Factors beginning on page ___ of this document.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission, the Superintendent of Banks of the State of New York, the New York State Banking Department, the Federal Deposit Insurance Corporation, nor any state securities regulator has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

For information on how to subscribe for common stock, call the Stock Information Center at (518) _____-_________.

                              Other Related Matters

On July 31, 1998, Cohoes Savings Bank agreed to acquire SFS Bancorp, Inc. in a merger. In addition to the shares to be issued in the Conversion, it is anticipated that the merger will result in an aggregate of approximately 3.2 million shares of Cohoes Bancorp, Inc. common stock being issued in exchange for the shares of SFS Bancorp, Inc., the savings and loan holding company for Schenectady Federal Savings Bank, its wholly-owned subsidiary (assuming no outstanding stock options are exercised). The merger is expected to occur immediately after the conversion of Cohoes Savings Bank, but the conversion is not contingent upon the merger being completed.

                          KEEFE, BRUYETTE & WOODS, INC.
                              --------------------

            The date of this Prospectus is ___________________, 1998

                                  [INSERT MAP]

                                     SUMMARY

         This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the stock offering and the merger fully, you should read this entire document carefully, including the financial statements and the notes to the financial statements of the Parties. References in this document to "Cohoes Savings", the "Bank", "we", "us", and "our" refer to Cohoes Savings Bank either in its present form or as a stock savings bank following the Conversion. In certain circumstances where appropriate, "we," "us," or "our" refer collectively to Cohoes Savings Bank and Cohoes Bancorp, Inc. References in this document to the "Holding Company" refer to Cohoes Bancorp, Inc. All information contained in this Prospectus with respect to the Holding Company, the Bank and its subsidiaries has been supplied by the Holding Company and the Bank, and all information with respect to SFS, Schenectady Federal and its subsidiaries has been supplied by SFS.

The Holding Company:
                              Cohoes Bancorp, Inc.
                                75 Remsen Street
                           Cohoes, New York 12047-2892

         Cohoes Bancorp, Inc. is not an operating company and has not engaged in any significant business to date. It was formed in September 1998 as a Delaware-chartered corporation to be the holding company for the Bank. The holding company structure will provide greater flexibility in terms of operations, expansion and diversification. See page ____.

The Bank:
                               Cohoes Savings Bank
                                75 Remsen Street
                           Cohoes, New York 12047-2892

         Cohoes Savings Bank was established in Cohoes, New York in 1851. We are a community and customer oriented New York chartered mutual savings bank serving primarily the Cohoes, New York and surrounding area through 16 full service banking offices located throughout Albany, Saratoga, Schenectady and Rensselaer Counties, and a portion of Warren County in New York. We provide financial services to individuals, families and small businesses. Historically, we have emphasized residential mortgage lending, primarily originating one- to four-family mortgage loans. Our deposits are insured up to the applicable limits by the Federal Deposit Insurance Corporation. At June 30, 1998, we had total assets of $535.7 million, deposits of $449.5 million, and total equity of $53.3 million. See "Cohoes Savings Bank" on pages ____ to _____.

        Financial and operational highlights of the Bank include the following:

    o Focus on Residential lending. A cornerstone of our lending program has long been one- to four-family residential lending. We believe that, in comparison to many other types of assets, one- to four-family residential loans carry acceptable yields and credit risk. In addition, such loans create strong ties to consumers which can be utilized to market other financial products. At June 30, 1998, we had $258.4 million (or 62.1% of total loans) of one- to four-family residential loans and $22.0 million of home equity lines of credit. See "Business of Cohoes Savings Bank - Lending Activities." In recent years, in order to increase the yield on interest-earning assets and to increase the amount of our interest rate sensitive assets, we have increased originations of multi-family and commercial real estate loans which have adjustable rates and/or shorter terms to maturity than one- to four-family residential real estate loans. See "Risk Factors - Risks Associated with Multi-Family and Commercial Real Estate Loans."

    o Interest Rate Sensitivity. We, like virtually all financial institutions, are vulnerable to changes in interest rates. In managing our asset/liability mix, we may, at times, place more emphasis on enhancing our short-term net interest margin than on limiting interest rate risk. At June 30, 1998, based upon certain assumptions utilized by us in assessing interest rate risk, the value of our net portfolio equity would have declined by 7.7% and 14.8% if there would have been instantaneous increases in interest rates of 100 and 200 basis points, respectively. See "Risk Factors - Interest Rate Risk Exposure" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Cohoes Savings Bank - Asset/Liability Management."

    o Asset Quality. Our ratio of non-performing assets to total assets was 1.15% and our ratio of non-performing loans to total loans was 1.36% at June 30, 1998. Reflecting our focus on residential lending, our ratio of net charge-offs to average total loans was .24%, .37%, .10%, .06% and .01% for fiscal years 1998, 1997, 1996, 1995, and 1994, respectively. At June 30, 1998, our ratio of allowance for loan losses to total loans was .85% and our ratio of allowance for loan losses to total non-performing loans was 62.54%. See "Business Delinquencies and Non-Performing Assets."

    o Commitment to Growth. We believe that in order to remain an independent community-based financial institution in the rapidly changing financial services industry, we must be competitive. In order to remain competitive, we are committed to growing the Bank through acquisitions like the Merger and through other facets of our business, including insurance services, which can increase noninterest income for us. See "Business of Cohoes Savings Bank - Subsidiary and Other Activities." During fiscal 1998, we experienced a 4.7% increase in deposit accounts. In addition, we experienced a $14.5 million increase in loans receivable. See "Business of Cohoes Savings Bank - Lending."

The Stock Offering

         We are offering between 5,950,000 and 8,050,000 shares of common stock at $10.00 per share in the Conversion. We may increase the offering to 9,257,500 shares without further notice to you. Any increase over 9,257,500 shares would require the approval of the Superintendent and the FDIC. You may not change or cancel any stock order previously delivered to us as a result of an increase in the offering within these limits. Completion of the Conversion is not contingent on the Merger.

         Stock Purchase Priorities. The shares of Holding Company Common Stock will be offered on the basis of priorities. Our depositors and the ESOP established by us will receive subscription rights to purchase shares of common stock. Any remaining shares not subscribed for may be offered in a direct community offering or a public offering. See "The Conversion and the Merger - Offering of Holding Company Common Stock" on pages _____ to ____.

         Prohibition on Transfer of Subscription Rights. You may not sell or assign your subscription rights. Any transfer of subscription rights is prohibited by law and may result in the forfeiture of your subscription rights.

         Stock Pricing and Number of Shares to be Issued. We set the purchase price per share of the common stock at $10.00. This is the price most commonly used in recent years in stock offerings involving Conversions of mutual savings institutions. The number or range of shares of common stock to be issued in the offering is based on an independent appraisal of the pro forma market value of the common stock by RP Financial, an appraisal firm experienced in appraisals of savings institutions. RP Financial has estimated that as of September 4, 1998, the estimated valuation range of Holding Company Common Stock was between $59,500,000 and $80,500,000 (with a midpoint of $70,000,000). The Estimated
Valuation Range represents our estimated market value after giving effect to the sale of the common stock in this offering and the issuance of a number of shares equal to 3% of the shares issued in the Conversion to the Foundation. Based on this valuation and the $10.00 per share price, the number of shares of common stock that we will issue in the offering will range from between 5,950,000 shares and 8,050,000 shares. The establishment of, and contribution to, the Cohoes Savings Foundation had the effect of reducing our market valuation. See "Risk Factors - the Expense and Dilutive Effect of the Stock Contribution to the Charitable Foundation" on pages ___ and ___ and "Comparison of Valuation and Pro Forma Information With No Foundation but With Merger" on pages ___ to ___.

         The appraisal was based both upon our financial condition and results of operations and upon the effect of the additional capital we will raise in this Offering. The independent appraisal will be updated before we complete the Conversion. Changes in market and financial conditions and demand for the common stock may cause the estimated valuation range to increase by up to 15%, to up to $92,575,000. If this occurs, the maximum number of shares that can be sold in this offering can increase to up to 9,257,500 shares (plus the 277,725 shares to be issued to the Cohoes Savings Foundation). If the Estimated Valuation Range is either below $59,500,000 or above $92,575,000, then you will be notified and will have the opportunity to modify or cancel your order. See "The Conversion and the Merger Stock Pricing and Number of Shares to be Issued" on pages ____ to ____.

         The independent valuation prepared by RP Financial is not a recommendation as to the advisability of purchasing the Holding Company Common Stock. Accordingly, you should not buy the Holding Company Common Stock based solely on the independent valuation.

         Termination of the Offering. The subscription offering will terminate at ___:____ __.m., Cohoes, New York time, on ________________, 1998. Any direct community offering or public offering may terminate at any time without notice, but no later than ________________, 1998, without approval by the Superintendent of Banks of the New York State Banking Department and the FDIC. If the offering is not completed by _____________________, 1998, all subscribers will be notified and will be given the opportunity to cancel or modify their order.

         Benefits to Management and Employees from the Offering. Our employees will participate in the offering through individual purchases and through purchases of stock through our employee stock ownership plan, which is a type of retirement plan. We also intend to implement a RRP and a Stock Option and Incentive Plan, which may benefit the officers, employees and directors. If we adopt the RRP, such individuals will be awarded stock at no cost to them. The RRP and Stock Option and Incentive Plan may not be adopted until at least six months after the Conversion and are subject to stockholder approval. We also intend to enter into employment agreements with certain executive officers following completion of the offering. See "Management of the Bank - Benefit Plans" on pages ___ to ___.

         The Charitable Foundation. To further our commitment to the local community, we intend to establish the Foundation as part of the Conversion. We will make a contribution to the Foundation, in the form of common stock, in a total amount equal to a number of shares equal to 3% of the shares issued in the Conversion. The Foundation will be dedicated exclusively to supporting charitable causes and community development in the Bank's primary market area.
Due to the issuance of shares of common stock to the Foundation, persons purchasing shares in the offering will have their ownership and voting interest in the Holding Company diluted by 2.9%. We will incur an expense equal to the full amount of the contribution to the Cohoes Savings Foundation, offset in part by a tax benefit, during the quarter in which the contribution is made. Such expense will reduce our earnings. See "Risk Factors - The Expense and Dilutive Effect of the Stock Contribution to the Charitable Foundation" on pages ___ and ___, "Pro Forma Data" on pages ___ to ___ and "The Conversion and the Merger - Stock Contribution to the Charitable Foundation" on pages ___ to ___.

         Use of the Proceeds Raised from the Sale of Holding Company Common Stock in the Offering. We will use the net proceeds received from the offering as follows. The percentages used are estimates.

    o   50% will be used to buy all of the capital stock of the Bank.
    o 8% will be loaned to the employee stock ownership plan to fund its purchase of common stock.
    o 42% will be retained and initially be placed in short-term investments, which may later be used as a possible source of funds for stock repurchases, the payment of dividends to stockholders, and for other general corporate purposes.

         The proceeds received by the Bank will increase our capital and will be available for expansion of our retail banking franchise through future lending and investment, in addition to general corporate purposes. See "Use of Proceeds" on pages ____ and ____.

The Merger

         On July 31, 1998, we entered into a merger agreement with SFS which provides for SFS and its wholly owned subsidiary, Schenectady Federal, to be acquired by us. SFS stockholders will receive a number of shares of Holding Company Common Stock equal to the lesser of: (i) 2.65; or (ii) the quotient determined by dividing $35.00 by the Average Closing Price, which is the average of the daily last sales price of Holding Company Common Stock as reported on The Nasdaq Stock Market for the first ten trading days on which Holding Company Common Stock is traded, for each SFS share they own just before the Merger. In addition, each outstanding option to purchase SFS

Common Stock will be exchanged for an option to acquire our stock on the same basis. We estimate that the total number of exchange shares to be issued in connection with the Merger will be approximately 3.2 million shares (based on the maximum exchange ratio of 2.65 shares of Holding Company Common Stock for each share of SFS Common Stock outstanding). As part of the Merger, Schenectady Federal will be merged with and into us and we will be the surviving savings bank.

         Consummation of the Merger is subject to, among other things: (i) receipt of all necessary approvals and consents from regulators or governmental entities, including approval of the plan of Conversion and the Merger by the Superintendent and the FDIC; (ii) the approval of the merger agreement by the requisite vote of the stockholders of SFS; (iii) approval of the Conversion and the Merger by our voting depositors, (iv) consummation of the Conversion; and
(v) the satisfaction or waiver of certain other conditions. The merger agreement will be presented to SFS stockholders for their approval at a special meeting called for _____________, 1998. In addition, we have applied for all necessary regulatory approvals in order to consummate the Merger. The Merger is expected to be completed immediately after the consummation of the Conversion.

         The Merger will enable us to expand our banking services in communities where we currently only have a limited presence. Completion of the Merger is expected to increase our deposit base, our loan portfolio and the number of our full service banking centers.

         SFS Bancorp, Inc. is a Delaware corporation which was organized in 1995 by Schenectady Federal for the purpose of becoming its savings and loan holding company. Schenectady Federal is principally engaged in the business of attracting deposits from the general public and using such deposits, together with funds generated from operations and borrowings, to originate one- to four-family residential loans. Schenectady Federal also originates consumer, construction, multi-family and commercial/non-residential loans. In addition, Schenectady Federal also invests in mortgage-backed securities, investment securities and short-term liquid assets. Schenectady Federal's deposit and lending market area encompasses Schenectady and Albany Counties in New York.

         Schenectady Federal's operations are regulated by the OTS. Schenectady Federal is a member of the FHLB and a stockholder in the FHLB of New York. Schenectady Federal is also a member of the SAIF and its deposit accounts are insured up to applicable limits by the FDIC.

         The executive offices of SFS are located at 251-263 State Street, Schenectady, New York 12305, and its telephone number is (518) 395-2300.

The Holding Company and the Bank Following the Conversion and the Merger

         Assuming the Conversion and the Merger had been consummated as of June 30, 1998, we would have had, on a pro forma basis at the maximum of the estimated valuation range, total consolidated assets of $783.5 million, total consolidated liabilities of $643.4 million, including $602.4 million of deposits, and total consolidated stockholders' equity of $140.1 million. See "Pro Forma Unaudited Financial Information." In addition, at June 30, 1998, the Bank would have had, on a pro forma basis at the maximum of the estimated valuation range, leverage capital of $99.9 million or 13.5% of adjusted total assets and risk-based capital of $104.3 million or 23.9% of total risk-weighted assets, respectively. See "Regulatory Capital."

         The Bank and Schenectady Federal currently serve contiguous market areas. We currently operate primarily in Albany, Saratoga, Schenectady, and Rensselaer Counties, New York, and a portion of Warren County in New York, while Schenectady Federal operates in Albany and Schenectady Counties, New York. We believe that the Merger will enhance our ability to offer full service banking throughout the suburbs of Albany. In addition, we believe that the expansion of our office network will help our asset growth through an expanded market area in which to offer our loans and other products.

         Upon completion of the Conversion and the Merger, we will be a well capitalized, independent community- oriented financial institution with 20 full service branch offices in addition to our public accommodation office, which is expected to become a full service branch office in October, 1998. Our business strategy will be to operate as a community oriented financial institution dedicated to meeting the borrowing and savings needs of our customers while providing superior service. We will seek to implement this strategy by (i) increasing our origination of loans in our market area and emphasizing retail banking, including the origination of single-family residential mortgage loans and consumer loans; (ii) continuing to expand our insurance and investments activities, which provide alternative sources of income to our traditional banking activities; (iii) maintaining asset quality;
(iv) maintaining a high level of capital; and (v) continuing our pattern of controlled growth.

         Assuming the Conversion and the Merger had been consummated as of June 30, 1998, our net loan portfolio would have amounted to, on a pro forma basis at the maximum of the estimated valuation range, $554.0 million or 70.7% of total assets. Of our pro forma total loans at such date, $372.5 million or 66.7% would consist of single-family residential loans, $99.3 million or 17.8% would consist of multi-family and commercial real estate loans, $71.5 million or 12.8% would consist of consumer loans and $15.1 million or 2.7% would consist of commercial business loans. In addition, our total deposits would have amounted to $602.4 million. Moreover, we would have had $7.7 million of non-performing assets or 0.98% of total assets. For additional information with respect to our pro forma consolidated financial condition and results of operations, see "Selected Pro Forma Unaudited Consolidated Financial Data of the Holding Company" and "Pro Forma Unaudited Financial Information" on pages _____ to _____.

         Our board of directors currently consists of eleven members. Upon completion of the Conversion and the Merger, Joseph H. Giaquinto, Chairman of the Board, President and Chief Executive Officer of SFS, will be appointed to the boards of directors of the Holding Company and the Bank. The remaining directors and certain officers of Schenectady Federal will be appointed to an advisory board of the Holding Company for up to four-year terms commencing upon the completion of the Merger.

         As a New York chartered savings bank, we will continue to be subject to comprehensive regulation and examination by the Department, as our chartering authority and primary regulator, and by the FDIC, which administers the Bank Insurance Fund, which will insure our deposits to the maximum extent permitted by law. We will be a member of the FHLB of New York, which is one of the 12 regional banks which comprise the FHLB System. We will be further subject to regulations of the FRB governing reserves required to be maintained against deposits and certain other matters. The Holding Company will be a registered savings and loan holding company and will be subject to examination and regulation by both the OTS and the Department and subject to various reporting and other requirements of the SEC. Our principal executive offices following consummation of the Conversion and the Merger will be located at 75 Remsen Street, Cohoes, New York, 12047, and our telephone number will be (518) 233-6500.

Dividends

         Cohoes Bancorp, Inc. intends to pay dividends in the future. However, the amount and timing of such payments has yet to be determined. The determination to pay a dividend is dependent upon a number of factors, including
(i) the amount of the net proceeds retained by the Holding Company in the Conversion, (ii) investment opportunities available, (iii) capital requirements,
(iv) regulatory limitations,  (v) results of operations and financial condition,
(vi) tax considerations, and (vii) general economic conditions. See "Dividends" on pages ___ and ___.

Market for the Common Stock

         We anticipate the Holding Company Common Stock to be traded on The Nasdaq National Market System under the symbol "________". It is possible that an active and liquid trading market, however, may not develop or be maintained. Investors should have a long-term investment intent. Persons purchasing shares may not be able to sell their shares when they desire or sell them at a price equal to or above $10.00. KBW has informed us that it has agreed to make a market in the common stock. KBW will, however, not be subject to any obligation with respect to such efforts. See "Market for the Common Stock" on page ____.

Prospectus Delivery and Procedures for Common Stock

         To ensure that each person or entity is properly identified as to such party's stock purchase priorities, such party must list all deposit accounts on the order form accompanying this prospectus, giving all names on each account and the account numbers at the applicable date. The failure to provide accurate and complete account information on the order form may result in a reduction or elimination of your order.

         Only orders submitted on original order forms will be accepted for processing. Photocopies or facsimile copies of order forms or the form of certification will not be accepted. Payment by cash, check, money order, bank draft or withdrawal from an existing account at the Bank must accompany your order form. No wire transfers will be accepted. See "The Conversion and the Merger - Method of Payment for Subscriptions" on pages ___ to ___.

         To ensure that each purchaser receives a Prospectus at least 48 hours prior to the respective expiration dates for the Offering, in accordance with Rule 15c2-8 of the Exchange Act, as amended, no Prospectus will be mailed later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the stock order form will confirm receipt or delivery in accordance with Rule 15c2-8. Stock order forms will only be distributed with a Prospectus and a certification form requiring each prospective investor to acknowledge, among other things, that the shares of Holding Company Common Stock are not insured by the Bank, the FDIC or any other governmental agency and that such prospective investor has received a copy of this Prospectus, which, among other things, describes the risks involved in the investment in the Holding Company Common Stock.

Important Risks in Owning the Holding Company's Common Stock

         Before you decide to purchase stock in the offering, you should read the "Risk Factors" section on pages ____ to ____ of this document, in addition to the other sections of this Prospectus. The Holding Company Common Stock is subject to investment risk, including the possible loss of the principal of your investment.

      SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF COHOES SAVINGS BANK

         The summary information presented below under "Selected Consolidated Financial Data" and "Selected Operating Data" for, and as of the end of, each of the years ended June 30 is derived from the Bank's audited financial statements. The following information is only a summary and you should read it along with our financial statements and notes beginning on page F-1.

                                                                                   At June 30,
                                                        ------------------------------------------------------------------
                                                           1998         1997          1996          1995          1994
                                                           ----         ----          ----          ----          ----
                                                                                 (In Thousands)
Selected Consolidated Financial Data:
     Total assets.................................      $   535,716   $   491,700  $   463,363   $   459,336   $   403,334
     Cash and cash equivalents....................           14,229        16,664        8,900        15,179        15,235
     Loans, net  .................................          412,759       398,530      393,970       379,088       313,419
     Investment securities........................           45,424        25,273       25,969        40,052        48,825
     Securities available-for-sale................           48,720        35,475       20,886        10,433        13,776
     Deposits.....................................          449,541       429,390      404,539       398,963       346,459
     FHLB borrowings..............................           19,897            --        2,116         6,117           105
     Total equity.................................           53,282        49,092       44,290        40,130        36,276
     Real estate owned............................              509         1,874          421           396           437
     Nonperforming loans..........................            5,649         6,688        7,793         5,063         4,892

                                                                       For the Fiscal Year Ended June 30,
                                                        ------------------------------------------------------------------
                                                              1998          1997          1996          1995          1994
                                                              ----          ----          ----          ----          ----
                                                                             (Dollars in Thousands)
Selected Operating Data:
     Total interest income........................       $   38,423    $   36,285   $   35,383    $   32,100    $   27,560
     Interest expense.............................           19,262        17,821       18,164        15,405        12,388
                                                             ------        ------       ------        ------        ------
          Net interest income.....................           19,161        18,464       17,219        16,695        15,172
     Provision for loan losses....................            1,400         1,325          490           330           750
                                                              -----         -----       ------        ------        ------
          Net interest income after provision
           for loan losses........................            7,761        17,139       16,729        16,365        14,422
     Noninterest income
          Net gain (loss) on sale of mortgage
           loans..................................               81           106         (20)         (102)           226
          Other...................................            2,662         2,684        2,487         2,293         2,050
     Noninterest expense..........................           13,767        12,314       11,919        12,152        11,114
                                                          ---------     ---------    ---------     ---------     ---------
     Income before income taxes...................            6,737         7,615        7,277         6,404         5,584
     Income taxes.................................            2,650         2,972        2,882         2,565         2,194
                                                         ----------    ----------   ----------    ----------    ----------
          Net income..............................        $   4,087     $   4,643    $   4,395     $   3,839     $   3,390
                                                          =========     =========    =========     =========     =========
Selected Operating Ratios and Other Data:
Performance Ratios:
     Average yield on interest-earning assets.....             7.96%         8.04%        7.98%         7.76%         7.38%
     Average rate paid on interest-bearing
       liabilities................................             4.33          4.27         4.42          3.99          3.57
     Average interest rate spread.................             3.63          3.77         3.56          3.77          3.81
     Net interest margin (1)......................             3.97          4.09         3.89          4.04          4.06
     Net interest income after provision for
      loan losses to noninterest expense..........           129.01        139.18       140.36        134.67        129.76
     Noninterest expense as a percent of average
       assets.....................................             2.75          2.62         2.59          2.82          2.86
     Return on average assets (2).................             0.82          0.99         0.95          0.89          0.87
     Return on average equity (3).................             7.88          9.87        10.28          9.95          9.85
     Ratio of average equity to average assets....            10.35         10.03         9.28          8.95          8.85
     Efficiency ratio (4).........................            62.85         57.94        60.55         64.34         63.70
Asset Quality Ratios:
     Nonperforming loans as a percent of total
       loans......................................             1.36          1.66         1.96          1.32          1.54
     Nonperforming assets as a percent of total
       assets.....................................             1.15          1.74         1.77          1.19          1.32
     Allowance for loan losses as a percent of
       total loans................................             0.85          0.77         0.82          0.82          0.95
     Allowance for loan losses as a percent of
          nonperforming loans.....................            62.54         46.43        41.69         61.88         61.55
     Net loans charged-off to average loans.......             0.24          0.37         0.10          0.06          0.01
Branch Locations:
     Traditional..................................                7             7            6             5             4
     Supermarket..................................                9(6)          8            4             4             3
     Public accommodation (5).....................                1             1            1             1             1

                                                   (Footnotes on following page)

------------

(1) Net interest income as a percentage of average interest-earning assets.

(2) Ratio of net earnings to average total assets.

(3) Ratio of net earnings to average total equity.

(4) The Efficiency Ratio is computed by dividing noninterest expense by the sum of net interest income and noninterest income.

(5) The public accommodation office is expected to become a full service branch office on October 1, 1998.

(6) The Queensbury branch location opened for business in July, 1998.

       SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF SFS BANCORP, INC.


                                                                                        December 31,
                                              June 30,      ---------------------------------------------------------------
                                                1998           1997         1996          1995          1994         1993
                                                ----           ----         ----          ----          ----         ----
                                                                           (In Thousands)
Selected Financial Condition Data
Total assets........................          $178,093      $174,428      $164,888      $166,529      $150,837     $146,260
Cash and cash equivalents...........             6,580         2,176         2,896        10,453         6,468        3,481
Securities available for sale.......             8,062         4,067         1,990         7,976         7,776           --
Investment securities:
   Mortgage-backed securities.......            13,708        16,966        20,434        24,418        21,991       25,397
   Debt securities..................             3,202        12,013        15,746        18,658        16,902       20,842
FHLB stock..........................             1,338         1,338         1,215         1,117         1,123        1,092
Loans receivable, net...............           141,222       133,786       118,455       100,921        93,703       92,601
Real estate owned...................               151           111           178           200           204          128
Deposits............................           152,879       150,469       140,616       139,671       138,299      134,653
Advance payments by borrowers
   for taxes and insurance..........             1,861         1,281         1,160         1,402         1,270        1,129
Stockholders' equity................            21,915        21,431        21,671        24,261        10,046        9,642


                                 Six Months Ended
                               --------------------                  Year Ended December 31,
                               June 30,    June 30,  -----------------------------------------------------
                                 1998        1997      1997       1996        1995        1994      1993
                                 ----        ----      ----       ----        ----        ----      ----
                                                              (In Thousands)
Selected Operations Data
Total interest income ......   $  6,391   $  6,047   $ 12,368   $ 11,867    $ 11,523   $  9,849   $  9,774
Total interest expense .....      3,460      3,188      6,623      6,187       6,236      5,077      5,275
                               --------   --------   --------   --------    --------   --------   --------
   Net interest income .....      2,931      2,859      5,745      5,680       5,287      4,772      4,499
Provision for loan losses ..         60         60        120        120         370        120        440
                               --------   --------   --------   --------    --------   --------   --------
Net interest income after
   provision for loan losses      2,871      2,799      5,625      5,560       4,917      4,652      4,059
Noninterest income .........        226        168        504        403         321        170        599
Noninterest expense ........      2,131      2,150      4,369      5,239       4,027      4,096      4,239
                               --------   --------   --------   --------    --------   --------   --------
Income before taxes ........        966        817      1,760        724       1,211        726        419
Income tax expense (benefit)        399        324        692       (106)        356        215         13
                               --------   --------   --------   --------    --------   --------   --------
Net income .................   $    567   $    493   $  1,068   $    830    $    855   $    511   $    406
                               ========   ========   ========   ========    ========   ========   ========

                                            Six Months Ended
                                            -----------------              Year Ended December 31,
                                            June 30, June 30,   ---------------------------------------------
                                             1998      1997     1997       1996      1995      1994      1993
                                             ----      ----     ----       ----      ----      ----      ----
Selected Financial Ratios and Other Data
Performance Ratios:
Return on assets (ratio of net income
  to average total assets ...........        0.65%     0.59%     0.63%     0.50%     0.53%     0.34%     0.28%
Net interest rate spread ............        2.95      3.02      2.96      2.95      2.93      3.06      2.96
Net interest margin .................        3.46      3.52      3.46      3.51      3.36      3.26      3.15
Ratio of noninterest expense to
  average total assets ..............        2.44      2.56      2.56      3.17      2.51      2.74      2.90
Ratio of net interest income to
  noninterest expense ...............      137.51    133.04    131.49    108.41    131.29    116.50    106.13
Return on equity (ratio of net income
  to average equity) ................        5.34      4.62      5.04      3.73      5.07      5.31      4.33
Liquidity ratio at end of period ....       21.54     23.25     19.72     22.58     32.45     19.57     12.99
Efficiency ratio ....................       67.50     71.30     69.92     86.13     71.81     82.88     83.15


Asset Quality Ratios:

Non-performing assets to total
  assets, at end of period ..........        0.85      0.68      0.84      0.61      0.62      1.93      1.80
Allowance for loan losses to non- ...       63.16
  performing loans, at period end ...       66.08     55.78     77.07     68.18     31.79     32.02
Allowance for loan losses to total
  loans .............................        0.60      0.58      0.58      0.54      0.56      0.91      0.86
Allowance for loan losses to total
  assets ............................        0.48      0.42      0.45      0.39      0.34      0.57      0.55

Number of full service offices ......           4         4         4         3         3         3         3

                    SELECTED PRO FORMA UNAUDITED CONSOLIDATED
                      FINANCIAL DATA OF THE HOLDING COMPANY
                  (Dollars in Thousands, Except Per Share Data)

         The following presents certain pro forma unaudited consolidated financial data with respect to the Holding Company and its subsidiaries. The financial information for each period presented below gives effect to the consummation of the Conversion and the Merger, including the sale of the Holding Company Common Stock sold in the Conversion (the "Conversion Shares"), the issuance of Holding Company Common Stock issued in the Merger (the "Exchange Shares") and the contribution of shares of Holding Company Common Stock to the Foundation and excludes the anticipated expenses associated with the Holding Company's ESOP and RRP. Data from the pro forma statement of condition assumes that these transactions occurred at the date indicated. Data from the pro forma statement of income assumes that these transactions occurred at the beginning of each of the periods presented. It is also assumed that 8,050,000 Conversion Shares are sold in the Offering at a price of $10.00 per share, resulting in gross proceeds of $80.5 million (the maximum of the Estimated Valuation Range), that 3,202,451 Exchange Shares are issued (based on the maximum exchange ratio of 2.65 shares of Holding Company Common Stock for each share of SFS Common Stock outstanding) and that 241,500 shares of Holding Company Common Stock are contributed to the Foundation (based on the issuance of shares at the maximum of the Estimated Valuation Range). For additional assumptions used in calculating the pro forma data, see "Pro Forma Unaudited Financial Information."

         In accordance with GAAP, the Merger will be accounted for using the pooling-of-interests method. Under the pooling-of-interests method of accounting, the recorded assets and liabilities of the Parties will be carried forward at their recorded amounts, and the results of operations of the combined Parties will include the results of operations of the Holding Company and SFS for the entire year in which the Merger occurs and, as restated, for prior periods. Such accounting treatment requires satisfaction of certain conditions, including the condition that "affiliates" of the Parties may not dispose of shares of Holding Company Common Stock prior to the publication of financial results covering at least 30 days of post-closing combined operations of the Parties. See "Pro Forma Unaudited Financial Information" and "Use of Proceeds."

         The following unaudited selected pro forma consolidated financial data should be read in conjunction with the consolidated financial statements and related notes included in this Prospectus.


                                                At or For the Twelve Months
                                                        Ended June 30,
                                               ------------------------------
                                                1998        1997        1996
                                                ----        ----        ----
Financial Condition:
   Total assets ..............................$713,809    $664,549    $627,729
   Loans receivable, net ..................... 553,981     522,698     504,690
   Investment securities held to maturity ....  62,334      57,820      64,203
   Investment securities available for sale ..  58,120      42,844      26,070
   Deposits .................................. 602,420     577,391     543,926
   Total borrowings ..........................  19,897          --       2,116
   Total stockholders' equity ................  75,197      70,646      66,577

Results of Operations(1):
   Net interest income .......................$ 24,978    $ 24,152    $ 22,924
   Provision for losses on loans .............   1,520       1,445         760
   Net interest income after provision for
     losses on loans .........................  23,458      22,707      22,164
   Noninterest income ........................   3,224       3,168       2,744
   Noninterest expense .......................  18,036      17,478      16,136
   Income before taxes .......................   8,646       8,397       8,772
   Net income ................................   5,229       5,383       5,536
   Diluted earnings per share ................    0.44        0.47        0.49
   Basic earnings per share ..................    0.44        0.48        0.50

Selected Ratios:
   Performance ratios:
         Return on average assets(2) .........    0.77%       0.85%       0.88%
         Return on average equity(2) .........    7.15%       7.87%       8.37%
   Asset quality ratios (period end):
         Allowance for losses on loans to
           total loans .......................    0.79%       0.73%       0.76%
         Non-performing assets as a percent
           of total assets(3) ................    1.07%       1.47%       1.49%
         Allowance for losses on loans to non-
           performing assets(3) ..............   57.28%      39.26%      41.31%


                                                   (Footnotes on following page)

------------

(1) Does not reflect any cost savings or other benefits of the Conversion and the Merger.

(2) These ratios are based on average daily balances during the indicated periods and do not reflect an increase in averages relating to the anticipated proceeds from the Offerings.

(3) Nonperforming assets consist of non-accrual loans, accruing loans more than 90 days past due and real estate acquired through foreclosure or by deed-in-lieu thereof and restructured loans which are performing in accordance with current terms.

                                  RISK FACTORS

         In addition to other information in this document, you should consider carefully the following risk factors in evaluating an investment in our common stock.

Decreased Return on Average Equity and Increased Expenses Immediately After Conversion

         As a result of the Conversion, our equity will increase substantially. Expenses are expected to increase due to the costs associated with our employee stock ownership plan, our restricted stock plan, and being a public company. Because of the increases in our equity and expenses, our return on equity may decrease as compared to our performance in previous years. A lower return on equity could limit the trading price potential of the Holding Company Common Stock. See "Use of Proceeds" and "Pro Forma Data."

         In addition, we intend to initially invest the additional capital being raised through the offering into shorter-term, lower-yielding assets (i.e., federal funds sold) and gradually reinvest the additional capital into longer-term, higher- yielding loans and mortgage-backed securities as opportunities arise. Until the additional capital can be effectively reinvested, our return on equity is expected to decrease from the Bank's historic levels.

Risks Related to the Merger

         In recent years, the Bank has not acquired or merged with another financial institution. The future growth of the Bank and the Holding Company will depend, in part, on the success of the Merger which will, in turn, depend on a number of factors, including: the Bank's ability to integrate the Schenectady Federal branches into the current operations of the Bank; the Bank's ability to limit the outflow of deposits held by customers in the Schenectady Federal branches; the Bank's ability to control the non-interest expense from the Merger in a manner that enables the Bank to improve its overall operating efficiencies; and the Bank's ability to retain and integrate the appropriate personnel of Schenectady Federal into the operations of the Bank. No assurance can be given that the Bank will be able to integrate Schenectady Federal successfully, that the Bank will be able to achieve results in the future similar to those achieved by the Bank in the past, or that the Bank will be able to manage its growth resulting from the Merger effectively. See "Pro Forma Unaudited Financial Information."

Dilutive Effect of Issuance of Additional Shares

         The merger agreement provides that each share of SFS Common Stock outstanding as of the Effective Time shall be converted into the right to receive a number of shares of Holding Company Common Stock equal to the lesser of : (i) the quotient determined by dividing $26.50 by the Initial Public Offering price or (ii) the quotient determined by dividing $35.00 by the Average Closing Price. In addition, each SFS Option outstanding at the Effective Time, whether or not exercisable, shall be converted into the right to acquire shares of Holding Company Common Stock equal to the number of shares of SFS Common Stock subject to the SFS options multiplied by the Exchange Ratio. Based upon the number of shares of SFS Common Stock outstanding as of June 30, 1998, the Holding Company estimates that the total number of Exchange Shares to be issued in connection with the Merger will be 3,202,451, excluding any adjustment for fractional shares or the exercise of any options to acquire shares of SFS Common Stock. Giving effect to the contribution of 241,500 shares of Holding Company Common Stock to the Foundation, based on the issuance of shares at the maximum of the Estimated Valuation Range, and assuming the exercise of all the vested SFS Options, the Merger will dilute the voting interest of subscribers in the Offering by approximately 31.9% (assuming 8,050,000 Conversion Shares are sold at the maximum of the Estimated Valuation Range).

         If a RRP is approved by stockholders of the Holding Company, the RRP intends to acquire an amount of Holding Company Common Stock equal to 4% of the Conversion Shares sold in the Conversion and including shares issued to the Foundation. If such shares are acquired at a per share price equal to the purchase price, the cost of such shares would be $3.3 million, assuming the number of Conversion Shares sold are equal to the maximum of the Estimated Offering Range. Such shares of Holding Company Common Stock may be acquired in the open market with funds provided by the Holding Company, if permissible, or from authorized but unissued shares of Holding Company Common Stock. In the event that the RRP acquires authorized but unissued shares of Holding Company Common Stock from the Holding Company, the interests of existing stockholders will be diluted. Assuming the issuance of 8,050,000

Conversion Shares and 3,202,451 Exchange Shares and the contribution of 241,500 shares of Holding Company Common Stock to the Foundation, the issuance of authorized but unissued shares of Holding Company Common Stock to such plan in an amount equal to 4% of the Conversion Shares sold in the Conversion would dilute the voting interests of existing stockholders by approximately 2.8%, and net income per share and stockholders' equity per share would be decreased by a corresponding amount. See "Pro Forma Unaudited Financial Information - Additional Pro Forma Data" and "Management - Benefits - Recognition and Retention Plan."

         If a Stock Option and Incentive Plan is approved by stockholders of the Holding Company, the Holding Company intends to reserve for future issuance pursuant to such plan a number of shares of Holding Company Common Stock equal to an aggregate of 10% of the Conversion Shares and the contribution of shares to the Foundation (829,150 shares, based on the issuance of the maximum 8,050,000 shares and the contribution of 241,500 shares to the Foundation). Such shares may be authorized but previously unissued shares, treasury shares or shares purchased by the Holding Company in the open market or from private sources. Assuming the issuance of 8,050,000 Conversion Shares and 3,202,451 Exchange Shares and the contribution of 241,500 shares of Holding Company Common Stock to the Foundation, if only authorized but previously unissued shares are used under such plan, the issuance of the total number of shares available under such plan would dilute the voting interests of existing stockholders by approximately 6.7%, and net income per share and stockholders' equity per share would be decreased by a corresponding amount. See "Pro Forma Unaudited Financial Information - Additional Pro Forma Data" and "Management - Benefits."

Interest Rate Risk Exposure

         The Bank's profitability is dependent to a large extent upon its net interest income, which is the difference between its interest and dividend income on earning assets, such as loans and investments, and its interest expense on interest-bearing liabilities, such as deposits and borrowings. Changes in the level of interest rates affect the amount of loans originated by the Bank as well as the market value of the Bank's earning assets. Moreover, increases in interest rates also can result in disintermediation, which is the flow of funds away from savings institutions into other investments, such as corporate securities and other investment vehicles, which generally pay higher rates of return than savings institutions. Finally, a flattening of the "yield curve" (i.e., a decline in the difference between long and short term interest rates) or an inverted yield curve (i.e., where short term interest rates are higher than long term interest rates), could adversely impact net interest income. As a result of a decline in the yield earned on average interest-earning assets that exceeded a decline in the rate paid on its average liabilities, the Bank's average interest rate spread decreased from 3.77% for 1997 to 3.63% for 1998. No assurance can be given that the Bank's average interest rate spread will not decrease further in future periods. Any such decrease in the Bank's average interest rate spread could adversely affect the Bank's net interest income. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Cohoes Savings Bank - Asset/Liability Management."

         If an institution's interest-earning assets have longer effective maturities than its interest-bearing liabilities, the yield on the institution's interest-earning assets generally will adjust more slowly than the cost of its interest-bearing liabilities and, as a result, the institutions' net interest income generally would be adversely affected by material and prolonged increases in interest rates and positively affected by comparable declines in interest rates. The Bank attempts to reduce the vulnerability of its operations to changes in interest rates by maintaining significant amounts of liquid assets and assets with relatively short estimated lives. Changes in interest rates also can affect the average life of loans and mortgage-related and other securities. Decreases in interest rates in recent periods have resulted in increased prepayments of loans and mortgage backed securities, as borrowers refinanced to reduce borrowing costs. Under these circumstances, the bank is subject to reinvestment risk to the extent that it is not able to reinvest such prepayments at rates which are comparable to the rates on the maturing loans or securities. See "Business of Cohoes Savings Bank Lending Activities."

Risks Related to Multi-Family and Commercial Real Estate Loans; Geographic Concentration of Loans

         The Bank originates multi-family and commercial real estate loans, which amounted to $93.2 million (or 22.4% of the Bank's loan portfolio) as of June 30, 1998. Multi-family and commercial real estate lending generally is considered to involve a higher degree of risk than single-family residential lending due to a variety of factors, including generally larger loan balances, the dependency on successful operation of the project for repayment, loan terms which often do not require full amortization of the loan over its term and successfully developing and/or selling the property.

See "Business of Cohoes Savings Bank - Lending Activities." As of June 30, 1998, the Bank had $823,000 of non-performing multi-family and commercial real estate loans (excluding restructured loans which are performing under the restructured terms).

         In addition, the Bank had $25.9 million of commercial real estate loans secured by property located in New York City as of June 30, 1998. At that date, the entire commercial real estate loan portfolio located in New York City was performing in accordance with its respective terms. However, no assurance can be made that the New York City economy will continue at current levels or that such loans will continue to perform in accordance with their terms in the future.

Competition

         The Bank experiences significant competition in its local market area in both originating real estate and other loans and attracting deposits. This competition arises from other savings institutions as well as credit unions, mortgage banks, commercial banks, mutual funds and national and local securities firms. Due to their size, many competitors can achieve certain economies of scale and as a result offer a broader range of products and services than the Bank. The Bank attempts to mitigate the effect of such factors by emphasizing customer service and community outreach. Such competition may limit the Bank's growth in the future. See "Business of the Bank - Competition."

Takeover Defensive Provisions

         Holding Company and Bank Governing Instruments. Certain provisions of the Holding Company's Certificate of Incorporation and Bylaws and the Bank's Restated Organization Certificate and Bylaws assist the Holding Company and the Bank in maintaining its status as an independent publicly owned corporation. However, such provisions may also block stockholders from approving a potential takeover of the Holding Company which a majority of such stockholders believe to be in their best interests. These provisions provide for, among other things, limiting voting rights of beneficial owners of more than 10% of the Holding Company Common Stock, staggered terms for directors, noncumulative voting for directors, limits on the calling of special meetings, a fair price/supermajority vote requirement for certain business combinations and certain notice requirements. The 10% vote limitation would not affect the ability of an individual who is not the beneficial owner of more than 10% of the Holding Company Common Stock to solicit revocable proxies in a public solicitation for proxies for a particular meeting of stockholders and to vote such proxies. Any or all of these provisions may discourage potential proxy contests and other takeover attempts, particularly those which have not been negotiated with the Board of Directors. In addition, the Holding Company's certificate of incorporation also authorizes preferred stock with terms to be established by the Board of Directors which may rank prior to the Holding Company Common Stock as to dividend rights, liquidation preferences, or both, may have full or limited voting rights and may have a dilutive effect on the ownership interests of holders of the Holding Company Common Stock. See "Restrictions on Acquisition of the Holding Company and the Bank."

         Provisions in Management Contracts and Benefit Plans. Certain provisions contained in the proposed management contracts and benefit plans that provide for cash payments or the vesting of benefits upon a change of control of the Holding Company or the Bank may have an anti-takeover effect and could discourage an acquisition of the Holding Company. See "Management of the Bank - Employment Agreements."

         Voting Control of Directors and Executive Officers. The trustees and executive officers (13 persons) of the Bank propose to purchase an aggregate of approximately 310,000 shares, representing approximately 5.2% of the shares offered in the Conversion at the minimum of the Estimated Valuation Range, and 4.0% of the shares offered in the Conversion at the maximum of the Estimated Valuation Range, exclusive of shares that may be attributable to directors and officers through the RRP, the Stock Option and Incentive Plan and the ESOP, which may give directors, executive officers and employees the potential to control the voting of additional Holding Company Common Stock and including shares issued to the Foundation. A number of shares equal to 4% of the shares of Holding Company Common Stock issued in the Conversion, including shares issued to the Foundation, will be available for issuance under the RRP (331,660 shares at the maximum of the Estimated Valuation Range), and a number of shares equal to 10% of the shares issued in the Conversion, including shares issued to the Foundation, will be available for issuance under the Stock Option and Incentive Plan (829,150 shares at the maximum of the Estimated Valuation Range). It is intended that the ESOP will purchase 8% of the shares issued in the Conversion, including shares issued to the Foundation (663,320 shares at the maximum of the Estimated Valuation Range). In connection with the Conversion, the Foundation will receive 241,500 shares of Holding Company Common Stock at the maximum of the Estimated Valuation Range which, if a waiver of the voting restriction imposed on such Holding Company Common Stock is obtained from the FDIC and the Superintendent, may be voted as determined by the Board of Directors of the Foundation who will initially consist of four Directors of the Holding Company and the Bank and two outside directors. Thus, after the Conversion, the aggregate number of shares which may be controlled by directors and executive officers of the Holding Company, including those to be issued to the Foundation and those that may be issued under the Stock Option and Incentive Plan and the RRP totaled 1,712,310 at the maximum of the Estimated Valuation Range, or 18.8% of the total number of shares at the maximum of the Estimated Valuation Range, including shares issued to the Foundation, on a fully diluted basis (including shares available for issuance under the Stock Option and Incentive Plan and RRP). Management's voting control could, together with additional stockholder support, defeat proposals requiring 80% approval of stockholders. As a result, this voting control may preclude takeover attempts that certain stockholders deem to be in their best interest and tend to perpetuate existing management. See "Restrictions on Acquisition of the Holding Company and the Bank--Restrictions in the Holding Company's Certificate of Incorporation and Bylaws."

Post-Conversion Compensation and Other Expense

         After completion of the Conversion, the Holding Company's noninterest expense is likely to increase as a result of the financial accounting, legal and tax expenses usually associated with operating as a public company. See "Regulation" and "Taxation" and "Additional Information." In addition, it is currently anticipated that the Holding Company will record additional expense based on the proposed RRP. See "Pro Forma Data" and "Management of the Bank - Benefit Plans" and "-- RRP." Finally, the Holding Company will also record additional expense as a result of the adoption of the ESOP. See "Management of the Bank - Benefit Plans - Employee Stock Ownership Plan."

         Statement of Position 93-6 "Employers' Accounting for Employee Stock Ownership Plans" ("SOP 93-6") requires an employer to record compensation expense in an amount equal to the fair value of shares committed to be released to employees from an employee stock ownership plan. Assuming shares of common stock appreciate in value over time, SOP 93-6 would increase compensation expense relating to the ESOP to be established in connection with the Conversion. It is not possible to determine at this time the extent of such impact on future net income. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Impact of New Accounting Standards" and "Pro Forma Data."

         In addition, the Holding Company will experience additional expense in the quarter in which the Conversion is completed as a result of the shares that are contributed by the Holding Company to the charitable foundation. See "The Conversion and the Merger -- Establishment of The Cohoes Savings Foundation."

Absence of Active Market for the Common Stock

         The Holding Company, as a newly organized company, has never issued capital stock and, consequently, there is no established market for the Holding Company Common Stock at this time. The Holding Company has received approval to have its common stock listed on The Nasdaq National Market under the symbol "________" conditioned on the consummation of the Conversion. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the existence of willing buyers and sellers at any given time, the presence of which is dependent upon the individual decisions of buyers and sellers over which neither the Holding Company nor any market maker has control. Accordingly, there can be no assurance that an active and liquid trading market for the Holding Company Common Stock will develop or that, if developed, will continue, nor is there any assurance that purchasers of the Holding Company Common Stock will be able to sell their shares at or above the purchase price for Holding Company Common Stock. In the event a liquid market for the Holding Company Common Stock does not develop or market makers for the Holding Company Common Stock discontinue their activities, such occurrences may have an adverse impact on the liquidity of the Holding Company Common Stock and the market value of the Holding Company Common Stock. See "Market for Common Stock."

Year 2000 Compliance

         As the year 2000 approaches, significant concerns have been expressed with respect to the ability of existing computer software programs and operating systems to function properly with respect to data containing dates in the year 2000 and thereafter. Many existing application software products were designed to accommodate only a two digit year (e.g., 1998 is reflected as "98"). The Bank's operating, processing and accounting operations are computer reliant and could be affected by the Year 2000 issues. Both the Bank and Schenectady Federal are reliant on third-party vendors for their data processing needs as well as certain other significant functions and services (e.g., securities safekeeping services, securities pricing data, etc.). The Bank currently is working with its third-party vendors in order to assess their Year 2000 readiness. While no assurance can be given that such third-party vendors will be Year 2000 compliant, management believes that such vendors are taking appropriate steps to address the issues on a timely basis. Based on certain preliminary estimates, the Bank believes that its expenses related to upgrading its systems and software and Schenectady Federal's systems and software for Year 2000 issues will not be material. While the Bank currently has no reason to believe that the cost of addressing such issues will materially affect the Bank's products, services or ability to compete effectively, no assurance can be made that the Bank or the third-party vendors on which it relies will become Year 2000 compliant in a successful and timely fashion. Nevertheless, the Holding Company does not believe that the cost of addressing the Year 2000 issues will be a material event or uncertainty that would cause reported financial information not to be necessarily indicative of future operating results or financial condition, nor does it believe that the costs or the consequences of incomplete or untimely resolution of the Year 2000 issues represent a known material event or uncertainty that is reasonably likely to affect its future financial results, or cause its reported financial information not to be necessarily indicative of future operating results or future financial condition.

Risks Associated with the Establishment of the Charitable Foundation

         Pursuant to the Plan of Conversion, the Holding Company and the Bank intend to voluntarily establish a charitable foundation in connection with the Conversion. The Foundation has been incorporated under Delaware law as a non-stock corporation and will be funded with the Stock Contribution. The Stock Contribution will be dilutive to the ownership and voting interests of stockholders and will have an adverse impact on the earnings of the Holding Company on a consolidated basis in the period the Foundation is established.

         As a condition to receiving the non-objection of the FDIC to the Conversion and the approval of the Conversion by the Superintendent, the Foundation will commit in writing to the FDIC and the Superintendent that all shares of Holding Company Common Stock held by the Foundation will be voted in the same ratio as all other shares of the Holding Company Common Stock on all proposals considered by stockholders of the Holding Company; provided, however, that, consistent with the condition, the FDIC and the Superintendent shall waive this voting restriction under certain circumstances if compliance with the voting restriction would: (i) cause a violation of the laws of the State of Delaware; (ii) cause the Foundation to lose its tax-exempt status, or cause the IRS to deny the Foundation's request for a determination that it is an exempt organization or otherwise have a material and adverse tax consequence on the Foundation; or (iii) cause the Foundation to be subject to an excise tax under
Section 4941 of the Code. In order for the FDIC and the Superintendent to waive such voting restriction, the Holding Company's or the Foundation's legal counsel must render an opinion satisfactory to FDIC and the Superintendent that compliance with the voting restriction would have the effect described in clauses (i), (ii) or (iii) above. Under those circumstances, the FDIC and the Superintendent shall grant a waiver of the voting restriction upon submission of such opinion(s) by the Holding Company or the Foundation which are satisfactory to the FDIC and the Superintendent. There can be no assurances that a legal opinion addressing these issues will be rendered, or if rendered, that the FDIC and the Superintendent will grant an unconditional waiver of the voting restriction. As of the date hereof, no event has occurred which would require the Holding Company to seek a waiver from the FDIC and the Superintendent of the voting restriction.

         Adverse Impact on Earnings. The Stock Contribution will have an adverse impact on the Holding Company's earnings. The Holding Company will recognize an expense in the amount of $2.4 million ($1.4 million net of taxes) in the quarter in which the Conversion is completed based on the issuance of shares at the maximum of the Estimated Valuation Range, which is expected to be the second quarter of fiscal 1999. Such expense will have a material adverse impact on the Holding Company's earnings in the fiscal quarter and year recorded. The Holding Company has been advised by its legal counsel that the Stock Contribution should be tax deductible, subject to a limitation based on 10% of the Holding Company's annual taxable income. If the Stock Contribution had been made at June 30, 1998, the Bank would have reported net income of $2.7 million for the fiscal year rather than net income of $4.1 million.

         In the future, the Holding Company may make additional contributions to the Foundation, although the Holding Company has no current plans regarding the amount or timing of any such future contributions. The amount of future contributions, if any, will be determined based upon, among other factors, an assessment of the Holding Company's then current financial position, operations, and prospects and on the need for charitable activities in the Bank's market area. Any such contributions, regardless of form, will result in an increase in other operating expense and thus a reduction in net earnings. In addition, any contributions of authorized but unissued shares would dilute the interests of outstanding stockholders. However, the Holding Company currently anticipates that any future contributions of shares by it to the Foundation will be funded through shares repurchased in the open market.

         Dilution of Stockholders' Interests. The Stock Contribution will involve the donation of a number of shares equal to 3% of the shares of the Holding Company Common Stock issued in the Conversion or up to 241,500 shares of Holding Company Common Stock, or the sale of such shares for their aggregate par value ($2,415 based on the maximum of the Estimated Valuation Range), to the Foundation. Upon completion of the Conversion and the Stock Contribution, the Holding Company will have 8,291,500 shares issued and outstanding at the maximum of the Estimated Valuation Range, of which the Foundation will own 241,500 shares, or 3.0%. As a result, persons purchasing shares in the Conversion will have their share ownership and voting interest in the Holding Company diluted by 2.9%. See "Pro Forma Data."

         Possible Nondeductibility of the Stock Contribution. It is expected that the IRS will rule that the Foundation is exempt from federal income tax under Section 501(a) of the Code as an organization described in Section 501(c)(3) of the Code. As such, the Holding Company will be entitled to a deduction in the amount of the Stock Contribution, subject to an annual limitation based on 10% of the Holding Company's annual taxable income. The Holding Company, however, would be able to carry forward any unused portion of the deduction for five years following the Stock Contribution for Federal and New York income tax purposes. Based on present information, the Holding Company currently estimates that the Stock Contribution should be fully deductible for Federal and New York income tax purposes. However, no assurances can be given that the Holding Company will have sufficient pre-tax income over the five-year period following the year in which the Stock Contribution is made to utilize fully the carryover related to the excess contribution.

         Potential Change in Valuation and Capital if the Stock Contribution is Not Made. The Stock Contribution was taken into account by RP Financial in determining the estimated pro forma market value of the Holding Company. The aggregate price of the shares of Holding Company Common Stock being offered in the Offering is based upon the Appraisal. The pro forma aggregate price of the shares being offered for sale in the Conversion is currently estimated to be between $59.5 million and $80.5 million, with a midpoint of $70.0 million.

         If the Stock Contribution is not part of the Conversion, the Estimated Valuation Range of the shares being offered is estimated to be between $62.9 million and $85.1 million. This represents an increase of $4.0 million at the midpoint of the Estimated Valuation Range. In such event the estimated pro forma stockholders' equity of the Holding Company would be approximately $133.8 million at the midpoint based on a pro forma price to book ratio of 79.3% and a pro forma price to earnings ratio of 15.6x. See "Comparison of Valuation and Pro Forma Information with No Stock Contribution."

         The decrease in the amount of Holding Company Common Stock being offered for sale as a result of the Stock Contribution will not have a significant effect on the Holding Company's or the Bank's capital position. The Bank's regulatory capital is significantly in excess of its regulatory capital requirements and will further exceed such requirements following the Conversion. See "Comparison of Valuation and Pro Forma Information with No Stock Contribution."

         Potential Anti-Takeover Effect. Upon completion of the Conversion, the Foundation would own 2.9% of the Holding Company's outstanding shares. Such shares will be owned solely by the Foundation; however pursuant to the terms of the Stock Contribution as mandated by the FDIC and the Superintendent, the shares of Holding Company Common Stock must be voted in the same proportion as all other shares of Holding Company Common Stock on all proposals considered by the Holding Company's stockholders. See "The Conversion and the Merger - Establishment of Cohoes Savings Foundation." In the event that the FDIC and the Superintendent were to waive this voting restriction, the Foundation's Board of Directors would exercise sole voting power over such shares and would no longer be subject to the voting restriction. However, the FDIC and the Superintendent could impose additional conditions at that time on the composition of the Board of the Foundation or which otherwise relate to control of the Common Stock of the Holding Company held by the Foundation. See "The Conversion and the Merger - Establishment of The Cohoes Savings Foundation." If a waiver of the voting restriction were granted by the FDIC and the Superintendent and no further conditions were imposed on the Foundation at that time, management of the Holding Company and the Bank could benefit to the extent that the Board of Directors of the Foundation determines to vote the shares of Holding Company Common Stock held by the Foundation in favor of proposals supported by the Holding Company and the Bank. Furthermore, when the Foundation's shares are combined with shares purchased directly by executive officers and directors of the Holding Company, shares issued pursuant to proposed stock benefit plans, and shares held in the Bank's ESOP, the aggregate of such shares could exceed 20% of the Holding Company's outstanding Common Stock, which could enable management to defeat proposals requiring 80% stockholder approval. Consequently, this potential voting control might preclude takeover attempts that other stockholders deem to be in their best interest, and might tend to perpetuate management. Since the ESOP shares are allocated to eligible employees of the Bank, and any unallocated shares will be voted by an independent trustee, and because awards under the proposed stock benefit plans may be granted to employees other than executive officers and directors, management of the Holding Company does not expect to have voting control of all shares held or to be allocated by the ESOP or other stock benefit plans. See "-- Takeover Defensive Provisions."

         There are no agreements or understandings, written or tacit, with respect to the exercise of either direct or indirect control over the management or policies of the Holding Company by the Foundation, including agreements related to voting, acquisition or disposition of the Holding Company Common
Stock. Finally, as the Foundation sells its shares of Holding Company Common Stock over time, its ownership interest and voting power in the Holding Company is expected to decrease.


                              COHOES BANCORP, INC.

         The Holding Company was formed at the direction of the Bank in September 1998 for the purpose of becoming a savings and loan holding company and owning all of the outstanding stock of the Bank issued in the Conversion. The Holding Company is incorporated under the laws of the State of Delaware. The Holding Company is authorized to do business in the State of New York, and generally is authorized to engage in any activity that is permitted by the Delaware General Corporation Law. The business of the Holding Company initially will consist only of the business of the Bank and the business of Schenectady Federal. The holding company structure will, however, provide the Holding Company with greater flexibility than the Bank has to diversify its business activities, through existing or newly formed subsidiaries, or through acquisitions or Mergers of stock financial institutions, as well as, other companies. Although there are no current arrangements, understandings or agreements regarding any such activity or acquisition other than the Merger, the Holding Company will be in a position after the Conversion, subject to regulatory restrictions, to take advantage of any favorable acquisition opportunities that may arise.

         The assets of the Holding Company will consist initially of the stock of the Bank, a note evidencing the Holding Company's loan to the ESOP and up to 50% of the net proceeds from the Conversion (less the amount used to fund the ESOP loan). See "Use of Proceeds." Initially, any activities of the Holding
Company are anticipated to be funded by such retained proceeds and the income thereon and dividends from the Bank, if any. See "Dividends" and "Regulation - The Holding Company." Thereafter, activities of the Holding Company may also be funded through sales of additional securities, through borrowings and through income generated by other activities of the Holding Company. At this time, there are no plans regarding such other activities other than the intended loan to the ESOP to facilitate its purchase of Holding Company Common Stock in the Conversion. See "Management of the Bank - Benefit Plans Employee Stock Ownership Plan."

         The executive office of the Holding Company is located at 75 Remsen Street, Cohoes, New York 12047-2892. Its telephone number at that address is
(518) 233-6500.

                               COHOES SAVINGS BANK

         The Bank serves the financial needs of communities in its market area through its main office and 15 other full service branch offices and one public accommodation office located throughout the Bank's primary market area. Its deposits are insured up to applicable limits by the FDIC. At June 30, 1998, the Bank had total assets of $535.7 million, deposits of $449.5 million and total equity of $53.3 million (or 9.95% of total assets).

         The Bank has been, and intends to continue to be, an independent, community oriented financial institution. The Bank's business involves attracting deposits from the general public and using such deposits, together with other funds, to originate primarily residential mortgage loans, and to a lesser extent, commercial and multi-family real estate, consumer and commercial business loans. The Bank originates its loans primarily in the Bank's market area and to a lesser extent, it has in the past originated multi-family and commercial real estate loans in New York City. However, depending upon market conditions and as a result of the somewhat depressed economy in the Bank's primary market area, the Bank may explore lending opportunities outside its primary market area in the future. At June 30, 1998, $258.4 million, or 62.07%, of the Bank's total loan portfolio consisted of residential mortgage loans. See "Business of the Bank - Lending Activities." The Bank also invests in government agency and corporate debt securities and other permissible investments. See "Business of the Bank - Investment Activities."

         The executive office of the Bank is located at 75 Remsen Street, Cohoes, New York 12047-2892. Its telephone number at that address is (518) 233-6500.


                                 USE OF PROCEEDS

         Although the actual net proceeds from the sale of the Conversion Shares cannot be determined until the Conversion is completed, it is presently anticipated that such net proceeds will be between $57.9 million and $76.7 million (or up to $90.6 million in the event of an increase in the aggregate pro forma market value of the Holding Company Common Stock of up to 15% above the maximum of the Estimated Valuation Range). See "Pro Forma Data" and "The Conversion and the Merger - Stock Pricing" and "--Number of Shares to be Issued" as to the assumptions used to arrive at such amounts.

         In exchange for all of the common stock of the Bank issued in the Conversion, the Holding Company will contribute approximately 50% of the net proceeds from the sale of the Conversion Shares to the Bank. On an interim basis, the proceeds will be invested by the Holding Company and the Bank in short-term investments similar to those currently in the Bank's portfolio. The specific types and amounts of short-term assets will be determined based on market conditions at the time of the completion of the Conversion. In addition, the Holding Company intends to provide the funding for the ESOP loan. Based upon the initial purchase price of $10.00 per share, the dollar amount of the ESOP loan would range from $4.9 million (based upon the sale of shares at the minimum of the Estimated Valuation Range) to $6.6 million (based upon the sale of shares at the maximum of the Estimated Valuation Range). The interest rate to be charged by the Holding Company on the ESOP loan will be based upon the prime rate of interest as reported in the Wall Street Journal at the time of origination. It is anticipated that the ESOP will repay the loan through periodic tax-deductible contributions from the Bank over a fifteen-year period.

         The net proceeds received by the Bank will become part of the Bank's general funds for use in its business and will be used to support the Bank's existing operations, subject to applicable regulatory restrictions. Immediately upon the completion of the Conversion, it is anticipated that the Bank will invest such proceeds into short-term assets. Subsequently, the Bank intends to redirect the net proceeds to the origination of loans, subject to market conditions.

         After the completion of the Conversion, the Holding Company will redirect the net proceeds invested by it in short-term assets into a variety of securities similar to those already held by the Bank, as well as in deposit accounts with the Bank. Also, the Holding Company may use a portion of the proceeds to fund the RRP, subject to stockholder approval of such plan. Compensation expense related to the RRP will be recognized as share awards vest. See "Pro Forma Data." Following stockholder ratification of the RRP, the RRP will be funded either with shares purchased in the open market or with authorized but unissued shares. Based upon the initial purchase price of $10.00 per share, the amount required to fund the RRP through open-market purchases would range from approximately $2.5 million (based upon the sale of shares at the minimum of the Estimated Valuation Range and including shares issued to the Foundation) to approximately $3.3 million (based upon the sale of shares at the maximum of the Estimated Valuation Range). In the event that the per share price of the Holding Company Common Stock increases above the $10.00 per share purchase price following completion of the Offering, the amount necessary to fund the RRP would also increase. The use of authorized but unissued shares to fund the RRP could dilute the holdings of stockholders who purchase Holding Company Common Stock in the Conversion and who receive Exchange Shares in the Merger. See "Business of the Bank - Lending Activities" and " - Investment Activities" and "Management of the Bank - Benefit Plans - Employee Stock Ownership Plan" and "- RRP."

         The proceeds may also be utilized by the Holding Company to repurchase (at prices which may be above or below the initial offering price) shares of the Holding Company Common Stock through an open market repurchase program subject to applicable regulations, although the Holding Company currently has no specific plan to repurchase any of its stock (although the Holding Company and the Bank do not intend to take any actions in the future which would prevent the Merger from being accounted for as a pooling-of-interests under GAAP). In the future, the Board of Directors of the Holding Company will make decisions on the repurchase of the Holding Company Common Stock based on its view of the appropriateness of the price of the Holding Company Common Stock as well as the Holding Company's and the Bank's investment opportunities and capital needs.

         The Bank may use a portion of the proceeds to fund the creation of one or more new branch offices within its primary market area, although the Bank has no specific plans regarding any new branch offices at this time. In addition, the Holding Company or the Bank might consider expansion through the acquisition of other financial services providers (or branches, deposits or assets thereof), although there are no specific plans, negotiations or written or oral agreements regarding any acquisitions at this time (other than the Merger).


                                    DIVIDENDS

         The Holding Company currently plans to pay dividends in the future. However, the amount and timing of such payments has yet to be determined. Dividends, when and if paid, will be subject to determination and declaration by the Board of Directors at its discretion. The Board will take into account the Holding Company's consolidated financial condition, the Bank's regulatory capital requirements, tax considerations, industry standards, economic conditions, regulatory restrictions, general business practices and other factors.

         It is not presently anticipated that the Holding Company will conduct significant operations independent of those of the Bank for some time following the Conversion. As such, the Holding Company does not expect to have any significant source of income other than earnings on the net proceeds from the Conversion retained by the Holding Company (which proceeds are currently estimated to range from $57.9 million to $76.7 million based on the minimum and the maximum of the Estimated Valuation Range, respectively) and dividends from the Bank, if any. Consequently, the ability of the Holding Company to pay cash dividends to its stockholders will be dependent upon such retained proceeds and earnings thereon, and upon the ability of the Bank to pay dividends to the Holding Company. See "Description of Capital Stock - Holding Company Capital Stock - Dividends." The Bank, like all savings associations regulated by the FDIC, is subject to certain restrictions on the payment of dividends based on its net income, its capital in excess of the regulatory capital requirements and the amount of regulatory capital required for the liquidation account to be established in connection with the Conversion. In addition, under New York state banking law, a New York chartered stock savings bank may declare and pay dividends out of its net profits, unless there is an impairment of capital, but approval of the Department is required if the total of all dividends declared in a calendar year would exceed the total of its net profits for that year combined with its retained net profits of the preceding two years, subject to certain adjustments. See "The Conversion and the Merger - Effects of Conversion -- Deposit Accounts and Loans" and "Regulation - The Bank -- Capital Requirements" and "- Limitations on Dividends." Earnings allocated to the Bank's "excess" bad debt reserves and deducted for federal income tax purposes cannot be used by the Bank to pay cash dividends to the Holding Company without adverse tax consequences. See "Regulation" and "Taxation."

                             MARKET FOR COMMON STOCK

         The Bank, as a mutual savings bank, and the Holding Company, as a newly organized company, have never issued capital stock. Consequently, there is not at this time an existing market for the Holding Company Common Stock. The Holding Company has been approved for listing of the Holding Company Common Stock on the Nasdaq Stock Market under the symbol "_______" upon completion of the Conversion. In order to be quoted on the Nasdaq Stock Market, among other criteria, there must be at least three market makers for the Holding Company Common Stock. KBW has agreed to act as a market maker for the Holding Company Common Stock following the Conversion, and assist in securing additional market makers to do the same. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace of both willing buyers and sellers of the Holding Company Common Stock at any given time. Accordingly, there can be no assurance that an active and liquid market for the Holding Company Common Stock will develop or be maintained or that resales of the Holding Company Common Stock can be made at or above the purchase price. See "The Conversion and the Merger Stock Pricing" and "-- Number of Shares to be Issued."

                               REGULATORY CAPITAL

         At June 30, 1998, the Bank and Schenectady Federal each exceeded all of the regulatory capital requirements applicable to it. The table below sets forth the historical regulatory capital of the Bank and Schenectady Federal at June 30, 1998 and the pro forma regulatory capital of the Bank after giving effect to the Conversion and the Merger, based upon the sale of the number of shares shown in the table. The pro forma regulatory capital amounts reflect the receipt by the Bank of 50% of the net Conversion proceeds, minus the amounts to be loaned to the ESOP and contributed to the RRP. The pro forma risk-based capital amounts assume the investment of the net proceeds received by the Bank in assets which have a risk-weight of 20% under applicable regulations, as if such net proceeds had been received at June 30, 1998.

                                                 Pro Forma Combined for Cohoes Savings Bank at June 30, 1998 Based on
                                        --------------------------------------------------------------------------------------------
                                                Minimum                 Midpoint                Maximum        Maximum As Adjusted
                                        ---------------------- ----------------------  ---------------------- ----------------------
                      Historical at     Conversion Shares Sold Conversion Shares Sold  Conversion Shares Sold Conversion Shares Sold
                      June 30, 1998       at $10.00 Per Share    at $10.00 Per Share     at $10.00 Per Share   at $10.00 Per Share
                   --------------------   --------------------  ---------------------     -------------------   ------------------
                             Percent of            Percent of            Percent of               Percent of           Percent of
                    Amount    Assets(1)   Amount    Assets(1)   Amount    Assets(1)      Amount    Assets(1)   Amount   Assets(1)
                    ------    ---------   ------    ---------   ------    ---------      ------    ---------   ------   ---------
                                                        (Dollars in Thousands)
GAAP Capital.....   $53,282     9.95%     $74,880     13.32%    $78,775   13.86%         $82,669       14.46%    $87,148   15.10%
                    =======     ====      =======     =====     =======   =====          =======       =====     =======   =====
Leverage capital:
   Actual........   $53,270    10.13%     $74,868     13.56%    $78,763   14.14%         $82,657       14.71%    $87,136   15.36%
   Requirement...    21,033     4.00       22,093      4.00      22,283    4.00           22,474        4.00%     22,693    4.00
                   --------  -------     --------    ------    --------  ------         --------      ------    --------  ------
   Excess........   $32,237     6.13%     $52,775      9.56%    $56,479   10.14%         $60,183       10.71%    $64,443   11.36%
                    =======  =======      =======    ======     =======   =====          =======       =====     =======   =====
Risk-based
 capital(3):
   Actual........   $56,803    17.08%     $78,401     23.21%    $82,296   24.29%         $86,190       25.37%    $90,669   26.60%
   Requirement...    26,601     8.00       27,025      8.00      27,101    8.00           27,177        8.00      27,265    8.00
                   --------  -------     --------    ------     --------  ------        --------      ------    --------  ------
   Excess........   $30,202     9.08%     $51,376     15.21%    $55,194   16.29%         $59,013       17.37%    $63,404   18.60%
                    =======  =======      =======     =====      =======  =====          =======       =====     =======   =====


                       SFS Historical at       Pro Forma Combined
                        June 30, 1998          at June 30, 1998(2)
                     ---------------------   ----------------------
                               Percent of                Percent of
                      Amount    Assets(1)    Amount       Assets(1)
                      ------    ----------   ------      ----------
GAAP Capital.....
                     $19,618     11.01%      $99,887       13.36%
Leverage capital:    =======     =====       =======       =====
   Actual........
   Requirement...    $19,612     11.01%      $99,869       13.54%
                       7,124      4.00        11,063        1.50
   Excess........  ---------   -------      --------     -------
                     $12,488      7.01%      $88,806       12.04%
Risk-based           =======   =======       =======      ======
 capital(3):
   Actual........
   Requirement...    $20,467     21.20%     $104,257       23.92%
                       7,725      8.00        34,864        8.00
   Excess........  ---------   -------      --------     -------
                     $12,742     13.20%      $69,393       15.92%
                     =======    ======       =======      ======

--------------
(1) Adjusted total or adjusted risk-weighted assets, as appropriate. As of June 30, 1998, the adjusted total and risk-weighted assets of the Bank were $525.8 million and $332.5 million, respectively, and the adjusted total and risk-weighted assets of Schenectady Federal were $178.1 million and $96.6 million, respectively.
(2) Assuming the sale of 8,050,000 Conversion Shares in the Offering, which is the maximum of the Estimated Valuation Range.
(3) Does not reflect the interest rate risk component to be added to the risk-based capital requirements or, in the case of the core capital requirement, the 4.0% requirement to be met in order for an institution to be "adequately capitalized" under applicable laws and regulations. See "Regulation - Regulatory Capital Requirements."

         Presented below is a reconciliation of the equity capital of each of the Bank and Schenectady Federal at June 30, 1998 as calculated in accordance with GAAP ("GAAP Capital") to their respective capital amounts as calculated under their respective regulatory capital requirements.



                                                      Cohoes         Schenectady
                                                      Savings          Federal
                                                      -------          -------
                                                            (In Thousands)
GAAP Capital .................................        $ 53,282       $ 19,618
Unrealized (gain) loss on
  securities available-for-sale ..............             (12)            (6)
                                                      --------       --------
Tangible capital .............................          53,270         19,612
Qualifying intangible assets .................              --             --
                                                      --------       --------
Core capital .................................          53,270         19,612
Allowance for loan losses ....................           3,533            855
                                                      --------       --------
Risk-based capital ...........................        $ 56,803       $ 20,467
                                                      ========       ========

                                 CAPITALIZATION

         The following table presents the historical capitalization of the Bank at June 30, 1998 and the pro forma consolidated capitalization of the Holding Company after giving effect to the Conversion and Merger, based upon the sale of shares at the maximum of the Estimated Valuation Range and the other assumptions set forth under "Pro Forma Unaudited Financial Information - Additional Pro Forma Data."

                                                                          The Holding Company - Pro Forma Consolidated
                                                                              Based Upon Sale at $10.00 Per Share
                                                      ------------------------------------------------------------------------------
                                                                                            9,257,500
                                                      5,950,000    7,000,000   8,050,000    Shares(1)
                                       Cohoes Savings    Shares      Shares      Shares     (15% above               Holding Company
                                            Bank      (Minimum of (Midpoint of (Maximum of   Maximum of                 Pro Forma
                                         Historical     Range)        Range)      Range)       Range)  SFS-Historical    Consoli-
                                                                                                                        dated)(2)
                                         ----------     ------        ------      ------       ------  --------------  -------------
                                                                           (In Thousands)
Deposits(3) ...........................  $ 449,541   $ 449,541    $ 449,541    $ 449,541    $ 449,541    $ 152,879      $ 602,420
Borrowings ............................     19,897      19,897       19,897       19,897       19,897           --         19,897
                                         ---------   ---------    ---------    ---------    ---------    ---------      ---------
Total deposits and borrowings .........  $ 469,438   $ 469,438    $ 469,438    $ 469,438    $ 469,438    $ 152,879      $ 622,317
                                         =========   =========    =========    =========    =========    =========      =========

Stockholders' equity:
 Common stock, $0.01 par value,
   25,000,000 shares authorized;
   shares to be issued as
   reflected(4) .......................  $      --          61           72           83           95           15            115
 Additional paid-in capital ...........         --      59,629       70,317       81,006       93,298       14,411         91,311
 Treasury stock(5) ....................         --          --           --           --           --       (4,089)            --
 Retained earnings(6)(7) ..............     53,270      52,199       52,010       51,821       51,604       12,795         59,816
 Net unrealized gain on available-
   for-sale securities,
   net of taxes .......................         12          12           12           12           12            6             18
Less:
 Common stock held or to be acquired
   by the ESOP(8) .....................         --      (4,903)      (5,768)      (6,633)      (7,628)        (837)        (7,470)
 Common stock to be acquired by the
   RRP(9) .............................         --      (2,451)      (2,884)      (3,317)      (3,814)        (386)        (3,703)
                                         ---------   ---------    ---------    ---------    ---------    ---------      ---------

Total stockholder's equity ............  $  53,282   $ 104,547    $ 113,759    $ 122,972    $ 133,567    $  21,915      $ 140,087
                                         =========   =========    =========    =========    =========    =========      =========

----------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Valuation Range of up to 15% to reflect changes in market and financial conditions following the commencement of the Offerings.

(2) Assuming the Conversion is completed at the maximum of the Estimated Valuation Range.

(3) Does not reflect withdrawals from deposit accounts for the purchase of Holding Company Common Stock in the Offerings. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.

(4) Reflects the issuance of the Conversion Shares to be sold in the Offering and the issuance of Exchange Shares. No effect has been given to the issuance of additional shares of Holding Company Common Stock pursuant to the proposed Stock Option and Incentive Plan or to the exercise of any additional options to acquire shares of SFS Common Stock. See "Pro Forma Unaudited Financial Information Additional Pro Forma Data" and "Management - Benefits - Stock Option and Incentive Plan." Also reflects issuance of additional shares of Holding Company Common Stock to the Foundation.

(5) Assumes  the   cancellation  of  SFS's  treasury   shares   concurrent  with
    consummation of the Merger.

(6) The retained earnings of the Bank will be substantially restricted after the Conversion by virtue of the liquidation account to be established in connection with the Conversion. See "The Conversion and the Merger - Liquidation Rights." In addition, certain distributions from the Bank's retained earnings may be treated as being from its accumulated bad debt reserve for tax purposes, which would cause the Bank to have additional taxable income. See "Taxation."

(7) Pro forma stockholders' equity includes the effects of estimated one-time charges of approximately $5.9 million, $4.8 million net of tax effect, and a $1.8 million, $2.1 million, $2.4 million and $2.8 million expense ($1.1 million, $1.3 million, $1.5 million and $1.7 million, net of tax) relating to the contribution of 178,500, 210,000, 245,000 and 277,725 shares of Holding Company Common Stock to the Foundation at the minimum, midpoint, maximum and maximum as adjusted of the valuation range. Since the estimated charges are non-recurring, they have not been reflected in the pro forma combined income statement and related per share calculations. The charges are expected to be incurred shortly following the Conversion and Merger.

(8) Assumes that an amount equal to 8% of the Holding Company Common Stock sold in the Offerings will be purchased by the ESOP, which is reflected as a reduction of stockholders' equity. The ESOP shares will be purchased with funds loaned to the ESOP by the Holding Company. See "Pro Forma Unaudited Financial Information - Additional Pro Forma Data" and "Management - Benefits - Employee Stock Ownership Plan."

(9) The Holding Company intends to adopt the RRP and to submit such plan to stockholders at an annual or special meeting of stockholders held at least six months following the consummation of the Conversion. If the plan is approved by stockholders, the Holding Company intends to purchase a number of shares of Holding Company Common Stock equal to 4% of the Holding Company Common Stock sold in the Offering. Assumes that stockholder approval had been obtained and that the shares have been purchased in the open market at the purchase price. However, in the event the Holding Company issues authorized but unissued shares of Holding Company Common Stock to the RRP in the amount of 4% of the Holding Company Common Stock sold in the Offering (including shares issued to the Foundation), the voting interests of existing stockholders would be diluted approximately 2.8% (assuming the issuance of 8,050,000 Conversion Shares and 3,202,451 Exchange Shares and the contribution of 241,500 shares of Holding Company Common Stock to the Foundation). The shares are reflected as a reduction of stockholders' equity. See "Pro Form Unaudited Financial Information - Additional Pro Forma Data" and "Management - Benefits - Recognition and Retention Plan."

                    PRO FORMA UNAUDITED FINANCIAL INFORMATION

         The following Pro Forma Unaudited Consolidated Statement of Financial Condition at June 30, 1998 and the Pro Forma Unaudited Consolidated Statements of Income for each of the years ended June 30, 1998, 1997 and 1996 give effect to the proposed Conversion and the Merger based on the assumptions set forth herein. The pro forma unaudited financial statements are based on the audited consolidated financial statements of the Bank for the years ended June 30, 1998, 1997 and 1996 and the unaudited consolidated financial statements of SFS for the twelve months ended June 30, 1998, 1997 and 1996. The pro forma unaudited financial statements give effect to the Conversion and the Merger using the pooling-of-interests method of accounting.

         The pro forma adjustments in the table assume the sale of 8,050,000 Conversion Shares in the Offering at a price of $10.00 per share, which is the maximum of the Estimated Valuation Range. In addition, the pro forma adjustments in the tables assume the issuance of 3,202,451 Exchange Shares in the Merger and the contribution of 241,500 shares of Holding Company Common Stock to the Foundation. The net proceeds are based upon the following assumptions: (i) all Conversion Shares will be sold in the Subscription Offering; (ii) no fees will be paid to KBW on shares purchased by (x) the ESOP and any other employee benefit plan of the Holding Company or the Bank, (y) officers, directors, employees and members of their immediate families or (z) the Foundation; (iii) KBW will receive a fee equal to 1.20% of the aggregate purchase price for sales in the Subscription Offering (excluding the sale of shares to the ESOP, employee benefit plans, officers, directors and their immediate families and the Foundation); and (iv) total expenses of the Conversion, including the marketing fees paid to KBW, will be $1.8 million. Actual expenses may vary from those estimated. The actual amount of Conversion Shares sold may be more or less than the midpoint of the Estimated Valuation Range, and the number of shares sold and the actual purchase price may be more or less than the assumptions set forth above. For the effects of such possible changes, see "-- Additional Pro Forma Data." In addition, the expenses of the Conversion and the Merger may vary from those estimated, and the fees paid to KBW will vary from the amounts estimated if a Syndicated Community Offering becomes necessary. Additionally, certain one-time charges to operating results are expected to occur following the Merger. These items, net of income tax effects, are shown as a reduction in stockholders' equity in the following tables but are not shown as a reduction in net income for the periods shown in the following tables. However, no potential cost savings have been reflected in the following tables because an accurate estimate has not yet been determined.

         Pro forma net income has been calculated for the years ended June 30, 1998, 1997 and 1996 as if the Conversion Shares to be issued in the Offering had been sold (and the Exchange Shares issued). Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of Holding Company Common Stock.

         The pro forma unaudited consolidated statement of financial condition assumes the Conversion and Merger were consummated on June 30, 1998. The pro forma unaudited consolidated statements of income assume that the Conversion and Merger were consummated on July 1 of each indicated period.

         The pro forma unaudited statements are provided for informational purposes only. The pro forma financial information presented is not necessarily indicative of the actual results that would have been achieved had the Conversion and the Merger been consummated on June 30, 1998 or at the beginning of the periods presented, and is not indicative of future results. The pro forma unaudited financial statements should be read in conjunction with the consolidated financial statements and the notes thereto of the Bank and SFS contained elsewhere in this Prospectus.

         The stockholders' equity represents the combined book value of the common stockholders' ownership of the Bank and SFS computed in accordance with GAAP. This amount is not intended to represent fair market value nor does it represent amounts, if any, that would be available for distribution to stockholders in the event of liquidation. The book value for the Bank and SFS on a historical and pro forma basis has not been changed to reflect any difference between the carrying value of investments held to maturity or loans held in portfolio and their market value.

         THE UNAUDITED PRO FORMA NET INCOME AND COMMON STOCKHOLDERS' EQUITY DERIVED FROM THE ABOVE ASSUMPTIONS ARE QUALIFIED BY THE STATEMENTS SET FORTH UNDER THIS CAPTION AND SHOULD NOT BE CONSIDERED INDICATIVE OF THE MARKET VALUE OF THE HOLDING COMPANY COMMON STOCK OR THE ACTUAL RESULTS OF OPERATIONS OF COHOES SAVINGS AND SFS FOR ANY PERIOD. SUCH PRO FORMA DATA MAY BE MATERIALLY AFFECTED BY THE ACTUAL GROSS PROCEEDS FROM THE SALE OF CONVERSION SHARES IN THE CONVERSION AND THE ACTUAL EXPENSES INCURRED IN CONNECTION WITH THE CONVERSION AND THE MERGER. SEE "USE OF PROCEEDS."

        Pro Forma Unaudited Consolidated Statement of Financial Condition
                                  June 30, 1998

                                                             Pro Forma     Cohoes Savings                Pro Forma
                                            Cohoes Savings   Conversion        Bank,                       Merger      Pro Forma
                                                 Bank        Adjustments   As Converted        SFS      Adjustments   Consolidated
                                                 ----        -----------   ------------      -------    -----------   ------------
                                                            (Dollars in thousands, except per share data)
Assets
     Cash...................................   $  8,653       $68,724(1)      $ 77,377       $    980                  $  78,357
     Interest-bearing deposits..............        576                            576             --                        576
     Federal funds sold.....................      5,000                          5,000          5,600                     10,600
                                               --------                       --------       --------                    -------
     Cash and cash equivalents..............     14,229                         82,953          6,580                     89,533
     Investment securities available
      for sale..............................     45,168                         45,168          8,062                     53,230
     Investment securities held to maturity.     45,424                         45,424         16,910                     62,334
     Loans receivable, net..................    412,797                        412,797        141,222                    554,019
     FHLB stock, at cost....................      3,552                          3,552          1,338                      4,890
     Office properties and equipment........      7,303                          7,303          2,171                      9,474
     Accrued interest receivable............      3,482                          3,482          1,061                      4,543
     Real estate owned......................        509                            509            151                        660
     Other assets...........................      3,252           966(2)         4,218            598                      4,816
                                               --------                       --------       --------                    -------
          Total Assets......................   $535,716        69,690         $605,401       $178,093                   $783,499
                                               ========                       ========       ========                    =======

Liabilities and Stockholders' Equity
Liabilities:
     Deposits...............................   $449,541                       $449,541       $152,879                   $602,420
     Total borrowings.......................     19,897                         19,897             --                     19,897
     Advances by borrowers for insurance
       and taxes............................      8,994                          8,994          1,861                     10,855
     Other liabilities......................      4,002                          4,002          1,438      4,800 (5)      10,240
                                               --------                       --------       --------                    -------
          Total liabilities.................    482,434                        482,434        156,178      4,800         643,412
                                               --------                       --------       --------                    -------
Stockholders' Equity:
     Common stock...........................         --            83(3)            83             15         17 (6)          115
     Additional paid-in capital.............         --        81,006(3)        81,006         14,411     (4,106)(6)       91,311
     Retained earnings partially restricted.     53,270       (1,449)(3)        51,821         12,795     (4,800)(6)       59,816
     ESOP shares............................         --       (6,633)(3)        (6,633)          (837)                     (7,740)
     RRP shares.............................         --       (3,317)(3)        (3,317)          (386)                     (3,703)
     Treasury stock.........................         --                             --         (4,089)     4,089 (6)           --
     Unrealized gain on available for sale
       securities...........................         12                             12              6     (4,800)              18
                                               --------                       --------        -------                    --------
          Total stockholders' equity........     53,282                        122,972         21,915                     140,087
                                               --------                       --------        -------                    --------
               Total Liabilities and
                 Stockholders' Equity.......   $535,716       69,690          $605,406       $178,093                    $783,499
                                               ========                       ========       ========                    ========

Book value per common share.................        N/A          N/A            $14.83       $   6.84(4)                   $12.17(4)

-------------

(1) Reflects gross proceeds of $80.5 million from the sale of Conversion Shares, minus (i) estimated expenses of the Conversion equal to $1.8 million, (ii) the purchase of $6.6 million of Conversion Shares by the ESOP funded internally by a loan from the Holding Company and (iii) the proposed purchase of $3.3 million of the Holding Company Common Stock by the RRP funded internally by the Holding Company.

(2) Adjustment to record the New York state and federal tax benefits of the contribution of 241,500 shares of Holding Company Common Stock to the Foundation.

(3) Reflects the adjustments set forth in Notes (1) and (2) above and the issuance of 241,500 shares of Holding Company Common Stock as a contribution to the Foundation.

(4) Assuming a 2.65:1 Exchange Ratio. Adjusted outstanding shares of SFS used to calculate book value per common shares are 3,202,451. For purposes of calculating the pro forma consolidated book value per share, it is assumed that 11,493,951 shares of Holding Company Common Stock are outstanding based on the assumed issuance of 3,202,451 Exchange Shares, 8,050,000 Conversion Shares and 241,500 shares issued to the Foundation.

(5) Adjustment to record the effects of estimated one-time charges of approximately $7.5 million, $4.8 million net of tax effect and the termination of SFS' ESOP ($1.6 million), which will be charged to earnings as incurred. Since the estimated charges are non-recurring, they have not ben reflected in the pro forma consolidated income statements and related per share calculations. The charges are expected to be incurred shortly following the Conversion and the Merger.

    The estimated non-recurring charges (in thousands) consist of the following:


     Merger related professional fees                                  $   850*
     Deductible employee severance and contract costs                    1,375
     Non deductible employee severance and contract costs                2,250*
     SFS Employee Stock Ownership Plan Termination                       1,600*
     SFS Pension Plan Termination                                        1,300
     Data processing Conversion and contract termination                   125
                                                                       -------
                                                                         7,500
     Tax benefit                                                         1,100
                                                                       -------
                Total estimated non-recurring charges                  $ 6,400
                                                                       =======
        ----------
        * Amount not tax effected as it is not deductible for federal and state income tax purposes.

(6) Reflects the adjustments set forth in Note (5) above, plus reclassification necessary to reflect the exchange of each share of SFS Common Stock previously held for 2.65 shares of the Holding Company Common Stock with a par value of $0.01 (assuming no additional exercises of options to acquired SFS Common Stock) and the retirement of SFS shares previously held in treasury.

              Pro Forma Unaudited Consolidated Statements of Income
                  (Dollars in thousands, except per share data)

                                                  Year ended June 30, 1998
                                            -----------------------------------
                                            Cohoes                   Pro Forma
                                            Savings        SFS     Consolidated
                                            -------        ---     ------------
Interest income .........................   $38,423      $12,712      $51,135
Interest expense ........................    19,262        6,895       26,157
                                            -------      -------      -------
Net interest income before
 provision for losses on loans ..........    19,161        5,817       24,978

Provision for losses on loans ...........     1,400          120        1,520
                                            -------      -------      -------
  Net interest income after
   provision for losses on loans ........    17,761        5,697       23,458
Noninterest income ......................     2,743          481        3,224
Noninterest expense .....................    13,767        4,269       18,036
                                            -------      -------      -------
   Income before income taxes ...........     6,737        1,909        8,646
Income taxes ............................     2,650          767        3,417
                                            -------      -------      -------
   Net income ...........................   $ 4,087      $ 1,142      $ 5,229
                                            =======      =======      =======
Diluted earnings per share(1) ...........       N/A      $  0.32      $  0.44
Basic earnings per share(2) .............       N/A      $  0.32      $  0.44


                                                Year ended June 30, 1997
                                            -----------------------------------
                                            Cohoes                   Pro Forma
                                            Savings        SFS     Consolidated
                                            -------       -----    ------------
Interest income .........................   $36,285      $11,970      $48,255
Interest expense ........................    17,821        6,282       24,103
                                            -------      -------      -------
Net interest income before
 provision for losses on loans ..........    18,464        5,688       24,152

Provision for losses on loans ...........     1,325          120        1,445
                                            -------      -------      -------
 Net interest income after
  provision for losses on loans .........    17,139        5,568       22,707
Noninterest income ......................     2,790          378        3,168
Noninterest expense .....................    12,314        5,164       17,478
                                            -------      -------      -------
   Income before income taxes ...........     7,615          782        8,397
Income taxes ............................     2,972           42        3,014
                                            -------      -------      -------
   Net income ...........................   $ 4,643      $   740      $ 5,383
                                            =======      =======      =======
Diluted earnings per share(1) ...........       N/A      $  0.24      $  0.47
Basic earnings per share(2) .............       N/A      $  0.25      $  0.48


                                                   (Footnotes on following page)

              Pro Forma Unaudited Consolidated Statements of Income
                  (Dollars in thousands, except per share data)


                                                  Year ended June 30, 1996
                                              ----------------------------------

                                               Cohoes                 Pro Forma
                                               Savings      SFS   Consolidated
                                               -------      ---   ------------
Interest income .........................      $35,383    $12,033      $47,416
Interest expense ........................       18,164      6,328       24,492
                                               -------    -------      -------
Net interest income before
 provision for losses on loans ..........       17,219      5,705       22,924

Provision for losses on loans ...........          490        270          760
                                               -------    -------      -------
   Net interest income after
    provision for losses on loans .......       16,729      5,435       22,164
Noninterest income ......................        2,467        277        2,744
Noninterest expense .....................       11,919      4,217       16,136
                                               -------    -------      -------
   Income before income taxes ...........        7,277      1,495        8,772
Income taxes ............................        2,882        354        3,236
                                               -------    -------      -------
   Net income ...........................      $ 4,395    $ 1,141      $ 5,536
                                               =======    =======      =======
Diluted earnings per share ..............          N/A    $  0.37      $  0.49
Basic earnings per share ................          N/A    $  0.39      $  0.50

----------------

(1) Historical weighted average number of shares outstanding as adjusted for the 2.65:1 Exchange Ratio used in the calculation of EPS as follows:

                    Historical SFS Weighted   Historical SFS Weighted    Adjusted SFS Weighted    Adjusted SFS Weighted
                        Average Shares            Average Shares            Average Shares           Average Shares
      Year Ending       Outstanding -             Outstanding -             Outstanding -            Outstanding -
       June 30,           Basic EPS                Diluted EPS                Basic EPS               Diluted EPS
       --------           ---------                -----------                ---------               -----------
         1998             1,344,537                 1,344,537                 3,563,023               3,563,023
         1997             1,131,357                 1,155,732                 2,998,096               3,062,690
         1996             1,091,033                 1,151,519                 2,891,237               3,051,525

(2) The weighted average number of shares outstanding used to calculate pro forma consolidated EPS are as follows:


                          Pro Forma Weighted            Pro Forma Weighted
      Year Ending           Average Shares                 Average Shares
       June 30,        Outstanding - Basic EPS         Outstanding - Diluted EPS
       --------        -----------------------         -------------------------

         1998                 11,854,523                     11,854,523
         1997                 11,289,596                     11,354,189
         1996                 11,182,737                     11,343,025

    The number of shares in this table has been computed by increasing the weighted average number of SFS shares outstanding, adjusted for the 2.65:1 Exchange Ratio, as shown in footnote (1) above, by 8,050,000 Conversion Shares and 241,500 shares issued to the Foundation.

Additional Pro Forma Data

         The following tables provide unaudited pro forma data with respect to the Holding Company's stockholders' equity, net income and related per share amounts based upon the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range both with the Merger and without the Merger. The actual net proceeds from the sale of the Conversion Shares cannot be determined until the Conversion is completed. However, net proceeds are currently estimated to be between $57.9 million and $78.7 million (or $90.6 million in the event the Estimated Valuation Range is increased by 15%) based upon the following assumptions: (i) all Conversion Shares will be sold in the Subscription Offering; (ii) KBW will receive a fee equal to 1.20% of the aggregate purchase price for sales in the Subscription Offering (excluding the sale of shares to the ESOP, employee benefit plans, officers, directors and their immediate families and the Foundation); (iii) the Holding Company will contribute to the Foundation a number of shares equal to 3.0% of the shares of Holding Company Common Stock issued in the Conversion from authorized but unissued shares; and
(iv) total expenses, including the marketing fees paid to KBW, of the Conversion will be between $1.6 million and $1.8 million (or $2.0 million in the event the Estimated Valuation Range is increased by 15%). Actual expenses may vary from those estimated. It is also assumed that Conversion Shares had been sold at the beginning of the period and the net proceeds from the Offering had been invested at 5.37% which represents the yield on one-year U.S. Government securities at June 30, 1998. The yield on one-year U.S. Government securities was used rather than the arithmetic average of the average yield on total interest-earning assets and the average rate paid on deposits, because the yields on one-year U.S. Government securities are believed to be more reflective of market interest rates. The effect of withdrawals from deposit accounts at the Bank for the purchase of Conversion Shares in the Offering has not been reflected. A combined effective federal and state income tax rate of 40.0% has been assumed for the period, resulting in an after-tax yield of 3.22% for the year ended June 30, 1998.

         The following pro forma unaudited information is based, in part, on historical information related to the Holding Company and SFS and assumptions as to future events. For these and other reasons, the pro forma unaudited financial data may not be representative of the financial effects of the Conversion and the Merger at the dates on which such transactions actually occur and should not be taken as indicative of future results of operations. Pro forma stockholders' equity represents the difference between the stated amount of assets and liabilities of the Holding Company computed in accordance with GAAP.

         The following tables give effect to the issuance of a number of shares equal to 3.0% of the Common Stock of the Holding Company sold in the Conversion from authorized but unissued shares to the Foundation concurrently with the completion of the Conversion. The Pro Forma Data With Merger give effect to the issuance of 3,202,451 Exchange Shares in the Merger and, as indicated in the footnotes, certain one-time expenses expected to be incurred as a result of the Merger. The pro forma stockholders' equity is not intended to represent the fair market value of the Holding Company Common Stock and may be different than amounts that would be available for distribution to stockholders in the event of liquidation.

                           PRO FORMA DATA WITH MERGER

                                                                          At or For the Year Ended June 30, 1998
                                                       -----------------------------------------------------------------------
                                                          5,950,000        7,000,000         8,050,000          9,257,500
                                                         Conversion       Conversion        Conversion          Conversion
                                                       Shares Sold at   Shares Sold at    Shares Sold at      Shares Sold at
                                                         $10.00 Per       $10.00 Per        $10.00 Per      $10.00 Per Share
                                                       Share (Minimum   Share (Midpoint   Share (Maximum       (15% above
                                                          of Range)        of Range)         of Range)      Maximum of Range)
                                                          ---------        ---------         ---------      -----------------
                                                                     (Dollars in Thousands, Except Per Share Amounts)
Gross proceeds ......................................     $  59,500         $  70,000         $  80,500         $  92,575
Plus: Shares acquired by Foundation .................         1,785             2,100             2,415             2,777
                                                          ---------         ---------         ---------         ---------
     Pro forma market capitalization ................     $  61,285         $  72,100         $  82,915         $  95,352
                                                          =========         =========         =========         =========
Gross proceeds ......................................     $  59,500         $  70,000         $  80,500         $  92,575
Less offering expenses and commissions ..............         1,595             1,711             1,826             1,959
                                                          ---------         ---------         ---------         ---------
     Estimated net proceeds .........................     $  57,905         $  68,289         $  78,674         $  90,616
Less: Shares purchased by the ESOP ..................        (4,903)           (5,768)           (6,633)           (7,628)
     Shares purchased by the RRP ....................        (2,451)           (2,884)           (3,317)           (3,814)
     One-time cash Merger-related expenses(1) .......        (6,400)           (6,400)           (6,400)           (6,400)
                                                          ---------         ---------         ---------         ---------
Total estimated net proceeds, as adjusted(1) ........     $  44,151         $  53,237         $  62,324         $  72,774
                                                          =========         =========         =========         =========
Net income(2):
     Historical combined ............................     $   5,229         $   5,229         $   5,229         $   5,229
     Pro forma income on net proceeds,
       as adjusted ..................................         1,423             1,715             2,008             2,345
     Pro forma ESOP adjustment(3) ...................          (196)             (231)             (265)             (305)
     Pro forma RRP adjustment(4) ....................          (294)             (346)             (398)             (458)
                                                          ---------         ---------         ---------         ---------
     Pro forma net income ...........................     $   6,162         $   6,367         $   6,574         $   6,811
                                                          =========         =========         =========         =========
Diluted net income per share(2)(5):
     Historical Combined ............................     $    0.58         $    0.52         $    0.48         $    0.43
     Pro forma income on net proceeds,
       as adjusted ..................................          0.16              0.17              0.18              0.19
     Pro forma ESOP adjustment(3) ...................         (0.02)            (0.02)            (0.02)            (0.03)
     Pro forma RRP adjustment(4) ....................         (0.03)            (0.03)            (0.04)            (0.04)
                                                          ---------         ---------         ---------         ---------
     Pro forma diluted net income
       per share(4)(6) ..............................     $    0.69         $    0.64         $    0.60         $    0.55
                                                          =========         =========         =========         =========
Offering price to pro forma diluted net
 income per share(5) ................................         14.49x            15.63x            16.67x            18.18x
                                                          =========         =========         =========         =========
Stockholders' equity:
     Historical Combined ............................     $  75,197         $  75,197         $  75,197         $  75,197
     Estimated net proceeds .........................        57,905            68,289            78,674            90,616
     Plus:  Shares issued to Foundation .............         1,785             2,100             2,415             2,777
     Less:  Contribution to Foundation ..............        (1,785)           (2,100)           (2,415)           (2,777)
     Plus:  Tax benefit of contribution
             to Foundation ..........................           714               840               966             1,111
     Less:  Merger-related non-recurring
            expenses, net of tax(1) .................        (4,800)           (4,800)           (4,800)           (4,800)
     Less:  Common stock acquired by
            the ESOP(3) .............................        (4,903)           (5,768)           (6,633)           (7,628)
               Common stock to be acquired
                 by the RRP(4) ......................        (2,451)           (2,884)           (3,317)           (3,814)
                                                          ---------         ---------         ---------         ---------
     Pro forma stockholders' equity(4)(6)(7) ........     $ 121,662         $ 130,874         $ 140,087         $ 150,682
                                                          =========         =========         =========         =========
Stockholders' equity per share(5):
     Historical Combined ............................     $    8.06         $    7.22         $    6.54         $    5.90
     Estimated net proceeds .........................          6.21              6.56              6.84              7.11
     Plus:  Shares issued to Foundation .............          0.19              0.20              0.21              0.22
     Less:  Contribution to Foundation ..............         (0.19)            (0.20)            (0.21)            (0.22)
     Plus:  Tax benefit of contribution
              to Foundation .........................          0.08              0.08              0.08              0.09
     Less:  Merger-related non-recurring
              expenses, net of tax(1) ...............         (0.51)            (0.46)            (0.42)            (0.38)
     Less:  Common stock acquired by the
              ESOP(3) ...............................         (0.53)            (0.55)            (0.58)            (0.60)
               Common stock to be acquired
                 by the RRP(4) ......................         (0.26)            (0.28)            (0.29)            (0.30)
                                                          ---------         ---------         ---------         ---------
     Pro forma stockholders' equity per
       share(4)(6)(7) ...............................     $   13.05         $   12.57         $   12.17         $   11.82
                                                          =========         =========         =========         =========
Purchase price as a percentage of pro forma
  stockholders' equity per share(5) .................         76.63%            79.55%            82.17%            84.60%
                                                          =========         =========         =========         =========

--------------

(1) Estimated net proceeds, as adjusted, consist of the estimated net proceeds from the Offering minus (i) the proceeds attributable to the purchase by the ESOP; and (ii) the value of the shares to be purchased by the RRP, subject to stockholder approval, after the Conversion at an assumed purchase price of $10.00 per share; and (iii) certain one-time Merger-related cash expenses expected to be paid concurrently with consummation of the Conversion and the Merger. For the purposes of this presentation, one-time cash Merger-related expenses of $7.5 million (pre-tax) which are expected to be paid upon consummation of the Conversion and the Merger are reflected as an adjustment to net proceeds for purposes of the pro forma net income and pro forma net income per share information. For purposes of pro forma stockholders' equity and pro forma stockholders' equity per share, $4.8 million of Merger-related non-recurring expenses, net of tax are deducted.

(2) Does not give effect to the non-recurring expense that will be recognized in 1998 as a result of the establishment of the Foundation. The Holding Company will recognize an after-tax expense for the amount of the contribution to the Foundation which is expected to be $1.1 million, $1.3 million, $1.4 million and $1.7 million at the minimum, midpoint, maximum and maximum, as adjusted. Assuming the contribution to the Foundation was expensed during the year ended June 30, 1998, pro forma net earnings (loss) per share would be $0.57, $0.51, $0.47 and $0,42, at the minimum, midpoint, maximum and maximum, as adjusted, respectively. Per share net income data is based on 8,982,199, 9,980,063, 10,977,927 and 12,125,471 shares outstanding which represents Conversion Shares sold in the Offering, shares contributed to the Foundation, Exchange Shares issued in the Merger and shares to be allocated or distributed under the ESOP and RRP for the period presented. Additionally, SFS stock options are incorporated into earnings per share calculations based on the treasury method.

                                              (Footnotes continued on next page)

(3) It is assumed that 8.0% of the Conversion Shares sold in the Offering will be purchased by the ESOP with funds loaned by the Holding Company. The Holding Company and the Bank intend to make annual contributions to the ESOP in an amount at least equal to the principal and interest requirement of the debt. The pro forma net earnings assumes (i) that the loan to the ESOP is payable over 15 years, with the ESOP shares having an average fair value of $10.00 per share in accordance with SOP 93-6, entitled "Employers' Accounting for Employee Stock Ownership Plans," of the AICPA, and (ii) the effective tax rate was 40.0% for the period. See "Management - Benefits - Employee Stock Ownership Plan."

(4) It is assumed that the RRP will purchase, following stockholder approval of such plan, a number of shares of Holding Company Common Stock equal to 4.0% of the Conversion Shares for issuance to directors, officers and employees. Funds used by the RRP to purchase the shares initially will be contributed to the RRP by the Holding Company. It is further assumed that the shares were acquired by the RRP at the beginning of the period presented in open market purchases at the purchase price and that 20.0% of the amount contributed, net of taxes, was an amortized expense during the year ended June 30, 1998. The issuance of authorized but unissued shares of Holding Company Common Stock pursuant to the RRP in the amount of 4.0% of the Conversion Shares sold in the Offering would dilute the voting interests of existing stockholders by approximately 3.0% and under such circumstances pro forma net earnings per share for the year ended June 30, 1998 would be $0.68, $0.63, $0.59 and $0.55, at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively, and pro forma stockholders' equity per share at June 30, 1998 would be $12.96, $12.50, $12.13 and $11.78 at the minimum, midpoint, maximum and 15% above the maximum of such range, respectively. There can be no assurance that the actual purchase price of shares purchased by or issued to the RRP will be equal to the purchase price. See "Management - Benefits - Recognition and Retention Plan."

(5) The diluted per share calculations are determined by adding the number of Conversion Shares assumed to be issued in the Conversion, Exchange Shares issued in the Merger as well as shares of Holding Company Common Stock to be contributed to the Foundation and, for purposes of calculating earnings per share, in accordance with SOP 93-6, subtracting 473,937 shares, 557,573 shares, 641,209 shares, and 737,391 shares, respectively, representing the ESOP shares which have not been committed for release during the year ended June 30, 1998. The calculation of ESOP shares released assumes that such shares are earned and released ratably over the year, using a 15-year amortization period. Additionally, SFS stock options are incorporated into earnings per share calculations based on the treasury method. Thus, it is assumed at June 30, 1998 that 8,982,199, 9,980,063, 10,977,927 and
    12,125,471 shares of Holding Company Common Stock are outstanding at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively. Assuming the uncommitted ESOP shares were not subtracted from the number of shares of Holding Company Common Stock outstanding at June 30, 1998, the offering price as a multiple of pro forma net earnings per share would be 15.35x, 16.55x, 17.67x and 18.89x at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively. For purposes of calculating pro forma stockholders' equity per share, it is assumed that shares outstanding total 9,330,951, 10,412,451, 11,493,951 and 12,737,676 shares at the minimum, midpoint,  maximum  and 15% above the  maximum  of the  Estimated  Valuation
    Range.

(6) No effect has been given to the issuance of additional shares of Holding Company Common Stock pursuant to the Stock Option and Incentive Plan, which will be adopted by the Holding Company following the Conversion and presented for approval by stockholders at an annual or special meeting of stockholders of the Holding Company held no earlier than six months following the consummation of the Conversion. If the Option Plan is approved by the stockholders, an amount equal to 10% of the Conversion Shares sold in the Offering, including shares issued to the Foundation, or 612,850, 721,000, 829,150 and 953,522 shares at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the Option Plan. The issuance of Holding Company Common Stock pursuant to the exercise of options under the Option Plan will result in the dilution of existing stockholders' interests. Assuming stockholder approval of the Option Plan, that all these options were exercised at the beginning of the period at an exercise price of $10.00 per share and that the shares to fund the RRP are acquired thorough open market purchases at the purchase price, pro forma diluted net earnings per share for the year ended June 30, 1998 would be $0.66, $0.62, $0.58 and $0.54 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively, and pro forma stockholders' equity per share at June 30, 1998 would be $12.85, $12.40, $12.04 and $11.70 at the minimum, midpoint, maximum and 15% above the maximum of such range, respectively. See "Management - Benefits - Stock Option and Incentive Plan."

(7) The retained earnings of the Bank will be substantially restricted after the Conversion by virtue of the liquidation account to be established in connection with the Conversion. See "Dividend Policy" and "The Conversion and the Merger - Effects of the Conversion and the Merger - Effects on Liquidation Rights." In addition, certain distributions from the Bank's retained earnings may be treated as begin from its accumulated bad debt reserve for tax purposes, which would cause the Bank to have additional taxable income. See "Taxation - Federal Taxation." Pro forma stockholders' equity and pro forma stockholders' equity per share (i) reflect certain nonrecurring charges, net of tax (see Note 5 to the Pro Forma Unaudited Consolidated Statement of Financial Condition) and (ii) do not give effect to the liquidation account or the bad debt reserves established by the Bank for federal income tax purposes in the event of a liquidation of the Bank.

(8) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Valuation Range of up to 15% to reflect changes in market and financial conditions following the commencement of the Offering.

                          PRO FORMA DATA WITHOUT MERGER

                                                                   At or For the Year Ended June 30, 1998
                                                    -----------------------------------------------------------------------
                                                        5,950,000        7,000,000         8,050,000         9,257,500
                                                       Conversion       Conversion        Conversion        Conversion
                                                     Shares Sold at   Shares Sold at    Shares Sold at    Shares Sold at
                                                       $10.00 Per       $10.00 Per        $10.00 Per     $10.00 Per Share
                                                     Share (Minimum   Share (Midpoint   Share (Maximum      (15% above
                                                        of Range)        of Range)         of Range)     Maximum of Range)
                                                        ---------        ---------         ---------     -----------------
                                                                 (Dollars in Thousands, Except Per Share Amounts)
Gross proceeds ...................................     $  59,500         $  70,000         $  80,500         $  92,575
Plus: Shares acquired by Foundation ..............         1,785             2,100             2,415             2,777
                                                       ---------         ---------         ---------         ---------
     Pro forma market capitalization .............     $  61,285         $  72,100         $  82,915         $  95,352
                                                       =========         =========         =========         =========
Gross proceeds ...................................     $  59,500         $  70,000         $  80,500         $  92,575
Less offering expenses and commissions ...........         1,595             1,711             1,826             1,959
                                                       ---------         ---------         ---------         ---------
     Estimated net proceeds ......................     $  57,905         $  68,289         $  78,674         $  90,616
Less: Shares purchased by the ESOP ...............        (4,903)           (5,768)           (6,633)           (7,628)
     Shares purchased by the RRP .................        (2,451)           (2,884)           (3,317)           (3,814)
                                                       ---------         ---------         ---------         ---------
Total estimated net proceeds,
  as adjusted(1) .................................     $  50,551         $  59,637         $  68,724         $  79,174
                                                       =========         =========         =========         =========
Net income(2):
     Historical combined .........................     $   4,087         $   4,087         $   4,087         $   4,087
     Pro forma income on net proceeds,
      as adjusted ................................         1,629             1,922             2,214             2,551
     Pro forma ESOP adjustment(3) ................          (196)             (231)             (265)             (305)
     Pro forma RRP adjustment(4) .................          (294)             (346)             (398)             (458)
                                                       ---------         ---------         ---------         ---------
     Pro forma net income ........................     $   5,226         $   5,432         $   5,638         $   5,875
                                                       =========         =========         =========         =========
Diluted net income per share(2)(5):
     Historical Combined .........................     $    0.72         $    0.61         $    0.53         $    0.46
     Pro forma income on net proceeds,
      as adjusted ................................          0.29              0.29              0.29              0.29
     Pro forma ESOP adjustment(3) ................         (0.03)            (0.03)            (0.03)            (0.03)
     Pro forma RRP adjustment(4) .................         (0.05)            (0.05)            (0.05)            (0.05)
                                                       ---------         ---------         ---------         ---------
     Pro forma diluted net income
       per share(4)(6) ...........................     $    0.93         $    0.82         $    0.74         $    0.67
                                                       =========         =========         =========         =========
Offering price to pro forma diluted
  net income per share(5) ........................         10.75x            12.20x            13.51x            14.93x
                                                       =========         =========         =========         =========
Stockholders' equity:
     Historical Combined .........................     $  53,282         $  53,282         $  53,282         $  53,282
     Estimated net proceeds ......................        57,905            68,289            78,674            90,616
     Plus:  Shares issued to Foundation ..........         1,785             2,100             2,415             2,777
     Less:  Contribution to Foundation ...........        (1,785)           (2,100)           (2,415)           (2,777)
     Plus:  Tax benefit of contribution
             to Foundation .......................           714               840               966             1,111
     Less:  Common stock acquired by
              the ESOP(3) ........................        (4,903)           (5,768)           (6,633)           (7,628)
            Common stock to be acquired
              by the RRP(4) ......................        (2,451)           (2,884)           (3,317)           (3,814)
                                                       ---------         ---------         ---------         ---------
     Pro forma stockholders' equity(4)(6)(7) .....     $ 104,547         $ 113,759         $ 122,972         $ 133,567
                                                       =========         =========         =========         =========
Stockholders' equity per share(5):
     Historical Combined .........................     $    8.69         $    7.39         $    6.43         $    5.59
     Estimated net proceeds ......................          9.45              9.47              9.49              9.50
     Plus:  Shares issued to Foundation ..........          0.29              0.29              0.29              0.29
     Less:  Contribution to Foundation ...........         (0.29)            (0.29)            (0.29)            (0.29)
     Plus:  Tax benefit of contribution
              to Foundation ......................          0.12              0.12              0.12              0.12
     Less:  Common stock acquired by
              the ESOP(3) ........................         (0.80)            (0.80)            (0.80)            (0.80)
            Common stock to be acquired
              by the RRP(4) ......................         (0.40)            (0.40)            (0.40)            (0.40)
                                                       ---------         ---------         ---------         ---------
     Pro forma stockholders' equity
       per share(4)(6)(7) ........................     $   17.06         $   15.78         $   14.84         $   14.01
                                                       =========         =========         =========         =========
Purchase price as a percentage of pro forma
  stockholders' equity per share(5) ..............         58.62%            63.37%            67.39%            71.38%
                                                       =========         =========         =========         =========

----------

(1) Estimated net proceeds, as adjusted, consist of the estimated net proceeds from the Offering minus (i) the proceeds attributable to the purchase by the ESOP; and (ii) the value of the shares to be purchased by the RRP, subject to stockholder approval, after the Conversion at an assumed purchase price of $10.00 per share.

(2) Does not give effect to the non-recurring expense that will be recognized in 1998 as a result of the establishment of the Foundation. The Holding Company will recognize an after-tax expense for the amount of the contribution to the Foundation which is expected to be $1.1 million, $1.3 million, $1.4 million and $1.7 million at the minimum, midpoint, maximum and maximum, as adjusted. Assuming the contribution to the Foundation was expensed during the year ended June 30, 1998, pro forma net earnings (loss) per share would be $0.73, $0.63, $0.55 and $0,48, at the minimum, midpoint, maximum and maximum, as adjusted, respectively. Per share net income data is based on 5,654,563, 6,652,427, 7,650,291 and 8,797,834 shares outstanding which represents Conversion Shares sold in the Offering, shares contributed to the Foundation and shares to be allocated or distributed under the ESOP and RRP for the period presented.

                                              (Footnotes continued on next page)

(3) It is assumed that 8.0% of the Conversion Shares sold in the Offering will be purchased by the ESOP with funds loaned by the Holding Company. The Holding Company and the Bank intend to make annual contributions to the ESOP in an amount at least equal to the principal and interest requirement of the debt. The pro forma net earnings assumes (i) that the loan to the ESOP is payable over 15 years, with the ESOP shares having an average fair value of $10.00 per share in accordance with SOP 93-6, entitled "Employers' Accounting for Employee Stock Ownership Plans," of the AICPA, and (ii) the effective tax rate was 40.0% for the period. See "Management - Benefits - Employee Stock Ownership Plan."

(4) It is assumed that the RRP will purchase, following stockholder approval of such plan, a number of shares of Holding Company Common Stock equal to 4.0% of the Conversion Shares for issuance to directors, officers and employees. Funds used by the RRP to purchase the shares initially will be contributed to the RRP by the Holding Company. It is further assumed that the shares were acquired by the RRP at the beginning of the period presented in open market purchases at the purchase price and that 20.0% of the amount contributed, net of taxes, was an amortized expense during the year ended June 30, 1998. The issuance of authorized but unissued shares of Holding Company Common Stock pursuant to the RRP in the amount of 4.0% of the Conversion Shares sold in the Offering would dilute the voting interests of existing stockholders by approximately 3.0% and under such circumstances pro forma net earnings per share for the year ended June 30, 1998 would be $0.90, $0.80, $0.72 and $0.65, at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively, and pro forma stockholders' equity per share at June 30, 1998 would be $16.79, $15.56, $14.15 and $13.85 at the minimum, midpoint, maximum and 15% above the maximum of such range, respectively. There can be no assurance that the actual purchase price of shares purchased by or issued to the RRP will be equal to the purchase price. See "Management - Benefits - Recognition and Retention Plan."

(5) The diluted per share calculations are determined by adding the number of Conversion Shares assumed to be issued in the Conversion, as well as shares of Holding Company Common Stock to be contributed to the Foundation and, for purposes of calculating earnings per share, in accordance with SOP 93-6, subtracting 473,937 shares, 557,573 shares, 641,209 shares, and 737,391 shares, respectively, representing the ESOP shares which have not been committed for release during the year ended June 30, 1998. The calculation of ESOP shares released assumes that such shares are earned and released ratably over the year, using a 15-year amortization period. Thus, it is assumed at June 30, 1998 that 5,654,563, 6,652,427, 7,650,291 and 8,797,8341 shares of Holding Company Common Stock are outstanding at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively. Assuming the uncommitted ESOP shares were not subtracted from the number of shares of Holding Company Common Stock outstanding at June 30, 1998, the offering price as a multiple of pro forma net earnings per share would be 11.73x, 13.27x, 14.71x and 16.23x at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively. For purposes of calculating pro forma stockholders' equity per share, it is assumed that shares outstanding total 6,128,500, 7,210,000, 8,291,500 and 9,535,225 shares at the minimum, midpoint,  maximum  and 15% above the  maximum  of the  Estimated  Valuation
    Range.

(6) No effect has been given to the issuance of additional shares of Holding Company Common Stock pursuant to the Stock Option and Incentive Plan, which will be adopted by the Holding Company following the Conversion and presented for approval by stockholders at an annual or special meeting of stockholders of the Holding Company held no earlier than six months following the consummation of the Conversion. If the Stock Option and Incentive Plan is approved by the stockholders, an amount equal to 10% of the Conversion Shares sold in the Offering, including shares issued to the Foundation, or 612,850, 721,000, 829,150 and 953,522 shares at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the Stock Option and Incentive Plan. The issuance of Holding Company Common Stock pursuant to the exercise of options under the Stock Option and Incentive Plan will result in the dilution of existing stockholders' interests. Assuming stockholder approval of the Stock Option and Incentive Plan, that all these options were exercised at the beginning of the period at an exercise price of $10.00 per share and that the shares to fund the RRP are acquired thorough open market purchases at the purchase price, pro forma diluted net earnings per share for the year ended June 30, 1998 would be $0.87, $0.77, $0.70 and $0.63 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively, and pro forma stockholders' equity per share at June 30, 1998 would be $16.42, $15.25, $14.39 and $13.64 at the minimum, midpoint, maximum and 15% above the maximum of such range, respectively. See "Management - Benefits - Stock Option and Incentive Plan."

(7) The retained earnings of the Bank will be substantially restricted after the Conversion by virtue of the liquidation account to be established in connection with the Conversion. See "Dividend Policy" and "The Conversion and the Merger - Effects of the Conversion and the Merger - Effects on Liquidation Rights." In addition, certain distributions from the Bank's retained earnings may be treated as begin from its accumulated bad debt reserve for tax purposes, which would cause the Bank to have additional taxable income. See "Taxation - Federal Taxation." Pro forma stockholders' equity and pro forma stockholders' equity per share (i) reflect certain nonrecurring charges, net of tax (see Note 5 to the Pro Forma Unaudited Consolidated Statement of Financial Condition) and (ii) do not give effect to the liquidation account or the bad debt reserves established by the Bank for federal income tax purposes in the event of a liquidation of the Bank.

(8) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Valuation Range of up to 15% to reflect changes in market and financial conditions following the commencement of the Offering.

             COMPARISON OF VALUATION AND PRO FORMA INFORMATION WITH
                          NO FOUNDATION BUT WITH MERGER

         In the event that the Foundation were not being established as part of the Conversion and the Merger was consummated immediately after the Conversion, RP Financial has estimated that the pro forma aggregate market capitalization of the Holding Company would be approximately $117.1 million at the maximum, which is approximately $2.2 million greater than the pro forma aggregate market capitalization of the Holding Company if the Foundation is included, and would result in an approximately $4.6 million increase in the amount of Holding Company Common Stock offered for sale in the Conversion. The pro forma price to book ratio and pro forma price to earnings ratio would be approximately the same under both the current appraisal and the estimate of the value of the Holding Company without the Foundation. Further, assuming the maximum of the Estimated Valuation Range, pro forma stockholders' equity per share and pro forma earnings per share would be substantially the same at $12.17 and $12.25, respectively, and $0.60 and $0.60 respectively, with the Foundation or without the Foundation. The pro forma price to book ratio and the pro forma price to earnings ratio are substantially the same with and without the Foundation at the maximum at 82.17% and 81.63%, respectively, and 16.67x and 16.67x, respectively. There is no assurance that in the event the Foundation was not formed that the appraisal prepared at the time would have concluded that the pro forma market value of the Holding Company would be the same as that estimated herein. Any appraisals prepared at that time would be based on the facts and circumstances existing at the time, including, among other things, market and economic conditions.

         For comparative purposes only, set forth below are certain pricing ratios and financial data and ratios, at the minimum, midpoint, maximum and maximum, as adjusted, of the Estimated Valuation Range, assuming the Conversion and the Merger were completed at June 30, 1998.

                                                                                                                 At the Maximum
                                   At the Minimum            At the Midpoint            At the Maximum            As Adjusted
                                -----------------------   ----------------------   -----------------------  -----------------------
                                  With          No          With         No          With          No         With          No
                                Foundation   Foundation   Foundation  Foundation   Foundation   Foundation  Foundation   Foundation
                                ----------   ----------   ----------  ----------   ----------   ----------  ----------   ----------
                                                             (Dollars in thousands, except per share amounts)
Estimated offering amount .     $ 59,500     $ 62,900     $ 70,000     $ 74,000   $ 80,500     $ 85,100     $ 92,575    $ 97,865
Pro forma market
 capitalization ...........       93,310       94,925      104,125      106,025    114,940      117,125      127,377     129,890
Total assets ..............      765,074      767,527      774,286      777,172    783,499      786,817      794,094     797,910
Total liabilities .........      643,412      643,412      643,412      643,412    643,412      643,412      643,412     643,412
Pro forma stockholders'
 equity ...................      121,662      124,115      130,874      133,760    140,087      143,405      150,682     154,498
Pro forma consolidated net
  earnings ................        6,162        6,251        6,367        6,472      6,574        6,695        6,811       6,950
Pro forma stockholders'
 equity per share .........        13.05        13.06        12.57        12.61      12.17        12.25        11.82       11.90
Pro forma consolidated net
 earnings per share .......         0.69         0.69         0.64         0.64       0.60         0.60         0.55        0.55

Pro forma pricing ratios:
 Offering price as a
  percentage of pro
  forma stockholders'
  equity per share ........        76.63%       76.57%       79.55%       79.30%     82.17%       81.63%       84.60%      84.03%
 Offering price to pro
  forma net earnings
  per share(1) ............        14.49        14.49        15.63        15.63      16.67        16.67        18.18       18.18

 Pro forma market
  capitalization
  to assets ...............        12.20        12.37        13.45        13.64      14.67        14.89        16.04       16.28
Pro forma financial ratios:
   Return on assets(2) ....         0.81         0.81         0.84         0.85       0.84         0.85         0.86        0.87
   Return on stockholders'
    equity(3) .............         5.06         5.04         4.69         4.67       4.69         4.67         4.52        4.50
   Stockholders' equity to
    assets ................        15.90        16.17        17.88        18.23      17.88        18.23        18.98       19.36

                                                   (Footnotes on following page)

-------------

(1) If the contribution to the Foundation had been expensed during the year ended June 30, 1998, the offering price to pro forma net earnings per share would have been 17.64x, 19.54x, 21.42x and 23.57x at the minimum, midpoint, maximum and maximum, as adjusted, respectively.

(2) If the contribution to the Foundation had been expensed during the year ended June 30,1998, return on assets would have been 0.67%, 0.66%, 0.65% and 0.65% at the minimum, midpoint, maximum and maximum, as adjusted, respectively.

(3) If the contribution to the Foundation had been expensed during the year ended June 30,1998, return on stockholders' equity would have been 4.18%, 3.90%, 3.66% and 3.41% at the minimum, midpoint, maximum and maximum, as adjusted, respectively.

                COMPARISON OF VALUATION AND PRO FORMA INFORMATION
                      WITH NO FOUNDATION AND WITHOUT MERGER

         In the event that the Foundation were not being established as part of the Conversion and the Merger did not take place, RP Financial has estimated that the pro forma aggregate market capitalization of the Holding Company would be approximately $85.1 million at the maximum, which is approximately $2.2 million greater than the pro forma aggregate market capitalization of the Holding Company if the Foundation is included, and would result in an approximately $4.6 million increase in the amount of Holding Company Common Stock offered for sale in the Conversion. The pro forma price to book ratio and pro forma price to earnings ratio would be approximately the same under both the current appraisal and the estimate of the value of the Holding Company without the Foundation. Further, assuming the maximum of the Estimated Valuation Range, pro forma stockholders' equity per share and pro forma earnings per share would be substantially the same at $14.84 and $14.84, respectively, and $0.74 and $0.74 respectively, with the Foundation or without the Foundation. The pro forma price to book ratio and the pro forma price to earnings ratio are substantially the same with and without the Foundation at the maximum at 67.39% and 67.39%, respectively, and 13.51x and 13.51x, respectively. There is no assurance that in the event the Foundation was not formed that the appraisal prepared at the time would have concluded that the pro forma market value of the Holding Company would be the same as that estimated herein. Any appraisals prepared at that time would be based on the facts and circumstances existing at the time, including, among other things, market and economic conditions.

         For comparative purposes only, set forth below are certain pricing ratios and financial data and ratios, at the minimum, midpoint, maximum and maximum, as adjusted, of the Estimated Valuation Range, assuming the Conversion and the Merger were completed at June 30, 1998.

                                                                                                                 At the Maximum
                                   At the Minimum            At the Midpoint            At the Maximum            As Adjusted
                                -----------------------   ----------------------   -----------------------  -----------------------
                                  With          No          With         No          With          No         With          No
                                Foundation   Foundation   Foundation  Foundation   Foundation   Foundation  Foundation   Foundation
                                ----------   ----------   ----------  ----------   ----------   ----------  ----------   ----------
                                                             (Dollars in thousands, except per share amounts)
Estimated offering amount .    $ 59,500     $ 62,900    $ 70,000     $ 74,000     $ 80,500   $ 85,100    $ 92,575       $ 97,865
Pro forma market
 capitalization ...........      61,285       62,900      72,100       74,000       82,915     85,100      95,352         97,865
Total assets ..............     586,981      589,434     596,193      599,079      605,406    608,724     616,001        619,817
Total liabilities .........     482,434      482,434     482,434      482,434      482,434    482,434     482,434        482,434
Pro forma stockholders'
 equity ...................     104,547      107,000     113,759      116,645      122,972    126,290     133,567        137,383
Pro forma consolidated net
 earnings .................       5,226        5,315       5,432        5,537        5,638      5,759       5,875          6,014
Pro forma stockholders'
 equity per share .........       17.06        17.01       15.78        15.76        14.84      14.84       14.01          14.03
Pro forma consolidated net
 earnings per share .......        0.93         0.92        0.82         0.82         0.74       0.74        0.67           0.67
Pro forma pricing ratios:
   Offering price as a
    percentage of pro forma
    stockholders' equity
    per share .............       58.62%       58.79%      63.37%       63.45%       67.39%     67.39%      71.38%         71.28%
   Offering price to pro
    forma net earnings
    per share(1) ..........       10.75%       10.87%      12.20%       12.20%       13.51%     13.51%      14.93%         14.93%
   Pro forma market
    capitalization to
    assets ................       10.44%       10.67%      12.09%       12.35%       13.70%     13.98%      15.48%         15.79%
Pro forma financial ratios:
   Return on assets(2) ....        0.89%        0.90%       0.91%        0.92%        0.93%      0.95%       0.96%          0.97%
   Return on stockholders'
    equity(3) .............        5.00%        4.97%       4.78%        4.75%        4.58%      4.56%       4.40%          4.38%
   Stockholders' equity
    to assets .............       17.81%       18.15%      19.08%       19.47%       20.31%     20.75%      21.68%         22.17%

---------------
(1) If the contribution to the Foundation had been expensed during the year ended June 30, 1998, the offering price to pro forma net earnings per share would have been 13.58x, 15.90x, 18.20x and 20.81x at the minimum, midpoint, maximum and maximum, as adjusted, respectively.
(2) If the contribution to the Foundation had been expensed during the year ended June 30,1998, return on assets would have been 0.71%, 0.70%, 0.69% and 0.69% at the minimum, midpoint, maximum and maximum, as adjusted, respectively.
(3) If the contribution to the Foundation had been expensed during the year ended June 30,1998, return on stockholders' equity would have been 3.99%, 3.68%, 3.42% and 3.17% at the minimum, midpoint, maximum and maximum, as adjusted, respectively.

                      COHOES SAVINGS BANK AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                FOR THE YEARS ENDED JUNE 30, 1998, 1997 AND 1996
                                 (000's omitted)

                                                                       1998            1997              1996
                                                                       ----            ----              ----
INTEREST INCOME:
    Interest and fees on mortgage loans ......................  $      28,793   $      28,236     $      26,587
    Consumer and other loans .................................          4,780           4,930             5,516
    Investment securities and securities available for sale ..          4,108           2,847             3,096
    Federal funds sold and interest-bearing deposits .........            742             272               184
                                                                -------------   -------------     -------------
                 Total interest income .......................         38,423          36,285            35,383
                                                                -------------   -------------     -------------

INTEREST EXPENSE:
    Deposits (Note 11) .......................................         18,816          17,568            17,741
    Mortgagors' escrow deposits ..............................            114             120               126
    Borrowings ...............................................            332             133               297
                                                                -------------   -------------     -------------
                 Total interest expense ......................         19,262          17,821            18,164
                                                                -------------   -------------     -------------
                 Net interest income .........................         19,161          18,464            17,219

PROVISION FOR LOAN LOSSES (Note 7) ...........................          1,400           1,325               490
                                                                -------------   -------------     -------------
                 Net interest income after provision
                   for loan losses ...........................         17,761          17,139            16,729
                                                                -------------   -------------     -------------
NONINTEREST INCOME:
    Service charges on deposits ..............................            746             765               741
    Loan servicing revenue ...................................            495             568               605
    Net gain (loss) on sale of mortgage loans ................             81             106               (20)
    Other ....................................................          1,421           1,351             1,141
                                                                -------------   -------------     -------------
                 Total noninterest income ....................          2,743           2,790             2,467
                                                                -------------   -------------     -------------

NONINTEREST EXPENSE:
    Compensation and benefits ................................          7,322           6,253             6,286
    Occupancy ................................................          2,686           2,493             2,247
    FDIC deposit insurance premium ...........................             65              37                33
    Advertising ..............................................            430             307               291
    Other ....................................................          3,264           3,224             3,062
                                                                -------------   -------------     -------------
                 Total noninterest expense ...................         13,767          12,314            11,919
                                                                -------------   -------------     -------------
                 Income before income tax expense ............          6,737           7,615             7,277

INCOME TAX EXPENSE (Note 15) .................................          2,650           2,972             2,882
                                                                -------------   -------------     -------------
                 Net income ..................................  $       4,087   $       4,643     $       4,395
                                                                =============   =============     =============

        The accompanying notes are an integral part of these statements.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                   AND RESULTS OF OPERATIONS OF COHOES SAVINGS

General

         The Holding Company has only recently been formed and accordingly has no results of operations at this time. As a result, the following discussion principally reflects the operations of the Bank and its subsidiaries. The Bank's primary market area, with 16 full-service branches and one public accommodation office (a limited purpose convenience office) which is expected to be converted into a branch office in October, 1998, consists of Albany, Saratoga, Schenectady and Rensselaer counties in New York and a portion of Warren county in New York. The Bank has been, and intends to continue to be, a community-oriented financial institution offering a variety of financial services. The Bank's principal business is attracting deposits from customers within its market area and investing those funds, together with funds from operations and, to a much lesser extent, borrowings, in primarily residential mortgage loans, including home equity loans, and to a lesser extent, in consumer loans, commercial real estate, construction loans and commercial business loans and government and corporate debt securities. See "Business of the Bank - Lending Activities". The financial condition and operating results of the Bank are dependent on its net interest income which is the difference between the interest income earned on its assets, primarily loans and investments, and the interest expense on its liabilities, primarily deposits and borrowings. Net income is also affected by other operating income, such as loan servicing income, fees on deposit related services, gains on sales of securities, other operating expenses, such as compensation and occupancy expenses, provisions for loan losses, and Federal and state income taxes.

         The Bank's results of operations are significantly affected by general economic and competitive conditions (particularly changes in market interest rates), government policies, changes in accounting standards and actions of regulatory agencies. Future changes in applicable laws, regulations or government policies may have a material impact on the Bank. Lending activities are substantially influenced by the demand for and supply of housing, competition among lenders, and level of interest rates and the availability of funds. The ability to gather deposits and the cost of funds are influenced by prevailing market interest rates, fees and terms on deposit products, as well as the availability of alternative investments, including mutual funds and stocks.

Market Risk and Asset/Liability Management

         Interest rate risk is the most significant market risk affecting the Bank. Other types of market risk, such as foreign currency exchange rate risk and commodity price risk, do not arise in the normal course of the Bank's business activities.

         Interest rate risk is defined as an exposure to a movement in interest rates that could have an adverse effect on the Bank's net interest income. Net interest income is susceptible to interest rate risk to the degree that interest-bearing liabilities mature or reprice on a different basis than interest-earning assets. When interest-bearing liabilities mature or reprice more quickly than interest-earning assets in a given period, a significant increase in market rates of interest could adversely affect net income. Similarly, when earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could result in a decrease in net income.

         In an attempt to manage its exposure to changes in interest rates, management monitors the Bank's interest rate risk. Management's asset/liability committee meets monthly to review the Bank's interest rate risk position and profitability, and to recommend adjustments for consideration by the Board of Trustees. Management also reviews loan and deposit pricing, and the Bank's securities portfolio, formulates investment strategies and oversees the timing and implementation of transactions. Notwithstanding the Bank's interest rate risk management activities, the potential for changing interest rates is an uncertainty that can adversely affect net income.

         In adjusting the Bank's asset/liability position, the Board and management attempt to manage the Bank's interest rate risk while enhancing net interest margins. At times, depending on the level of general interest rates, the relationship between long- and short-term interest rates, market conditions and competitive factors, the Board and management may determine to increase the Bank's interest rate risk position somewhat in order to increase its net interest margins. The Bank's results of operations and net portfolio values remain vulnerable to changes in interest rates and to fluctuations in the difference between long- and short-term interest rates.

         Consistent with the asset/liability management philosophy described above, the Bank has taken several steps to manage its interest rate risk. First, the Bank has structured the security portfolio to shorten the maturities of its earning assets. The Bank's recent purchases of securities have had terms to maturity of seven years or less. At June 30, 1998, the Bank had securities with a carrying value of $76.2 million with contractual maturities of five years or less. The Bank's residential real estate portfolio is composed of either one, three or five year adjustable rate mortgages or floating-rate home equity loans, except for approximately $103.5 million of fixed rate products. The Bank also manages interest rate risk by emphasizing lower cost, more stable non-time deposit accounts. In the current low rate environment, longer-term time deposits are welcomed although not particularly popular with the Bank's customer base.

         One approach used to quantify interest rate risk is the net market value analysis. In essence, this analysis calculates the difference between the present value of liabilities and the present value of expected cash flows from assets and off-balance sheet contracts. A second approach is to quantify the impact on net interest income due to changes in cash flows, interest income and interest expense resulting from shifts in interest rates. The following tables set forth, at June 30, 1998, an analysis of the Bank's interest rate risk as measured by the estimated changes in net market value of its assets and liabilities and net interest income resulting from instantaneous and sustained parallel shifts in interest rates (+ or - 200 basis points, measured in 50 basis point increments).


    Assumed Change             Net
   in Interest Rates        Interest            Dollar            Percent
    (Basis Points)           Income             Change            Change
                             ------             ------            ------
      -200                 $ 19,986         $    826                4.31%
      -150                   19,770              610                3.18
      -100                   19,244               84                0.44
       -50                   19,204               44                0.23
         0                   19,160               --                0.00
       +50                   19,153               (7)              (0.04)
      +100                   19,137              (23)              (0.12)
      +150                   19,056             (104)              (0.54)
      +200                   18,918             (242)              (1.26)


    Assumed Change             Net
   in Interest Rates         Market             Dollar             Percent
    (Basis Points)            Value             Change             Change
                              -----             ------             ------

      -200                  $ 99,941         $  10,985               12.35%
      -150                    97,343             8,387                9.43
      -100                    94,643             5,687                6.39
       -50                    91,845             2,889                3.25
         0                    88,956                --                0.00
       +50                    85,741            (3,215)              (3.61)
      +100                    82,151            (6,805)              (7.65)
      +150                    79,056            (9,900)             (11.13)
      +200                    75,804           (13,152)             (14.78)


         Certain assumptions utilized by management in assessing the interest rate risk of the Bank were employed in preparing data included in the preceding table. These assumptions were based upon proprietary data selected by management and are reflective of historical results or current market conditions. These assumptions relate to interest rates, repayment rates, deposit decay rates, and the market values of certain assets under the various interest rate scenarios.

         Prepayment assumptions for mortgage-backed securities and residential mortgage loans were based upon industry standards for prepayments. The Bank's mortgage-backed securities and residential mortgages are the only assets or liabilities which management assumed possess optionality for purposes of determining market value changes.

         Management assumed that non-maturity deposits could be maintained with rate adjustments not directly proportionate to the change in market interest rate. These assumptions are based upon management's analysis of its customer base and competitive factors.

         The net market value and net interest income tables presented above are predicated upon a stable balance sheet with no growth or change in asset or liability mix. In addition, the net market value table is based upon the present value of discounted cash flows using management's estimates of current replacement rates to discount the cash flows. The net interest income table is based upon a cash flow simulation of the Bank's existing assets and liabilities. It was also assumed that delinquency rates would not change as a result of changes in interest rates although there can be no assurance that this will be the case. Even if interest rates change in the designated amounts, there can be no assurance that the Bank's assets and liabilities would perform as set forth above. Also, a change in the US Treasury rates in the designated amounts accompanied by a change in the shape of the Treasury yield curve would cause changes to the net market value and net interest income other than those indicated above.

         The Bank does not currently engage in trading activities or use derivative instruments to manage interest rate risk. Instruments such as interest rate swaps, caps and floors may be utilized under certain interest rate risk scenarios in order to manage interest rate risk. Such activities may be permitted with the approval of the Board of Trustees, and management continually evaluates the usefulness of such instruments in managing interest rate risk.

Analysis of Net Interest Income

         Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income is affected by the relative amounts of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.

         The following table presents, for the periods indicated, the total dollar amount of interest income from the average interest-earning assets and the resultant yields earned, the total dollar amount of interest expense on average interest-bearing liabilities and the resultant rates paid, expressed both in dollars and percentages as well as the weighted average yields earned and rates paid. No tax equivalent adjustments were made. All average balances are daily average balances. Nonaccruing loans have been included in the table as loans carrying zero yield.

                           Average                                           Year Ended June 30,
                            Yield     ---------------------------------------------------------------------------------------------
                           Earned/               1998                               1997                              1996
                            Average   -----------------------------  -------------------------------   ----------------------------
                          Rate Paid at  Average  Interest             Average     Interest              Average      Interest
                            June 30, Outstanding  Earned/    Yield/  Outstanding   Earned/    Yield/   Outstanding   Earned/ Yield/
                             1998      Balance     Paid       Rate     Balance      Paid       Rate      Balance      Paid    Rate
                             ----      -------     ----       ----     -------      ----       ----      -------      ----    ----
                                                                         (Dollars in Thousands)
Interest-earning assets
 Loans receivable .........  8.09%    $404,781   $ 33,573      8.29%   $401,262   $ 33,166      8.27%   $390,273   $ 32,104    8.23%
 Securities available
  for sale ................  6.18       30,336      1,933      6.37      19,330      1,253      6.48      14,350        872    6.08
 Investment securities ....  6.28       30,372      1,926      6.34      22,240      1,373      6.17      31,950      1,993    6.24
 Federal funds sold .......  5.50       13,321        739      5.55       4,641        245      5.28       2,255        127    5.63
 FHLB stock ...............  7.45        3,479        249      7.16       3,400        218      6.41       3,346        230    6.87
 Other interest-earning
  assets ..................  6.00          184          3      1.63         416         30      7.21         967         57    5.89
                                       -------     ------               -------     ------               -------     ------
  Total interest-earning
   assets .................  7.72      482,473     38,423      7.96     451,289     36,285      8.04     443,141     35,383    7.98
                                                   ------                           ------                           ------
Non-earning assets ........             18,714                           17,919                           17,264
                                       -------                          -------                          -------
  Total assets ............           $501,187                         $469,208                         $460,405
                                      ========                         ========                         ========
Interest-bearing
 liabilities
 Savings accounts .........  3.00%    $120,959      3,623      3.00    $123,518      3,698      2.99    $123,976      3,718    3.00
 School savings accounts ..  5.50       15,112        837      5.54      11,895        661      5.56       8,271        460    5.56
 Money market accounts ....  3.32       18,163        569      3.13      15,607        447      2.86      17,089        488    2.86
 Demand deposits ..........  0.59       47,075        304      0.65      41,124        275      0.67      35,073        246    0.70
 Time deposits ............  5.78      230,794     13,483      5.84     215,183     12,487      5.80     214,420     12,829    5.98
 Escrow accounts ..........  2.00        7,065        114      1.61       7,396        120      1.62       7,249        126    1.74
 Borrowings ...............  6.05        5,467        332      6.07       2,392        133      5.56       4,694        297    6.33
                                       -------     ------               -------     ------               -------     ------
   Total interest-bearing
    liabilities ...........  4.28      444,635     19,262      4.33     417,115     17,821      4.27     410,772     18,164    4.42
                                                   ------                           ------                           ------
Other liabilities .........              4,677                            5,033                            6,898
Net worth .................             51,875                           47,060                           42,735
                                       -------                          -------                           ------
  Total liabilities and
   net worth ..............           $501,187                         $469,208                         $460,405
                                      ========                         ========                         ========
Net interest income .......                       $19,161                         $ 18,464                         $ 17,219
                                                  =======                         ========                         ========
Net interest rate
 spread(1) ................  3.44%                             3.63%                            3.77%                          3.56%
                             ====                              ====                             ====                           ====
Net earning assets(2) .....           $ 37,838                         $ 34,174                         $ 32,369
                                      ========                         ========                         ========
Net yield on average
 interest-earning
 assets(3) ................                                    3.97%                            4.09%                          3.89%
                                                               ====                             ====                           ====
Average interest-earning
 assets to average
 interest-bearing
 liabilities...............               1.09X                            1.08X                            1.08X

----------------
(1) Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(2) Net earning assets represents total interest-earning assets less total interest-bearing liabilities.
(3) Net yield on average interest-earning assets, or net interest margin, represents net interest income as a percentage of average interest-earning assets.

         The following schedule presents the dollar amount of changes in interest and dividend income and interest expense for major components of earning assets and interest-bearing liabilities. It distinguishes between the changes related to outstanding balances and those due to the changes in interest rates. For each category of earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by prior-period rate) and (ii) changes in rate (i.e., changes in rate multiplied by prior-period volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionally to the change due to volume and the change due to rate.

                                                Years Ended June 30,                          Years Ended June 30,
                                                    1998 vs. 1997                                 1997 vs. 1996
                                         ---------------------------------------    ---------------------------------------
                                                 Increase                                   Increase
                                                (Decrease)                                 (Decrease)
                                                  Due to                 Total               Due to                Total
                                         -----------------------       Increase     ---------------------         Increase
                                           Volume         Rate        (Decrease)     Volume          Rate        (Decrease)
                                           ------         ----        ----------     ------          ----        ----------
                                                                         (In Thousands)
Interest and dividend income from:
Loans receivable................         $     292      $     115      $     407     $     908      $     154      $  1,062
Securities available for sale...               701            (21)           680           320             61           381
Investment securities...........               515             38            553          (600)           (20)         (620)
Federal Funds sold..............               481             13            494           126             (8)          118
FHLB............................                 5             26             31             4            (16)          (12)
Other interest-earning assets...               (11)           (16)           (27)          (38)            11           (27)
                                       -----------    -----------    -----------   -----------     ----------   -----------

   Total interest and dividend income        1,983            155          2,138           720            182           902
                                         ---------     ----------      ---------    ----------     ----------    ----------


Interest expense for:

Savings accounts................               (78)             2            (75)          (14)            (6)          (20)
School savings accounts.........               178             (2)           176           201             --           201
Money market accounts...........                77             44            122           (42)             1           (41)
Demand deposits.................                39            (10)            29            41            (12)           29
Time deposits...................               911             85            996            46           (385)         (342)
Escrow accounts.................                (5)            (1)            (6)            3             (9)           (6)
Borrowings......................               186             13            199          (131)           (33)         (164)
                                        ----------    -----------     ----------   -----------   ------------   -----------

               Total interest expense        1,310            131          1,441           104           (447)         (343)
                                        ----------    -----------     ----------   -----------    -----------  ------------

Net interest income.............        $      673    $        24     $      697    $      616     $      629     $   1,245
                                        ==========    ===========     ==========    ==========     ==========     =========

Financial Condition

Comparison of June 30, 1998 and June 30, 1997

         Assets. Total assets at June 30, 1998 was $535.7 million, up $44.0 million, or 8.9% from the $491.7 million at June 30, 1997. The increase was evenly divided with the loan portfolio, up $14.3 million, securities available for sale up $13.2 million and investment securities up $20.1 million. This growth in earning assets was funded by an increase in deposits from $429.4 million on June 30, 1997 to $449.5 million at June 30, 1998 and an increase in borrowings of $19.9 million over the same period. These increases, as well as fluctuations in other asset and liability categories, are discussed below.

         Loans. The overall increase in total loans is primarily made up of increases in one to four family real estate and commercial business loans offset by a decrease in consumer loans. One- to four-family real estate loans increased $14.8 million, from $243.6 million to $258.4 million. The growth in this portfolio is primarily a result of the Bank's decision to retain in its portfolio a limited amount of 15 to 30 year fixed rate one to four family real estate loans at a time when adjustable rate loans are less popular. A portion of these loans were retained and match funded using long-term FHLB advances. See "Business of Cohoes Savings Bank -- Borrowings." Commercial business loans increased from $12.1 million at June 30, 1997, to $15.0 million at June 30, 1998. Consumer loans decreased $2.5 million to a balance of $49.7 million at June 30, 1998 from $52.2 million at June 30, 1997. Most of this decrease relates to a reduction in outstanding balances on home equity lines of credit.

         Allowance for Loan Losses. The allowance for loan losses increased from $3.1 million at June 30, 1997 to $3.5 million at June 30, 1998, an increase of $428,000. This increase is the result of the $1.4 million provision for loan losses taken in the year ended June 30, 1998 offset by $972,000 in net charge-offs for the same period. The adequacy of the allowance for loan losses is evaluated quarterly by management based upon a review of significant loans, with particular emphasis on nonperforming and delinquent loans that management believes warrant special attention. At June 30, 1998 the allowance for loan losses provided coverage of 62.5% of total nonperforming loans, up from 46.4% at June 30, 1997. The balance of the allowance is maintained at a level which is, in management's judgment, reflective of the amount of risk inherent in the loan portfolio. See "Business of the Bank - Asset Quality - Allowance for Loan Losses."

         Securities Available for Sale and Investment Securities. The balances of securities available for sale and investment securities (collectively "securities") increased from $35.5 million and $25.3 million, respectively, at June 30, 1997 to $48.7 million and $45.4 million, respectively, as of June 30, 1998. These increases were the result of the purchase of securities totaling $82.9 million offset by paydowns, maturities and calls of securities totaling $49.5 million and sales totaling $60,000 during the year ended June 30, 1998. Management's intention is to continue purchasing securities with available funds in excess of loan demand. During the year ended June 30, 1998, loan demand was stronger than in fiscal 1997.

         Bank Premises and Equipment. The balance of bank premises and equipment decreased from $7.7 million at June 30, 1997 to $7.3 million at June 30, 1998. This decrease was a result of approximately $763,000 in computer-related expenditures offset by $1.1 million in depreciation.

         Other Real Estate Owned. The balance of other real estate owned decreased from $1.9 million at June 30, 1997 to $509,000 at June 30, 1998, a decrease of approximately $1.4 million. The majority of this decrease relates to the sale in September 1997 of the Bank's largest ORE property that had a balance of $1.0 million at June 30, 1997.

         Deposits. Total deposits increased $20.1 million, or 4.7%, from $429.4 million at June 30, 1997 to $449.5 million at June 30, 1998. Of this total increase, time deposits increased $743,000 (.3%), savings accounts increased $1.7 million (1.4%), school savings accounts increased $3.3 million (24.1%), money market accounts increased $6.2 million (40.3%), and demand accounts increased $8.1 million (17.7%).


         Borrowings. The balance of borrowings increased $19.9 million all of which was the result of new borrowings during the year ended June 30, 1998 as the bank matched financed portfolioed fixed-rate loans with these borrowings.

Ten year fixed rate, fifteen year amortizing FHLB borrowings were used to fund certain fixed rate one to four family real estate loans.

Comparison of June 30, 1997 and June 30, 1996

         Assets. Total assets at June 30, 1997 stood at $491.7 million, up $28.3 million, or 6.1%, from $463.4 million at June 30, 1996. The increase was concentrated in the loan portfolio which increased $4.6 million, ending June 30, 1997 at $398.5 million and securities available for sale which increased $14.6 million, ending June 30, 1997 at $35.5 million. This growth in loans and securities was funded by an increase of $24.9 million in deposits from $404.5 million on June 30, 1996 to $429.4 million at June 30, 1997. These increases as well as fluctuations in other asset and liability categories are discussed below.

         Loans. The overall increase in total loans is primarily made up of increases in one- to four-family real estate loans, offset by decreases in the Bank's commercial real estate and commercial business loans. Total one to four family real estate loans increased $8.7 million, or 3.7%, which increased the level of total residential real estate as a percentage of total loans from 59.1% at June 30, 1996 to 60.6% at June 30, 1997. Commercial real estate loans fell from $96.6 million at June 30, 1996 to $94.0 million at June 30, 1997. At June 30, 1997, commercial real estate loans represented 23.4% of total loans. Commercial business loans decreased $1.2 million to a balance of $12.1 million at June 30, 1997 from $13.3 million at June 30, 1996. Commercial business loans are loans to businesses which are either unsecured or are secured by non-real estate business assets.

         Allowance for Loan Losses. The allowance for loan losses decreased from $3.2 million at June 30, 1996 to $3.1 million at June 30, 1997, a decrease of $144,000. This decrease is the result of a $1.3 million provision for loan losses taken in the year ended June 30, 1997 offset by $1.5 million in net charge-offs for the same period. At June 30, 1997, the allowance for loan losses provided coverage of 46.4% of total non-performing loans, up slightly from 41.7% at June 30, 1996. The balance of the allowance is maintained at a level which is, in management's judgment, representative of the amount of risk inherent in the Bank's loan portfolio. See "Business of the Bank - Asset Quality Allowance for Loan Losses."

         Securities Available for Sale and Investment Securities. The balance of securities available for sale increased from $20.9 million at June 30, 1996 to $35.5 million as of June 30, 1997. The balance of investment securities decreased slightly from $26.0 million at June 30, 1996 to $25.3 million as of June 30, 1997. The increase in securities available for sale and slight decrease in investment securities (collectively "securities") during the year ended June 30, 1997 were driven by purchases of securities totaling $28.7 million, which were offset by paydowns, maturities and calls of securities totaling $14.7 million and sales totaling $287,000.

         Bank Premises and Equipment. The balance of Bank premises and equipment increased from $6.9 million at June 30, 1996 to $7.7 million at June 30, 1997. This increase was a result of expenditures totaling $1.8 million for the most part relating to the opening of four new branch locations during the year ended June 30, 1997 offset by $1.1 million in depreciation.

         Other Real Estate Owned. The balance of other real estate owned increased from $421,000 at June 30, 1996 to $1.9 million at June 30, 1997, an increase of approximately $1.5 million. This increase directly relates to the addition during the year ended June 30, 1997 of an ORE property that had a balance of $1.0 million at June 30, 1997.

         Deposits. Total deposits increased $24.9 million, or 6.2%, from $404.5 million at June 30, 1996 to $429.4 million at June 30, 1997. Of this total increase, time deposits increased $20.6 million (9.8%), school savings accounts increased $3.3 million (31.1%), demand accounts increased $5.1 million (12.5%), while savings accounts decreased $3.1 million (2.4%) and money market accounts decreased $1.1 million (6.6%).

         Borrowings. Borrowings decreased $2.1 million during the year ended June 30, 1997. There were no borrowings at June 30, 1997. This decrease was a result of an increase in deposit balances which exceeded loan demand.

Operating Results

Comparison of Year Ended June 30, 1998 and Year Ended June 30, 1997

         Net Income. Net income for the year ended June 30, 1998 was $4.1 million, down from $4.6 million for the year ended June 30, 1997. Noninterest expense increased $1.5 million for the year ended June 30, 1998 as compared to the previous year. This increase was in part offset by an increase in net interest income of $697,000 and a reduction in income tax expense of $322,000.

         Net Interest Income. Net interest income for the year ended June 30, 1998 was $19.2 million, up $697,000 from the year ended June 30,1997. The increase was primarily the result of the increase of $31.2 million in average earning assets from $451.3 million for the year ended June 30, 1997 to $482.5 million for the same period in 1998. Average interest-bearing liabilities also increased $27.5 million during the same period. The net impact of these volume increases resulted in an increase in net interest income of $673,000. The Bank's net interest margin for the year ended June 30, 1998 was 3.97%, down 12 basis points from 4.09% for the year ended June 30, 1997. The yield on average earning assets decreased from 8.04% to 7.96% , while the rate paid on average interest-bearing liabilities increased from 4.27% to 4.33%, producing a decrease in net interest spread of 14 basis points from 3.77% during fiscal 1997 to 3.63% during fiscal 1998.

         Interest Income. Interest income for the year ended June 30, 1998 was $38.4 million, up from $36.3 million for the comparable period in 1997. The largest component of the Bank's interest income is interest on loans. Interest on loans increased from $33.2 million for the year ended June 30, 1997 to $33.6 million for the year ended June 30, 1998. This increase of $407,000 is the result of both volume increases and rate increases. The average balance of loans increased $3.5 million to $404.8 million, while the yield on loans increased 2 basis points from 8.27% to 8.29%. The increase in interest earned on loans was supplemented by increases in interest earned on securities available for sale, investment securities and federal funds. Interest income on these categories of earning assets increased $680,000, $553,000 and $494,000, respectively. Substantially all of the increases in interest income on these assets are attributed to increases in volume. The average balance of securities available for sale increased from $19.3 million for the year ended June 30, 1997 to $30.3 million for the year ended June 30, 1998. This increase in volume resulted in an increase in interest income of $701,000. The average balance of investment securities increased from $22.2 million in 1997 to $30.4 million in 1998, resulting in a $515,000 increase in interest income due to volume. The average balance of federal funds increased from $4.6 million in 1997 to $13.3 million in 1998. The increase in the volume of federal funds resulted in a $481,000 increase in interest income in the year ended June 30, 1998 as compared to the year ended June 30, 1997. The changes in rates on securities available for sale, investment securities and federal funds, as well as the changes in volume and rate on other categories of interest-earning assets was not significant.

         Interest Expense. Interest expense increased during the year ended June 30, 1998 to $19.3 million, up from $17.8 million for the comparable period in 1997. Substantially all of the Bank's interest expense is from the Bank's interest-bearing deposits. The largest category of interest-bearing deposits is time deposits. Interest paid on time deposits for the year ended June 30, 1998 was $13.5 million, up $1.0 million from the $12.5 million in 1997. This increase is the result of an increase in the average balance of time deposits, from $215.2 million in 1997 to $230.8 million in 1998 and an increase of 4 basis points in the rates paid on these deposits from 5.80% in 1997 to 5.84% in 1998, primarily due to competitive market conditions. Interest expense on savings accounts was relatively flat, decreasing $75,000 from 1997 to 1998, almost entirely attributed to a reduction in the average balance of savings accounts of $2.6 million as depositors sought higher yielding investment opportunities. Interest on school savings accounts increased $176,000, from $661,000 for the year ended June 30, 1997 to $837,000 for the year ended June 30, 1998, substantially all of which was the result of an increase in the average balance of school savings accounts of $3.2 million. Interest on money market accounts increased $122,000, from $447,000 for the year ended June 30, 1997 to $569,000 for the year ended June 30, 1998. The increase is attributed to an increase in the average balance of money market accounts of $2.6 million as well as an increase of 27 basis points in the rates paid on these money market accounts, from 2.86% to 3.13% in compliance with the Bank's strategy to attract money market accounts and remain competitive in its primary market area. Interest on borrowings for the year ended June 30, 1998 was $332,000, up from $133,000 in 1997. Most of this increase was attributable to an increase in the average balance of borrowings, from $2.4 million in 1997 to $5.5 million in 1998 as the Bank attempted to match fund fixed rate residential loans with borrowings. Fluctuations in interest expense on other categories of interest-bearing liabilities were not significant.

         Provision  for Loan  Losses.  The  provision  for loan  losses  of $1.4 million in the year ended June 30, 1998 remained consistent with the $1.3 million provision in the year ended June 30, 1997. The amount of the provision is attributed to the $13.3 million increase in outstanding loans tempered by the reduction in the level of net charge-offs from $1.5 million for the year ended June 30, 1997 to $972,000 for the year ended June 30, 1998.

         Noninterest Income. Total noninterest income for the year ended June 30, 1998 was $2.7 million, relatively unchanged from the $2.8 million for the year ended June 30, 1997. Service charges on deposits declined only slightly to $746,000 for the year ended June 30, 1998, from $765,000 for the year ended June 30, 1997. Loan servicing revenue declined $73,000 from $568,000 for the year ended June 30, 1997 to $495,000 for the year ended June 30, 1998. The decline relates to a reduction in the balance of loans serviced for others due to repayments on such loans exceeding loan sales during 1998. Fluctuations in other noninterest income categories were not significant.

         Noninterest Expense. Total noninterest expense increased $1.5 million to $13.8 million for the year ended June 30, 1998, up from $12.3 million for the comparable period in 1997. Increases in compensation and benefits of $1.1 million, occupancy of $193,000 and advertising of $123,000 were the primary contributors to the overall increase. The increase in compensation and benefits is the result of a decrease in the post-retirement benefit expense based on revised actuarial assumptions in 1997, the recognition of a full year's salary expense for employees at the four new branch locations opened in the year ended June 30, 1997, an increase in the cost of health insurance benefits of $114,000 as well as general merit increases for the Bank's employees during the year ended June 30, 1998. The increase in occupancy is directly attributed to a full year's cost associated with the opening of the four branch locations mentioned above. The increase in advertising is generally the result of the additional cost of customer binders, brochures and media print for the introduction of imaging for all demand account products during the month of June 1998. The remaining categories of noninterest expense did not experience significant fluctuation.

         Income Tax Expense. Income tax expense decreased from $3.0 million for the year ended June 30, 1997 to $2.7 million for the comparable period in 1998. The reduction is primarily the result of less income before income tax expense, $6.7 million in 1998 as compared to $7.6 million in 1997.

Comparison of Year Ended June 30, 1997 and Year Ended June 30, 1996

         Net Income. Net income for the year ended June 30, 1997 was $4.6 million, up from $4.4 million for the year ended June 30, 1996. Net interest income increased $1.2 million and noninterest income increased $323,000 for the year ended June 30, 1997 as compared to the previous year. These increases were in part offset by increases in the provision for loan losses of $835,000, noninterest expense of $395,000 and income tax expense of $90,000.

         Net Interest Income. Net interest income for the year ended June 30, 1997 was $18.5 million, up $1.2 million from the year ended June 30,1996. The increase was partially the result of the increase of $8.2 million in average earning assets from $443.1 million for the year ended June 30, 1996 to $451.3 million for the same period in 1997. Interest-bearing liabilities also increased during the same period, up $6.3 million. The net impact of these volume increases resulted in an increase in net interest income of $616,000. Net interest income also increased by $629,000 due to changes in the yield on average earning assets and rate paid on average interest-bearing liabilities. The yield on average earning assets increased from 7.98% to 8.04%, while the rate paid on average interest-bearing liabilities decreased from 4.42% to 4.27%. The Bank's net interest margin for the year ended June 30, 1997 was 4.09%, up 20 basis points from 3.89% for the year ended June 30, 1996.

         Interest Income. Interest income for the year ended June 30, 1997 was $36.3 million, up from $35.4 million for the comparable period in 1996. The largest component of interest income is interest on loans. Interest on loans increased from $32.1 million for the year ended June 30, 1996 to $33.2 million for the year ended June 30, 1997. This increase of $1.1 million is primarily the result of an $11.0 million increase in the average balance of loans to $401.3 million, while the yield on loans increased 4 basis points from 8.23% to 8.27%. The increase in interest on loans was complemented by an increase in interest on securities available for sale, offset by a decrease in interest on investment securities. Interest income on securities available for sale increased $381,000 while interest income on investments fell $620,000. Substantially all of the increases in interest income on securities available for sale are attributed to higher volume. The average balance of securities available for sale increased from $14.4 million for the year ended June 30, 1996 to $19.3 million for the year ended June 30, 1997. This increase in volume resulted in an increase in interest income of $320,000. The average balance of investment securities decreased from $32.0 million in 1996 to $22.2 million in 1997, resulting in a $600,000 decrease in interest income due to volume as the Bank used liquidity to fund increased loan demand. The changes in rates on securities available for sale and investment securities account for the remainder of the fluctuations in interest income on these asset categories. The changes in volume and rate on other categories of interest-earning assets were not significant.

         Interest Expense. Interest expense decreased during the year ended June 30, 1997 to $17.8 million, down from $18.2 million for the comparable period in 1996. Substantially all of the Bank's interest expense is from the Bank's interest-bearing deposits. The largest category of interest-bearing deposits is time deposits. Interest on time deposits for the year ended June 30, 1997 was $12.5 million, down $342,000 from the $12.8 million in 1996. This decrease is primarily the result of a decrease of 18 basis points in the rates paid on these deposits from 5.98% in 1996 to 5.80% in 1997, reflecting the general decline in market interest rates, offset by a slight increase in the average balance of time deposits of $763,000 due to a decline in general market rates. Interest expense on savings accounts was relatively flat, decreasing $20,000 from 1996 to 1997, primarily attributable to a reduction in the average balance of savings accounts of $458,000. Interest on school savings accounts increased $201,000, from $460,000 for the year ended June 30, 1996 to $661,000 for the year ended June 30, 1997, substantially all of which was the result of an increase in the average balance of school savings accounts of $3.6 million. Interest on borrowings for the year ended June 30, 1997 was $133,000, down from $297,000 in 1996. Most of this decrease was attributable to a decrease in the average balance of borrowings, from $4.7 million in 1996 to $2.4 million in 1997. Fluctuations in interest expense on other categories of interest-bearing liabilities were not significant.

         Provision for Loan Losses. The provision for loan losses increased from $490,000 in the year ended June 30, 1996 to $1.3 million in the year ended June 30, 1997. This increase is primarily the result of increases in net charge-offs from $374,000 for the year ended June 30, 1996 to $1.5 million for the year ended June 30, 1997. The increase in net charge-offs combined with the continued growth of the loan portfolio, continued economic weaknesses in the Bank's market area, declining real estate values securing much of the loan portfolio as well as management's evaluation of the prospects for its market area resulted in the increase in the provision. See "Business of the Bank - Asset Quality Allowance for Loan Losses."

         Noninterest Income. Total noninterest income increased $323,000 for the year ended June 30, 1997 as compared to the same period in 1996. Income from service charges on deposits increased only slightly to $765,000 for the year ended June 30, 1997, from $741,000 for the year ended June 30, 1996. Loan servicing revenue decreased $37,000 from $605,000 in the year ended June 30, 1996 to $568,000 in the year ended June 30, 1997. The decline relates to a reduction in the balance of loans serviced for others. Net gain (loss) on the sale of mortgage loans increased from a loss of $20,000 for the year ended June 30, 1996 to a gain of $106,000 for the year ended June 30, 1997. Other noninterest income increased from $1.1 million for the year ended June 30, 1996 to $1.4 million for the year ended June 30, 1997. This increase was the result of increases in ATM fees, loan assignment fees, rents collected on ORE properties and gains on the sale of securities.

         Noninterest Expense. Total noninterest expense increased $395,000 to $12.3 million for the year ended June 30, 1997, up from $11.9 million for the comparable period in 1996. The increase in occupancy of $246,000 and other noninterest expense of $162,000 were the primary contributors to the overall increase. The decrease in compensation and benefits resulted from general merit increases for the Bank's employees during the year ended June 30, 1997, offset by a decrease in the post-retirement benefit expense based on revised actuarial assumptions. The increase in occupancy was directly attributed to the increased lease expense associated with the opening of four new branch locations in the year ended June 30, 1997. The increase in other noninterest expense was generally attributed to an increase in legal fees associated with the collection and foreclosure of delinquent loans.

         Income Tax Expense. Income tax expense increased from $2.9 million for the year ended June 30, 1996 to $3.0 million for the comparable period in 1997. The increase is the result of more income before income tax expense, $7.6 million in 1997 as compared to $7.3 million in 1996.

Liquidity and Capital Resources

         Liquidity. Liquidity is defined as the ability to generate sufficient cash flow to meet all present and future funding commitments, depositor withdrawals and operating expenses. Management monitors the Bank's liquidity position on a daily basis and evaluates its ability to meet depositor withdrawals or make new loans or investments. The Bank's liquid assets include cash and cash equivalents, investment securities that mature within one year, and its portfolio of securities available for sale. At June 30, 1998, the Bank's liquid assets as a percentage of deposits which have no withdrawal restrictions, time deposits which mature within one year, and short-term borrowings was 16.8%.

         The Bank's cash inflows result primarily from loan repayments, maturities, calls and paydowns of securities, new deposits, and to a lesser extent, drawing upon the Bank's credit lines with the FHLB of New York. The Bank's cash outflows are substantially new loan originations, securities purchases, and deposit withdrawals. The timing of cash inflows and outflows are closely monitored by management although changes in interest rates, economic conditions, and competitive forces strongly impact the predictability of these cash flows. The Bank attempts to provide stable and flexible sources of funding through the management of its liabilities, including core deposit products offered through its branch network as well as with limited use of borrowings. Management believes that the level of the Bank's liquid assets combined with daily monitoring of inflows and outflows provide adequate liquidity to fund outstanding loan commitments, meet daily withdrawal requirements of our depositors, and meet all other daily obligations of the Bank.

         Capital. Consistent with its goals to operate a sound and profitable financial organization, the Bank actively seeks to maintain a "well capitalized" institution in accordance with regulatory standards. Total equity was $53.3 million at June 30, 1998, 9.9% of total assets on that date. As of June 30, 1997 and 1996, total equity was $49.1 million and $44.3 million, respectively, or 10.0% and 9.6% of total assets at the respective dates. As of June 30, 1998, the Bank exceeded all of the capital requirements of the FDIC. The Bank's regulatory capital ratios at June 30, 1998 were as follows: Tier I (leverage) capital, 10.6%; Tier I risk-based capital, 16.0%; and Total risk-based capital, 17.1%. The regulatory capital minimum requirements to be considered well capitalized are 5.0%, 6.0%, and 10.0%, respectively.

Impact of the Year 2000

         The Bank has conducted a comprehensive review of its computer systems to identify applications that could be affected by the "Year 2000" issue, and has developed an implementation plan to address the issue. The Bank's data processing is performed primarily in-house; however, software and hardware utilized is under maintenance agreements with third party vendors, consequently the Bank is very dependent on those vendors to conduct its business. The Bank has already contacted each vendor to request time tables for Year 2000 compliance and expected costs, if any, to be passed along to the Bank. To date, the Bank has been informed that its primary service providers anticipate that all reprogramming efforts will be completed by December 31, 1998, allowing the Bank adequate time for testing. Certain other vendors have not yet responded; however, the Bank will pursue other options if it appears that these vendors will be unable to comply. Management does not expect these costs to have a significant impact on its financial position or results of operations; however, there can be no assurance that the vendors' systems will be Year 2000 compliant. Consequently, the Bank could incur incremental costs to convert to another vendor.

         The risks associated with this issue go beyond the Bank's own ability to solve Year 2000 problems. Should significant commercial customers fail to address Year 2000 issues effectively, their ability to meet debt service requirements could be impaired, resulting in increased credit risk and potential increases in loan charge offs. In addition, should suppliers of critical services fail in their efforts to become Year 2000 compliant, or if significant third party interfaces fail to be compatible with the Bank's or fail to be Year 2000 compliant, it could have significant adverse affects on the operations and financial results of the Bank.

Impact of Inflation and Changing Prices

         The Bank's consolidated financial statements are prepared in accordance with generally accepted accounting principles which require the measurement of financial condition and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increasing cost of the Bank's operations. Unlike most industrial companies, nearly all assets and liabilities of the Bank are monetary. As a result, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation. In addition, interest rates do not necessarily move in the direction, or to the same extent as the price of goods and services.


Impact of New Accounting Standards/ Existing Pronouncements to be Adopted by the Holding Company

         In November 1993, the AICPA issued Statement of Position 93-6 ("SOP 93-6"), "Employers' Accounting for Employee Stock Ownership Plans", which is effective for years beginning after December 15, 1993. SOP 93-6 requires the measure of compensation expense recorded by employers for leveraged ESOPs to be the fair value of ESOP shares committed to be released. The Holding Company has adopted an ESOP in connection with the Conversion, which is expected to purchase 8% of the Holding Company Common Stock issued in the Conversion, including shares issued to the Foundation. Under SOP 93-6, the Holding Company will recognize compensation cost equal to the average fair value of the ESOP shares during the periods in which they become committed to be released. Employers with internally leveraged ESOPs such as the Holding Company will not report the loan receivable from the ESOP as an asset and will not report the ESOP debt from the employer as a liability. The effects of SOP 93-6 on future operating results cannot be determined at this time.

         In November 1995, the FASB issued SFAS No. 123,  "Accounting  for Stock
Based Compensation" ("SFAS No. 123"). This statement establishes financial accounting standards for stock-based employee compensation plans. SFAS No. 123 permits the Holding Company to choose either a new fair value based method or the Accounting Principles Board ("APB") Opinion 25 intrinsic value based method of accounting for its stock-based compensation arrangements. SFAS No. 123 requires pro forma disclosures of net income and earnings per share computed as if the fair value based method had been applied in financial statements of companies that follow accounting for such arrangements under APB Opinion 25. SFAS No. 123 applies to all stock-based employee compensation plans in which an employer grants shares of its stock or other equity instruments to employees except for employee stock ownership plans. SFAS No. 123 also applies to plans in which the employer incurs liabilities to employees in amounts based on the price of the employer's stock, (e.g., stock option plans, stock purchase plans, restricted stock plans, and stock appreciation rights). The Statement also specifies the accounting for transactions in which a company issues stock options or other equity instruments for services provided by non-employees or to acquire goods or services from outside suppliers or vendors. The Holding Company expects to utilize the intrinsic value based method prescribed by APB Opinion No. 25. Accordingly, the impact of adopting this Statement will not be material to the Holding Company's consolidated financial statements.

         In February 1997, the FASB issued SFAS No. 128, "Earnings per Share". SFAS No. 128 establishes standards for computing and presenting earnings per share ("EPS"). This Statement supersedes APB Opinion No. 15, "Earnings per Share" and related interpretations. SFAS No. 128 replaces the presentation of primary EPS with the presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the diluted EPS computation.

         Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Unvested restricted stock awards are considered outstanding common shares and included in the computation of basic EPS as of the date that they are fully vested. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. This Statement is effective for financial statements issued for periods ending after December 15,

1997, including interim periods. The Holding Company will adopt this Statement for all financial statements prepared after the Conversion.

         In February 1997, the FASB issued SFAS No. 129, "Disclosure of Information about Capital Structure", which establishes standards for disclosure about an entity's capital structure. In accordance with SFAS No. 129, companies will be required to provide in the financial statements a complete description of all aspects of their capital structure, including call and put features, redemption requirements and Conversion options. The disclosures required by SFAS No. 129 are for financial statements for periods ending after December 15, 1997. The Holding Company will adopt this Statement for all financial statements prepared after the Conversion

         In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes standards for reporting and displaying comprehensive income. SFAS No. 130 states that comprehensive income includes the reported net income of an enterprise adjusted for items that are currently accounted for as direct entries to equity, such as the mark to market adjustment on securities available for sale, foreign currency items and minimum pension liability adjustments. This Statement is effective for both interim and annual periods after December 15, 1997. Management anticipates developing the required information in accordance with this new Statement.

         In June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information". SFAS No. 131 establishes standards for reporting by public companies about operating segments of their business. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. This Statement is effective for periods beginning after December 15, 1997. At this time, management does not anticipate that the adoption of this Statement will significantly impact the Holding Company's financial reporting.

         In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Post- retirement Benefits," which amends the disclosure requirements of SFAS No. 87. "Employers' Accounting for Pensions," SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," and SFAS No. 106, "Employers' Accounting for Post-retirement Benefits Other Than Pensions." Statement No. 132 standardizes the disclosure requirements of Statements No. 87 and No. 106 to the extent practicable and recommends a parallel format for presenting information about pensions and other post-retirement benefits. This Statement is applicable to all entities and addresses disclosure only. The Statement does not change any of the measurement or recognition provisions provided for in Statements No. 87, No. 88, or No. 106. The Statement is effective for fiscal years beginning after December 15, 1997. Management anticipates providing the required disclosures in the June 30, 1999 consolidated financial statements.

         In June 1998, the FASB issued SFAS No. 133  "Accounting  for Derivative
Instruments and Hedging Activities." This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. SFAS No. 133 will not impact the Bank's accounting or disclosures.

                         BUSINESS OF THE HOLDING COMPANY

     The Holding Company, a Delaware corporation, was organized in September, 1998 at the direction of the Board of Trustees of the Bank for the purpose of owning all of the outstanding capital stock of the Bank upon consummation of the Conversion. Upon consummation of the Conversion, the Holding Company, as the sole stockholder of the Bank, will be a savings and loan holding company regulated by the OTS. See "Regulation--Holding Company Regulation."

     The Holding Company is currently not an operating company. Following the Conversion, in addition to directing, planning and coordinating the business activities of the Bank, the Holding Company will initially invest the proceeds of the Conversion primarily in federal funds, government and federal agency mortgage-backed securities, other debt securities, equity securities, deposits of or loans to the Bank or a combination thereof. In addition, the Holding Company intends to fund the loan to the ESOP to enable the ESOP to purchase up to 8% of the Common Stock to be issued in the Conversion, including shares issued to the Foundation. See "Use of Proceeds." In the future, the Holding Company may acquire or organize other operating subsidiaries, including other financial institutions, or it may merge with or acquire other financial institutions and financial services related companies, although there are no current plans for any such expansion. Although, other than the Merger, there are no current arrangements, understandings or agreements regarding any such opportunities or transactions, the Holding Company will be in a position after the Conversion, subject to regulatory limitations and the Holding Company's financial position, to take advantage of any such acquisition and expansion opportunities that may arise. Initially, the Holding Company will neither own nor lease any property but will instead use the premises, equipment and furniture of the Bank. The Holding Company does not currently intend to employ any persons other than certain officers of the Bank who will not be separately compensated by the Holding Company. The Holding Company may utilize the support staff of the Bank from time to time, if needed. Additional employees will be hired as appropriate to the extent the Holding Company expands its business in the future.

                              BUSINESS OF THE BANK

General

     The Bank is a community-oriented mutual savings bank which was chartered by the State of New York in 1851. The principal business of the Bank consists of attracting retail deposits from the general public and using those funds, together with funds from operations and, to a much lesser extent, borrowings, to originate primarily one- to four-family residential mortgage loans, including home equity loans, and, to a lesser extent, multi-family and commercial real estate, consumer and commercial business loans. The Bank originates its loans primarily in its market area and, to a lesser extent, the Bank also originates commercial real estate loans in New York City. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Bank also invests in mortgage-backed securities, U.S. Government and agency obligations and, to a limited extent, corporate debt securities. Revenues are derived primarily from interest on loans and securities.

     The Bank offers a variety of deposit accounts having a wide range of interest rates and terms. The Bank's deposit accounts are insured up to applicable limits by the FDIC. The Bank only solicits deposits in its primary market area and does not currently solicit brokered deposits. The Bank is a member of the FHLB of New York.

Market Area

     The Bank has been, and intends to continue to be, a community-oriented financial institution offering a variety of financial services to meet the needs of the communities it serves. The Bank's primary market area is comprised of Albany, Saratoga, Schenectady, and Rensselaer Counties, and a portion of Warren County in New York, which are serviced through the Bank's main office and 15 other full service banking offices and one public accommodation office which the Bank has applied to the FDIC and the Department and received approval to convert to a full service banking office. The Bank expects to convert this office to a full service branch office in October, 1998. The Bank's main office and seven of its branch offices are located in Albany County. Based on the most recent information available, the Bank had less than 10% of total bank and thrift deposits in its market area.

     The Bank's primary market area consists principally of suburban and rural communities with service, wholesale/retail trade, government and manufacturing serving as the basis of the local economy. Service jobs and governmental jobs represent the largest type of employment in the Bank's primary market area, with jobs in wholesale/retail trade accounting for one of the largest employment sectors. Management believes that its market area continues to show economic weakness with declining real estate values.

Lending Activities

     General. The Bank primarily originates fixed- and adjustable-rate, one- to four-family mortgage loans, including home equity lines of credit and second mortgages, secured by the borrower's primary residence. The Bank's general practice is to originate fixed and adjustable rate mortgage loans with terms to maturity between 5 and 30 years and until December 1997, sold substantially all its fixed rate mortgage loans on the secondary market. Currently, the Bank has been retaining its 30-year and 15-year fixed rate mortgage loans for its portfolio as the declining interest rate environment has made it more difficult to originate adjustable-rate loans. The Bank retains all adjustable rate mortgage loans in its portfolio. The Bank also originates multi-family and commercial real estate, consumer and commercial business loans. In-market loan originations are generated by eight on-staff loan originators, the Bank's marketing efforts, which include print, radio and television advertising, lobby displays and direct contact with local civic and religious organizations, as well as by the Bank's present customers, walk-in customers and referrals from real estate agents, brokers and builders. The Bank also has established relationships with certain mortgage brokers that take applications for residential mortgage loans (under Cohoes underwriting guidelines) on behalf of Cohoes. During fiscal 1998, $5.2 million of the Bank's loans were originated through mortgage brokers. At June 30, 1998, the Bank's loan portfolio totaled approximately $416.3 million.

     The Bank originates fixed and adjustable rate consumer loans. ARM and consumer loans are originated in order to increase the percentage of loans with more frequent terms to repricing or shorter maturities than long-term fixed-rate, one-to four-family mortgage loans. See "--Loan Portfolio Composition" and "-- One- to Four-Family Residential Real Estate Lending."

     Loan applications are initially considered and approved at various levels of authority, depending on the type and amount of the loan. Bank employees with lending authority are designated, and their lending limit authority defined, by the Board of Trustees. The approval of the Bank's of Trustees is required for any loans over $500,000. Pursuant to the Bank's lending policy, certain senior officers may approve loans up to $500,000.

     The Bank is not subject to state or federal regulation limiting the aggregate amount of mortgage loans it is permitted to make to one borrower or affiliated groups of borrowers. New York law does require lending policies that avoid imprudent mortgage concentrations. However, the aggregate amount of commercial loans that the Bank is permitted to make to any one borrower or group of related borrowers is generally limited to 15% of unimpaired capital and surplus. At June 30, 1998, the Bank's loans-to-one-borrower limit was approximately $8.0 million. On the same date, the Bank had no borrowers with outstanding balances in excess of this amount.

     At June 30, 1998, the Bank's largest lending relationship consisted of five loans to a group of borrowers secured by professional buildings and warehouse space, and totaling $3.9 million. The next largest lending relationship consisted of six loans aggregating approximately $3.3 million primarily secured by an office building and a self-storage facility. The third largest lending relationship consisted of eight loans totaling approximately $3.3 million secured by two mobile home parks and a car wash facility. The fourth largest lending relationship consisted of four loans totaling approximately $3.2 million secured by a participation in a shopping center and office/apartment building. The fifth largest lending relationship consisted of eight loans totaling approximately $2.6 million secured by an office building and commercial building lots. As of June 30, 1998, each of the five relationships discussed above were performing in accordance with their applicable terms.

     The types of loans that the Bank may originate are subject to federal and state laws and regulations. Interest rates charged by the Bank on loans are affected by the demand for such loans, the supply of money available for lending purposes and the rates offered by competitors. These factors are in turn affected by, among other things, economic conditions, monetary policies of the federal government, including the FRB, and tax policies.

     The following table sets forth the composition of the Bank's loan portfolio in dollar amounts and as a percentage of the portfolio at the dates indicated.

                                                                           June 30,
                               -----------------------------------------------------------------------------------------------------
                                      1998               1997                  1996                 1995                 1994
                               ------------------  ------------------  -------------------   ------------------   ------------------
                               Amount  % of Total  Amount  % of Total  Amount   % of Total   Amount  % of Total   Amount  % of Total
                               ------  ----------  ------  ----------  ------   ----------   ------  ----------   ------  ----------
                                                                       (Dollars in Thousands)
Real estate loans:
  One- to four-family
    real estate ............. $258,399   62.07%   $243,620     60.62%  $234,900     59.06%  $227,253     59.38%  $179,836     56.79%
  Multi-family and
    commercial real estate ..   93,229   22.39      93,979      23.39    96,623     24.29     86,659     22.65     77,642     24.52
                              --------   -----    --------    -------  --------    ------   --------    ------   --------     -----
    Total real estate loans .  351,628   84.46     337,599      84.01   331,523     83.35    313,912     82.03    257,478     81.31

Consumer loans:
  Home equity lines of
    credit ..................   21,976    5.28      25,205       6.27    27,342      6.87     30,792      8.05     31,741     10.02
  Conventional second
    mortgages ...............   15,093    3.63      14,069       3.50    11,111      2.79     10,765      2.81     10,444      3.30
  Automobile loans ..........    9,783    2.35       9,290       2.31     9,982      2.51      9,790      2.56      7,211      2.28
  Credit cards ..............    1,655    0.40       2,152       0.54     2,767      0.70      3,350      0.88      3,093      0.97
  Other consumer loans ......    1,184    0.28       1,438       0.36     1,776      0.45      2,117      0.55      2,131      0.67
                              --------   -----    --------     ------   -------    ------   --------    ------   --------    ------
    Total consumer loans ....   49,691   11.94      52,154      12.98    52,978     13.32     56,814     14.85     54,620     17.24

Commercial business loans ...   14,991    3.60      12,096       3.01    13,250      3.33     11,942      3.12      4,578      1.45
                              --------   -----    --------     ------   -------    ------   --------    ------   --------    ------
    Total loans .............  416,310  100.00%    401,849    100.00%   397,751    100.00%   382,668    100.00%   316,676    100.00%
                                        ======                ======               ======               ======               ======
Less:
  Net deferred loan
    origination fees and
    costs ...................      (18)               (214)                (532)                (447)                (246)
  Allowance for loan
    losses ..................   (3,533)             (3,105)              (3,249)              (3,133)              (3,011)
                              --------            --------              -------              -------             --------
    Total loans, net ........ $412,759            $398,530             $393,970             $379,088             $313,419
                              ========            ========             ========             ========             ========

     The following table shows the composition of the Bank's loan portfolio by fixed- and adjustable-rate at the dates indicated.

                                                                            June 30,
                                                  -----------------------------------------------------------
                                                         1998                 1997                 1996
                                                  ------------------   ------------------   -----------------
                                                   Amount    Percent    Amount    Percent    Amount   Percent
                                                  --------   -------   --------   -------   -------   -------
                                                                     (Dollars in Thousands)
Fixed Rate Loans
Real estate:
  One- to four-family real estate .............   $ 88,389    21.23%   $ 21,365     5.32%   $ 15,975    4.02%
  Multi-family and commercial real estate .....     42,274    10.15      51,859    12.90      64,369   16.18
                                                  --------   ------    --------   ------    --------  ------
    Total real estate loans ...................    130,663    31.38      73,224    18.22      80,344   20.20

Consumer:
  Home equity lines of credit .................         --       --          --       --          --      --
  Conventional second mortgages ...............     15,093     3.63      14,069     3.50      11,111    2.79
  Automobile loans ............................      9,783     2.35       9,290     2.31       9,982    2.51
  Credit cards ................................      1,655     0.40       2,152     0.54       2,767    0.70
  Other consumer loans ........................      1,184     0.28       1,438     0.36       1,776    0.45
                                                  --------   ------    --------   ------    --------  ------
    Total consumer loans ......................     27,715     6.66      26,949     6.71      25,636    6.45

Commercial business loans .....................      5,651     1.36       3,700     0.92       3,280    0.82
                                                  --------   ------    --------   ------    --------  ------
    Total fixed-rate loans ....................    164,029    39.40     103,873    25.85     109,260   27.47

Adjustable-Rate Loans
Real estate:
  One- to four-family real estate .............    170,010    40.84     222,255    55.31     218,925   55.04
  Multi-family and commercial real estate .....     50,955    12.24      42,120    10.48      32,254    8.11
                                                  --------   ------    --------   ------    --------  ------
    Total real estate loans ...................    220,965    53.08     264,375    65.79     251,179   63.15

Consumer:
  Home equity lines of credit .................     21,976     5.28      25,205     6.27      27,342    6.87
  Conventional second mortgages ...............         --       --          --       --          --      --
  Automobile loans ............................         --       --          --       --          --      --
  Credit cards ................................         --       --          --       --          --      --
  Other consumer loans ........................         --       --          --       --          --      --
                                                  --------   ------    --------   ------    --------  ------
    Total consumer loans ......................     21,976     5.28      25,205     6.27      27,342    6.87

Commercial business loans .....................      9,340     2.24       8,396     2.09       9,970    2.51
                                                  --------   ------    --------   ------    --------  ------
    Total adjustable-rate loans ...............    252,281    60.60     297,976    74.15     288,491   72.53
                                                   -------   ------    --------   ------    --------  ------
    Total loans ...............................    416,310   100.00%    401,849   100.00%    397,751  100.00%
                                                             ======               ======              ======
Less:
Net deferred loan origination fees and costs ..        (18)                (214)                (532)
Allowance for loan losses .....................     (3,533)              (3,105)              (3,249)
                                                  --------             --------             --------
    Total loans receivable, net ...............   $412,759             $398,530             $393,970
                                                  ========             ========             ========

     The following table illustrates the contractual maturity of the Bank's loan portfolio at June 30, 1998. Mortgages which have adjustable or renegotiable interest rates are shown as maturing in the period in which the contract is due. The schedule does not reflect the effects of possible prepayments or enforcement of due-on-sale clauses.

                                Real Estate Loans                                      Consumer Loans
                           ---------------------------                  ---------------------------------------------
                           One- to four-  Multi-family    Commercial      Home equity      Conventional    Automobile
                              family       commercial   business loans  lines of credit  second mortgages     Loans
                           -------------  ------------  --------------  ---------------  ----------------  ----------
                                                         (Dollars in Thousands)
Amounts Due:
  0 months to 1 year .....   $     14        $18,965        $ 4,975         $    --           $   165        $  460
After 1 year:
  1 to 2 years ...........         51          7,874          2,825              --               456         1,703
  2 to 3 years ...........         84          6,488          1,380              --               810         2,582
  3 to 5 years ...........        742          5,395          3,068              --             4,593         4,982
  5 to 10 years ..........      9,401         34,418          1,578             221             7,135            26
  10 to 15 years .........     41,247         10,151            200           3,736             1,926            30
  Over 15 years ..........    206,860          9,938            965          18,019                 8            --
                             --------        -------        -------         -------           -------        ------
Total due after 1 year ...    258,385         74,264         10,016          21,976            14,928         9,323
                             --------        -------        -------         -------           -------        ------
Total amount due .........   $258,399        $93,229        $14,991         $21,976           $15,093        $9,783
                             ========        =======        =======         =======           =======        ======
Less:
  Net deferred loan
    origination fees
    and costs ............
  Allowance for loan
    losses ...............

    Total loans
      receivable, net ....

                               Consumer Loans                Total
                            -----------------------   ------------------
                                             Other              Weighted
                                           consumer              Average
                            Credit cards     loans     Amount     Rate
                            ------------   --------   --------  --------
                                       (Dollars in Thousands)
Amounts Due:
  0 months to 1 year .....     $1,655       $   68    $ 26,302    8.52%
After 1 year:
  1 to 2 years ...........         --          145      13,054    9.40
  2 to 3 years ...........         --          224      11,568    8.78
  3 to 5 years ...........         --          114      18,894    8.42
  5 to 10 years ..........         --          340      53,119    8.48
  10 to 15 years .........         --          100      57,390    7.90
  Over 15 years ..........         --          193     235,983    7.87
                               ------       ------    --------
Total due after 1 year ...         --        1,116     390,008    8.06
                               ------       ------    --------
Total amount due .........     $1,655       $1,184     416,310    8.09
                               ======       ======
Less:
  Net deferred loan
    origination fees
    and costs ............                                 (18)
  Allowance for loan
    losses ...............                              (3,533)
                                                      --------
    Total loans
      receivable, net ....                            $412,759
                                                      ========

     The following table sets forth the dollar amounts in each loan category at June 30, 1998 that are contractually due after June 30, 1999, and whether such loans have fixed or adjustable interest rates.


                                                    Due after June 30, 1999
                                              ----------------------------------
                                                Fixed      Adjustable    Total
                                                        (In Thousands)
Residential real estate .................     $ 85,919     $172,466     $258,385
Commercial real estate ..................       26,412       47,852       74,264
                                              --------     --------     --------
          Total real estate loans .......      112,331      220,318      332,649

Commercial business loans ...............        4,984        5,032       10,016

Consumer loans
     Home equity lines of credit ........           --       21,976       21,976
     Conventional second mortgages ......       14,928           --       14,928
     Automobile loans ...................        9,323           --        9,323
     Credit cards .......................           --           --           --
     Other consumer loans ...............        1,116           --        1,116
                                              --------     --------     --------
          Total consumer loans ..........       25,367       21,976       47,343
                                              --------     --------     --------

          Total loans ...................     $142,682     $247,326     $390,008
                                              ========     ========     ========

Residential Real Estate Lending

     Cohoes' residential real estate loans consist of primarily one- to four-family, owner occupied mortgage loans. At June 30, 1998, $258.4 million, or 62.07% of Cohoes' total loans consisted of one- to four-family residential first mortgage loans. At June 30, 1998, approximately $88.4 million or 21.23% of Cohoes' one- to four-family residential first mortgage loans provided for fixed rates of interest and for repayment of principal over a fixed period not to exceed 30 years. Cohoes does not originate fixed-rate loans for terms longer than 30 years. Cohoes' fixed-rate one- to four-family residential mortgage loans are priced competitively with the market. Accordingly, Cohoes attempts to distinguish itself from its competitors based on quality of service.

     Cohoes generally underwrites its fixed-rate one- to four-family residential first mortgage loans using Fannie Mae guidelines. Until December 1997, the Bank sold substantially all fixed-rate residential mortgage loans it originated to the secondary market, and continues to service the loans it sells. Currently, the Bank generally holds for investment all adjustable and fixed rate one- to four-family residential first mortgage loans it originates. In underwriting one- to four-family residential first mortgage loans, Cohoes evaluates, among other things, the borrower's ability to make monthly payments and the value of the property securing the loan. Properties securing real estate loans made by Cohoes are appraised by independent fee appraisers approved by the Bank's Board of Trustees. Cohoes requires borrowers to obtain title insurance, and fire and property insurance (including flood insurance, if necessary) in an amount not less than the amount of the loan or the replacement cost of the dwelling.

     The Bank currently offers one- and five-year residential ARM loans with an interest rate that adjusts annually after the initial period, based on the change in the corresponding term United States Treasury index. These loans provide for up to a 2.0% periodic cap and a lifetime cap of 6.0% over the initial rate. As a consequence of using caps, the interest rates on these loans may not be as rate sensitive as the Bank's cost of funds. Borrowers of ARM loans are generally qualified at the initial interest rate (however, for one-year ARMs, borrowers are qualified at the maximum rate after the first adjustment). The Bank offers one-year ARM loans that are convertible (from the second through the fifth year of the loan) into fixed-rate loans with interest rates based upon the then current market rates. ARM loans generally pose greater credit risks than fixed-rate loans, primarily because as interest rates rise, the required periodic payment by the borrower rises, increasing the potential for default. However, as of June 30, 1998, the Bank had not experienced higher default rates on these loans relative to its other loans. See "--Asset Quality-Non-Performing Assets."

     The Bank's one- to four-family mortgage loans do not contain prepayment penalties and do not permit negative amortization of principal. Real estate loans originated by the Bank generally contain a "due on sale" clause allowing the Bank to declare the unpaid principal balance due and payable upon the sale of the security property. The Bank has waived the due on sale clause on loans held in its portfolio from time to time to permit assumptions of the loans by qualified borrowers.

     Generally, Cohoes does not originate residential mortgage loans where the ratio of the loan amount to the value of the property securing the loan (i.e., the "loan-to-value" ratio) exceeds 95%. If the loan-to-value ratio exceeds 80%, Cohoes generally requires that the borrower obtain private mortgage insurance in amounts intended to reduce the Bank's exposure to 80% or less of the lower of the appraised value or the purchase price of the property securing the loan. See "-- Loan Origination and Sale of Loans." In addition, on occasion the Bank will make a loan for the construction of the borrower's primary residence. At June 30, 1998 the Bank had $1.7 million in loans outstanding for the construction of the borrower's residence.

Multi-Family and Commercial Real Estate Lending

     The Bank has engaged in multi-family and commercial real estate lending secured primarily by apartment buildings, office buildings, nursing homes, strip shopping centers and mobile home parks located in the Bank's primary market area. At June 30, 1998, the Bank had $93.2 million of multi-family and commercial real estate loans, representing 22.39% of the Bank's total loan portfolio. As of June 30, 1998, $25.8 million of this portfolio was secured by property located in New York City.

     Multi-family and commercial real estate loans generally have terms to maturity that do not exceed 20 years. Cohoes' current lending guidelines generally require that the property securing a loan generate net cash flows of at least 120% of debt service after the payment of all operating expenses, excluding depreciation, and the loan-to-value ratio not exceed 80% on loans secured by such properties. As a result of a decline in the value of some properties in the Bank's primary market area and due to economic conditions, the current loan-to-value ratio of some commercial real estate loans in the Bank's portfolio may exceed the initial loan-to-value ratio, and the current debt service ratio may exceed the initial debt service ratio. Adjustable rate multi-family and commercial real estate loans are generally written as ten-year balloon loans, which adjust after five years to a margin over the five-year United States Treasury index, and amortize over a term up to 20 years. In underwriting commercial real estate loans, the Bank analyzes the financial condition of the borrower, the borrower's credit history, the reliability and predictability of the net income generated by the property securing the loan and the value of the property itself. The Bank generally requires personal guarantees of the borrowers in addition to the secured property as collateral for such loans. Appraisals on properties securing commercial real estate loans originated by the Bank are performed by independent fee appraisers approved by the Board of Trustees.

     Multi-family and commercial real estate loans generally present a higher level of risk than loans secured by one- to four-family residences. This greater risk is due to several factors, including the concentration of principal in a limited number of loans and borrowers, the effect of general economic conditions on income producing properties and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by commercial real estate is typically dependent upon the successful operation of the related real estate project. If the cash flow from the project is reduced (for example, if leases are not obtained or renewed, or a bankruptcy court modifies a lease term, or a major tenant is unable to fulfill its lease obligations), the borrower's ability to repay the loan may be impaired and the value of the property may be reduced.

Consumer Lending

     The Bank offers a variety of secured and unsecured consumer loans, including home equity lines of credit and second mortgages and, to a lesser extent, automobile and credit card loans. Substantially all of the Bank's consumer loans are originated on property located or for customers residing in the Bank's primary market area. At June 30, 1998, the Bank's consumer loan portfolio totaled $49.7 million, or 11.94% of the Bank's total loan portfolio.

     The Bank's home equity lines of credit and second mortgages are secured by a lien on the borrower's residence and generally do not exceed $100,000. Cohoes uses the same underwriting standards for home equity lines of credit and second mortgages as it uses for one- to four-family residential mortgage loans. Home equity lines of credit and second mortgages are generally originated in amounts which, together with all prior liens on such residence, do not exceed 80% of the appraised value of the property securing the loan. The interest rates for home equity loans and lines of credit float at a stated margin over the prime rate and second mortgages generally have fixed interest rates. Home equity lines of credit require interest and principal payments on the outstanding balance for the term of the loan. The terms of the Bank's home equity lines of credit are generally 25 years. As of June 30, 1998, the Bank had $22.0 million, or 5.28% of the Bank's total loan portfolio outstanding, in home equity lines of credit, with an additional $12.9 million of unused home equity lines of credit, and $15.1 million, or 3.63% of the Bank's total loan portfolio, in second mortgages.

     The underwriting standards employed by the Bank for consumer loans other than home equity lines of credit and second mortgages generally include a determination of the applicant's payment history on other debts and an assessment of ability to meet existing obligations and payments on the proposed loan. Although creditworthiness of the applicant is the primary consideration, the underwriting process also includes a comparison of the value of the property securing the loan, if any, in relation to the proposed loan amount.

     The Bank's automobile loans are originated as installment loans with a fixed interest rate and terms of up to 60 months for new vehicles and up to 60 months for certain used vehicles. The Bank originates its automobile loans directly and will loan up to 100% of the value of a new automobile and up to 90% of the value of a used automobile. At June 30, 1998, Cohoes had $9.8 million of automobile loans.

     The Bank does not originate any consumer loans on an indirect basis (i.e., where loan contracts are purchased from retailers of goods or services which have extended credit to their customers).

     Consumer loans may entail greater credit risk than residential mortgage loans, particularly in the case of consumer loans which are unsecured or are secured by assets which may decline in value. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of high initial loan-to-value ratios, repossession, rehabilitation and carrying costs, and the greater likelihood of damage, loss or depreciation of the property, and thus are more likely to be affected by adverse personal circumstances. In the case of automobile loans, which may have loan balances in excess of the resale value of the collateral, borrowers may abandon the collateral property making repossession by the Bank and subsequent losses more likely. The application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount which can be recovered on consumer loans, including automobile loans.

Commercial Business Lending

     At June 30, 1998, commercial business loans comprised $15.0 million, or 3.60% of the Bank's total loan portfolio. Most of the Bank's commercial business loans have been extended to finance local businesses and include primarily short term loans to finance machinery and equipment purchases, inventory and accounts receivable. Commercial business loans also involve the extension of revolving credit for a combination of equipment acquisitions and working capital needs.

     The terms of loans extended on machinery and equipment are based on the projected useful life of such machinery and equipment, generally not to exceed seven years. Lines of credit generally are available to borrowers provided that the outstanding balance is paid in full (i.e., the credit line has a zero balance) for at least 30 days every year. All lines of credit are reviewed on an annual basis. In the event the borrower does not meet this 30 day requirement, the line of credit may be terminated and the outstanding balance may be converted into a fixed term loan. The Bank has a few standby letters of credit outstanding which are offered at competitive rates and terms and are generally on a secured basis.

     Unlike residential mortgage loans, commercial business loans are typically made on the basis of the borrower's ability to make repayment from the cash flow of the borrower's business. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself (which, in turn, is often dependent in part upon general economic conditions). The Bank's commercial business loans are usually, but not always, secured by business assets. However, the collateral securing the loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business.

     The Bank commercial business lending policy includes credit file documentation and analysis of the borrower's background, capacity to repay the loan, the adequacy of the borrower's capital and collateral as well as an evaluation of other conditions affecting the borrower. Analysis of the borrower's past, present and future cash flows is also an important aspect of the Bank's current credit analysis. The Bank generally obtains personal guarantees on its commercial business loans. Nonetheless, such loans are believed to carry higher credit risk than more traditional savings bank loans.

Loan Originations and Sales

     Mortgage and commercial loan originations are developed from the continuing business with depositors and borrowers, soliciting realtors and other brokers and walk-in customers. Residential and commercial loans are originated by the Bank's staff of salaried and commissioned loan personnel, as well as through established relationships with certain mortgage brokers.

     While the Bank originates both fixed- and adjustable-rate loans, its ability to originate loans is dependent upon demand for loans in the markets in which it serves. Demand is affected by the applicable local economy and the interest rate environment. Until December 1997, the Bank sold all its fixed-rate loans to the secondary market, servicing retained. Currently, the Bank generally retains its fixed-rate and adjustable-rate real estate loans in its portfolio. At June 30, 1998, the Bank serviced approximately $233.1 million of loans for others.

     During the year ended June 30, 1998, the Bank originated $180.7 million of loans, compared to $141.5 million in fiscal 1997.

     In periods of economic uncertainty, the Bank's ability to originate large dollar volumes of loans with acceptable underwriting characteristics may be substantially reduced or restricted which may result in a decrease in operating earnings.

     The following table shows the loan origination and repayment activities of the Bank for the periods indicated.

                                                      Year Ended June 30,
                                              ----------------------------------
                                                1998        1997         1996
                                                ----        ----         ----
                                                       (In Thousands)
Loans at beginning of period ............     $401,849     $397,751     $382,668
                                              --------     --------     --------
Originations by type:
  Real estate loans:
     One- to four-family ................      107,991       74,641       73,829
     Multi-family and commercial
       real estate ......................       33,171       32,132       20,521
                                              --------     --------     --------
           Total real estate loans ......      141,162      106,773       94,350

  Consumer loans:
     Home equity lines of credit ........        8,243        9,092       10,108
     Conventional second mortgages ......        5,918        7,069        4,240
     Automobile loans ...................        6,766        5,189        6,466
     Credit cards .......................        2,561        3,052        3,408
     Other consumer loans ...............          822          814        1,024
                                              --------     --------     --------
           Total consumer loans .........       24,310       25,216       25,246

     Commercial business loans ..........       15,195        9,461       10,726
                                              --------     --------     --------

     Total loans originated .............      180,667      141,450      130,322
                                              --------     --------     --------
Less:
     Principal repayments ...............      155,969      123,732       98,618
     Loan sales .........................        8,105        9,567       15,747
     Charge-offs ........................        1,038        1,376          239
     Transfers to ORE ...................        1,094        2,677          635
                                              --------     --------     --------
        Total loan reductions ...........      166,206      137,352      115,239
                                              --------     --------     --------
Net Loan Activity .......................       14,461        4,098       15,083
                                              --------     --------     --------
Loans at end of period ..................     $416,310     $401,849     $397,751
                                              ========     ========     ========

Asset Quality

     Delinquency Procedures. When a borrower fails to make a required payment on a one- to four-family residential mortgage loan, the Bank attempts to cure the deficiency by contacting the borrower. Written contacts are made after payment is 15 days past due and, in most cases, deficiencies are cured promptly. The Bank attempts to contact the borrower by telephone to arrange payment of the delinquency between the 16th and the 30th day. If these efforts have not resolved the delinquency within 45 days after the due date, a second written notice is sent to the borrower, and on the 60th day a notice is sent to the borrower warning that foreclosure proceedings will be commenced unless the delinquent amount is paid. If the delinquency has not been cured within a reasonable period of time after the foreclosure notice has been sent, the Bank may obtain a forbearance agreement or may institute appropriate legal action to foreclose upon the property. If foreclosed, property collateralizing the loan is sold at a public sale and may be purchased by the Bank. If the Bank is in fact the successful bidder at the foreclosure sale, upon receipt of a deed to the property, the Bank generally sells the property at the earliest possible date.

     Collection efforts on consumer, commercial business and multi-family and commercial real estate loans are similar to efforts on one- to four-family residential mortgage loans, except that collection efforts on consumer and multi-family commercial real estate loans generally begin within 15 days after the payment date is missed. The Bank also maintains periodic contact with commercial loan customers and monitors and reviews the borrowers' financial statements and compliance with debt covenants on a regular basis.

     Delinquent Loans. The following table sets forth information concerning delinquent loans as June 30, 1998, in dollar amounts and as a percentage of the Bank's loan portfolio. The amounts presented represent the total remaining principal balances of the related loans, rather than the actual payment amounts which are overdue.

                                                                      June 30, 1998
                              ---------------------------------------------------------------------------------------------------
                                                                                                        Total loans delinquent
                                       60-89 days                   90 days or more                        60 days or more
                             -----------------------------  ---------------------------------    --------------------------------
                                       Principal   Percent               Principal    Percent                Principal    Percent
                              Number    Balance    of Loan    Number      Balance     of Loan     Number      Balance     of Loan
                             of Loans  of Loans   Category   of Loans    of Loans    Category    of Loans    of Loans    Category
                             --------  --------   --------   --------    --------    --------    --------    --------    --------
                                                                          (Dollars in Thousands)
Real estate loans:
 One- to four-family
   real estate ..............    9    $  757       0.29%         33      $2,635         1.02%       42        $3,392       1.31%
 Multi-family and
   commercial real estate ...    3       263       0.28           6         823         0.88         9         1,086       1.17
                               ---    ------                    ---      ------                    ---        ------
   Total real estate loans ..   12     1,020       0.29          39       3,458         0.98        51         4,478       1.27

Consumer loans:
 Home equity lines
   of credit ................    1        14       0.06           1          40         0.18         2            54       0.25
 Conventional second
   mortgages ................    1        41       0.27           3          35         0.23         4            76       0.50
 Automobile loans ...........    3        10       0.10           6          32         0.33         9            42       0.43
 Credit cards ...............    9        23       1.39          20          57         3.44        29            80       4.83
 Other consumer loans .......    2         2       0.17           8          33         2.79        10            35       2.96
                               ---       ---                    ---       -----                    ---         -----
   Total consumer loans .....   16        90       0.18          38         197         0.40        54           287       0.58

Commercial business loans ...   --        --         --           1          65         0.43         1            65       0.43
                               ---    ------                    ---      ------                    ---        ------
   Total delinquent loans ...   28    $1,110       0.27%         78      $3,720         0.89%      106        $4,830       1.16%
                               ===    ======       ====         ===      ======         ====       ===        ======       ====

     Non-Performing Assets. The table below sets forth the amounts and categories of non-performing assets. Loans are generally placed on non-accrual status when the loan is contractually past due 90 days or more or when the collection of principal and/or interest in full becomes doubtful. When loans are designated as non-accrual, all accrued but unpaid interest is reversed against current period income and, as long as the loan remains on non-accrual status, interest is recognized only when received, if considered appropriate by management. ORE includes assets acquired in settlement of loans.

                                                                                                 June 30,
                                                                     ---------------------------------------------------------------
                                                                      1998          1997          1996          1995          1994
                                                                      ----          ----          ----          ----          ----
                                                                                         (Dollars in Thousands)
Non-accrual loans:
     One- to four-family real estate .........................       $2,635        $2,835        $1,852        $  441        $  891
     Multi-family and commercial real estate .................          823         1,246         3,438         1,820         1,299
     Conventional second mortgages ...........................           35            62            48            35            84
     Consumer loans ..........................................          105           380           245            40            17
     Commercial business loans ...............................           65           217            --            --            --
                                                                     ------        ------        ------        ------        ------
               Total non-accrual loans .......................        3,663         4,740         5,583         2,336         2,291

Loans contractually past due 90 days or more
 and still accruing interest:
     Multi-family and commercial real estate .................           --            --            --           308           317
     Consumer loans ..........................................           57            42           158            67            18
                                                                     ------        ------        ------        ------        ------
               Total loans 90 days or more past
                 due and still accruing interest .............           57            42           158           375           335

Troubled debt restructurings .................................        1,929         1,906         2,052         2,352         2,266
                                                                     ------        ------        ------        ------        ------
               Total non-performing loans ....................        5,649         6,688         7,793         5,063         4,892

Real estate owned (ORE) ......................................          509         1,874           421           396           437
                                                                     ------        ------        ------        ------        ------
               Total non-performing assets ...................       $6,158        $8,562        $8,214        $5,459        $5,329
                                                                     ======        ======        ======        ======        ======
Allowance for loan losses ....................................       $3,533        $3,105        $3,249        $3,133        $3,011
                                                                     ======        ======        ======        ======        ======

Coverage of non-performing loans .............................        62.54%        46.43%        41.69%        61.88%        61.55%
                                                                     ======        ======        ======        ======        ======
Total non-performing loans as a percentage
 of total loans ..............................................         1.36%         1.66%         1.96%         1.32%         1.54%
                                                                     ======        ======        ======        ======        ======
Total non-performing loans as a percentage
 of total assets .............................................         1.05%         1.36%         1.68%         1.10%         1.21%
                                                                     ======        ======        ======        ======        ======

     Non-Accruing Loans. At June 30, 1998, the Bank had approximately $3.7 million in non-accruing loans, which constituted 0.9% of the Bank's total loan portfolio. As of such date, there were no non-accruing loans or aggregate non-accruing loans-to-one-borrower in excess of $750,000.

     For the year ended June 30, 1998 accumulated interest income on nonaccrual loans of approximately $214,000 was not recognized as income.

     Accruing Loans Contractually Past Due 90 Days or More. As of June 30, 1998, the Bank had approximately $57,000 in accruing loans contractually past due 90 days or more.

     Troubled Debt Restructurings. As of June 30, 1998, the Bank had approximately $1.9 million of troubled debt restructurings (which involve forgiving a portion of interest or principal on the loan or restructuring a loan to a rate materially less than that of market rates). At that date, there were no troubled debt restructurings in excess of $750,000.

     ORE. As of June 30, 1998, the Bank had $509,000 of ORE. At that date, ORE consisted of 14 residential and one commercial property located in the Bank's primary market area. Real estate and other assets acquired by the Bank as a result of foreclosure or by deed-in-lieu of foreclosure or repossession are classified as ORE until sold. When property is classified as ORE, it is recorded at the lower of cost or fair value (net of disposition costs) at that date and any writedown resulting therefrom is charged to the allowance for loan losses. Subsequent writedowns are charged to operating expenses. Net expense from ORE is expensed as incurred.

     Other Loans of Concern. As of June 30, 1998, there was $636,000 of other loans not included in the table or discussed above where known information about the possible credit or other problems of borrowers caused management to have doubts as to the ability of the borrower to comply with present loan repayment terms. These loans have been considered by management in conjunction with the analysis of the adequacy of the allowance for loan losses.

     Allowance for Loan Losses. The allowance for loan losses is replenished through a provision for loan losses charged to operations. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. Recoveries on loans previously charged-off are credited to the allowance for loan losses. The allowance is an amount that management believes will be adequate to absorb losses on existing loans that may become uncollectible. Management's evaluation of the adequacy of the allowance for loan losses is performed on a periodic basis and takes into consideration such factors as the historical loan loss experience, changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect borrowers' ability to pay.

     Although management believes that it uses the best information available to determine the allowance, unforeseen market conditions could result in adjustments and net earnings could be significantly affected if circumstances differ substantially from the assumptions used in determining the level of the allowance. Future additions to the Bank's allowance will be the result of periodic loan, property and collateral reviews and thus cannot be predicted in advance. In addition, regulatory agencies, as an integral part of the examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based upon their judgment of the information available to them at the time of their examination. At June 30, 1998, the Bank had a total allowance for loan losses of $3.5 million, representing 62.5% of total non-performing loans.

     The following table sets forth an analysis of the Bank's allowance for loan losses at the dates and for the periods indicated.

                                                                             At or for the fiscal year ended June 30,
                                                               ------------------------------------------------------------------
                                                                1998            1997          1996           1995            1994
                                                                ----            ----          ----           ----            ----
                                                                                      (Dollars in Thousands)
Allowance for loan losses, beginning period .............      $ 3,105        $ 3,249        $ 3,133        $ 3,011        $ 2,308
Charged-off loans:
  Real estate loans
    One- to four-family real estate .....................          432            619            128             79             35
    Multi-family and commercial real estate .............           93            343             21             --             --
                                                               -------        -------        -------        -------        -------
       Total real estate loan charge-offs ...............          525            962            149             79             35

  Commercial business loans charge-offs .................          218            105              4             --             --

  Consumer loans
    Home equity lines of credit .........................           84             39             18             --             --
    Conventional second mortgages .......................           16              1             --             --              7
    Automobile loans ....................................          121             55             23             28              1
    Credit cards ........................................          212            353            132             91              1
    Other consumer loans ................................           41             56             75             37             14
                                                               -------        -------        -------        -------        -------
       Total consumer loan charge-offs ..................          474            504            248            156             23
                                                               -------        -------        -------        -------        -------
       Total charged-off loans ..........................        1,217          1,571            401            235             58

Recoveries on loans previously charged-off:
    One- to four-family real estate .....................           78             28              4             --             --
    Multi-family and commercial real estate .............           93             40             13             --             --
                                                               -------        -------        -------        -------        -------
       Total real estate loan recoveries ................          171             68             17             --             --

    Commercial business loan recoveries .................           35             --              1             --             --

    Consumer loans
      Home equity lines of credit .......................           --              4             --             --             --
      Conventional second mortgages .....................           --             --              3              8             --
      Automobile loans ..................................            8              5             --              3              1
      Credit cards ......................................           23             16              4              2             --
      Other consumer loans ..............................            8              9              2             14             10
                                                               -------        -------        -------        -------        -------
        Total consumer loan recoveries ..................           39             34              9             27             11
                                                               -------        -------        -------        -------        -------
        Total recoveries ................................          245            102             27             27             11
                                                               -------        -------        -------        -------        -------
Net loans charged-off ...................................         (972)        (1,469)          (374)          (208)           (47)

Provision for loan losses ...............................        1,400          1,325            490            330            750
                                                               -------        -------        -------        -------        -------
Allowance for loan losses, end of period ................      $ 3,533        $ 3,105        $ 3,249        $ 3,133        $ 3,011
                                                               =======        =======        =======        =======        =======
Net charged-off loans to average loans ..................         0.24%          0.37%          0.10%          0.06%          0.01%
                                                               =======        =======        =======        =======        =======
Allowance for loan losses to total loans ................         0.85%          0.77%          0.82%          0.82%          0.95%
                                                               =======        =======        =======        =======        =======
Allowance for loan losses to
  nonperforming loans ...................................        62.54%         46.43%         41.69%         61.88%         61.55%
                                                               =======        =======        =======        =======        =======
Net charged-off loans to allowance
  for loan losses       .................................        27.51%         47.31%         11.51%          6.64%          1.56%
                                                               =======        =======        =======        =======        =======
Recoveries to charged-offs ..............................        20.13%          6.49%          6.73%         11.49%         18.97%
                                                               =======        =======        =======        =======        =======

Allocation of the Allowance for Loan Losses

     The following table sets forth the allocation of the allowance for loan losses by category as prepared by the Bank. This allocation is based on management's assessment as of a given point in time of the risk characteristics of each of the component parts of the total loan portfolio and is subject to changes as and when the risk factors of each such component part change. The allocation is not indicative of either the specific amounts or the loan categories in which future charge-offs may be taken, nor should it be taken as an indicator of future loss trends. The allocation to each category does not restrict the use of the allowance to absorb losses in any category.

                                                                                 June 30,
                                      ----------------------------------------------------------------------------------------------
                                                   1998                            1997                            1996
                                      ------------------------------  ------------------------------  ------------------------------
                                                            Percent                         Percent                         Percent
                                                            of Loans                        of Loans                        of Loans
                                                Percent of  in Each             Percent of  in Each             Percent of  in Each
                                      Allowance  Allowance  Category  Allowance  Allowance  Category  Allowance  Allowance  Category
                                       for Loan  to Total   to Total   for Loan  to Total   to Total   for Loan  to Total   to Total
                                        Losses   Allowance Allowance    Losses   Allowance Allowance    Losses   Allowance Allowance
                                      --------- ---------- ---------  --------- ---------- ---------  --------- ---------- ---------
                                                                          (Dollars in Thousands)
Real estate loans
  One- to four-family real estate ...   $  649     18.37%    62.07%     $  493     15.88%    60.62%     $  591     18.19%    59.06%
  Multi-family and commercial
    real estate .....................    1,438     40.70     22.39       1,339     43.12     23.39       1,848     56.88     24.29
                                        ------    ------    ------      ------    ------    ------      ------    ------    ------
      Total real estate loans .......    2,087     59.07     84.46       1,832     59.00     84.01       2,439     75.07     83.35

Consumer loans
  Home equity lines of credit .......       41      1.16      5.28          24      0.77      6.27         158      4.86      6.87
  Conventional second mortgages .....       26      0.74      3.63          22      0.71      3.50           9      0.28      2.79
  Automobile loans ..................       74      2.09      2.35          35      1.13      2.31          40      1.23      2.51
  Credit cards ......................      154      4.36      0.40         132      4.25      0.54         183      5.63      0.70
  Other consumer loans ..............       45      1.27      0.28          56      1.80      0.36         102      3.14      0.45
                                        ------    ------    ------      ------    ------    ------      ------    ------    ------
      Total consumer loans ..........   $  340      9.62     11.94         269      8.66     12.98         492     15.14     13.32

Commercial business loans ...........      164      4.64      3.60         215      6.93      3.01         227      6.99      3.33
Unallocated .........................      942     26.67        --         789     25.41        --          91      2.80        --
                                        ------    ------    ------      ------    ------    ------      ------    ------    ------
      Total .........................   $3,533    100.00%   100.00%     $3,105    100.00%   100.00%     $3,249    100.00%   100.00%
                                        ======    ======    ======      ======    ======    ======      ======    ======    ======

                                                                   June 30,
                                      ------------------------------------------------------------------
                                                    1995                              1994
                                      --------------------------------  --------------------------------
                                                              Percent                           Percent
                                                              of Loans                          of Loans
                                                 Percent of   in Each              Percent of   in Each
                                      Allowance   Allowance   Category  Allowance   Allowance   Category
                                       for Loan   to Total    to Total   for Loan   to Total    to Total
                                        Losses    Allowance  Allowance    Losses    Allowance  Allowance
                                      ---------  ----------  ---------  ---------  ----------  ---------
                                                            (Dollars in Thousands)
Real estate loans
  One- to four-family real estate ...   $  861      27.48%     59.38%     $  292       9.70%     56.78%
  Multi-family and commercial
    real estate .....................    1,426      45.52      22.65       1,610      53.47      24.52
                                        ------     ------     ------      ------     ------     ------
      Total real estate loans .......    2,287      73.00      82.03       1,902      63.17      81.30

Consumer loans
  Home equity lines of credit .......       --         --       8.05          --         --      10.02
  Conventional second mortgages .....       75       2.39       2.81          15       0.50       3.30
  Automobile loans ..................       66       2.11       2.56          15       0.50       2.28
  Credit cards ......................      382      12.19       0.88         263       8.73       0.98
  Other consumer loans ..............      158       5.04       0.55          71       2.36       0.67
                                        ------     ------     ------      ------     ------     ------
      Total consumer loans ..........      681      21.73      14.85         364      12.09      17.25

Commercial business loans ...........      102       3.26       3.12          --         --       1.45
Unallocated .........................       63       2.01         --         745      24.74         --
                                        ------     ------     ------      ------     ------     ------
      Total .........................   $3,133     100.00%    100.00%     $3,011     100.00%    100.00%
                                        ======     ======     ======      ======     ======     ======

Investment Activities

     The Bank is authorized to invest in various types of liquid assets, including United States Treasury obligations, securities of various federal agencies, certain certificates of deposit of insured banks and savings institutions, certain bankers' acceptances, repurchase agreements and federal funds. Subject to various restrictions, the Bank may also invest its assets in investment grade commercial paper and corporate debt securities and mutual funds whose assets conform to the investments that the Bank is otherwise authorized to make directly.

     Generally, the investment policy of the Bank is to invest funds among various categories of investments and maturities based upon the Bank's need for liquidity, to achieve the proper balance between its desire to minimize risk and maximize yield, and, to a much lesser extent, to provide collateral for borrowings and to fulfill the Bank's asset/liability management policies. To date, the Bank's investment strategy has been directed toward high-quality assets (primarily federal agency obligations and mortgage-backed securities) with short and intermediate terms (five years or less) to maturity. At June 30, 1998, the weighted average term to maturity or repricing of the security portfolio was 3.8 years. This did not take into account securities which may be called prior to their contractual maturity or repricing. See Notes 5 and 6 of the Notes to Consolidated Financial Statements for information regarding the maturities of the Bank's investment and mortgage-backed securities.

     Management determines the appropriate classification of securities at the time of purchase. If management has the intent and ability to hold debt securities to maturity, they are stated at amortized cost. If securities are purchased for the purpose of selling them in the near term, they are classified as trading securities and are reported at fair value with unrealized holding gains and losses reflected in current earnings. All other debt and marketable equity securities are classified as securities available for sale and are reported at fair value, with net unrealized gains or losses reported, net of income taxes, as a separate component of equity. As a member of the FHLB of New York, the Bank is required to hold stock in the FHLB of New York which is carried at cost since there is no readily available market value. Historically, the Bank has not held any securities considered to be trading securities.

     The following table sets forth the composition of the Bank's securities available for sale and investment securities at the dates indicated.

                                                                          June 30,
                                               --------------------------------------------------------------
                                                      1998                  1997                  1996
                                               ------------------    ------------------    ------------------
                                               Carrying     % of     Carrying     % of     Carrying     % of
                                                 Value     Total       Value     Total       Value     Total
                                               --------   -------    --------   -------    --------   -------
                                                                   (Dollars in Thousands)
Securities available for sale, at fair value:
Debt securities
  US Government and Agency obligations ......   $23,237    47.69%     $18,437    51.97%     $ 7,302    34.96%
  Other obligations .........................       276     0.57          493     1.39          764     3.65
  Mortgage-backed securities ................    16,946    34.78        6,762    19.06           --       --
  Collateralized mortgage obligations .......     4,003     8.22        6,302    17.77        9,404    45.03
                                                -------   ------      -------   ------      -------   ------
    Total debt securities ...................    44,462    91.26       31,994    90.19       17,470    83.64

Equity securities ...........................     4,258     8.74        3,481     9.81        3,416    16.36
                                                -------   ------      -------   ------      -------   ------
    Total securities available for sale .....   $48,720   100.00      $35,475   100.00      $20,886   100.00
                                                =======   ======      =======   ======      =======   ======
Investment securities at amortized cost:
  US Government and Agency obligations ......   $22,025    48.49        6,049    23.93       10,339    39.81
  Other obligations .........................       388     0.85          848     3.36        1,923     7.41
  Mortgage-backed securities ................    23,011    50.66       18,376    72.71       12,073    46.49
  Industrial and financial ..................        --       --           --       --        1,634     6.29
                                                -------   ------      -------   ------      -------   ------
    Total investment securities .............   $45,424   100.00%     $25,273   100.00%     $25,969   100.00%
                                                -------   ======      -------   ======      -------   ======
Investment securities at fair value .........   $45,547               $25,186               $25,520
                                                =======               =======               =======

     The following table sets forth information regarding the scheduled maturities, amortized cost, and weighted average yields for the Bank's securities portfolios at June 30, 1998 by contractual maturity. The table does not take into consideration the effects of scheduled repayments or possible prepayments.

                                                                             At June 30, 1998
                                            ----------------------------------------------------------------------------------
                                              Less than 1 year       1 to 5 years        5 to 10 years        Over 10 years
                                            -------------------  -------------------  -------------------  -------------------
                                                       Weighted             Weighted             Weighted             Weighted
                                            Amortized   Average  Amortized   Average  Amortized   Average  Amortized   Average
                                               Cost      Yield      Cost      Yield      Cost      Yield      Cost      Yield
                                            ---------  --------  ---------  --------  ---------  --------  ---------  --------
                                                                          (Dollars in Thousands)
Securities available for sale:
  US Government and Agency obligations ....    $ --        --%    $23,296     6.05%    $    --       --%     $   --       --%
  Other obligations .......................      --        --          71     5.09         200     6.60          --       --
  Mortgage-backed securities ..............      --        --      16,855     6.39          --       --          --       --
  Collateralized mortgage obligations .....     179      6.91       2,432     5.85       1,408     6.65          --       --
  Other equity securities .................      --        --          --       --          --       --         708     5.63
                                               ----      ----     -------     ----     -------     ----      ------     ----
    Sub-total .............................     179      6.91      42,654     6.17       1,608     6.64         708     5.63
  FHLB stock ..............................      --        --          --       --          --       --       3,552     7.45
                                               ----      ----     -------     ----     -------     ----      ------     ----
    Total securities available for sale ...    $179      6.91     $42,654     6.17     $ 1,608     6.64      $4,260     7.15
                                               ====      ====     =======     ====     =======     ====      ======     ====
Investment securities:
  US Government and Agency obligations ....    $ 25      7.38     $22,000     6.08     $    --       --      $   --       --
  Other obligations .......................      --        --         271     6.40         117     7.25          --       --
  Mortgage-backed securities ..............     657      6.85      10,452     6.68      11,519     6.23         383     7.05
                                               ----      ----     -------     ----     -------     ----      ------     ----
    Total investment securities ...........    $682      6.87%    $32,723     6.27%    $11,636     6.24%     $  383     7.05%
                                               ====      ====     =======     ====     =======     ====      ======     ====

                                                  At June 30, 1998
                                            ----------------------------
                                                  Total Securities
                                            ----------------------------
                                                       Weighted
                                            Amortized   Average    Fair
                                               Cost      Yield    Value
                                            ---------  --------  -------
                                               (Dollars in Thousands)
Securities available for sale:
  US Government and Agency obligations ....  $23,296     6.05%   $23,237
  Other obligations .......................      271     6.20        276
  Mortgage-backed securities ..............   16,855     6.39     16,946
  Collateralized mortgage obligations .....    4,019     6.18      4,003
  Other equity securities .................      708     5.63        706
                                             -------     ----    -------
    Sub-total .............................   45,149     6.18     45,168
  FHLB stock ..............................    3,552     7.45      3,552
                                             -------     ----    -------
    Total securities available for sale ...  $48,701     6.27    $48,720
                                             =======     ====    =======
Investment securities:
  US Government and Agency obligations ....  $22,025     6.08    $21,999
  Other obligations .......................      388     6.66        389
  Mortgage-backed securities ..............   23,011     6.47     23,159
                                             -------     ----    -------
    Total investment securities ...........  $45,424     6.28%   $45,547
                                             =======     ====    =======

Sources of Funds

     General. The Bank's primary sources of funds are deposits, amortization and prepayment of loan principal, maturities of securities, short-term investments, funds provided from operations and borrowings.

     Deposits. The Bank offers a variety of deposit accounts having a range of interest rates and terms. The Bank's deposits consist of savings accounts, school savings accounts (the largest "Save For America" school savings program in the U.S., a volunteer program in which students are given the opportunity to open and maintain a savings account while at school in order to teach wise money management), money market accounts, demand deposit accounts and time deposits currently ranging in terms from three months to five years. The Bank only solicits deposits from its primary market area and does not currently solicit brokered deposits. The Bank relies primarily on competitive pricing policies, advertising and customer service to attract and retain these deposits. At June 30, 1998, the Bank's deposits totaled $450.0 million, of which $413.4 million were interest-bearing deposits.

     The flow of deposits is influenced significantly by general economic conditions, changes in money market and prevailing interest rates, and competition. The variety of deposit accounts offered by the Bank has allowed it to be competitive in obtaining funds and to respond with flexibility to changes in consumer demand. The Bank has become more susceptible to short-term fluctuations in deposit flows, as customers have become more interest rate conscious. The Bank manages the pricing of its deposits in keeping with its asset/liability management, liquidity and profitability objectives. Based on its experience, the Bank believes that its savings, school savings, money market and demand deposit accounts are relatively stable sources of deposits. However, the ability of the Bank to attract and maintain time deposits and the rates paid on these deposits has been and will continue to be significantly affected by market conditions.

     The following table sets forth the distribution and deposit activity of the Bank's deposit accounts for the periods indicated.

                                             School    Money    Demand     Time                Total Number
                                  Savings   Savings   Market   Deposits  Deposits     Total     of Accounts
                                 ---------  -------  --------  --------  --------   --------   ------------
                                                   (Dollars in Thousands)
Balance as of June 30, 1995 ...  $127,333   $ 6,813  $18,966    $33,432  $212,419   $398,963      74,668
Net deposits (withdrawals) ....    (2,094)    3,499   (2,886)     5,001   (15,575)   (12,055)
Interest credited .............     3,722       310      487        250    12,862     17,631
                                 --------   -------  -------    -------  --------   --------
Balance as of June 30, 1996 ...   128,961    10,622   16,567     38,683   209,706    404,539      79,283
Net deposits (withdrawals) ....    (8,780)    2,698   (1,565)     6,887     7,990      7,230
Interest credited .............     3,700       589      448        274    12,610     17,621
                                 --------   -------  -------    -------  --------   --------
Balance as of June 30, 1997 ...   123,881    13,909   15,450     45,844   230,306    429,390      86,741
Net deposits (withdrawals) ....    (1,898)    2,558    5,653      7,806   (12,778)     1,341
Interest credited .............     3,629       788      569        303    13,521     18,810
                                 --------   -------  -------    -------  --------   --------
Balance as of June 30, 1998 ...  $125,612   $17,255  $21,672    $53,953  $231,049   $449,541      89,370
                                 ========   =======  =======    =======  ========   ========

     The following table sets forth the dollar amount of deposits in the various types of deposit programs offered by the Bank as of the dates indicated.

                                                                Balance as of June 30,
                                            ---------------------------------------------------------------
                                                    1998                  1997                  1996
                                            -------------------  --------------------   -------------------
                                                        Percent               Percent               Percent
                                             Amount    of Total    Amount    of Total    Amount    of Total
                                            --------   --------   --------   --------   --------   --------
                                                                (Dollars in Thousands)
Savings accounts (3.0%) .................   $125,612     27.94%   $123,881     28.85%   $126,951     31.38%
School savings accounts (5.5%) ..........     17,255      3.84      13,909      3.24      10,622      2.63
Money market accounts (2.75% to 3.93%) ..     21,672      4.82      15,450      3.60      16,567      4.10
Demand deposits (0% to 1.75%) ...........     53,953     12.00      45,844     10.68      40,693     10.06

Time deposits:
  2.00-2.99% ............................         --        --          --        --           5      0.00
  3.00-3.99% ............................          2      0.00          14      0.00       3,470      0.86
  4.00-4.99% ............................      4,105      0.91      10,325      2.40      47,062     11.63
  5.00-5.99% ............................    190,539     42.39     166,966     38.88      81,589     20.17
  6.00-6.99% ............................     17,664      3.93      25,244      5.88      47,513     11.74
  7.00-7.99% ............................     18,709      4.16      27,727      6.46      30,067      7.43
  8.00-8.99% ............................         30      0.01          30      0.01          --        --
                                            --------    ------    --------    ------    --------    ------
    Total time deposits .................    231,049     51.40     230,306     53.63     209,706     51.83
                                            --------    ------    --------    ------    --------    ------
Total deposits ..........................   $449,541    100.00%   $429,390    100.00%   $404,539    100.00%
                                            ========    ======    ========    ======    ========    ======

     The following table shows rate and maturity information for the Bank's time deposits as of June 30, 1998.

                                                            Amount Due
                  -----------------------------------------------------------------------------------------------
                    12 months      12 months      12 months      12 months      12 months
                      ended          ended          ended          ended          ended
                  June 30, 1999  June 30, 2000  June 30, 2001  June 30, 2002  June 30, 2003  Thereafter    Total
                  -------------  -------------  -------------  -------------  -------------  ----------  --------
                                                          (In Thousands)
Interest Rate
  3.00-3.99% ....    $     --       $    --         $   --         $   --         $    2        $ --     $      2
  4.00-4.99% ....       4,080            --             --             --             --          25        4,105
  5.00-5.99% ....     140,476        32,594          6,540          3,073          7,856          --      190,539
  6.00-6.99% ....       8,284         5,681          1,308          1,865            526          --       17,664
  7.00-7.99% ....       6,680        11,768            135            126             --          --       18,709
  8.00-8.99% ....          30            --             --             --             --          --           30
                     --------       -------         ------         ------         ------        ----     --------
    Total .......    $159,550       $50,043         $7,983         $5,064         $8,384        $ 25     $231,049
                     ========       =======         ======         ======         ======        ====     ========

     The following table indicates the amount of the Bank's time deposits by the time remaining until maturity as of June 30, 1998.

                                                              Maturity
                                         ---------------------------------------------------
                                                      Over      Over
                                         3 Months    3 to 6   6 to 12      Over
                                          or Less    Months    Months   12 Months     Total
                                         --------   -------   -------   ---------   --------
                                                           (In Thousands)
Time deposits less than $100,000 .....    $38,586   $45,097   $54,798    $61,440    $199,921
Time deposits $100,000 or more .......      5,204     7,791     8,074     10,059      31,128(1)
                                          -------   -------   -------    -------    --------
    Total time deposits ..............    $43,790   $52,888   $62,872    $71,499    $231,049
                                          =======   =======   =======    =======    ========

----------
(1) Substantially all time deposits of $100,000 or more are maintained at negotiated rates.

     Borrowings. Although deposits are the Bank's primary source of funds, the Bank's practice has been to utilize borrowings when they are a less costly source of funds, can be invested at a positive interest rate spread or when the Bank needs additional funds to satisfy loan demand.

     Cohoes' borrowings historically have consisted primarily of advances from the FHLB of New York and securities sold under agreements to repurchase. FHLB advances can be made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. The Bank currently maintains available lines of credit and is currently authorized to borrow up to $49.2 million on lines of credit with the FHLB of New York. At June 30, 1998, the Bank had outstanding $19.9 million in other borrowings from the FHLB of New York. See Note 12 of the Notes to Consolidated Financial Statements.

     The following table sets forth the maximum month-end balance and average balance of FHLB advances and other borrowings for the periods indicated.

                                                          Year Ended June 30,
                                                       ------------------------
                                                         1998     1997    1996
                                                       -------  -------  ------
                                                            (In Thousands)
Maximum Balance:
  FHLB advances .....................................  $19,983  $16,145  $7,100
  Securities sold under agreements to repurchase ....       --       --   6,054
  Other borrowings ..................................       --       12      59

Average Balance:
  FHLB advances .....................................  $ 5,467  $ 2,390  $1,955
  Securities sold under agreements to repurchase ....       --       --   2,700
  Other borrowings ..................................       --        2      39


     The following table sets forth the amount and rate of the Bank's borrowings at the dates indicated.

                                                               June 30,
                                                       ------------------------
                                                         1998     1997    1996
                                                       -------  -------  ------
                                                        (Dollars in Thousands)
FHLB advances .......................................  $19,897  $    --  $2,100
Other borrowings ....................................       --       --      16
                                                       -------  -------  ------
    Total borrowings ................................  $19,897  $    --  $2,116
                                                       =======  =======  ======

Weighted average interest rate of FHLB advances .....     6.07%    5.56%   5.78%
                                                          ====     ====    ====
Weighted average interest rate of securities sold
  under agreements to repurchase ....................       --       --    6.67%
                                                          ====     ====    ====
Weighted average interest rate of other borrowings ..       --     9.50%   9.50%
                                                          ====     ====    ====

Subsidiary and Other Activities

     The Bank maintains three wholly-owned subsidiaries: CSB Financial Services, Inc., CSB Funding, Inc. and CSB Services Agency, Inc. CSB Financial Services, Inc. earns commission income through the sale of securities, mutual funds, annuities and other insurance products. During the fiscal year ended June 30, 1998, CSB Financial Services had revenues of $348,000 and net income of $16,000. As of June 30, 1998, CSB Funding, Inc. was inactive.

     CSB Services Agency, Inc. owns a 50 percent interest in Community Bank Insurance Brokers of New York, which is a joint venture formed for the purpose of selling property and casualty insurance to the Bank's customers and to the general public. The joint venture was formed in July 1998. The joint venture has entered into a service agreement with the insurance agency which owns the other 50% joint venture interest in Community Bank Insurance Brokers of New York. Such agency will provide administrative services and support directly to the joint venture.

Competition

     Cohoes faces strong competition, both in originating real estate and other loans and in attracting deposits. Competition in originating real estate loans comes primarily from other savings institutions, commercial banks, credit unions and mortgage bankers making loans secured by real estate located in the Bank's primary market area. Other savings institutions, commercial banks, credit unions and finance companies provide vigorous competition in consumer lending.

     The Bank attracts all of its deposits through its branch offices, primarily from the communities in which those branch offices are located; therefore, competition for those deposits is principally from mutual funds and other savings institutions, commercial banks and credit unions located in the same communities. The Bank competes for these deposits by offering a variety of deposit accounts at competitive rates, convenient business hours, and convenient branch locations with interbranch deposit and withdrawal privileges. Automated teller machine facilities are also available.

Employees

     At June 30, 1998, the Bank had 169 full-time employees and 53 part-time employees. The Bank's employees are not represented by any collective bargaining group. Management considers its employee relations to be good.

Properties

     The Bank conducts its business at its main office and 16 other banking offices. The following table sets forth information relating to each of the Bank's offices as of June 30, 1998. The net book value of the Bank's premises and equipment (including land, building and leasehold improvements and furniture, fixtures and equipment) at June 30, 1998 was $7.3 million. See Note 9 of the Notes to Consolidated Financial Statements.

                                                                                   Net Book Value
                                            Original                   Total       of Property or
                                  Leased      Year       Date of    Approximate      Leasehold
                                    or     Leased or     Leased        Square     Improvements at
Locations                          Owned   Acquired    Expiration     Footage      June 30, 1998
-------------------------------   ------   ---------   ----------   -----------   ---------------
                                                                                   (In thousands)
Cohoes Loan Center                 Owned      1992         N/A         10,500          $  683
50 Mohawk Street
Cohoes, NY   12047

Annex                              Owned      1981         N/A          3,723             174
60 Remsen Street
Cohoes, NY 12047

Operation Center                   Owned      1987         N/A         11,190             332
244 North Mohawk Street
Cohoes, NY   12047

Community Outreach Center         Leased      1995      01/16/99          200              --
Urban League Headquarters
95 Livingston Avenue
Albany, NY

Building Adjacent Latham Office    Owned      1986         N/A          3,024              80
Storage Facility
771 New Loudon Road
Latham, NY   12110

Branch Offices:

Main Office                        Owned      1924         N/A         15,223             332
75 Remsen Street
Cohoes, NY   12047

Cohoes/I-787 Office (2)            Owned      1976         N/A            988             141
New Courtland Street
Cohoes, NY   12047

Latham Office                      Owned      1967         N/A          9,041             533
Corner of Pine & Route 9
Latham, NY   12110

Clifton Park Office                Owned      1972         N/A          5,297             334
525 Visher Ferry Road
Clifton Park, NY   12065

Delmar Office                      Owned      1994         N/A          4,768           1,476
197 Delaware Avenue
Delmar, NY   12182

Lansingburgh Office                Owned      1976         N/A          3,216             270
820 Second Avenue
Troy, NY   12182

Loudonville Office                Leased      1996      07/31/01        4,000               2
475 Albany-Shaker Road
Loudonville, NY   12211

Guilderland Office                Leased      1995      10/31/05        3,500(1)            1
1973 Western Avenue
Albany, NY   12203

----------
(1) 3,500 square feet of which 1,265 square feet is subleased by Noreast Real Estate.

(2) The public accommodation office is expected to become a branch office in October, 1998.

                                                                                   Net Book Value
                                            Original                   Total       of Property or
                                  Leased      Year       Date of    Approximate      Leasehold
                                    or     Leased or     Leased        Square     Improvements at
Locations                          Owned   Acquired    Expiration     Footage      June 30, 1998
-------------------------------   ------   ---------   ----------   -----------   ---------------
                                                                                   (In thousands)
Supermarket Branches:

Glenville                         Leased      1993      10/31/03          323          $   72
290 Saratoga Road
Scotia, NY   12302

Rotterdam                         Leased      1993      03/31/03          350              82
1879 Altamont Avenue
Schenectady, NY   12303

Colonie                           Leased      1993      09/30/03          336              77
1892 central Avenue
Colonie, NY   12205

Westgate                          Leased      1995      04/30/00          565              80
911 Central Avenue
Albany, NY   12206

Brunswick                         Leased      1996      10/31/01          304              83
716 Hoosick Road
Brunswick, NY   12180

Bethlehem                         Leased      1997      05/31/02          312              76
1395 New Scotland Road
Slingerlands, NY   12159

Malta                             Leased      1996      05/31/01          524             123
1 Kendall Way
Malta, NY   12020

Niskyuna                          Leased      1996      06/30/01          544             123
2333 Nott Street East
Niskayuna, NY   12309

Queensbury (1)                    Leased      1998      05/31/03          360               1
677 Upper Glen Street
Queensbury, NY   12804

----------
(1)  Opened in July, 1998.


Legal Proceedings

     The Bank is involved as plaintiff or defendant in various legal actions arising in the normal course of its business. While the ultimate outcome of these proceedings cannot be predicted with certainty, it is the opinion of management, after consultation with counsel representing the Bank in the proceedings, that the resolution of these proceedings should not have a material effect on the Bank's results of operations.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
       FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SFS BANCORP, INC.

General

     SFS is the holding company for Schenectady Federal and its subsidiary. On June 29, 1995, Schenectady Federal completed its Conversion from a federal mutual savings and loan association to a federal stock savings bank. On that date, SFS issued and sold 1,495,000 shares of its common stock at $10.00 per share in connection with the Conversion. Net proceeds to SFS were $14.2 million after reflecting Conversion expenses of $750,000. SFS used $7.1 million of the net proceeds to acquire all of the issued and outstanding stock of Schenectady Federal.

     Schenectady Federal operates as a thrift institution with the principal business being the solicitation of deposits from the general public; these deposits, together with funds generated from operations, are invested primarily in single-family, owner occupied adjustable-rate mortgage loans. Schenectady
Federal is a member of the FHLB of New York and is subject to certain regulations of the Board of Governors of the Federal Reserve System with respect to reserves required to be maintained against deposits and certain other matters. Schenectady Federal's deposit accounts are insured by the SAIF, as administered by the FDIC, up to the maximum amount permitted by law. Schenectady Federal is subject to regulation by the OTS and the FDIC. Schenectady Federal conducts its business through a four branch network located in Schenectady County situated in eastern upstate New York. Schenectady Federal's results of operations are dependent primarily on net interest income, which is the difference between the interest income earned on its loan and mortgage-backed securities portfolios, investment securities and securities available for sale portfolios and other earning assets, and its cost of funds, consisting of the interest paid on its deposits. Schenectady Federal's operating results are also impacted by the provision for loan losses and, to a lesser extent, by gains and losses on the sale of its securities available for sale portfolio and other noninterest income. Schenectady Federal's operating expenses principally consist of employee compensation and benefits, occupancy expense and other general and administrative expenses. Schenectady Federal's results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of the regulatory authorities.

Asset/Liability Management

     The principal financial objective of SFS' interest rate risk management is to achieve long-term profitability while limiting its exposure to fluctuating interest rates. SFS has sought to reduce exposure of its earnings to changes in market interest rates by managing the mismatch between assets and liability maturities and interest rates. The principal element in achieving this objective is to increase the interest-rate sensitivity of SFS assets by holding loans with interest rates subject to periodic adjustment to market conditions. In addition, SFS maintains an investment portfolio which primarily consists of securities that mature within five years. SFS relies on retail deposits as its primary source of funds. Management believes retail deposits, compared to brokered deposits, limit the effects of interest rate fluctuation because they generally represent a more stable source of funds. As part of its interest rate risk strategy, SFS promotes transaction accounts and certificates of deposit with terms up to five years.

     The following table is provided by the OTS and sets forth as of December 31, 1997 SFS interest rate risk as measured by changes in its NPV (i.e. the present value of the expected cash flow from assets, liabilities and off-balance sheet contracts) for instantaneous and sustained parallel shifts in the yield curve, in 100 basis point increments, up and down 400 basis points.

       Change in
     Interest Rate           $ Amount           $ Change           % Change
     -------------           --------           --------           --------
    (Basis Points)              (Dollars in Thousands)
         +400                 $15,434           $(7,588)             (33)%
         +300                  17,932            (5,090)             (22)
         +200                  20,166            (2,856)             (12)
         +100                  21,956            (1,067)              (5)
            0                  23,022                --               --
         -100                  23,620               598                3
         -200                  24,227             1,024                5
         -300                  24,854             1,832                8
         -400                  26,008             2,986               13

     As with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to reprice, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of asset and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as ARM loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, expected rates of prepayment on loans and early withdrawals from certificates could likely deviate significantly from those assumed in calculating the table. It is also possible as a result of an interest rate increase, the increased mortgage payments required of ARM borrowers could result in an increase in delinquencies and defaults. Accordingly, the data presented in the table above should not be relied upon as indicative of actual results in the event of changes in interest rates. Furthermore, the NPV presented in the table is not intended to represent the fair market value of SFS.

Liquidity and Capital Resources

     SFS most liquid assets are cash and cash equivalents and available for sale securities. The level of these assets is dependent on SFS operating, financing and investing activities during any given period. Cash and cash equivalents of $2.2 million at December 31, 1997, increased $4.4 million to $6.6 million at June 30, 1998, primarily as a result of increases in federal funds sold. SFS primary sources of funds are deposits and principal and interest payments on its loan and securities portfolios. While maturities and scheduled amortization of loans and securities are, in general, a predictable source of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition.

     Schenectady Federal is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which may vary at the direction of the OTS depending on economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required ratio of liquid assets to deposits and short-term borrowings is currently 4%. Schenectady Federal's liquidity ratio was 21.54% and 19.72% at June 30, 1998 and December 31, 1997, respectively.

     SFS cash flows are comprised of three classifications: cash flows from operating activities; cash flows from investing activities; and cash flows from financing activities. Net cash flows provided by operating activities, consisting primarily of interest and dividends received on earning assets less interest paid on deposits, was $1.0 million and $1.1 million for the six months ended June 30, 1998 and 1997, respectively. Net cash used by investing activities, consisting primarily of disbursements for the origination and purchase of loans and the acquisition of securities available for sale partially offset by principal collections on loans and mortgage-backed securities and by proceeds from the maturity of investment securities, was $6.7 million for the six months ended June 30, 1997. Net cash of $578,000 was provided by investing activities for the six months ended June 30, 1998 and consisted primarily of proceeds from the maturity, call and paydown of investment securities and mortgage-backed securities offset by the purchase of securities available for sale and the increase in loans receivable. Net cash provided by financing activities for the six months ended June 30, 1998 of $2.8 million consisted primarily of net increases in deposit accounts during the period offset by the payment of dividends. Net cash provided by financing activities, consisting primarily of net increases in deposit accounts during the period offset by the purchase of treasury stock and payment of dividends, was $7.0 million for the six months ended June 30, 1997.

     During the six month period ended June 30, 1998, SFS did not repurchase any of its shares. During the six month period ended June 30, 1997 SFS repurchased 42,475 shares. The average price of treasury shares purchased was $16.58 totaling $704,000. The average price paid of $16.58 was approximately 95.1% of SFS book value per share of $17.44 at June 30, 1997. The OTS restricts the number of shares which may be repurchased during the three year period following Conversion. Generally, only 5% of shares outstanding may be repurchased annually during the first three years following Conversion. However, the OTS has allowed additional share repurchases of 5% annually based on extenuating facts and circumstances. No shares have been purchased since October, 1997, and no additional shares will be purchased prior to consummation or termination of the Merger.

     At June 30, 1998, Schenectady Federal's capital exceeded each of the capital requirements of the OTS. At June 30, 1998, Schenectady Federal's tangible and core capital levels were both $19.6 million (11.0% of total adjusted assets) and its risk-based capital level was $20.5 million (20.3% of total risk-weighted assets). The current minimum regulatory capital ratio requirements are 1.5% for tangible capital, 3.0% for core capital and 8.0% for risk-weighted capital.

Financial Condition

June 30, 1998 compared to December 31, 1997

     Total assets increased $3.7 million (2.1%) to $178.1 million at June 30, 1998 from $174.4 million at December 31, 1997. This increase occurred as loans receivable, net, grew $7.4 million (5.6%) to $141.2 million at June 30, 1998. The growth in the loan portfolio consisted primarily of residential mortgage loans. Securities available for sale increased $4.0 million (98.2%) to $8.1 million at June 30, 1998. Federal funds sold increased $5.3 million at June 30, 1998 from $300,000 at December 31, 1997 due in part to securities called late in the second quarter of 1998. Offsetting these increases was a decrease in investment securities of $12.1 million (41.6%) to $16.9 million.

     At June 30, 1998, total liabilities were $156.2 million representing an increase of $3.2 million (2.1%) from December 31, 1997. The increase was primarily attributable to an increase in retail deposits. Stockholders' equity increased $484,000 to $21.9 million at June 30, 1998 as compared to $21.4 million at December 31, 1997. Retained earnings increased by $373,000 as a result of net income of SFS for the six month period ended June 30, 1998 partially offset by cash dividends declared.

     Nonperforming assets increased $45,000 (3.1%) totaling $1.5 million at June 30, 1998. Management of Schenectady Federal does not view this increase as a significant adverse trend. The ratio of nonperforming loans to total loans receivable was .95% at June 30, 1998, compared with 1.00% at December 31, 1997. The ratio of nonperforming assets to total assets was .84% at June 30, 1998 and December 31, 1997.

December 31, 1997 compared to December 31, 1996

     Total assets increased $9.5 million (5.8%) to $174.4 million at December 31, 1997 from $164.9 million at December 31, 1996. This increase consisted primarily of an increase in loans receivable, net of $15.3 million (12.9%) to $133.8 million at December 31, 1997 and increases in securities available for sale, at fair value, of $2.1 million (104.4%) to $4.1 million at December 31, 1997. These increases were offset by decreases in investment securities of $7.2 million (19.9%) to $29.0 million and federal funds sold of $1.3 million (81.3%) to $300,000 at December 31, 1997.

     At December 31, 1997, total liabilities were $153.0 million representing an increase of $9.8 million (6.8%) from December 31, 1996. The increase was entirely attributable to increases in total deposits to $150.5 million as of December 31, 1997 from $140.6 million a year earlier.

     Stockholders' equity decreased $240,000 to $21.4 million at December 31, 1997 as compared to $21.7 million at December 31, 1996 primarily due to SFS stock repurchase program. As a result of the repurchase program, SFS purchased $1.5 million of treasury stock during 1997. Retained earnings increased by $735,000 as a result of net income of SFS for the year ended December 31, 1997 offset by the declaration and payment of dividends of $333,000.

     Nonperforming assets totaled $1.5 million and $1.0 million at December 31, 1997 and 1996, respectively. The increase in nonperforming assets resulted from an increase in the number of loans comprising the balance combined with an increase in the average balance of each loan. All loans classified as nonperforming are secured by real estate with 45.0% secured by one-to-four family residential property. Management of the Bank does not view this increase as a significant adverse trend since subsequent to December 31, 1997, three of the loans comprising the balance as of that date totaling $389,000 have either paid off the entire outstanding balance or paid all past due amounts. The ratio of nonperforming loans to loans receivable, net was 1.01% at December 31, 1997, compared with .70% at December 31, 1996. The ratio of nonperforming assets to total assets was .84% at December 31, 1997 compared with .61% at December 31, 1996.

Loans Receivable, Net

     A summary of loans receivable, net at June 30, 1998 and December 31, 1997 is as follows:

                                                June 30, 1998  December 31, 1997
                                                -------------  -----------------
                                                         (In Thousands)
Loans secured by real estate:
Residential:
  Conventional .................................   $109,961         $100,277
  Home Equity ..................................     21,024           22,658
  FHA Insured ..................................      2,470            2,772
  VA Guaranteed ................................      1,662            2,028
Commercial and multi-family ....................      6,070            6,130
                                                   --------         --------
                                                    141,187          133,865
Other loans ....................................        918              721
                                                   --------         --------
                                                    142,105          134,586
                                                   --------         --------
Less:
  Unearned discount and net deferred loan fees .         28               22
  Allowance for loan losses ....................        855              778
                                                   --------         --------
                                                        883              800
                                                   --------         --------
Loans receivable, net ..........................   $141,222         $133,786
                                                   ========         ========

     The following table sets forth the information with regard to nonperforming assets.

                                                June 30, 1998  December 31, 1997
                                                -------------  -----------------
                                                         (In Thousands)
Loans on a non-accrual status ..................    $1,161           $1,328
Loans contractually past due 90 days or more
  and still accruing interest ..................       191               19
   Total nonperforming loans ...................     1,352            1,347
Other real estate owned ........................       151              111
                                                    ------           ------
   Total nonperforming assets ..................    $1,503           $1,458
                                                    ======           ======

     The following table sets forth the information with regard to changes in the allowance for loan losses.

                                                              For the six months
                                                                ended June 30,
                                                              ------------------
                                                                1998      1997
                                                                ----      ----
                                                                (In Thousands)
Balance, beginning of period ..............................     $778      $642
Provision charged to operations ...........................       60        60
Loans charged off .........................................      (21)       (2)
Recoveries on loans previously charged off ................       38        18
                                                                ----      ----
Balance, end of period ....................................     $855      $718
                                                                ====      ====

Average Balance Data, Interest Rates and Interest Differential and Rate/Volume Analysis

     The following information regarding average balances and rates earned/paid and the rate/volume analysis is an integral component of the discussion of operating results for the six months ended June 30, 1998, compared with the corresponding period of the prior year.

     The average balance data that follows reflects the average yield on assets and average cost of liabilities for the periods indicated. All average balances are daily average balances. Such yields and costs are derived by dividing income or expenses by the average balance of assets or liabilities, respectively, for the periods shown. The yields and costs include fees which are considered adjustments to yields.

     The rate/volume analysis table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected Schenectady Federal's interest income and interest expense during the periods indicated. Information is provided in each category with respect to (i) changes attributable to changes in volume (changes in volume multiplied by prior rate), (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume), and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

                                                            Six Months Ended June 30,
                                        -----------------------------------------------------------------
                                                      1998                              1997
                                        -------------------------------   -------------------------------
                                          Average     Interest              Average     Interest
                                        Outstanding    Earned/   Yield/   Outstanding    Earned/   Yield/
                                          Balance       Paid      Rate      Balance       Paid      Rate
                                        -----------   --------   ------   -----------   --------   ------
Interest-earning assets:
  Loans receivable, net (1) ............  $137,639     $5,325     7.80%     $120,551     $4,695     7.85%
  Mortgage-backed securities ...........    15,682        486     6.25        19,665        622     6.38
  Securities available for sale ........     6,116        198     6.53         3,869        125     6.52
  Debt securities ......................     8,033        277     6.95        14,446        461     6.44
  Other interest-earning assets
    including cash equivalents .........     2,102         56     5.37         3,901        103     5.32
  FHLB stock ...........................     1,338         49     7.39         1,305         41     6.34
                                          --------     ------               --------     ------
Total interest-earning assets ..........   170,910      6,391     7.54       163,737      6,047     7.45

Interest-bearing liabilities:
  Savings accounts .....................    36,443        544     3.01        37,160        555     3.01
  Money market accounts ................     7,492        122     3.28         6,581        111     3.40
  Demand and NOW accounts (2) ..........    11,035         78     1.43        10,364         78     1.52
  Certificate accounts .................    95,793      2,703     5.69        89,910      2,433     5.46
  Escrow ...............................     1,209         13     2.17         1,011         11     2.19
                                          --------     ------               --------     ------
Total interest-bearing liabilities .....   151,972      3,460     4.59%      145,026      3,188     4.43%
                                          --------     ------     ----      --------     ------     ----
Net interest income ....................               $2,931                            $2,859
                                                       ======                            ======
Net interest rate spread ...............                          2.95%                             3.02%
                                                                  ====                              ====
Net earning assets .....................  $ 18,938                          $ 18,711
                                          ========                          ========
Net yield on average
  interest-earning assets ..............                          3.46%                             3.52%
                                                                  ====                              ====
Average interest-earning assets to
  average interest-bearing liabilities .      1.12%                             1.13%
                                              ====                              ====

                                                                          Year Ended December 31,
                                        -------------------------------------------------------------------------------------------
                                                     1997                           1996                           1995
                                        -----------------------------  -----------------------------  -----------------------------
                                          Average    Interest            Average    Interest            Average    Interest
                                        Outstanding   Earned/  Yield/  Outstanding   Earned/  Yield/  Outstanding   Earned/  Yield/
                                          Balance      Paid     Rate     Balance      Paid     Rate     Balance      Paid     Rate
                                        -----------  --------  ------  -----------  --------  ------  -----------  --------  ------
Interest-earning assets:
  Loans receivable, net (1) ............  $124,994    $ 9,757   7.81%    $111,524    $ 8,758   7.85%    $ 97,120    $ 7,800   8.03%
  Mortgage-backed securities ...........    18,807      1,189   6.32       22,403      1,418   6.33       23,199      1,464   6.31
  Securities available for sale ........     4,368        286   6.55        5,169        307   5.94        7,911        492   6.22
  Debt securities ......................    13,779        896   6.50       16,698      1,059   6.34       17,227      1,041   6.04
  Other interest-earning assets
    including cash equivalents .........     2,845        153   5.38        4,698        247   5.26       10,948        640   5.85
  FHLB stock ...........................     1,322         87   6.58        1,204         78   6.48        1,118         86   7.69
                                          --------    -------            --------    -------            --------    -------
Total interest-earning assets ..........   166,115     12,368   7.45      161,696     11,867   7.34      157,523     11,523   7.32

Interest-bearing liabilities:
  Savings accounts .....................    36,982      1,113   3.01       38,857      1,173   3.02       44,054      1,325   3.01
  Money market accounts ................     7,197        251   3.49        5,195        161   3.10        4,809        129   2.68
  Demand and NOW accounts (2) ..........    10,660        159   1.49       10,102        148   1.47        9,090        133   1.46
  Certificate accounts .................    91,420      5,075   5.55       85,624      4,680   5.46       82,893      4,620   5.57
  Escrow ...............................     1,162         25   2.15        1,155         25   2.16        1,266         29   2.29
                                          --------    -------            --------    -------            --------    -------
Total interest-bearing liabilities .....   147,421      6,623   4.49      140,951      6,187   4.39      142,112      6,236   4.39
                                          --------    -------   ----     --------    -------   ----     --------    -------   ----
Net interest income ....................              $ 5,745                        $ 5,680                        $ 5,287
                                                      =======                        =======                        =======
Net interest rate spread ...............                        2.96%                          2.95%                          2.93%
                                                                ====                           ====                           ====
Net earning assets .....................  $ 18,694                       $ 20,745                       $ 15,411
                                          ========                       ========                       ========
Net yield on average
  interest-earning assets ..............                        3.46%                          3.51%                          3.36%
                                                                ====                           ====                           ====
Average interest-earning assets to
  average interest-bearing liabilities .      1.13%                          1.15%                          1.11%
                                              ====                           ====                           ====

----------
(1)  Calculated net of deferred loan fees.
(2)  Includes noninterest-bearing demand accounts.

                                      Six Months Ended June 30, 1998   Year Ended December 31, 1997   Year Ended December 31, 1996
                                               Compared with             Compared with Years Ended      Compared With Years Ended
                                      Six Months Ended June 30, 1997        December 31, 1996              December 31, 1995
                                      ------------------------------   ----------------------------    ---------------------------
                                            Increase (Decrease)            Increase (Decrease)            Increase (Decrease)
                                                  Due to                          Due to                         Due to
                                      ------------------------------   ----------------------------   ----------------------------
                                      Volume       Rate        Net     Volume      Rate       Net     Volume      Rate       Net
                                      ------       ----       -----    ------      ----      -----    ------      ----      -----
Interest-earning assets:
  Loans receivable, net ............. $ 661        $(31)      $ 630    $1,051      $(52)     $ 999    $1,127     $(169)     $ 958
  Mortgage-backed securities ........  (124)        (12)       (136)     (227)       (2)      (229)      (50)        4        (46)
  Securities-available for sale .....    73           0          73       (51)       30        (21)     (165)      (20)      (185)
  Debt securities ...................  (225)         41        (184)     (190)       27       (163)      (29)       47         18
  Other interest-earning assets .....   (48)          1         (47)     (100)        6        (94)     (334)      (59)      (393)
  FHLB stock ........................     1           7           8         8         1          9         8       (16)        (8)
                                      -----        ----       -----    ------      ----      -----    ------     -----      -----
Total interest-earning assets ....... $ 338        $  6       $ 344    $  491      $ 10      $ 501    $  557     $(213)     $ 344
                                      =====        ====       =====    ======      ====      =====    ======     =====      =====
Interest-bearing liabilities:
  Savings deposits .................. $ (11)       $  0       $ (11)   $  (56)     $ (4)     $ (60)   $ (157)    $   5      $(152)
  Money market accounts .............    15          (4)         11        74        16         90         9        23         32
  Demand and NOW deposits ...........     5          (5)          0         8         3         11        15        --         15
  Certificate accounts ..............   163         107         270       320        75        395       146       (86)        60
  Escrow ............................     2           0           2         0         0          0        (2)       (2)        (4)
                                      -----        ----       -----    ------      ----      -----    ------     -----      -----
Total interest-bearing liabilities .. $ 174        $ 98       $ 272    $  346      $ 90      $ 436    $   11     $ (60)     $ (49)
                                      =====        ====       =====    ======      ====      =====    ======     =====      =====
Change in net interest income .......                         $  72                          $  65                          $ 393

Comparison of Operating Results For The Six Months Ended June 30, 1998 Compared to the Six Months Ended June 30, 1997

     Net Income. Net income for the six months ended June 30, 1998 was $567,000 or $.52 basic earnings per share and $.49 diluted earnings per share. This represents an increase of $74,000 (15.0%) from the comparable period of the prior year. The increase in net income was primarily a result of increases in net interest income and noninterest income combined with a decrease in noninterest expense and offset by an increase in income tax expense. The provision for loan losses was consistent with the same period a year ago. The annualized ROA for the first half of 1998 amounted to .65% compared with .59% for the comparable period a year ago. The annualized ROE was 5.34% (on average equity of $21.4 million) compared with 4.62% (on average equity of $21.3 million) a year earlier.

     Net Interest Income. Interest income for the six months ended June 30, 1998 totaled $6.4 million, an increase of $344,000 (5.7%) from 1997's first half. The primary reason for the increase was the fact that average loans, which are SFS highest yielding assets, increased as a percentage of total interest-earning assets from 73.6% during the first half of 1997 to 80.5% for the same period in 1998. Other factors affecting interest income were an increase in earnings on loans which increased $630,000 (13.4%) as a result of a $17.1 million (14.2%) increase in the average balance invested offset by a 5 basis point decrease in average rates earned. Interest earned on mortgage-backed securities decreased $136,000 (21.9%) as a result of the combined effect of a $4.0 million (20.3%) decrease in the average balance invested and a 13 basis point decrease in average rates earned. Interest income on securities available for sale increased $73,000 (58.4%) as a result of an increase of $2.2 million (58.1%) in the average invested balance combined with an increase of one basis point in average rates earned. Interest income on debt securities decreased $184,000 (39.9%) as a result of a decrease in average invested balances of $6.4 million (44.4%) offset by an increase in rates earned of 51 basis points. Earnings on other interest-earning assets, primarily federal funds sold, decreased $47,000 (45.6%) as a result of a $1.8 million (46.1%) decrease in the average invested balance offset by a five basis point increase in the average rate earned.

     Interest expense for the six months ended June 30, 1998 amounted to $3.5 million, $272,000 (8.5%) greater than the corresponding period of the prior year. The increase occurred as a result of a $6.9 million (4.8%) increase in average interest-bearing liabilities to $152.0 million combined with an 16 basis point increase in average rates paid to 4.59%. The mix within the deposit structure changed as the average balances grew in certificate accounts by $5.9 million (6.5%) and in money market accounts and demand and NOW accounts by $1.6 million (9.3%). Average savings account balance declined $717,000 (1.9%). The increase in average rates paid on certificate accounts of 23 basis points to 5.69% was a reflection of general interest rates and a competitive environment that prevailed during the first six months of 1998 compared with 1997.

     Net interest income for the six months ended June 30, 1998 totaled $2.9 million, $72,000 (2.5%) greater than the comparable period a year ago. The interest rate spread decreased 7 basis points to 2.95% for the six months ended June 30, 1998. The net interest margin for the six months ended June 30, 1998 was 3.46%, which was six basis points less than the comparable period a year ago.

     Provision for Loan Losses. For the six months ended June 30, 1998 and 1997, the provision for loan losses totaled $60,000. Schenectady Federal utilizes the provision for loan losses to maintain an allowance for loan losses that it deems appropriate to provide for known and inherent risks in its loan portfolio. In determining the adequacy of its allowance for loan losses, management takes into account the current status of Schenectady Federal's loan portfolio and changes in appraised values of collateral as well as general economic conditions. At June 30, 1998, the allowance for loan losses amounted to $855,000 or 63.2% of total nonperforming loans.

     Noninterest Income. Noninterest income amounted to $226,000 for the six months ended June 30, 1998 compared to $168,000 for the six months ended June 30, 1997. The increase was primarily attributable to increased sales production in non-deposit insurance products by Schenectady Federal's subsidiary which resulted in an increase of $25,000 (212.3%) in revenue over the same period a year ago and an increase in other loan charges of $30,000 (55.6%) to $84,000.

     Noninterest Expense. Noninterest expense decreased $19,000 (0.9%) to $2.1 million for the six months ended June 30, 1998, as compared with the same period in 1997. Advertising and business promotion decreased $42,000 (68.9%) to $19,000 resulting primarily from decreased advertising in relation to the new branch opening in the latter part of the first quarter in 1997. FDIC premiums increased $19,000 (67.9%) to $47,000 as a result of the SAIF insurance premium refunded to Schenectady Federal in the first quarter of 1997 which had been paid in the fourth quarter of 1996 subsequent to the capitalization of SAIF. Other insurance premiums decreased $8,000 (18.2%) to $36,000 as a result of reduced premiums on certain policies put out to competitive bid prior to renewal. Professional service fees increased $17,000 (14.0%) due in part to the amendment of certain incentive benefit plans which were presented to stockholders in SFS 1998 annual meeting held in the second quarter. Compensation and employee benefits, office occupancy and equipment expense, mortgage servicing fees, data processing fees and other noninterest expense remained relatively the same for the six months ended June 30, 1998 and June 30, 1997.

     Income Tax Expense. Income tax expense totaled $399,000 and $324,000 for the six months ended June 30, 1998 and 1997, respectively. The increase in income tax expense was primarily attributable to the $149,000 (18.2%) increase in income before taxes to $966,000 for the six months ended June 30, 1998. The effective tax rate for the six months ended June 30, 1998 was 41.3% compared to 39.7% for the same period a year ago. The increase was primarily attributable to an increase in the nondeductible portion of the compensation expense of SFS Employee Stock Ownership Plan.

Comparison of Operating Results for Years Ended December 31, 1997 and 1996

     Net Income. SFS reported net income of $1,068,000 for the year ended December 31, 1997, as compared to $830,000 for the year ended December 31, 1996. As discussed below, the increase in net income of $238,000 or 28.7%, was due to a decrease in noninterest expense of $870,000, an increase in noninterest income of $101,000 and an increase in net interest income of $65,000. These increases were partially offset by an increase in income tax expense of $798,000.

     Interest Income. Interest income increased by $501,000, or 4.2% from $11.9 million in 1996 to $12.4 million in 1997. This increase was due to an increase in both the balance of average interest-earning assets and the yield earned. Average interest-earning assets increased from $161.7 million in 1996 to $166.1 million in 1997. The yield on SFS interest-earning assets increased from 7.34% for the year ended December 31, 1996 to 7.45% for the year ended December 31, 1997 as a result of SFS ability to originate and purchase loans and therefore affect the overall composition of interest earning assets. The yield was also affected by the general increase in the market rates of interest.

     Interest Expense. Interest expense increased by $436,000, or 7.0% to $6.6 million for the year ended December 31, 1997. The increase was a result of an increase in the balance of average interest-bearing liabilities of $6.5 million, or 4.6% to $147.4 million. The average rate paid for the year ended December 31, 1997 was 4.49% as compared to 4.39% in 1996. The mix within the deposit structure changed as the average balance of certificate and money market account balances grew a combined $7.8 million (8.6%) while savings accounts declined $1.9 million (4.8%). The change in the deposit mix was due in part to the opening of the new branch which had higher promotional certificate rates and to a lesser extent the flow from savings accounts to higher paying certificate accounts. The average rate paid was a reflection of the general interest rate and competitive environment that prevailed during 1997 and 1996.

     Net Interest Income. Net interest income increased $65,000, or 1.1% to $5.7 million in 1997 due principally to the relative increase of the loans receivable, net portfolio in relation to total interest earning assets from 1996 to 1997. The percentage of average loans receivable, net to total average interest earning assets increased from 69.0% in 1996 to 75.2% in 1997.

     Provision For Loan Losses. The provision for loan losses amounted to $120,000 for 1997 and 1996, respectively. When determining the level of provision for loan losses, management considers historical charge off ratios as well as the then current regulatory and the general economic environment. Net charge-offs decreased from $50,000 in 1996 to a $16,000 net recovery in 1997 due to SFS ability to collect on numerous loans previously charged off combined with a decrease in charge offs in 1997. SFS will continue to monitor and modify its allowance for loan losses as conditions dictate. Although SFS maintains its allowance for loan losses at a level it considers adequate to provide for potential losses in the present portfolio, there can be no assurance that such losses will not exceed the estimated amounts or that additional provisions for loan losses will not be required in future periods.

     Noninterest Income. Total noninterest income increased by $101,000, or 25.1% from $403,000 in 1996 to $504,000 in 1997. The increase was principally attributable to an increase of $48,000 in net gain on security transactions combined with increases in other loan charges and Bank fees and service charges.

     Noninterest Expense. Noninterest expense decreased by $870,000, or 16.6% from $5.2 million in 1996 to $4.4 million in 1997. The decrease is primarily attributable to the special one-time SAIF assessment in 1996 which totaled $930,000 and an ongoing reduction in the FDIC insurance premiums subsequent to the special assessment. Compensation and benefits increased $198,000 (7.9%) from 1996 to 1997. The increase was a result of increased retail staff due to the opening of a new branch in March 1997, annual merit increases, and increased employee benefits partially due to the increases in the employee stock ownership plan expense. Office occupancy and equipment expense increased $98,000, or 18.8% as a result of increases in depreciation, property taxes and utilities associated with the opening of the new branch. Advertising and business promotion, professional service fees, data processing fees, and other expense remained relatively stable during 1997 as compared with 1996. The ratio of noninterest expense to average assets decreased from 3.17% for 1996 to 2.56% for 1997.

     Income Tax Expense. Income tax expense increased from a benefit of $106,000 in 1996 to an expense of $692,000 in 1997. The effective tax rate for 1997 was 39.3%. The income tax benefit recognized in 1996 primarily reflects a reduction of the deferred tax asset valuation reserve which reduced the tax effect on pre-tax income. The reduction in the deferred valuation allowance during 1996 was primarily the result of the expected realization of certain deferred items which were previously considered uncertain. There were no comparable reductions in the deferred tax asset valuation reserve during 1997.

Comparison of Operating Results for the Years Ended December 31, 1996 and 1995

     Net Income. SFS had net income of $830,000 for the year ended December 31, 1996, as compared to $855,000 for the year ended December 31, 1995. As discussed below, the decrease in net income of $25,000 or 2.9%, was due to an increase in noninterest expense of $1.2 million offset by an increase in net interest income of $393,000, an increase in noninterest income of $82,000, a decrease in provision for loan losses of $250,000 and a decrease in income tax expense of $462,000.

     Interest Income. Interest income increased by $344,000, or 3.0% from $11.5 million in 1995 to $11.9 million in 1996. This increase was due to the increase in the amount of average interest-earning assets and the yield earned. Average interest-earning assets increased from $157.5 million in 1995 to $161.7 million in 1996 resulting from SFS ability to utilize for a full year the proceeds received from the initial public offering. The yield on SFS interest-earning assets increased from 7.32% for the year ended December 31, 1995 to 7.34% for the year ended December 31, 1996 as a result of the general increase in the market rates of interest.

     Interest Expense. Interest expense decreased by $49,000, or 0.8% to $6.2 million for the year ended December 31, 1996. The decrease was a result of a $1.2 million (0.8%) decrease in average interest-bearing liabilities to $141.0 million. The average rate paid for the years ended December 31, 1996 and 1995 was 4.39%. The mix within the deposit structure changed as the average balance of certificate and demand and NOW account balances grew $2.8 million (3.3%) and $1.0 million (11.1%), respectively while savings accounts declined $5.2 million (11.8%). The average rate paid was a reflection of the general interest rate and competitive environment that prevailed during 1996 and 1995.

     Net Interest Income. Net interest income increased $393,000, or 7.4% from $5.3 million in 1995 to $5.7 million in 1996 due to a $5.3 million increase in average net interest-earning assets in 1996 as compared to 1995 and a 15 basis point increase in margin. The increase in net interest-earning assets was primarily a result of the proceeds received in the initial public offering of SFS during 1995.

     Provision For Loan Losses. The decrease of $250,000 or 67.6% in the provision for loan losses from 1995 to 1996 reflects primarily management's evaluation of the loan portfolio. When determining the level of provision for loan losses, management considers historical charge off ratios as well as the then current regulatory and the general economic environment. Net charge-offs decreased from $659,000 in 1995 to $50,000 in 1996 due to SFS resolution of certain non-performing loans in 1995. SFS will continue to monitor and modify its allowance for loan losses as conditions dictate. Although SFS maintains its allowance for loan losses at a level it considers adequate to provide for potential losses, there can be no assurance that such losses will not exceed the estimated amounts or that additional provisions for loan losses will not be required in future periods.

     Noninterest Income. Total noninterest income increased by $82,000, or 25.5% from $321,000 in 1995 to $403,000 in 1996. Other loan charges increased $35,000 or 31.8% as a result of increased originations and other noninterest income increased $46,000 or 97.9% as a result of increased other real estate income, income from the Bank's service corporation and gains taken on the sale of certain fixed assets.

     Noninterest Expense. Noninterest expense increased by $1.2 million, or 30.1% from $4.0 million in 1995 to $5.2 million in 1996. The increase is primarily attributable to the special one-time SAIF assessment which totaled $930,000. Compensation and benefits increased $262,000 (11.6%) as a result of annual merit increases and the establishment of the RRP partially offset by reduced pension and retirement benefits expense. Mortgage servicing fees decreased $22,000 (35.5%) between 1995 and 1996 as serviced loan balances continued to decline. Professional service fees increased $53,000 (28.0%) during 1996 as compared to 1995 as a result of increased cost associated with being a public company. Advertising and business promotion, office occupancy and equipment expenses, other insurance premiums, data processing fees, and real estate owned writedowns remained relatively stable during 1996 as compared with 1995. The ratio of noninterest expense to average assets increased from 2.51% for 1995 to 3.17% for 1996.

     Income Tax Expense. Income tax expense decreased from $356,000 in 1995 to a benefit of $106,000 in 1996. The decrease is the result of decreased income before taxes during 1996 and the reduction of the valuation allowance for deferred tax assets during 1996. This reduction was primarily the result of the expected realization of certain deferred items which were previously considered to be uncertain.

Impact of New Accounting Standards

     In  February  1998,  the FASB  issued  Statement  of  Financial  Accounting
Standards   No.  132,   "Employers'   Disclosure   about   Pensions   and  Other
Postretirement Benefits" (Statement 132), which amends the disclosure requirements for Statement of Financial Account Standards No. 87, "Employers' Accounting for Pensions" (Statement 87), Statement of Financial Accounting Standards No. 88, "Employers' Accounting for Settlement and Curtailments of Defined Benefit Pension Plans and for Termination of Benefits" (Statement 88), and Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" (Statement 106). Statement 132 standardizes the disclosure requirements of Statement 87 and Statement 106 to the extent practicable and recommends a parallel format for presenting information about pensions and other postretirement benefits. This Statement is applicable to all entities and addresses disclosure only. The Statement does not change any of the measurement or recognition provisions provided for in Statements 87, 88, or 106. The Statement is effective for fiscal years beginning after December 15, 1997. Management anticipates providing the required disclosures in the December 31, 1998 consolidated financial statements.

     In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. This Statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Management is currently evaluating the impact of this Statement on SFS consolidated financial statements.

Impact of the Year 2000

     SFS is aware of the issues associated with the programming code in existing computer systems as the millennium ("Year 2000") approaches. The Year 2000 problem is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two digit year value to 00. The issue is whether computer systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail.

     SFS is utilizing both internal and external resources to identify, correct or reprogram, and test its systems for Year 2000 compliance. It is anticipated that all reprogramming efforts will be completed by December 31, 1998, allowing adequate time for testing. To date, confirmations have been received from SFS primary processing vendors that plans are being developed to address processing of transactions in the year 2000. Incremental expenses related to this issue are not, at this time, expected to be material to the performance of SFS.

     The risks of this issue go beyond SFS own ability to solve the Year 2000 issues. Should suppliers of critical services fail in their efforts to become Year 2000 compliant, or if significant third party interfaces fail to be compatible with SFS or fail to be Year 2000 compliant, it could have significant adverse affects on the operations and financial results of SFS. Accordingly, SFS has begun a process of assessing and monitoring the progress of all vendors of services and third party interfaces for compatibility and Year 2000 compliance. Management intends to develop contingency plans for all vendors and/or interfaces deemed to inadequately address the problems of the Year 2000.

                          BUSINESS OF SFS BANCORP, INC.

General

         SFS, a Delaware corporation, was organized to act as the holding company for Schenectady Federal upon completion of Schenectady Federal's conversion from the mutual to the stock form of organization. SFS received approval from the OTS to acquire all of the common stock of Schenectady Federal to be outstanding upon completion of the Conversion. The Conversion was completed on June 29, 1995. SFS Common Stock is quoted on the NASDAQ National Market System under the symbol "SFED".

         At June 30, 1998, SFS had total assets of $178.1 million, deposits of $152.9 million, and stockholders' equity of $21.9 million.

         The executive offices of SFS are located at 251-263 State Street, Schenectady, New York 12305, and its telephone number at that address is (518) 395-2300.

         SFS and Schenectady Federal are subject to comprehensive regulation, examination and supervision by the OTS and by the FDIC. Schenectady Federal is a member of the FHLB System and its deposits are backed by the full faith and credit of the United States Government and are insured by the SAIF to the maximum extent permitted by the FDIC. See "Regulation."

         Schenectady Federal, SFS only operating subsidiary, was originally chartered in 1889 as a state-chartered financial institution. In 1981, Schenectady Federal converted to a federally chartered mutual savings and loan association. Schenectady Federal's business involves attracting deposits from the general public and using such deposits to fund one- to four-family residential mortgage, home equity and, to a much lesser extent, consumer and other loans in its market area. At June 30, 1998, $135.1 million, or 95.1% of Schenectady Federal's total loan portfolio consisted of residential mortgage loans, including home equity loans. Schenectady Federal also invests in mortgage-backed securities, investment securities (consisting primarily of U.S. government and agency obligations) and other permissible investments. At June 30, 1998, Schenectady Federal had $13.7 million of mortgage-backed securities, representing 7.7% of total assets, and $11.3 million of investment securities (including $8.1 million of securities available-for-sale, at fair value), representing 6.3% of total assets.

         Schenectady Federal has sought to enhance its net income through the adoption of a strategy designed to maintain capital in excess of regulatory requirements, limit loan delinquencies and manage Schenectady Federal's vulnerability to changes in interest rates. This strategy involves (i) emphasizing, subject to market conditions, the acquisition of adjustable rate one- to four-family mortgage loans and fixed rate one- to four-family mortgage loans, (ii) emphasizing the origination of home equity loans (most of which carry floating rates of interest), (iii) maintaining a portfolio of mortgage-backed and investment securities and other short- and medium-term investments, and (iv) using customer service and marketing efforts to build and maintain a substantial level of core deposits.

         Schenectady Federal is a community-oriented financial institution offering a variety of financial services to meet the needs of the communities it serves. Schenectady Federal attracts retail deposits from the general public and invests those funds primarily in first mortgages on owner-occupied, one-to-four family residences, as well as in home equity loans generally secured by junior liens on the borrower's home. To a lesser extent, Schenectady Federal also originates consumer and other loans in its market area. See "- Lending
Activities." Schenectady Federal also invests in mortgage-backed securities, investment securities and other permissible assets. See "- Investment Activities."

Market Area

         Schenectady Federal conducts business in Schenectady County through its main office located at 251-263 State Street in Schenectady, New York and three branch offices located in Hannaford Plaza in Glenville, New York and in the Bellevue and Upper Union Street areas of Schenectady, New York. Schenectady County is part of the four-county Capital District Region which also includes the counties of Saratoga, Albany and Rensselaer. Schenectady Federal's primary market area for deposits consists of communities within Schenectady County, while Schenectady Federal's primary market area for lending extends to Albany, Rensselaer and Saratoga Counties and, to a lesser extent, Warren County.

         In 1997, the population of Schenectady County was approximately 150,000, essentially unchanged from population levels in 1985. The unemployment rate for Schenectady County was 4.2% and 4.5% in December 1997 and 1996, respectively.

         Primary industries in Schenectady Federal's market area are manufacturing and service industries. State and local government and wholesale and retail trade account for a noteworthy percentage of employment. Major employers include General Electric, KAPL, Inc., a research laboratory, the County of Schenectady, Ellis and St. Clare's Hospitals, Union College, Schenectady International, Inc. and Golub Corporation.

Lending Activities

         General. Historically, Schenectady Federal originated 30-year, fixed-rate mortgage loans secured by one- to four-family residences. During the 1990s, in order to reduce its vulnerability to changes in interest rates, Schenectady Federal has emphasized the acquisition, origination and retention of mortgage loans having shorter terms to maturity or repricing such as ARMs and home equity loans. Schenectady Federal also offers consumer loans and to a lesser extent commercial real estate mortgage loans.

         Loan Portfolio Composition. The following table sets forth certain information concerning the composition of Schenectady Federal's loan portfolio in dollar amounts and in percentages (before deductions for loans in process, deferred fees and discounts and allowances for losses) as of the dates indicated.


                                                                                        December 31,
                                                          ---------------------------------------------------------------------
                                       June 30,
                                         1998                    1997                     1996                      1995
                                  ------------------      --------------------     -------------------     --------------------
                                  Amount     Percent      Amount       Percent     Amount      Percent     Amount       Percent
                                  ------     -------      ------       -------     ------      -------     ------       -------
                                                                   (Dollars in Thousands)
Real Estate Loans:
     One- to four-family..       $114,093       80.29%   $105,077        78.07%    $91,161       76.53%    $72,219       71.14%
     Multi-family.........          2,224        1.56       1,981         1.47       1,568        1.32       2,382        2.35
     Commercial...........          3,846        2.71       4,149         3.08       2,964        2.49       3,762        3.70
     Home equity..........         21,024       14.79      22,658        16.84      22,904       19.23      22,723       22.38
                                 --------    --------    --------       ------    --------      ------    --------    --------
       Total real estate..       l141,187       99.35     133,865        99.46     118,597       99.57     101,086       99.57
                                 --------    --------    --------       ------   ---------      ------    --------    --------

Other Loans:
   Consumer:
       Deposit account....            511         .36         573          .43         478         .40         361         .35
       Education..........              2          --           3           --           4          --          22         .02
       Personal...........             35         .03          33          .03          34         .03          41         .04
       Automobile.........            199         .14         110          .08          --          --          --          --
       Home improvement...              1          --           2           --           3          --           5         .01
                                 --------    --------    --------       ------    --------      ------    --------    --------
       Total consumer loans           748         .53         721          .54         519         .43         429         .42
   Commercial business loans          170         .12          --           --           4          --           5         .01
                                 --------    --------    --------       ------    --------      ------    -------     --------
       Total other loans..            918         .65         721          .54         523         .43         434         .43
                                ---------    --------    ---------      ------    --------      ------    --------    --------

          Total loans.....        142,105     100.00%     134,586       100.00%    119,120      100.00%    101,520      100.00%
                                              ======                    ======                  ======                  ======

Less:
     Deferred fees and
      discounts...........             28                      22                       23                      27
     Allowance for losses.            855                     778                      642                     572
                                ---------               ---------                 --------                --------

      Total loans receivable
        net..............        $141,222                $133,786                 $118,455                $100,921
                                 ========                ========                 ========                ========

         The following table shows the composition of Schenectady Federal's loan portfolio by fixed and adjustable or floating rate at the dates indicated.

                                                                                        December 31,
                                          June 30,           ------------------------------------------------------------------
                                             1998                  1997                    1996                    1995
                                     ---------------------   -------------------    -------------------     -------------------
                                      Amount       Percent   Amount      Percent    Amount      Percent     Amount      Percent
                                      ------       -------   ------      -------    ------      -------     ------      -------
                                                                      (Dollars in Thousands)
Fixed-Rate Loans:
   Real estate:
      One- to four-family..          $ 44,007       30.97%  $ 31,454       23.37%  $ 20,615       17.31%  $ 22,797       22.45%
      Multi-family.........             1,081         .76        213         .16        242         .20      1,046        1.03
      Commercial...........             2,812        1.98      2,335        1.73      1,533        1.29      3,133        3.09
      Home equity..........             4,519        3.18      4,656        3.46      4,334        3.64      4,433        4.37
                                     --------     -------   --------     -------   --------     -------   --------      ------
       Total fixed-rate
         real estate.......            52,419       36.89     38,658       28.72     26,724       22.44     31,409       30.94

      Consumer.............               748         .52        721         .54        515         .43        407         .40
      Commercial business..                --          --         --          --          4          --          5         .01
                                     --------     -------   --------     -------     ------     -------    -------      ------
       Total fixed-rate
         loans.............            53,167       37.41     39,379       29.26     27,243       22.87     31,821       31.35
                                     --------     -------   ---------    -------     ------     -------    -------      ------

Adjustable-Rate Loans:
   Real estate:
      One- to four-family..            70,086       49.32     73,623       54.70     70,546       59.22     49,422       48.68
      Multi-family.........             1,143         .80      1,768        1.31      1,326        1.11      1,336        1.31
      Commercial...........             1,034         .73      1,814        1.35      1,431        1.20        629         .62
      Home equity..........            16,505       11.62     18,002       13.38     18,570       15.59     18,290       18.02
                                     --------     -------   --------     -------     ------       -----     ------       ------
        Total adjustable-rate
          real estate loans            88,768       62.47     95,207       70.74     91,873       77.13     69,677       68.63

      Consumer.............                --          --         --          --          4          --         22         .02
      Commercial business..               170         .12         --          --         --          --         --          --
                                     --------    --------   --------     -------     ------       -----     ------      ------
         Total adjustable-rate
          loans............            88,938       62.59     95,207       70.74     91,877       77.13     69,699       68.65
                                     --------    --------   --------     -------     ------       -----     ------      ------

            Total loans....           142,105      100.00%   134,586      100.00%   119,120      100.00%   101,520      100.00%
                                                   ======                 ======                 ======                 ======

Less:
   Deferred fees and discounts             28                     22                     23                     27
   Allowance for loan losses              855                    778                    642                    572
                                    ---------               --------              ---------              ---------

         Total loans receivable,
           net..............         $141,222              $ 113,786              $ 118,455              $ 100,921
                                    =========              =========              =========              =========

         The following schedule illustrates the interest rate sensitivity of Schenectady Federal's loan portfolio at the dates indicated. Loans which have adjustable or renegotiable interest rates are shown as maturing in the period during which the contract is due. The schedule does not reflect the effects of possible prepayments or enforcement of due-on-sale clauses.

                                                Real Estate
                       -----------------------------------------------------------
                                             Multi-family and
                       One- to four-family       Commercial          Home Equity          Consumer
                       -------------------  -------------------    ----------------    ----------------
                                Weighted              Weighted             Weighted            Weighted
                                 Average               Average              Average             Average
                       Amount     Rate       Amount      Rate      Amount     Rate     Amount     Rate
                       ------     ----       ------      ----      ------     ----     ------     ----
                                              (Dollars in Thousands)
Due during years
 ending June 30,
               1999   $    122     7.53%     $  799      9.84%   $    280     9.88%     $497      8.68%
               2000        140     8.12%         --        --       1,747     9.56%       51      8.18%
               2001        369     7.94%         66      9.50%      2,585     9.32%      111      7.44%
       2002 to 2003      1,762     7.56%      1,945      9.67%      3,593     9.30%       89      7.73%
       2003 to 2024     41,865     7.82%      3,260      9.30%     12,819     9.88%       --        --
 2024 and following     69,835     7.26%         --       --           --       --        --        --
                      --------               ------               -------               ----
                      $114,093               $6,070               $21,024               $748
                      ========               ======               =======               ====


                           Commercial
                            Business             Total
                      -----------------    -----------------
                               Weighted             Weighted
                                Average              Average
                       Amount     Rate     Amount     Rate
                       ------     ----     ------     ----
                               (Dollars in Thousands)
Due during years
 ending June 30,
               1999    $150     10.00%  $  1,848      9.38%
               2000      20      9.50%     1,958      9.42%
               2001      --        --      3,131      9.09%
       2002 to 2003      --        --      7,389      8.97%
       2003 to 2024      --        --     57,944      8.11%
 2024 and following      --        --     69,835      7.26%
                       ----             --------
                       $170             $142,105
                       ====             ========


         The total amount of loans due after June 30, 1998 which have predetermined interest rates is $53.2 million, while the total amount of loans due after such date which have floating or adjustable interest rates is $88.9 million.

         Pursuant to Federal law, the aggregate amount of loans that Schenectady Federal is permitted to make to any one borrower is generally limited to 15% of unimpaired capital and surplus (25% if the security for such loan has a "readily ascertainable" value or 30% for certain residential development loans). At June 30, 1998, based on the above, Schenectady Federal's loans-to-one borrower limit was approximately $2.9 million. On the same date, Schenectady Federal had no borrowers with outstanding balances in excess of this amount. Schenectady Federal's largest lending relationship at June 30, 1998 was two loans to one borrower totaling $774,000. One loan in the amount of $540,000 was on a five building 20 unit apartment complex located in Saratoga Springs, New York. The second loan in the amount of $234,000 was on a commercial property used in the borrower's business in Schenectady, New York. Both loans were performing in accordance with their terms at June 30, 1998.

         Schenectady Federal's lending is subject to its written underwriting standards and to loan origination procedures. Decisions on loan applications are made on the basis of detailed applications and property valuations (consistent with Schenectady Federal's appraisal policy) by Schenectady Federal's independent appraisers. The loan applications are designed primarily to determine the borrower's ability to repay and the more significant items on the application are verified through use of credit reports, financial statements, tax returns and/or confirmations.

         Under Schenectady Federal's loan policy, the individual processing an application is responsible for ensuring that all documentation is obtained prior to the submission of the application to a loan officer for approval. In addition, the loan officer verifies that the application meets Schenectady Federal's underwriting guidelines described below.

         All secured loans over $500,000, or unsecured loans over $100,000, must be approved by Schenectady Federal's Board of Directors. Schenectady Federal's Loan Committee, consisting of officers Giaquinto, Schlansker, Ammian, and Krywinski, has authority to approve secured loans up to $500,000 and unsecured loans up to $100,000. Any three of these individuals acting as a group can approve a loan within the authority of the Loan Committee. Various officers of Schenectady Federal have individual secured loan approval authority ranging from $10,000 to $300,000. Authorization for unsecured loans ranges from $500 to $5,000.

         Generally, Schenectady Federal requires title insurance or updated abstracts on its mortgage loans as well as fire and extended coverage casualty insurance in amounts at least equal to the principal amount of the loan or the value of improvements on the property, depending on the type of loan.
Schenectady Federal also requires flood insurance to protect the property securing its interest when the property is located in a flood plain.

         One- to Four-Family Residential Real Estate Lending. The cornerstone of Schenectady Federal's lending program is the origination of loans secured by mortgages on owner-occupied one- to four-family residences. At June 30, 1998, $135.1 million, or 95.1% of Schenectady Federal's loan portfolio consisted of mortgage loans (including home equity loans) on one- to four-family residences. Substantially all of the residential loans originated by Schenectady Federal are secured by properties located in Schenectady Federal's primary lending area. Included in the mortgage loan portfolio at June 30, 1998, Schenectady Federal also had $4.9 million of purchased one- to four-family loans serviced by others, which were primarily secured by properties located outside its market area. A majority of the mortgage loans originated by Schenectady Federal are retained and serviced by it. No loans have been purchased by Schenectady Federal and serviced by others since 1990.

         Schenectady Federal offers conventional fixed-rate loans with terms ranging between 10 and 30 years. The interest rate on such loans is generally based on the FHLMC delivery rates as well as competitive factors.

         In addition to fixed rate loans, Schenectady Federal offers one-year ARMs at a margin (generally 300 basis points) over the yield on the Average Weekly One Year U.S. Treasury Constant Maturity Index for terms of up to 30 years. The ARM loans currently offered by Schenectady Federal generally provide for a 200 basis point annual interest rate change cap and a lifetime cap of 600 basis points over the initial rate. Schenectady Federal's loans typically do not contain floors. Initial interest rates offered on Schenectady Federal's ARMs may be 100 to 350 basis points below the fully indexed rate, and borrowers are qualified at that initial rate plus 200 basis points. As a result, the risk of default on these loans may increase as interest rates increase. See "- Asset Quality-Non-Performing Assets." Schenectady Federal also offers five year/one year and three year/one year ARM products where the rate is fixed for the first five or three years. After the initial fixed term, the mortgage has the same characteristics as a one-year ARM. Schenectady

Federal's ARMs do not permit negative amortization of principal, do not contain prepayment penalties and are not convertible into fixed-rate loans. In the past, Schenectady Federal offered one-year ARMs with a margin of 200 to 300 basis points over a specified index and an average annual cap of 600 basis points. At June 30, 1998, one- to four-family ARMs totaled $70.1 million, or 49.3% of Schenectady Federal's total loan portfolio.

         In underwriting one- to four-family residential real estate loans, Schenectady Federal evaluates both the borrower's ability to make principal, interest and escrow payments, the value of the property that will secure the loan and debt to income ratios. Schenectady Federal originates residential mortgage loans with loan-to-value ratios of up to 95% for owner-occupied homes. However, private mortgage insurance is required on loans with loan-to-value ratios greater than 80% to reduce Schenectady Federal's exposure. Schenectady Federal generally seeks to underwrite its loans in accordance with secondary market standards.

         Schenectady Federal's residential mortgage loans customarily include due-on-sale clauses giving Schenectady Federal the right to declare the loan immediately due and payable in the event that, among other things, the borrower sells or otherwise disposes of the property subject to the mortgage and the loan is not repaid.

         Schenectady Federal also originates home equity loans and lines of credit secured by a lien on the borrower's residence. Schenectady Federal's home equity loans are generally limited to $100,000. Schenectady Federal uses the same underwriting standards for home equity loans as it uses for one- to four-family residential mortgage loans. Schenectady Federal's home equity loans are originated in amounts which, together with the amount of the first mortgage, do not exceed 80% of the appraised value of the property securing the loan. The interest rates for home equity loans and lines of credit float with the prime rate or, in the case of loans (but not lines of credit), are fixed. Schenectady Federal writes home equity loans for terms of up to 25 years. At June 30, 1998, Schenectady Federal had $21.0 million of home equity loans and an additional $10.4 million of additional funds committed, but undrawn, under home equity lines of credit.

         Commercial Real Estate and Multi-Family Lending. Schenectady Federal actively originates and purchases permanent commercial real estate and multi-family loans. At June 30, 1998, Schenectady Federal had $3.8 million in commercial real estate loans, representing 2.7% of Schenectady Federal's total loan portfolio, and $2.2 million in multi-family loans, or 1.6% of Schenectady Federal's total loan portfolio.

         Schenectady Federal's commercial real estate and multi-family loan portfolio includes loans secured by motels, apartment buildings, small office buildings, and other non-residential building properties, as well as participation interests therein.

         Schenectady Federal's permanent commercial real estate and multi-family loans generally carried a maximum term of 25 years. These loans were generally written in amounts of up to 75% of the lesser of the appraised value of the property or the purchase price and had a projected debt service coverage ratio of at least 1.2%. Multi-family real estate loans originated during the six months ended June 30, 1998 and 1997 generally possess maturity dates of five years.

         Multi-family and commercial real estate loans generally present a higher level of risk than loans secured by one- to four-family residences. This greater risk is due to several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income producing properties and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by multi-family and commercial real estate is typically dependent upon the successful operation of the related real estate project. If the cash flow from the project is reduced (for example, if leases are not obtained or renewed), the borrower's ability to repay the loan may be impaired. At June 30, 1998, Schenectady Federal had one commercial real estate loan totaling over $500,000 that was non-performing. See "- Asset Quality-Non-Performing Assets." Since 1991, Schenectady Federal has focused its primary efforts on residential lending.

         Consumer Lending. Schenectady Federal originates a variety of consumer loans, including automobile, home improvement, deposit account and other loans for household and personal purposes. At June 30, 1998, consumer loans totaled $748,000 or .5% of total loans outstanding.

         Consumer loan terms vary according to the type of loan and value of collateral, length of contract and creditworthiness of the borrower. Schenectady Federal's consumer loans are made at fixed interest rates, with terms of up to 20 years for secured loans and on a demand basis for unsecured loans.

         The underwriting standards employed by Schenectady Federal for consumer loans include a determination of the applicant's payment history on other debts and the ability to meet existing obligations and payments on the proposed loan. Although creditworthiness of the applicant is of primary consideration, the underwriting process also includes a comparison of the value of the security, if any, in relation to the proposed loan amount. Consumer loans may entail greater credit risk than do residential mortgage loans, particularly in the case of consumer loans which are unsecured or are secured by rapidly depreciable assets, such as automobiles. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be affected by adverse personal circumstances. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans. Although Schenectady Federal has, in the past, experienced losses in the consumer loan portfolio, at June 30, 1998, there were no loans in the consumer loan portfolio which were non-performing. During the six months ended June 30, 1998 and 1997, Schenectady Federal recovered $11,000 and $18,000, respectively, on consumer loans previously charged off. There can be no assurance that delinquencies will not develop in the future.

Originations, Purchases and Sales of Loans and Mortgage-Backed Securities

         Loan applications are taken in all branch offices and approved in the main office of Schenectady Federal. Prior to 1994, most of Schenectady Federal's originated loans were generated by Schenectady Federal's staff of salaried loan officers. Beginning in 1994, Schenectady Federal began to originate a significant amount of loans through local mortgage brokers which generally retained a 100 basis point origination fee as their compensation. Also during 1994, Schenectady Federal purchased loans on a servicing released basis which were originated by a mortgage banker for Schenectady Federal. All such loans were originated in accordance with Schenectady Federal's normal underwriting standards. Schenectady Federal believes that its utilization of mortgage brokers has had a favorable impact on loan originations. However, in the event Schenectady Federal's relationships with these mortgage brokers were terminated in the future, loan originations and results of operations could be adversely affected. In an effort to mitigate this risk, Schenectady Federal hired a representative in 1997 to originate residential mortgage loans on a full commission basis.

         While Schenectady Federal originates both fixed and adjustable-rate loans, its ability to originate loans is dependent upon the relative customer demand for loans in its market. Demand is affected by the interest rate environment. During 1995, 1996 and 1997, Schenectady Federal's volume of ARMs exceeded its volume of fixed rate loans. During the six months ended June 30, 1998, Schenectady Federal's volume of fixed rate loans exceeded its volume of ARMs.

         Historically, Schenectady Federal retained most of the fixed rate one- to four-family residential loans in its portfolio. In order to reduce its vulnerability to changes in interest rates, commencing in 1992 through 1994, Schenectady Federal sold most of the fixed rate residential loans it originated or otherwise acquired with maturities in excess of 15 years, except where the interest rate equaled or exceeded a specified rate (as designated from time to time by management) based on its portfolio objectives and alternative investment opportunities. When loans are sold, Schenectady Federal typically retains the responsibility for collecting and remitting loan payments, making certain that real estate tax payments are made on behalf of borrowers, and otherwise servicing the loans. The servicing fee is recognized as income over the life of the loans. At June 30, 1998, Schenectady Federal serviced $3.0 million of mortgage loans for others. Schenectady Federal did not sell loans during fiscal years 1995, 1996, 1997 and the six months ended June 30, 1998.

         The following table shows the loan and mortgage-backed securities origination, purchase, sale and repayment activities of Schenectady Federal for the periods indicated.

                                                 Six Months    Six Months              Year Ended December 31,
                                                    Ended        Ended         ------------------------------------
                                               June 30, 1998  June 30, 1997    1997            1996            1995
                                               -------------  -------------    ----            ----            ----
                                                                    (In Thousands)
LOANS:
   Originations by type:
      Adjustable rate:
         Real estate
            One- to four-family ..............  $   4,841(1)   $  7,209(1)  $  13,186(1)    $ 20,894(1)     $ 8,219(1)
            Home equity ......................      2,799         2,170         5,705          5,174          5,474
            Commercial .......................         --            --           927             --             --
         Non-real estate
            Consumer .........................         --            --            --             --             --
                                                 --------      --------      --------       --------       --------
               Total adjustable rate .........      7,640         9,379        19,818         26,068         13,693
                                                 --------      --------      --------       --------       --------

      Fixed rate:
         Real estate
            One- to four-family ..............      3,791(2)      9,326(2)      9,930(2)       1,606(2)       2,966(2)
            Home equity ......................        187           507           515            737          1,713
            Commercial .......................        750           427         1,318            198             --
         Non-real estate
            Consumer .........................         75           140           293             16             --
                                                 --------      --------      --------       --------       --------

               Total fixed rate ..............      4,803        10,400        12,056          2,557          4,679
                                                 --------      --------      --------       --------       --------

                  Total loans originated .....     12,443        19,779        31,874         28,625         18,372
                                                 --------      --------      --------       --------       --------

   Purchases:
      Real estate
         One- to four-family .................      1,852         1,504         3,550          6,973          5,245
                                                 --------      --------      --------       --------       --------

   Sales and Repayments:
      Real estate
         One- to four-family .................         --            --            --             --             --
      Non-real estate consumer ...............         --            --            --             --             --
                                                 --------      --------      --------       --------        -------
            Total sales ......................         --            --            --             --             --

      Principal repayments ...................      8,508        13,764        19,958         17,998         16,701
                                                 --------      --------      --------       --------       --------
            Total reductions .................      8,508        13,764        19,958         17,998         16,701
                                                 --------      --------      --------       --------       --------
            Net increase(3)
                                                 $  5,787      $  7,519      $ 15,466       $ 17,600       $  6,916
                                                 ========      ========      ========       ========       ========

MORTGAGE-BACKED SECURITIES:
   Purchases:
      Mortgage-backed securities .............   $     --      $     --      $     --       $     --       $  5,381
      Principal repayments ...................      1,628         3,258         3,486          3,984          2,954
                                                 --------      --------      --------       --------       --------
            Net increase (decrease)  .........   $  1,628      $  3,258      $ (3,468)      $ (3,984)      $  2,427
                                                 ========      ========      ========       ========       ========

-------------
(1) Includes  $6,754,  $4,603,  $12,672,  $19,573 and $8,138 of loans originated through brokers in the first half of 1998 and 1997, and in 1997, 1996 and 1995, respectively.
(2) Includes $7,017, $3,482, $8,511, $162 and $1,930 of loans originated through brokers in the first half of 1998 and 1997, and in 1997, 1996 and 1995, respectively.
(3) Gross of deferred fees and discounts and the allowance for loan losses.

Asset Quality

         Delinquency Procedures. When a borrower fails to make a required payment on a loan, Schenectady Federal attempts to cure the delinquency by contacting the borrower. A late notice is sent on all loans over 16 days delinquent. Additional written and verbal contacts may be made with the borrower between 30 and 60 days after the due date. If the loan is contractually delinquent 90 days, Schenectady Federal usually sends a 30-day demand letter to the borrower and, after the loan is contractually delinquent 120 days, institutes appropriate action to foreclose on the property. If foreclosed, the property is sold at auction and may be purchased by Schenectady Federal. Delinquent consumer loans are generally handled in a similar manner. Schenectady Federal's procedures for repossession and sale of consumer collateral are subject to various requirements under New York consumer protection laws.

         Real estate acquired by Schenectady Federal as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned until it is sold. When property is acquired or expected to be acquired by foreclosure or deed in lieu of foreclosure, it is recorded at the lower of cost or estimated fair value, less the estimated cost of disposition. After acquisition, all costs incurred in maintaining the property are expensed. Costs relating to the development and improvement of the property, however, are capitalized to the extent of fair value less disposition cost.

         The following table sets forth Schenectady Federal's loan delinquencies by type, by amount and by percentage of type at June 30, 1998.

                                                           Loans Delinquent For:
                                ----------------------------------------------------------------
                                        60-89 Days                       90 Days and Over               Total Delinquent Loans
                                ---------------------------     --------------------------------    ------------------------------
                                                   Percent                               Percent                          Percent
                                                   Of Loan                               Of Loan                          Of Loan
                                 Number    Amount  Category     Number      Amount      Category    Number    Amount      Category
                                 ------    ------  --------     ------      ------      --------    ------    ------      --------
                                                                   (Dollars in Thousands)
Real Estate:
   One- to four-family .........     4     $  366     .32%         10     $  552         .48%         14     $  918         .80%
   Multi-family ................    --         --      --           1        146        6.56           1        146        6.56
   Commercial ..................    --         --      --          --         --          --          --         --          --
   Home equity .................    --         --      --           3        140         .67           3        140         .67
   Consumer ....................    --         --      --          --         --          --          --         --          --
   Commercial business .........    --         --      --          --         --          --          --         --          --
                                ------     ------     ---      ------     ------        ----      ------     ------        ----
            Total ..............     4     $  366     .26%         14     $  838         .59%         18     $1,204         .85%
                                ======     ======     ===      ======     ======        ====      ======     ======        ====

         Classification of Assets. Federal regulations require that each savings institution classify its assets on a regular basis. In addition, in connection with examinations of savings institutions, OTS and FDIC examiners have authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that Schenectady Federal will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets, with the additional characteristics that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified loss is considered uncollectible and of such little value that continuance as an asset on the balance sheet of the institution is not warranted. Assets classified as substandard or doubtful require the institution to establish prudent general allowances for loan losses. If an asset or portion thereof is classified as loss, the institution must either establish specific allowances for loan losses in the amount of 100% of the portion of the asset classified loss, or charge off such amount. If an institution does not agree with an examiner's classification of an asset, it may appeal this determination to the District Director of the OTS. On the basis of management's review of its assets, at June 30, 1998, Schenectady Federal had classified a total of $1.5 million of its loans and other assets as follows:


                                         Commercial
                         One- to Four-  Real Estate and   Consumer
                            Family       Multi-Family     and Other     Total
                            ------       ------------     ---------     -----
                                             (In Thousands)
Substandard ...........     $  759         $  744         $  --         $1,503
Doubtful ..............         --             --            --             --
Loss ..................         --             --            --             --
                            ------         ------         -----         ------
           Total ......     $  759         $  744         $  --         $1,503
                            ======         ======         =====         ======

         Schenectady Federal's classified assets consist of the non-performing loans and the loans and other assets of concern discussed herein. As of the date hereof, these asset classifications are generally consistent with those of the OTS and FDIC.

         Non-Performing Assets. The table below sets forth the amounts and categories of non-performing assets in Schenectady Federal's loan portfolio. Loans are placed on non-accrual status when the collection of principal and/or interest become doubtful. Restructured loans consist of troubled debt restructurings (which involve forgiving a portion of interest or principal on any loans or making loans at a rate materially less than that of market rates). Foreclosed assets include assets acquired in settlement of loans.

                                                                                                              December 31,
                                                                       June 30,          -------------------------------------------
                                                                         1998              1997              1996               1995
                                                                         ----              ----              ----               ----
                                                                                               (Dollars in Thousands)
Non-accruing loans:
   One- to four-family .....................................           $  361            $  472            $   25            $   54
   Home equity .............................................              140               165                18                --
   Multi-family ............................................              146                --                --                --
   Commercial real estate ..................................              514               691               756               744
   Consumer ................................................               --                --                 2                --
   Commercial business .....................................               --                --                --                --
                                                                       ------            ------            ------            ------
         Total .............................................            1,161             1,328               801               798
                                                                       ------            ------            ------            ------

Accruing loans delinquent 90 days or more:
   One- to four-family .....................................              191                19                32                41
   Home equity .............................................               --                --                --                --
   Multi-family ............................................               --                --                --                --
   Commercial real estate ..................................               --                --                --                --
   Consumer ................................................               --                --                --                --
   Commercial business .....................................               --                --                --                --
                                                                       ------            ------            ------            ------
         Total .............................................              191                19                32                41
                                                                       ------            ------            ------            ------

Restructured loans:
   One- to four-family .....................................               --                --                --                --
   Home equity .............................................               --                --                --                --
   Multi-family ............................................               --                --                --                --
   Commercial real estate ..................................               --                --                --                --
   Consumer ................................................               --                --                --                --
   Commercial business .....................................               --                --                --                --
                                                                       ------            ------            ------            ------
         Total .............................................               --                --                --                --
                                                                       ------            ------            ------            ------

Foreclosed assets:
   One- to four-family .....................................               33                --                94                --
   Home equity .............................................               34                27                --                --
   Multi-family ............................................               --                --                --               200
   Commercial real estate ..................................               84                84                84                --
   Consumer ................................................               --                --                --                --
   Commercial business .....................................               --                --                --                --
                                                                       ------            ------            ------            ------
         Total .............................................              151               111               178               200
                                                                       ------            ------            ------            ------

Total non-performing assets ................................           $1,503            $1,458            $1,011            $1,039
                                                                       ======            ======            ======            ======

Total as a percentage of total assets ......................              .84%              .84%              .61%              .62%

Total non-performing loans .................................           $1,352            $1,347            $  833            $  839
                                                                       ======            ======            ======            ======

Total as a percentage of total
          loans receivable, net ............................              .96%             1.01%              .70%              .83%

         For the six months ended June 30, 1998, gross interest income which would have been recorded had the non-accruing loans been current in accordance with their original terms amounted to $55,000. The amount that was included in interest income on such loans was $25,000.

         As of June 30, 1998, Schenectady Federal's non-performing assets having a book value of $500,000 or more included the following:

         Motel loans. In 1988, Schenectady Federal purchased a participation interest in two loans secured by three Travelers Motor Inns having an aggregate of 315 units and located in Albany, Plattsburg and Syracuse, New York. As a result of cash flow and other problems, the loans have been delinquent since 1992. Beginning in February 1996, Schenectady Federal began receiving adequate protection payments in an amount established by the Bankruptcy Court. In January, 1998, the loan secured by the Plattsburg facility was paid in full and Schenectady Federal recovered approximately $21,000 of the amount previously charged off. In accordance with the ruling of the Bankruptcy Court, the remaining loan began paying at a rate of 10.5% with a term of five years. The book value of the remaining loan balance was $514,000 as of June 30, 1998.

         Other Loans of Concern. Other than the non-performing assets set forth in the table above, as of June 30, 1998 there were no loans with respect to which known information about the possible credit problems of the borrowers or the cash flows of the security properties have caused management to have concerns as to the ability of the borrowers to comply with present loan repayment terms and which may result in the future inclusion of such items in the non-performing asset categories.

         Management has considered Schenectady Federal's non-performing and "of concern" assets in establishing its allowance for loan losses.

         Allowance for Loan Losses. The following table sets forth an analysis of Schenectady Federal's allowance for loan losses.

                                        Six Months Ended     Year Ended December 31,
                                        -----------------    -----------------------
                                        June 30, June 30,
                                         1998      1997      1997      1996     1995
                                         ----      ----      ----      ----     ----
                                                   (Dollars in Thousands)
Balance at beginning of period ......   $ 778     $ 642     $ 642     $ 572    $ 861
                                        -----     -----     -----     -----    -----
Charge-offs:
   One- to four-family ..............      15        --        16        44       88
   Home equity ......................       6        --         7        41       --
   Multi-family .....................      --        --        --        --      419
   Commercial real estate ...........      --        --        --        --      202
   Consumer .........................      --         2         3         2        9
   Commercial business ..............      --        --        --        --       --
                                        -----     -----     -----     -----    -----
         Total ......................      21         2        26        87      718
                                        -----     -----     -----     -----    -----

Recoveries:
   One- to four-family ..............      --        --        --        --        7
   Home equity ......................      --        --        --        --       --
   Multi-family .....................      --        --        --        --       --
   Commercial real estate ...........      27        --        --        --       --
   Consumer .........................      11        18        42        37       52
   Commercial business ..............      --        --        --        --       --
                                        -----     -----     -----     -----    -----
         Total ......................      38        18        42        37       59
                                        -----     -----     -----     -----    -----

Net charge-offs (recoveries) ........     (17)      (16)      (16)       50      659
Additions charged to operations .....      60        60       120       120      370
                                        -----     -----     -----     -----    -----

Balance at end of period ............   $ 855     $ 718     $ 778     $ 642    $ 572
                                        =====     =====     =====     =====    =====

Ratio of net charge-offs (recoveries)
      to average loans outstanding ..    (.01)%    (.01)%    (.01)%     .04%     .68%
Ratio of net charge-offs (recoveries)
      to non-performing loans .......   (1.26)%   (1.47)%   (1.19)%    6.00%   78.55%

Allowance for loan losses to
      non-performing loans ..........   63.24 %   66.05 %   57.76 %   77.07%   68.18%
Allowance for loan losses to
      total loans at end of period ..     .60 %     .60 %     .58 %     .54%     .56%

         The distribution of Schenectady Federal's allowance for loan losses at the dates indicated is summarized as follows:

                                                                                       December 31
                                                    --------------------------------------------------------------------------------
                                June 30, 1998                  1997                         1996                        1995
                           ----------------------   --------------------------     -----------------------      --------------------
                                         Percent                      Percent                     Percent                   Percent
                                         of Loans                     of Loans                    of Loans                  of Loans
                                         in Each                      in Each                     in Each                   in Each
                                         Category                     Category                    Category                  Category
                                         of Total                     of Total                    of Total                  of Total
                           Amount         Loans        Amount          Loans        Amount         Loans        Amount       Loans
                           ------         -----        ------          -----        ------         -----        ------       -----
                                                                  (Dollars in Thousands)
One- to four-family...... $    253        80.29%     $     239        78.03%     $     141        76.53%     $     117       71.14%
Multi-family.............       43          1.56            20          1.47            16          1.32            24         2.35
Commercial real estate...      118          2.71           143          3.12           143          2.49           104         3.70
Home equity..............       73         14.79            68         16.84            60         19.23            34        22.38
Consumer.................        7           .53             7           .54             5           .43             4          .42
Commercial business......        2           .12           ---            --            --            --           ---          .01
Unallocated..............      359            --           301            --           277            --           289           --
                         ---------       -------   -----------      --------     ---------     ---------     ---------    ---------

           Total......... $    855       100.00%    $      778       100.00%     $     642       100.00%      $    572      100.00%
                          ========       ======     ==========       ======      =========       ======       ========      ======


         The allowance for loan losses is established through a provision for loan losses charged to earnings based on management's evaluation of the risk inherent in the loan portfolio. The allowance is established as an amount that management believes will be adequate to absorb losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. Management's evaluation of the adequacy of the allowance takes into consideration such factors as the historical loan loss experience, changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect borrowers' ability to pay.

         While management believes that it uses the best information available to determine the allowance for loan losses, unforeseen market conditions could result in adjustments to the allowance for loan losses, and net earnings could be significantly affected, if circumstances differ substantially from the assumptions used in making the final determination. No portion of the reserve is available to absorb realized losses. The amount and timing of realized losses and future reserve allocations may vary from current estimates.

Investment Activities

         Schenectady Federal utilizes investment and mortgage-backed securities in virtually all aspects of its asset/liability management strategy. In making investment decisions, the Investment Committee considers, among other things, Schenectady Federal's yield and interest rate objectives, its interest rate and credit risk position and its liquidity and cash flow.

         Schenectady Federal must maintain minimum levels of investments that qualify as liquid assets under OTS regulations. Liquidity may increase or decrease depending upon the availability of funds and comparative yields on investments in relation to the return on loans. Cash flow projections are regularly reviewed and updated to assure that adequate liquidity is maintained. Schenectady Federal's level of liquidity is a result of management's asset/liability strategy.

         Investment Securities. Federally chartered savings institutions have the authority to invest in various types of investment securities, including United States Treasury obligations, securities of various federal agencies, certain certificates of deposit of insured banks and savings institutions, certain bankers' acceptances, repurchase agreements and federal funds. Subject to various restrictions, federally chartered savings institutions may also invest their assets in commercial paper, investment grade corporate debt securities and mutual funds whose assets conform to the investments that a federally chartered savings institution is otherwise authorized to make directly.

         To date, Schenectady Federal's investment strategy has been directed toward high-quality assets (primarily government and agency obligations) with varying terms to maturity. At June 30, 1998, Schenectady Federal did not own any investment securities of a single issuer which exceeded 10% of Schenectady Federal's equity, other than U.S.
government or federal agency obligations.

         Schenectady Federal invests its liquid assets primarily in interest-earning overnight deposits. Other investments include primarily high grade medium-term (up to five years) U.S. Treasury and agency obligations. For the six months ended June 30, 1998, Schenectady Federal had an average outstanding balance of $14.1 million in investment securities (including $6.1 million of securities available for sale) with an average yield of 6.77%.

         The following table sets forth the composition of Schenectady Federal's securities portfolio at the dates indicated.

                                                                                           December 31, 1998
                                                               ------------------------------------------------------------------
                                         June 30, 1998                1997                    1996                    1995
                                      -------------------      ------------------      -------------------     ------------------
                                      Book          % of        Book        % of        Book        % of        Book        % of
                                      Value         Total       Value       Total       Value       Total       Value       Total
                                      -----         -----       -----       -----       -----       -----       -----       -----
                                                                       (Dollars in Thousands)
Securities available for sale
 (at fair value):
    Federal agency obligations...... $   8,062       44.29%   $  4,067       22.96%     $   --          --%   $     --          --%
     Mutual funds...................        --          --          --          --       1,990        9.68       7,976       21.65

Investment securities
 (at amortized cost):
     U.S. government obligations....        --          --       1,992       11.24       3,980       19.37       5,968       16.20
    Federal agency obligations......     3,130       17.20       9,945       56.13       9,481       46.13       9,692       26.30
     Municipal bonds................        72         .39          76         .43          84         .41          93         .25
     Corporate bonds................        --          --          --          --       2,201       10.71       2,905        7.88
     Mutual funds...................        --          --          --          --          --          --         ---          --
                                     ---------     -------    --------       -----     -------      ------    --------      ------
          Subtotal..................    11,264       61.88      16,080       90.76      17,736       86.30      26,634       72.28
     FHLB stock.....................     1,338        7.35       1,338        7.55       1,215        5.91       1,117        3.03
                                    ----------      ------   ---------      ------    --------     -------    --------    --------
          Total investment
           securities and FHLB
           stock....................   $12,602       69.23%    $17,418       98.31%    $18,951       92.21%    $27,751       75.31%
                                       =======       =====     =======       =====     =======       =====     =======       =====

Average remaining life of
 securities excluding
 FHLB stock and mutual funds....             4.5 years               5.1 years               3.6 years               3.2 years

Other interest-earning assets:
     Federal funds sold.............     5,600       30.77         300        1.69       1,600        7.79       9,100       24.69
                                     ---------     -------  ----------     -------   ---------      ------   ---------     -------

           Total....................   $18,202     100.00%     $17,718     100.00%     $20,551     100.00%     $36,851     100.00%
                                       =======     ======      =======     ======      =======     ======      =======     ======

Average remaining life or term
 to repricing of securities and
 other interest-earning assets,
 Excluding FHLB stock and
 mutual funds.......................          3.0 years              5.0 years               3.3 years               2.2 years

         The composition and maturities of the securities portfolio, excluding FHLB stock and federal funds sold, are indicated in the following table.

                                                                           June 30, 1998
                                      -------------------------------------------------------------------
                                      Less Than      1 to 5     5 to 10       Over
                                       1 Year         Years      Years      10 Years    Total Securities
                                       ------         -----      -----      --------    ----------------
                                        Book          Book       Book          Book     Book       Market
                                        Value         Value      Value         Value    Value       Value
                                        -----         -----      -----         -----    -----       -----
                                                             (Dollars in Thousands)
Securities available for sale:
   Federal agency obligations .......   $ --        $ 8,062      $    --    $    --    $ 8,062    $ 8,062
                                        ----        -------      -------    -------    -------    -------
Investment securities:
   U.S. government securities .......     --             --           --         --         --         --
   Federal agency obligations .......     --          1,047        1,087        996      3,130      3,127
   Municipal bonds ..................     --             --           72         --         72         72
   Corporate bonds ..................     --             --           --         --         --         --
   Collateralized mortgage obligation     --             --           --         --         --         --
                                        ----        -------      -------    -------    -------    -------
         Total investment securities      --          1,047        1,159        996      3,202      3,199
                                        ----        -------      -------    -------    -------    -------
          Total securities ..........   $ --        $ 9,109      $ 1,159    $   996    $11,264    $11,261
                                        ====        =======      =======    =======    =======    =======

Weighted average yield ..............     --%          6.46%        8.30%      8.00%      6.78%
                                        ====        =======      =======    =======    =======


         Mortgage-Backed Securities. In order to supplement loan production and achieve its asset/liability management goals, Schenectady Federal invests in mortgage-backed securities. All of the mortgage-backed securities owned by Schenectady Federal are issued, insured or guaranteed either directly or indirectly by a federal agency or are rated "AA" or higher. At June 30, 1998, Schenectady Federal had $13.7 million of mortgage-backed securities, all of which are held for investment purposes.

         Consistent with its asset/liability management strategy over the last several years, a majority of the mortgage-backed securities acquired by Schenectady Federal have had short or intermediate effective terms to maturity or, to a lesser extent, adjustable interest rates. In particular, virtually all of the mortgage-backed securities purchased by Schenectady Federal since 1992 have carried five and seven year balloon terms.

         The  following   table  sets  forth  the   contractual   maturities  of
Schenectady Federal's mortgage-backed securities at June 30, 1998.

                                  June 30, 1998
                                  Less Than   1 to 5     5 to 10   10 to 20     Over     Total Mortgage-Backed
                                   1 Year      Years      Years      Years    20 Years        Securities
                                  ---------   -------    -------   --------   --------   ---------------------
                                   Book        Book       Book       Book       Book      Book      Market
                                   Value       Value      Value      Value      Value     Value      Value
                                   -----       -----      -----      -----      -----     -----      -----
                                                            (Dollars in Thousands)
Mortgage-Backed Securities
 Held for Investment:
   Government National Mortgage
     Association ..............   $    --    $    --    $   713    $ 1,083    $    --    $ 1,796    $ 1,909
   Federal National Mortgage
     Association ..............        --      2,148         --         96      1,010      3,254      3,249
   Federal Home Loan Mortgage
     Corporation ..............     3,135      4,057        117        204      1,145      8,658      8,635
                                  -------    -------    -------    -------    -------    -------    -------
Total mortgage-backed
  securities ..................   $ 3,135    $ 6,205    $   830    $ 1,383    $ 2,155    $13,708    $13,793
                                  =======    =======    =======    =======    =======    =======    =======

Weighted average yield ........      5.82%      5.91%      8.14%      9.08%      6.90%      6.50%
                                  =======    =======    =======    =======    =======    =======

Sources of Funds

         General. Schenectady Federal's primary sources of funds are deposits, payments (including prepayments) of loan principal, interest earned on loans and securities, repayments of securities, borrowings and funds provided from operations.

         Deposits. Schenectady Federal offers a variety of deposits accounts having a wide range of interest rates and terms. Schenectady Federal's deposits consist of passbook, NOW, money market, noninterest-bearing checking and certificate accounts. Schenectady Federal relies primarily on competitive pricing policies and customer service to attract and retain these deposits.

         The variety of deposit accounts offered by Schenectady Federal has allowed it to be competitive in obtaining funds and to respond with flexibility to changes in consumer demand. As customers have become more interest rate conscious, Schenectady Federal has become more susceptible to short-term fluctuations in deposit flows. Schenectady Federal manages the pricing of its deposits in keeping with its asset/liability management, profitability and growth objectives.

         Based on its experience, Schenectady Federal believes that a substantial portion of its passbook and NOW accounts are relatively stable sources of deposits and has used customer service and marketing initiatives in an effort to increase the volume of such deposits. However, the ability of Schenectady Federal to attract and maintain these accounts (as well as certificate accounts) has been and will be affected by market conditions. Subsequent to the 1994 fiscal year, Schenectady Federal experienced a decline in the balance of non-certificate accounts (much of which is believed to have transferred into certificate accounts) as a result of continued interest rate decreases and the rates paid on these deposits. Schenectady Federal has been and will continue to be significantly affected by market conditions.

         The following table sets forth the savings flows at Schenectady Federal during the periods indicated.

                      Six Months     Six Months               Year Ended December 31,
                        Ended          Ended       --------------------------------------
                    June 30, 1998   June 30, 1997     1997          1996          1995
                    -------------   -------------     ----          ----          ----
                                           (Dollars in Thousands)
Opening balance ..   $ 150,469      $ 140,616      $ 140,616     $ 139,671     $ 138,299
Deposits .........     115,835        113,334        249,343       237,180       231,591
Withdrawals ......     116,885        109,137       (246,113)     (242,412)     (236,426)
Interest credited        3,460          3,188          6,623         6,177         6,207
                     ---------      ---------      ---------     ---------     ---------
Ending balance ...   $ 152,879      $ 148,001      $ 150,469     $ 140,616     $ 139,671
                     =========      =========      =========     =========     =========

Net increase .....   $   2,410      $   7,385      $   9,853     $     945     $   1,372
                     =========      =========      =========     =========     =========

Percent increase .        1.60%          5.25%          7.01%          .68%          .99%

         The following table sets forth the dollar amount of deposits in the various types of deposit programs offered by Schenectady Federal at the dates indicated.

                                                                                                December 31,
                                                                    --------------------------------------------------------------
                                               June 30, 1998                1997                1996                  1995
                                            -------------------     ------------------    -------------------    ---------------
                                                       Percent                Percent                Percent              Percent
                                            Amount     of Total     Amount    of Total    Amount     of Total    Amount   of Total
                                            ------     --------     ------    --------    ------     --------    ------   --------
                                                                             (Dollars in Thousands)
Transaction and Savings Deposits:(1)
 Noninterest-bearing
   checking accounts ....................   $1,407        .92%     $ 2,265      1.51%     $1,392        .99%    $2,077      1.49%
 Savings accounts 3.00% .................   37,044      24.23       36,681     24.38      37,152      26.42     40,745     29.17
 NOW accounts 1.65% .....................   10,304       6.74        9,163      6.09       9,104       6.47      7,913      5.67
 Money market accounts
  2.32%-4.07% ...........................    7,199       4.71        7,619      5.06       6,074       4.32      4,237      3.03
                                            ------      -----       ------     -----      ------      -----     ------     -----
    Total non-certificate
      accounts ..........................   55,954      36.60       55,728     37.04      53,722      38.20     54,972     39.36
                                            ------      -----       ------     -----      ------      -----     ------     -----
Certificates of Deposit:
A3.00-3.99% .............................       --         --           --        --          --         --      1,124       .80
B4.00-4.99% .............................      833        .54          801       .53      23,244      16.53      2,691      1.93
C5.00-5.99% .............................   90,665      59.31       84,451     56.12      50,815      36.14     51,996     37.23
D6.00-6.99% .............................    5,427       3.55        9,489      6.31      12,835       9.13     28,119     20.13
E7.00-7.99% .............................       --         --           --        --          --         --        618       .44
F8.00-8.99% .............................       --         --           --        --          --         --        151       .11
                                            ------      -----       ------     -----      ------      -----     ------     -----
  Total certificates of deposit .........   96,925      63.40       94,741     62.96      86,894      61.80     84,699     60.64
                                            ------      -----       ------     -----      ------      -----     ------     -----
        Total deposits................... $152,879     100.00%    $150,469    100.00%   $140,616     100.00%  $139,671    100.00%
                                          ========     ======     ========    ======    ========     ======   ========    ======

-------------------
(1) Reflects rates paid on transaction and savings deposits at June 30, 1998.


         The following table shows rate and maturity information for Schenectady Federal's certificates of deposit as of June 30, 1998.


  Certificates of deposit                                             Percent of
 maturing in quarter ending:   4.00-5.99%     6.00-6.99%     Total       Total
 ---------------------------   ----------     ----------     -----       -----
September 30, 1998 .......      $20,920       $   592       $21,512      22.19%
December 31, 1998 ........       22,980            38        23,018      23.75
March 31, 1999 ...........       13,068           413        13,481      13.91
June 30, 1999 ............       13,900         1,530        15,430      15.92
September 30, 1999 .......        6,559           274         6,833       7.05
December 31, 1999 ........        4,081           495         4,576       4.72
March 31, 2000 ...........          955           513         1,468       1.51
June 30, 2000 ............        1,102           556         1,658       1.71
September 30, 2000 .......          623           167           790       0.82
December 31, 2000 ........        1,307           120         1,427       1.47
March 31, 2001 ...........          693            --           693       0.71
June 30, 2001 ............          645            --           645       0.67
Thereafter ...............        4,665           729         5,394       5.57
                                -------       -------       -------     ------

Total ....................      $91,498       $ 5,427       $96,925     100.00%
                                =======       =======       =======      ======

Percent of Total .........        94.40%         5.60%
                                =======       ======

         The following table indicates the amount of Schenectady Federal's "jumbo" and other certificates of deposit as of June 30, 1998.


                                             Over     Over
                                 3 Months   3 to 6   6 to 12    Over
                                 or Less    Months    Months   12 Months  Total
                                 -------    ------    ------   ---------  -----
                                                  (In Thousands)
Certificates of deposit
 less than $100,000 ..........   $18,747   $20,930   $26,575   $21,805   $88,057

Certificates of deposit
 of $100,000 or more .........     2,765     2,088     2,336     1,679     8,868
                                 -------   -------   -------   -------   -------

Total certificates of
 deposit .....................   $21,512   $23,018   $28,911   $23,484   $96,925
                                 =======   =======   =======   =======   =======


         Borrowings. Schenectady Federal's other available sources of funds include advances from the FHLB of New York and other borrowings. As a member of the FHLB of New York, Schenectady Federal is required to own capital stock in the FHLB of New York and is authorized to apply for advances from the FHLB of New York. Each FHLB credit program has its own interest rate, which may be fixed or variable, and range of maturities. The FHLB of New York may prescribe the acceptable uses for these advances, as well as limitations on the size of the advances and repayment provisions. At June 30, 1998, Schenectady Federal had no FHLB advances outstanding. On such date, Schenectady Federal had a collateral pledge arrangement with the FHLB of New York pursuant to which Schenectady Federal may borrow up to $53.4 million for liquidity purposes.

         During the six months ended June 30, 1998, Schenectady Federal had average FHLB advances and other borrowings outstanding totaling $38,000. During the fiscal years ended December 31, 1997 and 1996, Schenectady Federal had average FHLB advances or other borrowings outstanding totaling approximately $16,000 and $1,000, respectively. During the fiscal year ended December 31, 1995, Schenectady Federal had no FHLB advances or other borrowings.

Competition

         Schenectady Federal faces strong competition both in originating real estate loans and in attracting deposits. Competition in originating loans comes primarily from mortgage bankers, commercial banks, credit unions and other savings institutions, which also make loans secured by real estate located in Schenectady Federal's market area. Schenectady Federal competes for loans principally on the basis of the interest rates and loan fees it charges, the types of loans it originates and the quality of services it provides to borrowers.

         Competition for deposits is principally from money market and mutual funds, securities firms, commercial banks, credit unions and other savings institutions located in the same communities. The ability of Schenectady Federal to attract and retain deposits depends on its ability to provide an investment opportunity that satisfies the requirements of investors as to rate of return, liquidity, risk, convenient locations and other factors. Schenectady Federal competes for these deposits by offering a variety of deposit accounts at competitive rates, convenient business hours and a customer oriented staff.

Employees

         At June 30, 1998, Schenectady Federal had a total of 53 full-time and 8 part-time employees. None of Schenectady Federal's employees are represented by any collective bargaining. Management considers its employee relations to be good.

Subsidiary Activities

         As a federally chartered savings and loan association, Schenectady Federal is permitted by OTS regulations to invest up to 2% of its assets in the stock of, or loans to, service corporation subsidiaries, and may invest an additional 1% of its assets in service corporations where such additional funds are used for inner-city or community development purposes. At June 30, 1998, Schenectady Federal's investment in its service corporation totaled $14,000. In addition to investments in service corporations, federal institutions are permitted to invest an unlimited amount in operating subsidiaries engaged solely in activities which a federal savings association may engage in directly.

         At June 30, 1998, Schenectady Federal had one wholly owned service corporation, SSLA. The corporation was formed in 1983 to sell insurance products. In 1994, SSLA was authorized to sell mutual funds. For the six months ended June 30, 1998, SSLA sold mutual funds totaling $580,000 and annuities totaling $577,000. No assurance can be made that a material amount of mutual fund and/or annuity sales will occur in the future. For the six months ended June 30, 1998, SSLA had net income of $7,000. For the fiscal year ending December 31, 1997, SSLA had a net loss of $9,000. For the fiscal year ending
December 31, 1996, SSLA had net income of $8,000. For the fiscal year ended December 31, 1995, SSLA had a net loss of $10,000.

Properties

         The following table sets forth information concerning the main office and each branch office of the Bank at June 30, 1998. At June 30, 1998, the Bank's premises had an aggregate net book value of approximately $1.62 million.


                                  Year          Owned or       Net Book Value
     Location                   Acquired         Leased         June 30, 1998
     --------                   --------         ------         -------------
                                            (In Thousands)
Main Office:
251-263 State Street              1959            Owned             $ 695
Schenectady, New York

Full Service Branches:
262 Saratoga Road                 1981           Leased             $ 15
Scotia, New York                             (expires 2006)

2526-2528 Broadway                1977            Owned             $ 359
Schenectady, New York

1624 Union Street                 1997            Owned             $ 551
Schenectady, New York


Legal Proceedings

         SFS and Schenectady Federal are involved as plaintiff or defendant in various legal actions arising in the normal course of its business. While the ultimate outcome of these proceedings cannot be predicted with certainty, it is the opinion of management, after consultation with counsel representing SFS and Schenectady Federal in the proceedings, that the resolution of these proceedings should not have a material effect on SFS consolidated financial position, results of operations, or liability.

                                   REGULATION

         Set forth below is a brief description of certain laws and regulations which are applicable to the Holding Company and the Bank. The description of the laws and regulations hereunder, as well as descriptions of laws and regulations contained elsewhere herein, does not purport to be complete and is qualified in its entirety by reference to applicable laws and regulations.

The Holding Company

         General. Upon consummation of the Conversion, the Holding Company will become subject to regulation as a savings and loan holding company under the HOLA, instead of being subject to regulation as a bank holding company under the Bank Holding Company Act of 1956 because the Bank has made an election under
Section 10(1) of HOLA to be treated as a "savings  association"  for purposes of
Section 10(e) of HOLA. As a result, the Holding Company will be required to register with the OTS and will be subject to OTS regulations, examinations, supervision and reporting requirements relating to savings and loan holding companies. The Holding Company will also be required to file certain reports with, and otherwise comply with the rules and regulations of, the NYBB and the SEC. As a subsidiary of a savings and loan holding company, the Bank will be subject to certain restrictions in its dealings with the Holding Company and affiliates thereof.

         Activities Restrictions. Upon consummation of the Conversion, the Bank will be the sole savings association subsidiary of the Holding Company. There are generally no restrictions on the activities of a savings and loan holding company which holds only one subsidiary savings institution. However, if the Director of the OTS determines that there is reasonable cause to believe that the continuation by a savings and loan holding company of an activity constitutes a serious risk to the financial safety, soundness or stability of its subsidiary savings institution, he may impose such restrictions as are deemed necessary to address such risk, including limiting (i) payment of dividends by the savings institution; (ii) transactions between the savings institution and its affiliates; and (iii) any activities of the savings institution that might create a serious risk that the liabilities of the holding company and its affiliates may be imposed on the savings institution. Notwithstanding the above rules as to permissible business activities of unitary savings and loan holding companies, if the savings institution subsidiary of such a holding company fails to meet the QTL test, as discussed under "--Qualified Thrift Lender Test," then such unitary holding company also shall become subject to the activities restrictions applicable to multiple savings and loan holding companies and, unless the savings institution requalifies as a QTL within one year thereafter, shall register as, and become subject to the restrictions applicable to, a bank holding company. See "--Qualified Thrift Lender Test."

         If the Holding Company were to acquire control of another savings institution, other than through Merger or other business combination with the Bank, the Holding Company would thereupon become a multiple savings and loan holding company. Except where such acquisition is pursuant to the authority to approve emergency thrift acquisitions and where each subsidiary savings institution meets the QTL test, as set forth below, the activities of the Holding Company and any of its subsidiaries (other than the Bank or other subsidiary savings institutions) would thereafter be subject to further restrictions. Among other things, no multiple savings and loan holding company or subsidiary thereof which is not a savings institution shall commence or continue for a limited period of time after becoming a multiple savings and loan holding company or subsidiary thereof any business activity other than: (i) furnishing or performing management services for a subsidiary savings institution; (ii) conducting an insurance agency or escrow business; (iii) holding, managing, or liquidating assets owned by or acquired from a subsidiary savings institution; (iv) holding or managing properties used or occupied by a subsidiary savings institution; (v) acting as trustee under deeds of trust; (vi) those activities authorized by regulation as of March 5, 1987 to be engaged in by multiple savings and loan holding companies; or (vii) unless the Director of the OTS by regulation prohibits or limits such activities for savings and loan holding companies, those activities authorized by the FRB as permissible for bank holding companies. Those activities described in clause (vii) above also must be approved by the Director of the OTS prior to being engaged in by a multiple savings and loan holding company.

         Qualified Thrift Lender Test. Under Section 2303 of the Economic Growth and Regulatory Paperwork Reduction Act of 1996, a savings association can comply with the QTL test by either meeting the QTL test set forth in the HOLA and implementing regulations or qualifying as a domestic building and loan association as defined in Section

7701(a)(19) of the Internal Revenue Code of 1986, as amended. A savings bank subsidiary of a savings and loan holding company that does not comply with the QTL test must comply with the following restrictions on its operations: (i) the institution may not engage in any new activity or make any new investment, directly or indirectly, unless such activity or investment is permissible for a national bank; (ii) the branching powers of the institution shall be restricted to those of a national bank, (iii) the institution shall not be eligible to obtain any advances from its FHLB; and (iv) payment of dividends by the institution shall be subject to the rules regarding payment of dividends by a national bank. Upon the expiration of three years from the date the savings institution ceases to meet the QTL test, it must cease any activity and divest any investment not permissible for a national bank and immediately repay any outstanding FHLB advances (subject to safety and soundness considerations).

         The QTL test set forth in the HOLA requires that qualified thrift investments ("QTLs") represent 65% of portfolio assets of the savings institution and its consolidated subsidiaries. Portfolio assets are defined as total assets less intangibles, property used by a savings association in its business and liquidity investments in an amount not exceeding 20% of assets. Generally, QTLs are residential housing related assets. The 1996 amendments to allow small business loans, credit card loans, student loans and loans for personal, family and household purposes to be included without limitation as qualified investments. At June 30, 1998, approximately 82.5% of the Bank's assets were invested in QTLs, which was in excess of the percentage required to qualify the Bank under the QTL test in effect at that time.

         Limitations on Transactions with Affiliates. Transactions between savings institutions and any affiliate are governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a savings institution is any company or entity which controls, is controlled by or is under common control with the savings institution. In a holding company context, the parent holding company of a savings institution (such as the Holding Company) and any companies which are controlled by such parent holding company are affiliates of the savings institution. Generally, Sections 23A and 23B (i) limit the extent to which the savings institution or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such institution's capital stock and surplus, and contain an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus and
(ii) require that all such transactions be on terms substantially the same, or, at least as favorable, to the institution or subsidiary as those provided to a non-affiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee and other similar transactions.

         In addition, Sections 22(g) and (h) of the Federal Reserve Act place restrictions on loans to executive officers, directors and principal stockholders. Under Section 22 (h), loans to a director, an executive officer and to a greater than 10% stockholder of a savings institution, and certain affiliated interests of either, may not exceed, together with all other outstanding loans to such person and affiliated interests, the savings institution's loans to one borrower limit (generally equal to 15% of the institution's unimpaired capital and surplus). Section 22(h) also requires that loans to directors, executive officers and principal stockholders be made on terms substantially the same as offered in comparable transactions to other persons unless the loans are made pursuant to a benefit or compensation program that (i) is widely available to employees of the institution and (ii) does not give preference to any director, executive officer or principal stockholder, or certain affiliated interests of either, over other employees of the savings institution. Section 22(h) also requires prior board approval for certain loans. In addition, the aggregate amount of extensions of credit by a savings institution to all insiders cannot exceed the institution's unimpaired capital and surplus. Furthermore, Section 22(g) places additional restrictions on loans to executive officers. At June 30, 1998, the Bank was in compliance with the above restrictions.

         Restrictions on Acquisitions. Except under limited circumstances, savings and loan holding companies are prohibited from acquiring, without prior approval of the Director, (i) control of any other savings institution or savings and loan holding company or substantially all the assets thereof or (ii) more than 5% of the voting shares of a savings institution or holding company thereof which is not a subsidiary. Except with the prior approval of the Director, no director or officer of a savings and loan holding company or person owning or controlling by proxy or otherwise more than 25% of such company's stock, may acquire control of any savings institution, other than a subsidiary savings institution, or of any other savings and loan holding company.

         The Director may only approve acquisitions resulting in the formation of a multiple savings and loan holding company which controls savings institutions in more than one state if (i) the multiple savings and loan holding company involved controls a savings institution which operated a home or branch office located in the state of the institution to be acquired as of March 5, 1987; (ii) the acquiror is authorized to acquire control of the savings institution pursuant,,to the emergency acquisition provisions of the FDIA; or (iii) the statutes of the state in which the institution to be acquired is located specifically permit institutions to be acquired by the state-chartered institutions or savings and loan holding companies located in the state where the acquiring entity is located (or by a holding company that controls such state chartered savings institutions).

         Federal Securities Laws. The Holding Company has filed with the SEC a registration statement under the Securities Act, for the registration of the Holding Company Common Stock to be issued pursuant to the Conversion and the Merger. Upon completion of the Conversion, the Holding Company Common Stock will be registered with the SEC under Section 12(g) of the Securities Exchange Act of 1934, as amended. The Holding Company will then be subject to the proxy and tender offer rules, insider trading reporting requirements and restrictions, and certain other requirements under the Exchange Act.

         The registration under the Securities Act of shares of the Holding Company Common Stock to be issued in the Conversion and the Merger does not cover the resale of such shares. Shares of Holding Company Common Stock purchased by persons who are not affiliates of the Holding Company may be sold without registration. Shares purchased by an affiliate of the Holding Company will be subject to the resale restrictions of Rule 144 under the Securities Act. If the Holding Company meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of the Holding Company who complies with the other conditions of Rule 144 (including those that require the affiliate's sale to be aggregated with those of certain other persons) would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (i) 1% of the outstanding shares of the Holding Company or (ii) the average weekly volume of trading in such shares during the preceding four calendar weeks.

The Bank

         General. The Bank is subject to extensive regulation and examination by the Department, as its chartering authority, and by the FDIC, as the insurer of its deposits, and, upon Conversion, will be subject to certain requirements established by the OTS as a result of the Holding Company's savings and loan holding company status. The federal and state laws and regulations which are applicable to banks regulate, among other things, the scope of their business, their investments, their reserves against deposits, the timing of the availability of deposited funds and the nature and amount of and collateral for certain loans. The Bank must file reports with the NYBB and the FDIC concerning its activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions such as establishing branches and Mergers with, or acquisitions of, other depository institutions. There are periodic examinations by the NYBB and the FDIC to test the Bank's compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such regulation, whether by the NYBB, the FDIC or as a result of the enactment of legislation, could have a material adverse impact on the Holding Company, the Bank and their operations.

         Capital Requirements. The FDIC has promulgated regulations and adopted a statement of policy regarding the capital adequacy of state-chartered banks which, like the Bank, will not be members of the Federal Reserve System.

         The FDIC's capital regulations establish a minimum 3.0% Tier I leverage capital requirement for the most highly-rated state-chartered, non-member banks, with an additional cushion of at least 100 to 200 basis points for all other state-chartered, non-member banks, which effectively will increase the minimum Tier I leverage ratio for such other banks to 4.0% to 5.0% or more. Under the FDIC's regulation, the highest-rated banks are those that the FDIC determines are not anticipating or experiencing significant growth and have well diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity, good earnings and, in general, which are considered a strong banking organization and are rated composite I under the Uniform Financial Institutions Rating System.

Leverage or core capital is defined as the sum of common stockholders' equity (including retained earnings), noncumulative perpetual preferred stock and related surplus, and minority interests in consolidated subsidiaries, minus all intangible assets other than certain qualifying supervisory goodwill and certain mortgage servicing rights.

         The FDIC also requires that savings banks meet a risk-based capital standard. The risk-based capital standard for savings banks requires the maintenance of total capital (which is defined as Tier 1 capital and supplementary (Tier 2) capital) to risk-weighted assets of 8%. In determining the amount of risk-weighted assets, all assets, plus certain off- balance sheet assets, are multiplied by a risk-weight of 0% to 100%, based on the risks the FDIC believes are inherent in the type of asset or item. The components of Tier I capital are equivalent to those discussed above under the 3% leverage capital standard. The components of supplementary capital include certain perpetual preferred stock, certain mandatory convertible securities, certain subordinated debt and intermediate preferred stock and general allowances for loan and lease losses. Allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, the amount of capital counted toward supplementary capital cannot exceed 100% of core capital. At June 30, 1998 the Bank met each of its capital requirements.

         In August 1995, the FDIC, along with the other federal banking agencies, adopted a regulation providing that the agencies will take account of the exposure of a bank's capital and economic value to changes in interest rate risk in assessing a bank's capital adequacy. According to the agencies, applicable considerations include the quality of the bank's interest rate risk management process, the overall financial condition of the bank and the level of other risks at the bank for which capital is needed. Institutions with significant interest rate risk may be required to hold additional capital. The agencies recently issued a joint policy statement providing guidance on interest rate risk management, including a discussion of the critical factors affecting the agencies' evaluation of interest rate risk in connection with capital adequacy. The agencies have determined not to proceed with a previously issued proposal to develop a supervisory framework for measuring interest rate risk and an explicit capital component for interest rate risk.

         See "Regulatory Capital Requirements" for information with respect to the Bank's historical leverage and risk- based capital at June 30, 1998 and pro forma after giving effect to the issuance of shares in the Offerings.

         Activities and Investments of New York-Chartered Savings Banks. The Bank derives its lending, investment and other authority primarily from the applicable provisions of New York State Banking Law and the regulations of the Department, as limited by FDIC regulations and other federal laws and regulations. See "--Activities and Investments of Insured State--Chartered Banks." These New York laws and regulations authorize savings banks, including the Bank, to invest in real estate mortgages, consumer and commercial loans, certain types of debt securities, including certain corporate debt securities and obligations of federal, State and local governments and agencies, certain types of corporate equity securities and certain other assets. Under the statutory authority for investing in equity securities, a savings bank may directly invest up to 7.5% of its assets in certain corporate stock and may also invest up to 7.5% of its assets in certain mutual fund securities. Investment in stock of a single corporation is limited to the lesser of 2% of the outstanding stock of such corporation or 1% of the savings bank's assets, except as set forth below. Such equity securities must meet certain tests of financial performance. A savings bank's lending powers are not subject to percentage of asset limitations, although there are limits applicable to single borrowers. A savings bank may also, pursuant to the "leeway" authority, make investments not otherwise permitted under the New York State Banking Law. This authority permits investments in otherwise impermissible investments of up to 1% of the savings bank's assets in any single investment, subject to certain restrictions and to an aggregate limit for all such investments of up to 5% of assets. Additionally, in lieu of investing in such securities in accordance with the reliance upon the specific investment authority set forth in the New York State Banking Law, savings banks are authorized to elect to invest under a "prudent person" standard in a wider range of debt and equity securities as compared to the types of investments permissible under such specific investment authority. However, in the event a savings bank elects to utilize the "prudent person" standard, it will be unable to avail itself of the other provisions of the New York State Banking Law and regulations which set forth specific investment authority. A New York chartered stock savings bank may also exercise trust powers upon approval of the Department.

         Under recently enacted legislation, the Department has been granted the authority to maintain the power of state-chartered banks reciprocal with those of a national bank. Under the terms of the legislation, the Department is granted such authority for only one year unless legislation is adopted within such period which extends the effective period of such power. However, any regulations adopted by the Department pursuant to the authority granted by such legislation would be effective regardless of whether legislation is enacted extending the effective period.

         New York-chartered savings banks may also invest in subsidiaries under their service corporation investment power. A savings bank may use this power to invest in corporations that engage in various activities authorized for savings banks, plus any additional activities which may be authorized by the Department. Investment by a savings bank in the stock, capital notes and debentures of its service corporations is limited to 3% of the bank's assets, and such investments, together with the bank's loans to its service corporations, may not exceed 10% of the savings bank's assets.

         With certain limited exceptions, a New York-chartered savings bank may not make loans or extend credit for commercial, corporate or business purposes (including lease financing) to a single borrower, the aggregate amount of which would be in excess of 15% of the bank's net worth. The Bank currently complies with all applicable loans-to-one- borrower limitations.

         Activities and Investments of FDIC-Insured State-Chartered Banks. The activities and equity investments of FDIC-insured, state-chartered banks are generally limited to those that are permissible for national banks. Under regulations dealing with equity investments, an insured state bank generally may not directly or indirectly acquire or retain any equity investment of a type, or in an amount, that is not permissible for a national bank. An insured state bank is not prohibited from, among other things, (i) acquiring or retaining a majority interest in a subsidiary, (ii) investing as a limited partner in a partnership the sole purpose of which is direct or indirect investment in the acquisition, rehabilitation or new construction of a qualified housing project, provided that such limited partnership investments may not exceed 2% of the bank's total assets, (iii) acquiring up to 10% of the voting stock of a company that solely provides or reinsures directors', trustees' and officers' liability insurance coverage or bankers' blanket bond group insurance coverage for insured depository institutions, and (iv) acquiring or retaining the voting shares of a depository institution if certain requirements are met. In addition, an FDIC-insured state-chartered bank may not directly, or indirectly through a subsidiary, engage as "principal" in any activity that is not permissible for a national bank unless the FDIC has determined that such activities would pose no risk to the insurance fund of which it is a member and the bank is in compliance with applicable regulatory capital requirements.

         Regulatory Enforcement Authority. Applicable banking laws include substantial enforcement powers available to federal banking regulators. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions against banking organizations and institution-affiliated parties, as defined. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities.

         Under the New York State Banking Law, the Superintendent may issue an order to a New York-chartered banking institution to appear and explain an apparent violation of law, to discontinue unauthorized or unsafe practices and to keep prescribed books and accounts. Upon a finding by the Superintendent that any director, trustee or officer of any banking organization has violated any law, or has continued unauthorized or unsafe practices in conducting the business of the banking organization after having been notified by the Superintendent to discontinue such practices, such director, trustee or officer may be removed from office by the Superintendent after notice and an opportunity to be heard. The Bank does not know of any past or current practice, condition or violation that might lead to any proceeding by the Department against the Bank or any of its directors or officers. The Superintendent also may take possession of a banking organization under specified statutory criteria.

         Prompt Corrective Action. Section 38 of the FDIA provides the federal banking regulators with broad power to take "prompt corrective action" to resolve the problems of undercapitalized institutions. The extent of the regulators' powers depends on whether the institution in question is "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." Under regulations adopted by the federal banking regulators, an institution shall be deemed to be (i) "well capitalized" if it has a total risk-based capital ratio of 10.0% or more, has a Tier I risk-based capital ratio of 6.0% or more, has a Tier I leverage capital ratio of 5.0% or more and is not subject to specified requirements to meet and maintain a specific capital level for any capital measure, (ii) "adequately capitalized" if it has a total risk-based capital ratio of 8.0% or more, a Tier I risk-based capital ratio of 4.0%
or more and a Tier I leverage capital ratio of 4.0% or more (3.0% under certain circumstances) and does not meet the definition of "well capitalized," (iii) "undercapitalized" if it has a total risk-based capital ratio that is less than 8.0%, a Tier I risk-based capital ratio that is less than 4.0% or a Tier I leverage capital ratio that is less than 4.0% (3.0% under certain circumstances), (iv) "significantly undercapitalized" if it has a total risk-based capital ratio that is less than 6.0%, a Tier I risk-based capital ratio that is less than 3.0% or a Tier I leverage capital ratio that is less than 3.0%, and (v) "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%. The regulations also provide that a federal banking regulator may, after notice and an opportunity for a hearing, reclassify a "well capitalized" institution as "adequately capitalized" and may require an "adequately capitalized" institution or an "undercapitalized" institution to comply with supervisory actions as if it were in the next lower category if the institution is in an unsafe or unsound condition or engaging in an unsafe or unsound practice. The federal banking regulator may not, however, reclassify a "significantly undercapitalized" institution as "critically undercapitalized."

         An institution generally must file a written capital restoration plan which meets specified requirements, as well as a performance guaranty by each company that controls the institution, with an appropriate federal banking regulator within 45 days of the date that the institution receives notice or is deemed to have notice that it is "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." Immediately upon becoming undercapitalized, an institution becomes subject to statutory provisions which, among other things, set forth various mandatory and discretionary restrictions on the operations of such an institution.

         At June 30, 1998, the Bank had capital levels which qualified it as a "well capitalized" institution.

         FDIC Insurance Premiums. The Bank is a member of the BIF administered by the FDIC. As insurer, the FDIC is authorized to conduct examinations of, and to require reporting by, FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious threat to the FDIC.

         The FDIC may terminate the deposit insurance of any insured depository institution, including the Bank, if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the FDIC. Management is aware of no existing circumstances which would result in termination of the Bank's deposit insurance.

         Brokered Deposits. The FDIA restricts the use of brokered deposits by certain depository institutions. Under the FDIA and applicable regulations, (i) a "well capitalized insured depository institution" may solicit and accept, renew or roll over any brokered deposit without restriction, (ii) an "adequately capitalized insured depository institution" may not accept, renew or roll over any brokered deposit unless it has applied for and been granted a waiver of this prohibition by the FDIC and (iii) an "undercapitalized insured depository institution" may not (x) accept, renew or roll over any brokered deposit or (y) solicit deposits by offering an effective yield that exceeds by more than 75 basis points the prevailing effective yields on insured deposits of comparable maturity in such institution's normal market area or in the market area in which such deposits are being solicited. The Bank had $992,000 in brokered deposits outstanding at June 30, 1998. However, it is not currently soliciting brokered deposits.

         Community Investment and Consumer Protection Laws. In connection with its lending activities, the Bank is subject to a variety of federal laws designed to protect borrowers and promote lending to various sectors of the economy and population. Included among these are the federal Home Mortgage Disclosure Act, Real Estate Settlement Procedures Act, Truth-in-Lending Act, Equal Credit Opportunity Act, Fair Credit Reporting Act and CRA.

         The CRA requires insured institutions to define the communities that they serve, identify the credit needs of those communities and adopt and implement a "Community Reinvestment Act Statement" pursuant to which they offer credit products and take other actions that respond to the credit needs of the community. The responsible federal banking regulator (in the case of the Bank, the FDIC) must conduct regular CRA examinations of insured financial institutions and assign to them a CRA rating of "outstanding," "satisfactory," "needs improvement" or "unsatisfactory." The Bank's current federal CRA rating is "outstanding."

         The Bank is also subject to provisions of the New York State Banking Law which impose continuing and affirmative obligations upon banking institutions organized in New York State to serve the credit needs of its local community ("NYCRA"), which are similar to those imposed by the CRA. Pursuant to the NYCRA, a bank must file an annual NYCRA report and copies of all federal CRA reports with the Department. The NYCRA requires the Department to make an annual written assessment of a bank's compliance with the NYCRA, utilizing a four-tiered rating system, and make such assessment available to the public. The NYCRA also requires the Department to consider a bank's NYCRA rating when reviewing a bank's application to engage in certain transactions, including Mergers, asset purchases and the establishment of branch offices or automated teller machines, and provides that such assessment may serve as a basis for the denial of any such application. The Bank's latest NYCRA rating, received from the Department was "satisfactory."

         Limitations on Dividends. The Holding Company is a legal entity separate and distinct from the Bank. The Holding Company's principal source of revenue consists of dividends from the Bank. The payment of dividends by the Bank is subject to various regulatory requirements including a requirement, as a result of the Holding Company's savings and loan holding company status, that the Bank notify the Director not less than 30 days in advance of any proposed declaration by its directors of a dividend.

         Under New York State Banking Law, a New York-chartered stock savings bank may declare and pay dividends out of its net profits, unless there is an impairment of capital, but approval of the Department is required if the total of all dividends declared in a calendar year would exceed the total of its net profits for that year combined with its retained net profits of the preceding two years, subject to certain adjustments.

         Miscellaneous. The Bank is subject to certain restrictions on loans to the Holding Company or its non-bank subsidiaries, on investments in the stock or securities thereof, on the taking of such stock or securities as collateral for loans to any borrower, and on the issuance of a guarantee or letter of credit on behalf of the Holding Company or its non-bank subsidiaries. The Bank also is subject to certain restrictions on most types of transactions with the Holding Company or its non-bank subsidiaries, requiring that the terms of such transactions be substantially equivalent to terms of similar transactions with non-affiliated firms.

         FHLB System. The Bank is a member of the FHLB of New York, which is one of 12 regional FHLBs that administers the home financing credit function of savings institutions. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the Board of Directors of the FHLB. The Bank had $19.9 million of FHLB advances at June 30, 1998.

         As a FHLB member, the Bank is required to purchase and maintain stock in the FHLB of New York in an amount equal to at least 1% of its aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year or 5% of its advances from the FHLB of New York, whichever is greater. At June 30, 1998, the Bank had approximately $3.6 million in FHLB stock, which resulted in its compliance with this requirement.

         The FHLBs are required to provide funds for the resolution of troubled savings institutions and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have adversely affected the level of FHLB dividends paid in the past and could continue to do so in the future. These contributions also could have an adverse effect on the value of FHLB stock in the future.

         Federal Reserve System. The FRB requires all depository institutions to maintain reserves against their transaction accounts (primarily checking accounts, including NOW and Super NOW accounts) and non-personal time deposits. As of June 30, 1998, the Bank was in compliance with applicable requirements. However, because required reserves must be maintained in the form of vault cash or a non-interest-bearing account at a Federal Reserve Bank, the effect of this reserve requirement is to reduce an institution's earning assets.


                                    TAXATION

Federal Taxation

         General. The Holding Company and the Bank will be subject to federal income taxation in the same general manner as other corporations with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to the Bank. The Bank's federal income tax returns have been audited or closed without audit by the Internal Revenue Service through December 31, 1994.

         Method of Accounting. For federal income tax purposes, the Bank currently reports its income and expenses on the accrual method of accounting and uses a tax year ending June 30 for filing its consolidated federal income tax returns. The 1996 Act eliminated the use of the reserve method of accounting for bad debt reserves by savings institutions, effective for taxable years beginning after 1995.

         Bad Debt Reserves. Prior to the 1996 Act, the Bank was permitted to establish a reserve for bad debts and to make annual additions to the reserve. These additions could, within specified formula limits, be deducted in arriving at the Bank's taxable income. As a result of the 1996 Act, the Bank must use the specific charge off method in computing its bad debt deduction beginning with its 1996 Federal tax return. In addition, the federal legislation requires the recapture (over a six year period) of the excess of tax bad debt reserves at December 31, 1995 over those established as of December 31, 1987. The amount of such reserve subject to recapture as of June 30, 1998 is approximately $1.5 million.

         As discussed more fully below, the Bank and subsidiaries file combined New York State Franchise tax returns. The basis of the determination of the tax is the greater of a tax on entire net income (or on alternative entire net income) or a tax computed on taxable assets. However, for state purposes, New York State enacted legislation in 1996, which among other things, decoupled the Federal and New York State tax laws regarding thrift bad debt deductions and permits the continued use of the bad debt reserve method under section 593 of the Code. Thus, provided the Bank continues to satisfy certain definitional tests and other conditions, for New York State income tax purposes, the Bank is permitted to continue to use the special reserve method for bad debt deductions. The deductible annual addition to the state reserve may be computed using a specific formula based on the Bank's loss history ("Experience Method") or a statutory percentage equal to 32% of the Bank's New York State taxable income ("Percentage Method").

         Taxable Distributions and Recapture. Prior to the 1996 Act, bad debt reserves created prior to January 1, 1988 were subject to recapture into taxable income should the Bank fail to meet certain thrift asset and definitional tests. New federal legislation eliminated these thrift related recapture rules. However, under current law, pre-1988 reserves remain subject to recapture should the Bank make certain non-dividend distributions, dividend distributions in excess of historical earnings and profits or cease to maintain a bank charter.

         At June 30, 1998 the Bank's total federal base-year reserve was approximately $3.7 million. These reserves reflect the cumulative effects of federal tax deductions by the Bank for which no Federal income tax provision has been made.

         Minimum Tax. The Code imposes an AMT at a rate of 20% on a base of regular taxable income plus certain tax preferences ("alternative minimum taxable income" or "AMTI"). The AMT is payable to the extent such AMTI is in excess of an exemption amount and regular income tax. Net operating losses can offset no more than 90% of AMTI. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. The Bank has not been subject to the alternative minimum tax and has no such amounts available as credits for carryover.

         Net Operating Loss Carryovers. For the years beginning after August 5, 1997, a financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. At June 30, 1998, the Bank had no net operating loss carryforwards for federal income tax purposes.

         Corporate Dividends-Received Deduction. The Holding Company may exclude from its income 100% of dividends received from the Bank as a member of the same affiliated group of corporations. The corporate dividends-received deduction is 80% in the case of dividends received from corporations with which a corporate recipient does not file a consolidated tax return, and corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct only 70% of dividends received or accrued on their behalf.

State and Local Taxation

         New York State Taxation. The Holding Company and the Bank will report income on a combined basis utilizing a fiscal year. New York State Franchise Tax on corporations is imposed in an amount equal to the greater of (a) 9% of "entire net income" allocable to New York State (b) 3% of "alternative entire net income" allocable to New York State (c) 0.01% of the average value of assets allocable to New York State or (d) nominal minimum tax. Entire net income is based on federal taxable income, subject to certain modifications.

         Delaware State Taxation. As a Delaware holding company not earning income in Delaware, the Holding Company is exempt from Delaware corporate income tax but is required to file an annual report with and pay an annual franchise tax to the State of Delaware. The tax is imposed as a percentage of the capital base of the Holding Company with an annual maximum of $150,000.

                        MANAGEMENT OF THE HOLDING COMPANY

Directors and Executive Officers

         The Board of Directors of the Holding Company currently consists of eleven members, each of whom is also a trustee of the Bank. As discussed below, upon consummation of the Conversion, the current trustees of the Bank will continue to be directors of the stock-chartered Bank. See "Management of the Bank -- Trustees." Each director of the Holding Company has served as such since the Holding Company's incorporation in September 1998. Directors of the Holding Company will serve three-year staggered terms so that one-third of the directors will be elected at each annual meeting of stockholders. One class of directors, consisting of Duncan S. Mac Affer, Arthur E. Bowen, Walter H. Speidel, and Harry
L. Robinson has a term of office expiring at the Holding Company's first Annual Meeting of Stockholders, a second class, consisting of R. Douglas Paton, J. Timothy O'Hearn, Chester C. DeLaMater, and Peter G. Casabonne has a term of office expiring at the Holding Company's second Annual Meeting of Stockholders, and a third class, consisting of Michael L. Crotty, Donald A. Wilson, and Frederick G. Field, Jr., has a term expiring at the Holding Company's third Annual Meeting of Stockholders. For biographical information regarding each director of the Holding Company, see "Management of the Bank -- Trustees."

         The executive officers of the Holding Company are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the Board of Directors. The executive officers of the Holding Company are Harry L. Robinson, President and Chief Executive Officer and Richard A. Ahl, Executive Vice President, Chief Financial Officer and Secretary. It is not anticipated that the executive officers of the Holding Company will receive any remuneration in their capacity as Holding Company executive officers. For information regarding compensation of trustees and executive officers of the Bank, see "Management of the Bank-- Meetings and Committees of the Board of Trustees of the Bank" and "--Executive Compensation."

Indemnification

         The certificate of incorporation of the Holding Company provides that a director or officer of the Holding Company shall be indemnified by the Holding Company to the fullest extent authorized by the General Corporation Law of the State of Delaware against all expenses, liability and loss reasonably incurred or suffered by such person in connection with his activities as a director or officer or as a director or officer of another company, if the director or officer held such position at the request of the Holding Company. Delaware law requires that such director, officer, employee or agent, in order to be indemnified, must have acted in good faith and in a manner reasonably believed to be not opposed to the best interests of the Holding Company and, with respect to any criminal action or proceeding, did not have reasonable cause to believe his conduct was unlawful.

         The certificate of incorporation of the Holding Company and Delaware law also provide that the indemnification provisions of such certificate and the statute are not exclusive of any other right which a person seeking indemnification may have or later acquire under any statute, or provision of the certificate of incorporation, bylaws of the Holding Company, agreement, vote of stockholders or disinterested directors or otherwise.

         These   provisions  may  have  the  effect  of  deterring   stockholder
derivative actions, since the Holding Company may ultimately be responsible for expenses for both parties to the action.

         In addition, the certificate of incorporation of the Holding Company and Delaware law also provide that the Holding Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Holding Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Holding Company has the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law. The Holding Company intends to obtain such insurance.


                             MANAGEMENT OF THE BANK

Trustees

         Board of Trustees of the Bank. Prior to the Conversion, the direction and control of the Bank, as a mutual savings bank, was vested in its Board of Trustees. Upon Conversion of the Bank to stock form, each of the trustees of the Bank will continue to serve as directors of the converted Bank. The Board of Trustees of the Bank currently consists of eleven members. Each Trustee of the Bank has served as such at least since January, 1992, except for Frederick G. Field, Jr., who was appointed in September, 1995. The trustees serve until their 72nd birthday. Because the Holding Company will own all of the issued and outstanding shares of capital stock of the Bank after the Conversion, the directors of the Holding Company will elect the directors of the Bank.

         The following table sets forth certain information regarding the trustees of the Bank.


                                                                                       Director
        Name                    Position(s) Held With the Bank              Age(1)       Since
        ----                    ------------------------------              ------       -----
Duncan S. Mac Affer      Trustee                                              63         1964
Arthur E. Bowen          Trustee                                              59         1966
Walter H. Speidel        Trustee                                              70         1970
Harry L. Robinson        President, Chief Executive Officer and Trustee       58         1973
R. Douglas Paton         Trustee                                              62         1980
J. Timothy O'Hearn       Trustee                                              57         1983
Chester C. DeLaMater     Trustee                                              58         1983
Peter G. Casabonne       Trustee                                              66         1985
Michael L. Crotty        Trustee                                              52         1986
Donald A. Wilson         Trustee                                              54         1991
Frederick G. Field, Jr.  Trustee                                              66         1995

----------
(1)  At June 30, 1998.

         The business experience of each trustee of the Bank for at least the past five years is set forth below.

         Duncan S. Mac Affer. Mr. Mac Affer is a licensed attorney practicing in the State of New York. He is currently a Village Justice in the Village of Menands, New York and recently retired after serving as counsel to the New York Senate Finance Committee.

         Arthur E. Bowen. Mr. Bowen is the President and Funeral Director with Bowen Funeral Home, Inc.

         Walter H. Speidel. Mr. Speidel is a retired past President of Cohoes Savings Bank Bank.

         Harry L. Robinson. Mr. Robinson is a licensed attorney. He is, also, President and Chief Executive Officer of Cohoes Savings Bank Bank.

         R. Douglas Paton.  Mr. Paton is a retired Stockbroker.

         J. Timothy O'Hearn. Mr. O'Hearn is President of the Century House, Inc., a restaurant, food catering and lodging company.

         Chester C. DeLaMater. Mr. DeLaMater is a retired Executive Vice President and Secretary of Cohoes Savings Bank Bank.

         Peter G. Casabonne. Mr. Casabonne is a Managing Partner of Fuller Realty, Inc., a company which leases manufacturing and office space.

         Michael L. Crotty. Mr. Crotty is President of Capitol Equipment, Inc., which is a seller of heavy construction and recycling equipment.

         Donald A. Wilson. Mr. Wilson, a Certified Public Accountant, is President of Wilson & Stark CPA, PC.

         Frederick G. Field, Jr. Mr. Field is a retired Supervisor of the Town of Colonie. He is currently President of Capitol Hill Management, Inc., a company providing lobbying and management services to associations.

         Executive Officers Who Are Not Directors. Each of the executive officers of the Bank will retain his or her office in the converted Bank. Officers are elected annually by the Board of Trustees of the Bank. The business experience of the executive officers who are not also trustees is set forth below.

         Richard A. Ahl, age 50. Mr. Ahl is currently serving as Executive Vice President and Chief Financial Officer. Mr. Ahl joined the Bank in 1996. Mr. Ahl is a CPA with 20 years of financial and banking experience.

         Albert J.  Picchi,  age 36.  Mr.  Picchi is  currently  serving as Vice
President and Senior Loan Officer. Mr. Picchi joined the Bank in January of 1994. Mr. Picchi has 14 years of experience in the financial services industry.

Meetings and Committees of the Board of Trustees of the Bank

         The Bank's Board of Trustees meets on a monthly basis. The Board of Trustees met 13 times during fiscal 1998. During fiscal 1998, no trustee of the Bank attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of meetings held by the committees of the Board of Trustee on which he or she served.

         The Bank has standing Executive, Loan Review, Nominating, Salary, Trustee Qualification and Examining Committees.

         The Executive Committee provides oversight of Board-related matters in-between regularly scheduled Board Meetings. In addition, the Committee has the authority to make investments, acquire or sell real estate and to take any other action not otherwise reserved for the Board of Trustees. The Executive Committee is comprised of five Trustees, which membership rotates each month. This committee did not meet during fiscal 1998.

         The Loan Review Committee is comprised of two trustees which rotates each month and Harry L. Robinson. This Committee oversees and reviews real estate loans between $500,001 and $749,000, and commercial business loans between $200,001 and $300,000.

         The Nominating Committee proposes nominations for Chairman and Vice Chairman of the Board, Officers, Trustee Emeriti and the appointment of the Bank's legal counsel. This committee is comprised of three trustees serving for a three year term, meeting once each year. The current members of the committee are Donald A. Wilson (Chairman), Frederick G. Field, Jr., and Duncan S. Mac Affer.

         The Salary Committee is comprised of three trustees serving for a three year term meeting once a quarter to review compensation and benefit practices of the Bank to ensure internal and external market competitiveness. The current members of the committee are J. Timothy O'Hearn (Chairman), Chester C. DeLaMater, and Peter G. Casabonne.

         The Trustee Qualification Committee is comprised of the three senior Trustees meeting as necessary to review candidates for the vacancies on the Board. The current members of the committee are Duncan S. Mac Affer (Chairman), Arthur E. Bowen, and Walter H. Speidel.

         The Examining Committee is comprised of three trustees serving for a three year term, meeting once a quarter to provide oversight to the Bank's Internal Audit Department and for the review of the Bank's annual audit report prepared by the Bank's independent auditors. The current members of the committee are Peter G. Casabonne (Chairman), Michael L. Crotty, and Donald A. Wilson.

Trustee Compensation

         Trustees of the Bank are paid a monthly fee for each board meeting attended of $2,625. Trustees receive $500 for each committee meeting attended.

Trustees Emeritus

         Under the Bank's Bylaws, a retiring Trustee may, with the approval of the Board of Trustees, serve as a Trustee Emeritus of the Bank. A Trustee
Emeritus is entitled to attend all meetings of the Board of Trustees, participate in all discussions and receive the same fees as a Trustee. Trustees Emeriti are not, however, entitled to vote or meet as a separate body. Robert L. Knoop and Charles R. Crotty currently serve as Trustees Emeritus of the Bank.

Executive Compensation

         The following table sets forth information concerning the compensation paid to the Bank's Chief Executive Officer and the Bank's only other executive officer whose salary and bonus for fiscal 1998 exceeded $100,000.

                                                   Summary Compensation Table
------------------------------------------------------------------------------------------------------------------------------
                                                                                     Long Term Compensation
                                                    Annual Compensation                      Awards
                                          --------------------------------------   --------------------------
                                                                   Other Annual    Restricted Stock   Options      All Other
 Name and Principal Position      Year    Salary($)   Bonus($)    Compensation($)    Award ($)(1)      (#)(1)   Compensation($)
--------------------------------  ----   ----------  ---------    --------------   ----------------   -------   --------------
Harry L. Robinson, President and  1998   $295,072(2) $59,063(2)        $---              N/A            N/A        $17,243(3)
Chief Executive Officer

Richard A. Ahl, Executive Vice    1998    146,224(2)  31,250(2)         ---              N/A            N/A          4,212(3)
President, Chief Financial
Officer and Secretary

----------

(1) As a mutual institution, the Bank does not have any stock options or restricted stock plans.

(2) $27,323 and $21,220 was deferred under the Bank's deferred salary arrangement for Mr. Robinson and Mr. Ahl, respectively. Both Mr. Robinson and Mr. Ahl elected to have their entire bonuses deferred.

(3) Includes 401(k) and profit-sharing contributions of $6,043 and $11,200, respectively, for Mr. Robinson and $2,849 and $1,363 respectively, for Mr. Ahl.

Employment Agreements

     Upon the Conversion, the Bank intends to enter into employment agreements with Harry L. Robinson, Richard A. Ahl and Albert J. Picchi of the Bank (individually, the "Executive") and the Holding Company intends to enter into employment agreements with Harry L. Robinson and Richard A. Ahl. The employment agreements are intended to ensure that the Bank and the Holding Company will be able to maintain a stable and competent management base after the Conversion. The continued success of the Bank and the Holding Company depends to a significant degree on the skills and competence of the above referenced officers.

     The employment agreements provide for either three-year or two-year terms for each Executive. The terms of the employment agreements shall be extended on a daily basis unless written notice of non-renewal is given by the Board of Directors. The employment agreements provide that the executive's base salary will be reviewed annually. The base salary which will be effective for such Employment Agreement for Harry L. Robinson and Richard A. Ahl will be $400,000 and $200,000, respectively. In addition to the base salary, the employment agreements provide for, among other things, participation in stock benefits plans and other fringe benefits applicable to executive personnel. The agreements provide for termination by the Bank or the Holding Company for cause, as defined in the employment agreements, at any time. In the event the Bank or the Holding Company chooses to terminate the executive's employment for reasons other than for cause, or in the event of the executive's resignation from the Bank and the Holding Company upon; (i) failure to re-elect the executive to his current offices; (ii) a material change in the executive's functions, duties or responsibilities; (iii) a reduction in the benefits and perquisites being provided to the executive under the Employment Agreement; (iv) liquidation or dissolution of the Bank or the Holding Company; or (v) a breach of the agreement by the Bank or the Holding Company, the executive or, in the event of death, his beneficiary would be entitled to receive an amount equal to the remaining base salary payments due to the executive for the remaining term of the Employment Agreement and the contributions that would have been made on the executive's behalf to any employee benefit plans of the Bank and the Holding Company during the remaining term of the agreement. The Bank and the Holding Company would also continue and pay for the executive's life, health, dental and disability coverage for the remaining term of the Agreement. Upon any termination of the executive, other than following a change in control, the executive is subject to a one year non-competition agreement.

     Under the employment agreements, if voluntary or involuntary termination follows a change in control of the Bank or the Holding Company, the executive or, in the event of the executive's death, his beneficiary, would be entitled to a severance payment equal to the greater of: (i) the payments due for the remaining terms of the agreement; or (ii) three times the average of the five preceding taxable years' annual compensation. The Bank and the Holding Company would also continue the executive's life, health, and disability coverage for thirty-six months in the case of Messrs. Robinson and Ahl and twenty-four months in the case of Mr. Picchi. Under the employment agreements, a voluntary termination  following  a change  in  control  means the  executive's  voluntary resignation following any demotion, loss of title, office authority or responsibility, a reduction in compensation or benefits or relocation. Notwithstanding that both the Bank and Holding Company employment agreements provide for a severance payment in the event of a change in control, the executive would only be entitled to receive a severance payment under one agreement.

     Payments to the executive under the Bank's Employment Agreement will be guaranteed by the Holding Company in the event that payments or benefits are not paid by the Bank. Payment under the Holding Company's Employment Agreement would be made by the Holding Company. The Holding Company's Employment Agreement also provides that the Holding Company will compensate the executive for excise taxes imposed on any "excess parachute payments," as defined under section 280G of the Code, made thereunder, and any additional income and excise taxes imposed as a result of such compensation. All reasonable costs and legal fees paid or incurred by the executive pursuant to any dispute or question of interpretation relating to the employment agreements shall be paid by the Bank or Holding Company, respectively, if the executive is successful on the merits pursuant to a legal judgment, arbitration or settlement. The employment agreements also provide that the Bank and the Holding Company shall indemnify the executive to the fullest extent allowable under New York and Delaware law, respectively. In the event of a change in control of the Bank or the Holding Company, the total amount of payments due under the Agreements, based solely on cash compensation paid to the officers who will receive employment agreements over the past five fiscal years and excluding any benefits under any employee benefit plan which may be payable, would be approximately $3.0 million.

Change in Control Agreements

     Upon Conversion, the Bank intends to enter into one-year Change in Control agreements with four officers of the bank, none of whom will be covered by employment contracts. Commencing on the first anniversary date and continuing on each anniversary thereafter, the Bank Change in Control agreements may be renewed by the Board of Directors of the Bank for an additional year. The Bank's Change in Control agreements will provide that in the event voluntary or involuntary termination follows a change in control of the Holding Company or the Bank, the officer would be entitled to receive a severance payment equal to the officer's current annual compensation. The Bank would also continue and pay for the officer's life, health and disability coverage for twelve months following termination. Under the Change in Control agreements, a voluntary termination following a change in control means the executive's voluntary resignation following any demotion, loss of title, office authority or responsibility, a reduction in compensation or benefits or relocation. In the event of a change in control of the Holding Company or the Bank, the total payments that would be due under the Change in Control agreements, based solely on the current annual compensation paid to the officers covered by the Change in Control agreements and excluding any benefits under any employee benefit plan which may be payable, would be approximately $250,000.

Employee Severance Compensation Plan

     The Bank's Board of Directors intends to, upon Conversion, establish the Severance Plan which will provide eligible employees selected by the Board of Directors with severance pay benefits in the event of a change in control of the Bank or the Holding Company following Conversion. Management personnel with employment agreements or Change in Control agreements are not eligible to participate in the severance plan. Generally, employees are eligible to participate in the severance plan if they have completed at least one year of service with the Bank. The Severance Plan vests in each participant a contractual right to the benefits such participant is entitled to thereunder. Under the severance plan, in the event of a change in control of the Bank or the Holding Company, eligible employees who are terminated from or terminate their employment within one year (for reasons specified under the severance plan), will be entitled to receive a severance payment. If the participant, whose employment has terminated, has completed at least one year of service, the participant will be entitled to a cash severance payment equal to two weeks of annual compensation for each year of service up to a maximum of six months of annual compensation. Such payments may tend to discourage takeover attempts by increasing costs to be incurred by the Bank in the event of a takeover. In the event the provisions of the severance plan are triggered, the total amount of payments that would be due thereunder, based solely upon current salary levels, would be approximately $202,000. However, it is management's belief that substantially all of the Bank's employees would be retained in their current positions in the event of a change in control, and that any amount payable under the severance plan would be considerably less than the total amount that could possibly be paid under the severance plan.

Independent Compensation Expert

     Pursuant to NYBB regulations, an independent compensation expert must review the total compensation for the executive officers and trustees of the Bank as a whole and on an individual basis and determine whether such compensation is reasonable and proper in comparison to the compensation provided to executive officers, directors or trustees of similar publicly-traded financial institutions. William M. Mercer, Incorporated has conducted such review on behalf of the Bank and determined that, based upon published professional survey data of similarly situated publicly-traded financial institutions operating in the relevant markets, with respect to the total cash compensation for executive officers and total remuneration for trustees of the Bank, such compensation, viewed as a whole and on an individual basis, is reasonable and proper in comparison to the compensation provided to similarly situated publicly-traded financial institutions, and that, with respect to the amount of shares of Holding Company Common Stock to be reserved under the ESOP, and expected to be reserved under the RRP and the Stock Option and Incentive Plan, as a whole, such amounts reserved for granting are reasonable in comparison to similar publicly-traded financial institutions.

Benefit Plans

     General. The Bank currently provides health care benefits to its employees, including medical, dental and life insurance, subject to certain deductibles and copayments by employees.

     401(k) Savings and Profit-Sharing Plan. The Bank has a qualified, tax-exempt savings and profit-sharing plan with a cash or deferred feature qualifying under Section 401(k) of the Code (the "401(k) Plan"). All salaried employees who have attained age 21 and completed one year of employment, during which they worked at least 1,000 hours, are eligible to participate.

     Participants are permitted to make salary reduction contributions to the 401(k) Plan of between 2% to 15% of the participant's annual salary. Each participant's salary reduction contribution is matched by the Bank in an amount equal to 50% of the participant's before-tax contribution up to a maximum contribution by the Bank of 3% of such participant's annual salary for the Plan Year. All participant contributions and earnings are fully and immediately vested. All matching contributions are vested at a rate of 20% per year over a five year period commencing after one year of employment with the Bank. However, in the event of retirement, permanent disability or death, a participant will automatically become 100% vested in the value of all matching contributions and earnings thereon, regardless of the number of years of employment with the Bank.

     Participants may invest amounts contributed to their 401(k) Plan accounts in one or more investment options available under the 401(k) Plan in multiples of 10%. Changes in investment directions among the funds are permitted on a continuous basis pursuant to procedures established by the Plan Administrator. Each participant receives a quarterly statement which provides information regarding, among other things, the market value of his investments and contributions made to the 401(k) Plan on his behalf. Participants are permitted to borrow against their account balance in the 401(k) Plan. For the year ended June 30, 1998, the Bank's contributions to the 401(k) Plan on behalf of Messrs. Robinson and Ahl were $17,243 and $4,212, respectively.

     Employee Stock Ownership Plan. The Board of Trustees of the Bank and the Board of Directors of the Holding Company have approved the adoption of an ESOP for the benefit of eligible employees of the Bank. The ESOP is designed to meet the requirements of an employee stock ownership plan as described at Section 4975(e)(7) of the Code and Section 407(d)(6) of ERISA, and, as such, the ESOP is empowered to borrow in order to finance purchases of the Holding Company Common Stock.

     It is anticipated that the ESOP will be initially funded with a loan from the Holding Company. The proceeds from this loan are expected to be used by the ESOP to purchase 8% of the Holding Company Common Stock issued in the Conversion, including shares issued to the Foundation. After the Conversion, as a qualified employee pension plan under Section 401(a) of the Code, the ESOP will be in the form of a stock bonus plan and will provide for contributions, predominantly in the form of either Holding Company Common Stock or cash, which will be used within a reasonable period after the date of contributions primarily to purchase the Holding Company Common Stock. The maximum tax-deductible contribution by the Bank in any year is an amount equal to the maximum amount that may be deducted by the Bank under Section 404 of the Code, subject to reduction based on contributions to other tax-qualified employee plans. Additionally, the Bank will not make contributions if such contributions would cause the Bank to violate its regulatory capital requirements. The assets of the ESOP will be invested primarily in Holding Company Common Stock. The Bank will receive a tax deduction equal to the amount it contributes to the ESOP.

     From time to time the ESOP may purchase additional shares of Holding Company Common Stock for the benefit of plan participants through purchases of outstanding shares in the market, upon the original issuance of additional shares by the Holding Company or upon the sale of shares held in treasury by the Holding Company. Such purchases, which are not currently contemplated, would be subject to then-applicable laws, regulations and market conditions.

     All employees of the Bank are eligible to participate in the ESOP after they attain age 21 and complete on year of service with the Bank. Employees will be credited for years of service to the Bank prior to the adoption of the ESOP for participation and vesting purposes. The Bank's contribution to the ESOP is allocated among participants on the basis of compensation. Each participant's account will be credited with cash and shares of Holding Company Common Stock based upon compensation earned during the year with respect to which the contribution is made. A participant will become vested in his or her ESOP account at a rate of 20% per year and after completing five years of service a participant will be 100% vested in his or her ESOP account. ESOP participants are entitled to receive distributions from their ESOP accounts only upon termination of service. Distribution will be made in cash and in whole shares of Holding Company Common Stock. Fractional shares will be paid in cash. Participants will not incur a tax liability until a distribution is made.

     Participating employees are entitled to instruct the trustee of the ESOP as to how to vote the shares held in their account. The trustee, who has dispositive power over the shares in the Plan, will not be affiliated with the Holding Company or the Bank. The ESOP may be amended by the Board of Directors of the Holding Company, except that no amendment may be made which would reduce the interest of any participant in the ESOP trust fund or divert any of the assets of the ESOP trust fund to purposes other than the benefit of participants or their beneficiaries.

     Stock Option and Incentive Plan. Among the benefits to the Bank and the Holding Company anticipated from the Conversion is the ability to attract and retain directors and key personnel through stock option and other stock-related incentive programs. A Stock Option and Incentive Plan is intended to be adopted by the Board of Directors of the Holding Company and then submitted to the Holding Company's stockholders for their approval (at a meeting to be held no earlier than six months following the Conversion).

     The Holding Company anticipates reserving an amount equal to 10% of the shares of Holding Company Common Stock issued in the Conversion, including shares issued to the Foundation (or 829,150 shares based upon the issuance of 8,291,500 shares), for issuance under the Stock Option and Incentive Plan. If the Holding Company implements an option plan within one year following completion of the Conversion, NYBB regulations provide that no individual officer or employee of the Bank may receive more than 25% of the options granted under the plan and non-employee directors may not receive more than 5% individually, or 30% in the aggregate, of the options granted under the plan. NYBB and FDIC regulations also provide that the exercise price of any options granted under any such plan implemented within one year after the Conversion must equal or exceed the market price of the Holding Company Common Stock as of the date of grant. Additionally, OTS regulations, as applied by the FDIC, provide that with respect to any stock option plan adopted within one year after Conversion, the vesting or the exercisability of any options granted under such a plan may not be accelerated except upon death or disability.

     It is anticipated that the Stock Option and Incentive Plan will allow for the granting of: (i) stock options for employees intended to qualify as incentive stock options under Section 422 of the Code ("Incentive Stock
Options"), (ii) options for all plan participants that do not qualify as incentive stock options ("Non-Statutory Stock Options"); and (iii) Stock Appreciation Rights. Unless sooner terminated, the Stock Option and Incentive Plan will remain in effect for a period of fifteen years from the later of adoption by the Board of Directors or approval by the Holding Company's stockholders. Subject to applicable regulations, upon exercise of a Right the grantee will be entitled to receive a lump sum cash payment equal to the difference between the fair market value of shares of common stock underlying the Right on the date of exercise and fair market value of the shares of common stock subject to the Right on the date of grant.

     The Stock Option and Incentive Plan will be administered by a committee (the "Compensation Committee") the members of which are each "non-employee directors," as defined in the SEC's regulations, and "outside directors," as defined under Section 162(m) of the Code and the regulations thereunder. The Compensation Committee will determine which directors, officers and employees may receive options and Rights, whether such options will qualify as Incentive Stock Options, the number of shares subject to each option or Right, the exercise price of each option, the manner of exercise of the options and the time when such options or Rights will become exercisable.

     The Holding Company anticipates that options granted pursuant to the Stock Option and Incentive Plan will remain exercisable for at least three months following the date on which a participant ceases to perform services for the Bank or the Holding Company, except in the event of death or disability, in which case options would accelerate and become fully vested and remain exercisable for up to one year thereafter, or such longer period as determined by the Compensation Committee. However, any Incentive Stock Option exercised more than three months following the date on which an employee ceased to perform services as an employee, other than termination due to death or disability, would not be treated for tax purposes as an Incentive Stock Option. It is intended that the Stock Option Plan would provide that the Compensation Committee, if requested by the optionee, could elect, in exchange for vested options, to pay the optionee, or beneficiary in the event of death, the amount by which the fair market value of the Holding Company Common Stock exceeds the exercise price of the options on the date of the employee's termination of employment.

     Recognition and Retention Plan. Following consummation of the Conversion, the Board of Directors of the Holding Company intends to adopt a RRP for directors, officers and employees. The objective of the RRP will be to enable the Holding Company to provide directors, officers and employees with a proprietary interest in the Holding Company as an incentive to contribute to its success. The Holding Company intends to present the RRP to stockholders for their approval at a meeting of stockholders which, pursuant to applicable NYBB and FDIC regulations, may be held no earlier than six months subsequent to completion of the Conversion.

     The RRP will be administered by the Compensation Committee of the Board of Directors. The Holding Company will contribute funds to the RRP to enable it to acquire in the open market or from authorized but unissued shares, following stockholder ratification of such plan, an amount of stock equal to 4% of the shares of Holding Company Common Stock issued in the Conversion, including shares issued to the Foundation (representing 331,660 shares in the aggregate, having a value of $3,316,600 based on the Offering Price per share of $10.00). Although no specific award determinations have been made, the Holding Company anticipates that it will provide stock awards to the directors, executive officers and employees of the Holding Company or the Bank or their affiliates to the extent permitted by applicable regulations. NYBB regulations provide that, to the extent the Holding Company implements the RRP within one year after Conversion, no individual employee may receive more than 25% of the shares of any plan and non-employee directors may not receive more than 5% of any plan individually or 30% in the aggregate for all directors. Additionally, OTS regulations, as applied by the FDIC, provide that Awards granted under the RRP may not be accelerated except upon death or disability for plans adopted within one year after Conversion.

     Under the terms of the proposed RRP, awards ("Awards") can be granted to key employees in the form of shares of Holding Company Common Stock held by the RRP. Awards are non-transferable and non-assignable. Recipients will earn (i.e., become vested in), over a period of time, the shares of Holding Company Common Stock covered by the Award.

     Benefit Restoration Plan. The Holding Company also maintains a non-qualified deferred compensation plan, known as the Benefit Restoration Plan. The Benefit Restoration Plan provides certain officers and highly compensated executives of the Holding Company and the Bank with supplemental retirement income when such amounts cannot be paid from the tax-qualified 401(k) Plan or ESOP. Participants in the Benefit Restoration Plan receive a benefit equal to the amount they would have received under the 401(k) Plan and the ESOP, but for reductions in such benefits imposed by operation of Sections 401(a)(17), 401(m), 401(k)(3), 402(g) and 415 of the Code. In addition, the Benefit Restoration Plan is intended to make up benefits lost under the ESOP allocation procedures to certain Participants named by the Compensation Committee who retire prior to the complete repayment of the ESOP loan. At the retirement of a Participant, the restored ESOP benefits under the Benefit Restoration Plan are determined by first: (i) projecting the number of shares that would have been allocated to the Participant under the ESOP if they had been employed throughout the period of the ESOP loan (measured from the Participant's first date of ESOP participation); and (ii) first reducing the number determined by (i) above by the number of shares actually allocated to the Participant's account under the ESOP; and second, by multiplying the number of shares that represent the difference between such figures by the average fair market value of the Common Stock over the preceding five years. Benefit Restoration Plan Participant's benefits are payable upon the retirement or other termination of service of the Participant in the form of a lump sum. Payment of a deceased Participant's benefits will be made to his or her designated beneficiary.

Certain Transactions

     The Bank follows a policy of granting loans to the Bank's employees and residential loans and mortgages to officers. The loans to executive officers and trustees are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions prevailing at the time, in accordance with the Bank's underwriting guidelines and do not involve more than the normal risk of collectibility or present other unfavorable features. All loans to executive officers cannot exceed $25,000 or 5% of the Bank's capital and unimpaired surplus, whichever is greater, unless a majority of the Board of Trustees approves the credit in advance and the individual requesting the credit abstains from voting. Under the Bank's policy the Bank will not make preferred rate loans to executive officers, directors, or employees. All loans by the Bank to its directors and executive officers are subject to regulations restricting loans and other transactions with affiliated persons of the Bank. Federal law currently requires that all loans to directors and executive officers be made on terms and conditions comparable to those for similar transactions with non-affiliates. At June 30, 1998 there were no loans outstanding to any trustee or executive officer of the Bank.

Proposed Purchases by Executive Officers and Trustees

     The following table sets forth the number of shares of Common Stock that the executive officers and trustees, and their associates, propose to purchase in the Offerings, assuming shares of Common Stock are issued at $10.00 per share at the minimum ($59,500,000) and maximum ($80,500,000) of the Estimated Valuation Range and that sufficient shares will be available to satisfy their orders. The table also sets forth the total expected beneficial ownership of Common Stock as to all trustees and executive officers as a group.

                                                       At the Minimum of the           At the Maximum of the
                                                    Estimated Valuation Range(1)    Estimated Valuation Range(1)
                                                    ----------------------------    ----------------------------
                                                    Number of    As a Percent of    Number of     As a Percent of
                Name                  Amount          Shares      Shares Offered      Shares      Shares Offered
-------------------------------    ----------       ---------    ---------------    ---------     --------------
Duncan S. Mac Affer............    $  350,000        35,000           0.6%           35,000              0.4%
Arthur E. Bowen................       180,000        18,000           0.3            18,000              0.2
Walter H. Speidel..............       350,000        35,000           0.6            35,000              0.4
Harry L. Robinson..............       500,000        50,000           0.8            50,000              0.6
Donald A. Wilson...............       215,000        21,500           0.3            21,500              0.3
Frederick G. Field, Jr.........        80,000         8,000           0.1             8,000              0.1
R. Douglas Paton...............       300,000        30,000           0.5            30,000              0.4
J. Timothy O'Hearn.............       250,000        25,000           0.5            25,000              0.3
Chester C. DeLaMater...........       300,000        30,000           0.5            30,000              0.4
Peter G. Casabonne.............           ---           ---          ---                ---              ---
Michael L. Crotty..............       125,000        12,500           0.2            12,500              0.2
Richard A. Ahl.................       300,000        30,000           0.5            30,000              0.4
Albert J. Picchi...............       150,000        15,000           0.3            15,000              0.2
                                   ----------       -------                         -------
All directors and executive
officers as a group (13 persons)   $3,100,000       310,000           5.2%          310,000              3.8%
                                   ==========       =======        ======           =======            =====

---------
(1) Includes proposed subscriptions, if any, by associates. Does not include subscription orders by the ESOP. Intended purchases by the ESOP are expected to be 8% of the shares issued in the Conversion, including shares issued to the Foundation. Also does not include shares to be contributed to the Foundation equal to 3% of the Holding Company Common Stock sold or 178,500 and 241,500 shares at the minimum and the maximum, respectively of the Estimated Valuation Range, Holding Company Common Stock which may be awarded under the RRP to be adopted equal to 4% of the Holding Company Common Stock issued in the Conversion, including shares issued to the Foundation (or 245,140 shares and 331,660 shares at the minimum and the maximum, respectively, of the Estimated Valuation Range), and Holding Company Common Stock which may be purchased pursuant to options which may be granted under the Stock Option and Incentive Plan equal to 10% of the number of shares of Common stock issued in the Conversion, including shares issued to the Foundation (or 612,850 shares or 829,150 shares at the minimum and the maximum, respectively, of the Estimated Valuation Range.)

(2)      Less than .01%.

                          THE CONVERSION AND THE MERGER

         THE BOARD OF TRUSTEES OF THE BANK AND THE SUPERINTENDENT OF BANKS OF THE STATE OF NEW YORK HAVE APPROVED THE PLAN OF CONVERSION, SUBJECT TO APPROVAL BY THE BANK'S DEPOSITORS ENTITLED TO VOTE ON THE PLAN AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS. SUCH APPROVAL, HOWEVER, DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN BY THE SUPERINTENDENT.

General

         On May 21, 1998, the Bank's Board of Trustees unanimously adopted the Plan of Conversion pursuant to which the Bank will be converted from a New York mutual savings bank to a New York stock savings bank. It is currently intended that all of the outstanding capital stock issued by the Bank pursuant to the Plan will be held by the Holding Company, which is incorporated under Delaware law. The Plan was approved by the Superintendent, and the Bank has received a notice of intent not to object to the Plan from the FDIC, subject to, among other things, approval of the Plan by the Bank's voting depositors. A special meeting of depositors has been called for this purpose to be held on _________________________, 1998.

         On July 31, 1998 the Bank and SFS entered into the merger agreement pursuant to which SFS will merge into the Holding Company. Simultaneously with or immediately after the Conversion, SFS will merge with and into the Holding Company with the Holding Company being the survivor thereof. Immediately thereafter, Schenectady Federal will merge with and into the Bank with the Bank being the survivor thereof. The Merger is governed by the merger agreement, which was unanimously adopted by the Board of Trustees of the Bank, the Board of Directors of SFS and upon its formation, the Board of Directors of the Holding Company.

         The Holding Company has received approval from the OTS to become a savings and loan holding company and to acquire all of the capital stock of the Bank to be issued in the Conversion as well as all of the SFS Common Stock. The Holding Company plans to retain 50% of the net proceeds from the sale of the Conversion Shares and to use the remaining net proceeds to purchase all of the then issued and outstanding capital stock of the Bank. The Conversion will be effected only upon completion of the sale of all of the shares of Holding Company Common Stock to be issued pursuant to the Plan.

         The Plan provides that the Board of Trustees of the Bank may, at any time prior to the issuance of the Holding Company Common Stock and for any reason, decide not to use the holding company form of organization. Such reasons may include possible delays resulting from overlapping regulatory processing or policies which could adversely affect the Bank's or the Holding Company's ability to consummate the Conversion and transact its business as contemplated herein and in accordance with the Bank's operating policies. In the event such a decision is made, the Bank will withdraw the Holding Company's registration statement from the SEC and take steps necessary to complete the Conversion without the Holding Company, including filing any necessary documents with the Department and the FDIC. In such event, and provided there is no regulatory action, directive or other consideration upon which basis the Bank determines not to complete the Conversion, if permitted by the Department, the Bank will issue and sell the common stock of the Bank and subscribers will be notified of the elimination of a holding company and will be solicited (i.e., be permitted to affirm their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their funds will be promptly refunded with interest at the Bank's passbook rate of interest; or be permitted to modify or rescind their subscriptions), and notified of the time period within which the subscriber must affirmatively notify the Bank of such subscriber's intention to affirm, modify or rescind such subscriber's subscription. The following description of the Plan assumes that a holding company form of organization will be used in the Conversion. In the event that a holding company form of organization is not used, all other pertinent terms of the Plan as described below will apply to the Conversion of the Bank from the mutual to stock form of organization and the sale of the Bank's common stock.

         The Plan provides generally that (i) the Bank will convert from a mutual savings bank to a capital stock savings bank and (ii) the Holding Company will offer shares of Holding Company Common Stock for sale in the Subscription Offering to the Bank's Eligible Account Holders, Employee Plans, including the ESOP and Supplemental Eligible

Account Holders. The Plan also provides that shares not subscribed for in the Subscription Offering may be offered in a Community Offering to certain members of the general public. It is anticipated that all shares not subscribed for in the Subscription and Community Offerings will be offered for sale by the Holding Company to the general public in a Syndicated Community Offering. The Holding Company and the Bank have reserved the right to accept or reject, in whole or in part, any orders to purchase shares of the Holding Company Common Stock received in the Community Offering or in the Syndicated Community Offering. See "-Community Offering" and "- Syndicated Community Offering."

         The aggregate price of the shares of Holding Company Common Stock to be issued in the Conversion within the Estimated Valuation Range, currently estimated to be between $59,500,000 and $80,500,000 is based upon an independent appraisal of the estimated pro forma market value of the Holding Company Common Stock prepared by RP Financial, a consulting firm experienced in the valuation and appraisal of savings institutions. All shares of Holding Company Common Stock to be issued and sold in the Conversion will be sold at the same price. The independent appraisal will be affirmed or, if necessary, updated at the completion of the Offerings. See "- Stock Pricing" for additional information as to the determination of the estimated pro forma market value of the Holding Company Common Stock.

         The following is a brief summary of pertinent aspects of the merger agreement and the Plan. The summary is qualified in its entirety by reference to the provisions of the Plan and the merger agreement. A copy of the Plan is available from the Bank upon written request and is available for inspection at the offices of the Bank and at the office of the Superintendent. The Plan and the merger agreement are also filed as an Exhibit to the Registration Statement of which this Prospectus is a part, copies of which may be obtained from the SEC.

Purposes of Conversion and the Merger

         The Bank, as a New York mutual savings bank, does not have stockholders and has no authority to issue capital stock. By converting to the capital stock form of organization, the Bank will be structured in the form used by commercial banks, other business entities and a growing number of savings institutions. The Conversion will be important to the future growth and performance of the Bank by providing a larger capital base on which the Bank may operate, enhanced future access to capital markets, enhanced ability to diversify into other financial services related activities and enhanced ability to render services to the public.

         The holding company form of organization, if used, would provide additional flexibility to diversify the Bank's business activities through newly-formed subsidiaries, or through acquisitions of or Mergers with both mutual and stock institutions, as well as other companies. Although there are no current arrangements, understandings or agreements, written or oral, regarding any such opportunities except the Merger, the Holding Company will be in a position after the Conversion, subject to regulatory limitations and the Holding Company's financial position, to take advantage of any such opportunities that may arise. While there are benefits associated with the holding company form of organization, such form of organization may involve additional costs associated with its maintenance and regulation as a savings and loan holding company, such as additional administrative expenses, taxes and regulatory filings or examination fees.

         The potential impact of the Conversion upon the Bank's capital base is significant. The Bank had Tier I Leverage Capital of $53.3 million, or 10.13% of assets, at June 30, 1998. Assuming that $78,572,400 million of net proceeds are realized from the sale of Holding Company Common Stock (being the maximum of the Estimated Valuation Range established by the Board of Directors based on the Valuation Range which has been estimated by RP Financial to be from a minimum of $59,500,000 to a maximum of $80,500,000 (see "Pro Forma Data" for the basis of this assumption)) and assuming that $39,286,200 million of the net proceeds are used by the Holding Company to purchase the capital stock of the Bank, the Bank's Tier I Leverage capital ratio, on a pro forma basis, will increase to 15.35% after the Conversion. The investment of the net proceeds from the sale of the Holding Company Common Stock will provide the Bank with additional income to further enhance its capital position. The additional capital may also assist the Bank in offering new programs and expanded services to its customers.

         After completion of the Conversion, the unissued common and preferred stock authorized by the Holding Company's Certificate of Incorporation will permit the Holding Company, subject to market conditions and regulatory approval, to raise additional equity capital through further sales of securities and to issue securities in connection with possible acquisitions other than the Merger. At the present time, the Holding Company has no plans with respect to additional offerings of securities, other than the issuance of additional shares to the Foundation or upon exercise of stock options granted pursuant to the Stock Option and Incentive Plan or the possible issuance of authorized but unissued shares pursuant to the RRP. Following the Conversion, the Holding Company will also be able to use stock-related incentive programs to attract and retain executive and other personnel for itself and its subsidiaries. See "Management of the Bank - Executive Compensation."

         The Board of Trustees of the Bank and the Boards of Directors of the Holding Company and SFS believe that the combination of the Parties will enhance the competitive position of the combined entities and will enable the resulting institution to compete more effectively than either the Bank or Schenectady Federal could on its own. The combined entity will have greater financial resources and, as a result of the Offerings, increased capital levels. The Holding Company's pro forma stockholders' equity will amount to 14.45% of pro forma total assets at June 30, 1998, assuming the Conversion Shares are sold at the maximum of the Estimated Valuation Range. The combination will result in increased funds being available for lending purposes, greater resources for expansion of services and better opportunities for attracting and retaining qualified personnel.

         The terms of the merger agreement were the result of arm's length negotiations between the representatives of the Bank and SFS. Among the factors considered by the Board of Trustees of the Bank were (i) the ability to expand the Bank's presence in the Capital District Region (upon consummation of the Merger, the Bank will have 21 branches in the Capital District Region); (ii) information concerning the financial condition, results of operations, capital levels, asset quality and prospects of the Bank and SFS; (iii) the short-term and long-term impact the Conversion and the Merger will have on the Holding Company's consolidated results of operations, including expanded residential, multi-family and commercial real estate lending as well as expanded retail banking products and services; (iv) the general structure of the transaction and the compatibility of the respective managements and business philosophies; (v) the enhancement of the franchise value of the Holding Company and the Bank; (vi) the ability of the combined enterprise to compete in relevant banking and non-banking markets; (vii) industry and economic conditions; and (viii) the impact of the Conversion and the Merger on the depositors, employees, customers and communities served by the Bank and SFS through the contemplated expansion of residential, multi-family and commercial real estate lending as well as the expansion of retail banking products and services.

         The Bank and Schenectady Federal currently serve contiguous market areas. The Bank operates in Albany, Schenectady, Saratoga, Rensselaer and a portion of Warren County in New York while Schenectady Federal operates in Schenectady county in New York. As a result of the Merger, the Bank will operate 21 full-service banking center offices.

         In light of the foregoing, the Board of Trustees of the Bank and the Boards of Directors of the Holding Company and SFS believe that the Conversion and the Merger are in the best interest of the Parties and their respective depositors and stockholders.

Effects of Conversion and the Merger

         General. Each depositor in a mutual savings bank has both a deposit account in the institution and a pro rata ownership interest in the equity of the institution based upon the balance in such depositor's account, which interest may only be realized in the event of a liquidation of the institution. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from such deposit account. Any depositor who opens a deposit account obtains a pro rata ownership interest in the equity of the institution without any additional payment beyond the amount of the deposit. A depositor who reduces or closes such an account receives the balance in the account but receives nothing for such depositor's ownership interest in the equity of the institution, which is lost to the extent that the balance in the account is reduced.

         Consequently, depositors of a mutual savings bank have no way to realize the value of their ownership interest, which has realizable value only in the unlikely event that the mutual savings bank is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves after other claims, including claims of depositors to the amounts of their deposits, are paid.

         When  a  mutual   savings  bank  converts  to  stock  form,   permanent
non-withdrawable capital stock is created to represent the ownership of the institution's equity and the former pro rata ownership of, depositors is thereafter represented exclusively by their liquidation rights. See "-- Liquidation Rights." Such common stock is separate and apart from deposit accounts and cannot be and is not insured by the FDIC or any other governmental agency. Certificates are issued to evidence ownership of the capital stock. The stock certificates are transferable, and, therefore, the stock may be sold or traded if a purchaser is available with no effect on any account the seller may hold in the institution.

         Continuity. While the Conversion is being accomplished, and after the consummation of the Conversion, the normal business of the Bank of accepting deposits and making loans will continue without interruption. The Bank will continue to be subject to regulation by the Superintendent and the FDIC. After Conversion, the Bank will continue to provide services for depositors and borrowers under current policies by its present management and staff.

         The trustees serving the Bank immediately before the Conversion will serve as directors of the Bank after the Conversion. The directors of the Holding Company will consist of all of the individuals currently serving on the Board of Trustees of the Bank. It is anticipated that all officers of the Bank serving immediately before the Conversion will retain their positions after the Conversion. See "Management of the Holding Company" and "Management of the Bank."

         In addition, upon consummation of the Merger, Joseph H. Giaquinto, President of SFS and Schenectady Federal, will become a director of the Holding Company and the Bank.

         Deposit Accounts and Loans. Under the Plan and the merger agreement, each depositor in the Bank and Schenectady Federal at the time of Conversion and the Merger will automatically continue as a depositor after the Conversion and the Merger, and each such deposit account will remain the same with respect to deposit balance, interest rate and other terms, except to the extent affected by withdrawals made to purchase Holding Company Common Stock in the Conversion. See "-- Procedure for Purchasing Shares in Subscription and Community Offerings." Each such account will be insured by the FDIC to the same extent as before the Conversion and the Merger (i.e., up to $100,000 per depositor). Depositors will continue to hold their existing certificates of deposit, passbooks and other evidences of their accounts.

         Furthermore, no loan outstanding from the Bank or Schenectady Federal will be affected by the Conversion or the Merger, and the amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the Conversion and the Merger.

         Voting Rights. In its current mutual form, voting rights and control of the Bank are vested exclusively in the Board of Trustees. After the Conversion, direction of the Bank will be under the control of the Board of Directors of the Bank. The Holding Company, as the holder of all of the outstanding capital stock of the Bank, will have exclusive voting rights with respect to any matters concerning the Bank requiring stockholder approval, including the election of directors of the Bank.

         After the Conversion, subject to the rights of the holders of preferred stock that may be issued in the future, the holders of the Holding Company Common Stock will have exclusive voting rights with respect to any matters concerning the Holding Company. Each holder of Holding Company Common Stock will, subject to the restrictions and limitations set forth in the Holding Company's Certificate of Incorporation discussed below, be entitled to vote on any matters to be considered by the Holding Company's stockholders, including the election of directors of the Holding Company.

         Liquidation Rights. In the unlikely event of a complete liquidation of the Bank in its present mutual form, each depositor would receive such depositor's pro rata share of any assets of the Bank remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). Each depositor's pro rata share of such remaining assets would be in the same proportion as the value of such depositor's deposit account was to the total value of all deposit accounts in the Bank at the time of liquidation. After the Conversion, each depositor, in the event of a complete liquidation, would have a claim as a creditor of the same general priority as the claims of all other general creditors of the Bank. However, except as described below, such depositor's claim would be solely in the amount of the balance in such depositor's deposit account plus accrued interest. Such depositor would not have an interest in the value or assets of the Bank above that amount.

         The Plan provides for the establishment, upon the completion of the Conversion, of a special "liquidation account" (which is a memorandum account only) for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the surplus and reserves of the Bank as of the date of its latest balance sheet contained in the final Prospectus used in connection with the Conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder, if such account holder were to continue to maintain such account holder's deposit account at the Bank, would be entitled, on a complete liquidation of the Bank after the Conversion, to an interest in the liquidation account prior to any payment to the stockholders of the Bank, whether or not such Eligible Account Holder or Supplemental Eligible Account Holder purchased Holding Company Common Stock in the Conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each deposit account, including passbook accounts, demand accounts, money market deposit accounts and time deposits, with an aggregate balance of $100 or more held in the Bank on March 31, 1997 (with respect to an Eligible Account Holder) and September 30, 1998 (with respect to a Supplemental Eligible Account Holder) (each a "Qualifying Deposit"). Each Eligible Account Holder and Supplemental Eligible Account Holder will have a pro rata interest in the total liquidation account for such account holder's deposit accounts based on the proportion that the aggregate balance of such person's Qualifying Deposits on the Eligibility Record Date or Supplemental Eligibility Record Date, as applicable, bore to the total amount of all Qualifying Deposits of all Eligible Account Holders and Supplemental Eligible Account Holders.

         If, however, on any annual closing date (i.e., the anniversary of the Eligibility Record Date or the Supplemental Eligibility Record Date, as applicable) of the Bank, commencing on or after the effective date of the Conversion, the amount in any deposit account is less than the amount in such deposit account on March 31, 1997 (with respect to an Eligible Account Holder), or September 30, 1998 (with respect to a Supplemental Eligible Account Holder), or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. For purposes of the liquidation account, time deposit accounts shall be deemed to be closed upon maturity regardless of renewal. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to the Holding Company as the sole stockholder of the Bank.

         Tax Aspects. Consummation of the Conversion is expressly conditioned upon the receipt by the Bank of either a favorable ruling from the IRS and New York taxing authorities or opinions of counsel with respect to federal and New York income taxation, to the effect that the Conversion will not be a taxable transaction to the Holding Company, the Bank, Eligible Account Holders or Supplemental Eligible Account Holders, except as noted below.

         No private ruling will be received from the IRS with respect to the proposed Conversion. Instead, the Bank has received an opinion of its counsel, Silver, Freedman & Taff, L.L.P., based on customary certificates delivered by management of the Holding Company and the Bank, that for federal income tax purposes, among other matters: (i) the Bank's change in form from mutual to stock ownership will constitute a reorganization under section 368(a)(I)(F) of the Code, (ii) neither the Bank nor the Holding Company will recognize any gain or loss as a result of the Conversion; (iii) no gain or loss will be recognized by the Bank or the Holding Company upon the purchase of the Bank's capital stock by the Holding Company or by the Holding Company upon the purchase of its Holding Company Common Stock in the Conversion; (iv) no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Accounts Holders upon the issuance to them of deposit accounts in the Bank in its stock form plus their interests in the liquidation account in exchange for their deposit accounts in the Bank; (v) the tax basis of the depositors' deposit accounts in the Bank immediately after the Conversion will be the same as the basis of their deposit accounts immediately prior to the Conversion; (vi) the tax basis of each Eligible Account Holder's and each Supplemental Eligible Account Holders interest in the liquidation account will be zero; (vii) no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon the distribution to them of non-transferable subscription rights to purchase shares of the Holding Company Common Stock, provided, that the amount to be paid for the Holding Company Common Stock is equal to the fair market value of such stock; and (viii) the tax basis to the stockholders of the Holding Company Common Stock purchased in the Conversion pursuant to the subscription rights will be the amount paid therefor and the holding period for the shares of Holding Company Common Stock purchased by such persons will begin on the date on which their subscription rights are exercised.

         Arthur Andersen has also opined, subject to the limitations and qualifications in its opinion, that the Conversion will not be a taxable transaction to the Holding Company or to the Bank for New York income and franchise tax purposes or to Eligible Account Holders or to Supplemental Eligible Account Holders for New York income tax purposes. The opinions of Silver, Freedman & Taff, L.L.P. and Arthur Andersen have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

         Unlike private rulings, opinions of counsel or other professionals are not binding on the IRS or the New York taxing authorities and the IRS or the New York taxing authorities could disagree with conclusions reached therein. In the event of such disagreement, there can be no assurance that the IRS or the New York taxing authorities would not prevail in a judicial or administrative proceeding.

         Certain portions of both the federal and the state tax opinions are based upon the letter of RP Financial that subscription rights issued in connection with the Conversion will have no value. In the letter of RP Financial, which opinion is not binding on the IRS or the New York taxing authorities, the subscription rights do not have any value based on the fact that such rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the Holding Company Common Stock at a price equal to its estimated fair market value, which will be the same price as the Purchase Price for the unsubscribed shares of Holding Company Common Stock. If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors are deemed to have an ascertainable value, such Eligible
Account Holders, Supplemental Eligible Account Holders and Other Depositors could be taxed upon the receipt or exercise of the subscription rights in an amount equal to such value, and the Bank could recognize gain on such distribution. Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors are encouraged to consult with their own tax advisors as to the tax consequences in the event that such subscription rights are deemed to have an ascertainable value.

         In addition, it is a condition of the Merger that the Bank and SFS shall receive the written opinion of Arthur Andersen, independent public accountants to the Bank, to the effect that (i) for federal income tax purposes the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (ii) no gain or loss will be recognized by the stockholders of SFS who receive Holding Company Common Stock in exchange for their SFS Common Stock in the Merger; (iii) the tax basis of a stockholder in the Holding Company Common Stock received in the Merger in exchange for his or her SFS Common Stock will be the same as the tax basis of SFS Common Stock surrendered in exchange therefor; and (iv) the holding period of the shares of Holding Company Common Stock received in the Merger will include the holding period of the shares of SFS Common Stock surrendered therefor, provided that such SFS Common Stock was held as a capital asset by such stockholder. The opinions of Arthur Andersen will be based on such written representations as to factual matters from the Bank, SFS and others.

Establishment of Cohoes Savings Bank

         General. In furtherance of the Bank's commitment to its local community, the Plan of Conversion provides for the establishment of a charitable foundation in connection with the Conversion. The Plan provides that the Bank and the Holding Company will incorporate the Foundation under Delaware law as a non-stock corporation and will fund the Foundation with Holding Company Common Stock, as further described below. The Holding Company and the Bank believe that the funding of the Foundation with Holding Company Common Stock is a means to establish a common bond between the Bank and its community, enabling the Bank's community to share in the potential growth and success of the Holding Company over the long term. By further enhancing the Bank's visibility and reputation in its local community, the Bank believes that the Foundation will enhance the long-term value of the Bank's community banking franchise. The Foundation will be dedicated to charitable purposes within the Bank's local community, including community development activities.

         Purpose of the Foundation. The purpose of the Foundation is to provide funding to support charitable causes and community development activities. In recent years, the Bank has emphasized community lending and community development activities within the Bank's local community. The Bank received a "satisfactory" CRA rating in its last CRA examination. The Bank intends to continue to emphasize community lending and community development activities following the Conversion. However, such activities are not the Bank's sole corporate purpose. The Foundation will be completely dedicated to community activities and the promotion of charitable causes, and may be able to support such activities in ways that are not presently available to the Bank. In this regard, the Board of Trustees believes the establishment of a charitable foundation is consistent with the Bank's commitment to community service. The Board further believes that the funding of the Foundation with Holding Company Common Stock is a means of enabling the Bank's community to share in the potential growth and success of the Holding Company long after completion of the Conversion. The Foundation will accomplish that goal by providing for continued ties between the Foundation and the Bank, thereby forming a partnership with the Bank's community. The establishment of the Foundation will also enable the Holding Company and the Bank to develop a unified charitable donation strategy and will centralize the responsibility for administration and allocation of corporate charitable funds. Charitable foundations have been formed by other financial institutions for this purpose, among others.

         Although the Board of Trustees of the Bank and the Board of Directors of the Holding Company have carefully considered each of the above factors, the establishment of a charitable foundation in connection with a mutual to stock Conversion is a relatively new concept that has been implemented by only a few other converting institutions. Accordingly, certain persons may raise challenges as to the validity of the establishment of the Foundation that, if not resolved promptly, could delay the consummation of the Conversion or result in the elimination of the Foundation.

         Structure of the Foundation. The Foundation was incorporated under Delaware law as a non-stock corporation. The Foundation's Certificate of Incorporation provides that it is organized exclusively for charitable purposes, including community development, as set forth in Section 501(c)(3) of the Code. The Foundation's Certificate of Incorporation further provides that no part of the net earnings of the Foundation will inure to the benefit of, or be distributable to its directors, officers or members. The Board of Directors of the Foundation will consist of four individuals who are officers or trustees of the Bank, and two individuals who are civic and community leaders within the Bank's local community. A Nominating Committee of such Board, which is to be comprised of a minimum of three members of the Board, will nominate individuals eligible for election to the Board of Directors. The members of the Foundation, who are comprised of its Board members, will elect the directors at the annual meeting of the Foundation from those nominated by the Nominating Committee. Only persons serving as directors of the Foundation qualify as members of the Foundation, with voting authority. Directors will be divided into three classes with each class appointed for three-year terms.

         The authority for the affairs of the Foundation will be vested in the Board of Directors of the Foundation. The directors of the Foundation will be responsible for establishing the policies of the Foundation with respect to grants or donations by the Foundation, consistent with the purposes for which the Foundation was established. Although no formal policy governing Foundation grants exists at this time, the Foundation's Board of Directors will adopt such a policy upon establishment of the Foundation. As directors of a non-profit corporation, directors of the Foundation will at all times be bound by their fiduciary duty to advance the Foundation's charitable goals, to protect the assets of the Foundation and to act in a manner consistent with the charitable purpose for which the Foundation is established. The directors of the Foundation will also be responsible for directing the activities of the Foundation, including the management of the Holding Company Common Stock held by the Foundation. However, as a condition to receiving the non-objection of the FDIC to the Bank's Conversion and the approval of the Conversion by the Superintendent, the Foundation will commit in writing to the FDIC and the Superintendent that all shares of Holding Company Common Stock held by the Foundation will be voted in the same ratio as all other shares of the Holding Company Common Stock on all proposals considered by stockholders of the Holding Company; provided, however, that, consistent with the condition, the FDIC and the Superintendent shall waive this voting restriction under certain circumstances if compliance with the voting restriction would: (i) cause a violation of the law of the State of Delaware; (ii) cause the Foundation to lose its tax-exempt status, or cause the IRS to deny the Foundation's request for a determination that it is an exempt organization or otherwise have a material and adverse tax consequence on the Foundation; or (iii) cause the Foundation to be subject to an excise tax under
Section 4941 of the Code. In order for the FDIC and the Superintendent to waive such voting restriction, the Holding Company's or the Foundation's legal counsel must render an opinion satisfactory to the FDIC and the Superintendent that compliance with the voting restriction would have an effect described in clauses
(i), (ii) or (iii) above. Under those circumstances, the FDIC and the Superintendent shall grant a waiver of the voting requirement upon submission of such legal opinion(s) by the Holding Company or the Foundation that are satisfactory to the FDIC and the Superintendent. In the event that the FDIC and the Superintendent were to waive such voting requirement, the directors would direct the voting of the Holding Company Common Stock held by the Foundation. However, the Superintendent may, in the case of a waiver, impose additional conditions regarding the composition of the Board of Directors. As of the date hereof, no event has occurred which would require the Holding Company to seek a waiver of the voting restriction.

         The Foundation's place of business will be located at the Bank's administrative offices and initially the Foundation is expected to have no employees but will utilize the staff of the Holding Company and the Bank. The Board of Directors of the Foundation will appoint such officers as may be necessary to manage the operations of the Foundation. In this regard, the Bank has provided the FDIC with a commitment that, to the extent applicable, the Bank will comply with the affiliate restrictions set forth in Sections 23A and 23B of the Federal Reserve Act with respect to any transactions between the Bank and the Foundation.

         The Holding Company intends to capitalize the Foundation with Holding Company Common Stock in an amount equal to 3% of the total amount of Holding
Company Common Stock to be sold in connection with the Conversion. At the minimum, midpoint and maximum of the Estimated Valuation Range, the contribution to the Foundation would equal 178,500, 210,000 and 241,500 shares, which would have a market value of $1.8 million, $2.1 million and $2.4 million, respectively, assuming the Purchase Price of $10.00 per share. The Holding Company and the Bank determined to fund the Foundation with Holding Company Common Stock rather than cash because it desired to form a bond with its community in a manner that would allow the community to share in the potential growth and success of the Holding Company and the Bank over the long term. The funding of the Foundation with stock also provides the Foundation with a potentially larger endowment than if the Holding Company contributed cash to the Foundation since, as a stockholder, the Foundation will share in the potential growth and success of the Holding Company. As such, the contribution of stock to the Foundation has the potential to provide a self-sustaining funding mechanism which reduces the amount of cash that the Holding Company, if it were not making the stock donation, would have to contribute to the Foundation in future years in order to maintain a level amount of charitable grants and donations.

         The Foundation will receive working capital from any dividends that may be paid on the Holding Company Common Stock in the future, and subject to applicable federal and state laws, loans collateralized by the Holding Company Common Stock or from the proceeds of the sale of any of the Holding Company Common Stock in the open market from time to time as may be permitted to provide the Foundation with additional liquidity. As a private foundation under Section 501(c)(3) of the Code, the Foundation will be required to distribute annually in grants or donations, a minimum of 5% of the average fair market value of its net investment assets. One of the conditions imposed on the gift of Holding Company Common Stock by the Holding Company is that the amount of Holding Company Common Stock that may be sold by the Foundation in any one year shall not exceed 5% of the average market value of the assets held by the Foundation, except where the Board of Directors of the Foundation determines that the failure to sell an amount of common stock greater than such amount would result in a long-term reduction of the value of the Foundation's assets and as such would jeopardize the Foundation's capacity to carry out its charitable purposes. Upon completion of the Conversion and the contribution of shares to the Foundation immediately following the Conversion, the Holding Company would have 6,128,500, 7,210,000and 8,291,500 shares issued and outstanding at the minimum, midpoint and maximum of the Estimated Valuation Range. Because the Holding Company will have an increased number of shares outstanding, the voting and ownership interests of stockholders in the Holding Company's common stock would be diluted by 2.9%, as compared to their interests in the Holding Company if the Foundation were not established. For additional discussion of the dilutive effect of the contribution of Holding Company Common Stock to the Foundation, see "Pro Forma Data."

         Tax Considerations. The Holding Company and the Bank have received an opinion of Silver, Freedman & Taff, L.L.P. that an organization created for the above purposes would qualify as an organization exempt from taxation under
Section 501(c)(3) of the Code, and would likely be classified as a private foundation. The Foundation will submit an application to the IRS to be recognized as an exempt organization. If the Foundation files such an application within 15 months from the date of its organization, and if the IRS approves the application, the effective date of the Foundation's status as a
Section 501(c)(3) organization will be retroactive to the date of its organization. Silver, Freedman & Taff, L.L.P., however, has not rendered any advice on the condition to the contribution to be agreed to by the Foundation which requires that all shares of Holding Company Common Stock held by the Foundation must be voted in the same ratio as all other outstanding shares of Holding Company Common Stock on all proposals considered by stockholders of the Holding Company. Consistent with this condition, in the event that the Holding Company or the Foundation receives an opinion of its legal counsel that compliance with this voting restriction would have the effect of causing the Foundation to lose its tax-exempt status or otherwise have a material and adverse tax consequence on the Foundation, or subject the Foundation to an excise tax for "self-dealing" under Section 4941 of the Code, the Holding Company would request a waiver from the FDIC and the Superintendent of such voting restriction upon submission by the Holding Company or the Foundation of a legal opinion(s) to that effect satisfactory to the FDIC and the Superintendent. However, no assurance can be given that such waiver would be granted. See "- Regulatory Conditions Imposed on the Foundation."

         Under the Code, the Holding Company is entitled to a deduction for charitable contributions in an amount not exceeding 10% of its taxable income (computed without regard to the contributions) for the year of the contribution, and any contributions in excess of the deductible amount may be carried forward and deducted in the Holding Company's five succeeding taxable years, subject, in each such year, to the 10% of taxable income limitation. The Holding Company and the Bank believe that the Conversion presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised in the Conversion. In making such a determination, the Holding Company and the Bank considered the dilutive impact of the contribution of Holding Company Common Stock to the Foundation on the amount of Holding Company Common Stock available to be offered for sale in the Conversion. Based on such consideration, the Holding Company and Bank believe that the contribution to the Foundation in excess of the 10% annual limitation is justified given the Bank's capital position and its earnings, the substantial additional capital being raised in the Conversion and the potential benefits of the Foundation to the Bank's community. In this regard assuming the sale of the Holding Company Common Stock at the maximum of the Estimated Valuation Range, the Holding Company would have pro forma consolidated capital of $87.1 million or 15.1% of pro forma consolidated assets and the Bank's pro forma leverage and risk-based capital ratios would be 11.01% and 21.20%, respectively. See
"Regulation - The Bank - Capital Requirements," "Capitalization," and "Comparison of Valuation and Pro Forma Information with No Stock Contribution." Thus, the amount of the contribution will not adversely impact the financial condition of the Holding Company and the Bank, and the Holding Company and the Bank therefore believe that the amount of the charitable contribution is reasonable and will not raise safety and soundness concerns.

         The Holding Company and the Bank have received the opinion of Silver, Freedman & Taff, L.L.P. that the Holding Company's contribution of its own stock to the Foundation would not constitute an act of self-dealing, and that the Holding Company will be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution, subject to the 10% of taxable income limitation. As discussed above, the Holding Company will be able to carry forward and deduct any portion of the contribution in excess of such 10% limitation for five years following the year of the contribution. If the Holding Company and the Foundation had been established in the fiscal year ended June 30, 1998, the Holding Company would have been entitled to a charitable contribution deduction in its taxable year ended December 31, 1998 of approximately $674,000 and would have been able to carry forward and deduct approximately $1.7 million over its next succeeding five taxable years (based on the Bank's estimated pre-tax income for 1998 and a contribution in 1998 of Holding Company Common Stock equal to $2.4 million). Assuming the close of the Offering at the maximum of the Estimated Valuation Range, the Holding Company estimates that the entire amount of the contribution should be deductible over a six-year period. Neither the Holding Company nor the Bank expect to make any further contributions to the Foundation within the first five years following the initial contribution. After that time, the Holding Company and the Bank may consider future contributions to the Foundation. Any such decisions would be based on an assessment of, among other factors, the financial condition of the Holding Company and the Bank at that time, the interests of stockholders and depositors of the Holding Company and the Bank, and the financial condition and operations of the Foundation.

         Although the Holding Company and the Bank have received the opinion of Silver, Freedman & Taff, L.L.P. that the Holding Company is entitled to a deduction for the charitable contribution, there can be no assurances that the IRS will recognize the Foundation as an organization exempt from taxation under section 501(c)(3) of the Code or that the deduction will be permitted. If the IRS successfully maintains that the Foundation is not so exempt or that the deduction is not permitted, the Holding Company's tax benefit related to the contribution to the Foundation would be expensed without tax benefit, resulting in a reduction in earnings in the year in which the IRS makes such a determination. See "Risk Factors - Establishment of the Charitable Foundation."

         In general, the income of a private foundation is exempt from federal and state taxation. However, investment income, such as interest, dividends and capital gains, will be subject to a federal excise tax of 2.0%. The Foundation will be required to make an annual filing with the IRS within four and one-half months after the close of the Foundation's taxable year to maintain its tax-exempt status. The Foundation will also be required to publish a notice that the annual information return will be available for public inspection for a period of 180 days after the date of such public notice. The information return for a private foundation must include, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the Foundation's managers, and a concise statement of the purpose of each grant. The Foundation will also be required to file an annual report with the Charities Bureau of the Office of the Attorney General of the State of New York.

         Regulatory Conditions Imposed on the Foundation. Establishment of the Foundation is subject to the following conditions to be agreed to by the Foundation in writing as a condition to receiving the FDIC's nonobjection of the Bank's Conversion and the approval of the Conversion by the Superintendent: (i) the Foundation will be subject to examination by the FDIC and the Superintendent; (ii) the Foundation must comply with supervisory directives imposed by the FDIC and the Superintendent; (iii) the Foundation will operate in accordance with written policies adopted by its Board of Directors, including a conflict of interest policy; and (iv) any shares of Holding Company Common Stock held by the Foundation must be voted in the same ratio as all other outstanding shares of Holding Company Common Stock on all proposals considered by stockholders of the Holding Company; provided, however that, consistent with this condition, the FDIC and the Superintendent shall waive this voting restriction under certain circumstances if compliance with the voting restriction would: (a) cause a violation of the law of the State of Delaware;
(b) would cause the Foundation to lose its tax-exempt status or otherwise have a material and adverse tax consequence on the Foundation; or (c) would cause the Foundation to be subject to an excise tax under Section 4941 of the Code. In order for the FDIC and the Superintendent to waive such voting restriction, the Holding Company's or the Foundation's legal counsel must render an opinion satisfactory to FDIC and the Superintendent that compliance with the voting restriction would have the effect described in clauses (a), (b) or (c) above. Under those circumstances, the FDIC and the Superintendent shall grant a waiver of the voting restriction upon submission of such opinion(s) by the Holding Company or the Foundation which are satisfactory to the FDIC and the Superintendent. There can be no assurances that a legal opinion addressing these issues will be rendered, or if rendered, that the FDIC and the Superintendent will grant an unconditional waiver of the voting restriction. If the Superintendent waives the voting restriction, the Department may (1) impose a condition that a certain portion of the members of the Foundation's Board of Directors shall be persons who are not directors, officers or employees of the Bank or the Holding Company or any affiliate thereof or (2) impose such other condition relating to control of the Holding Company Common Stock held by the Foundation as determined by the Department to be appropriate. In no event will the voting restriction survive the sale of shares of the Holding Company Common Stock held by the Foundation.

Conditions to the Merger

         The merger agreement provides that the consummation of the proposed transaction is subject to the satisfaction of certain conditions, or the waiver of such conditions by the Party entitled to do so, at or prior to the Closing Date, as defined in the merger agreement. Each of the Parties' obligations under the merger agreement are subject to the following conditions, among others: (a) valid corporate authorization by the parties, including SFS stockholder approval, of the transactions contemplated by the merger agreement; (b) receipt of all necessary governmental approvals required to consummate the transactions contemplated by the merger agreement, and the expiration of all waiting periods with respect thereto, and receipt of consents from each other person whose consent is necessary to the consummation of the Merger; (c) absence of any law, regulation or decree which prohibits or restricts consummation of the transactions contemplated by the merger agreement; (d) effectiveness of the Form S-1 and receipt of or exemption from all state securities authorizations; (e) approval for listing on The Nasdaq National Market of the shares to be issued in the Merger; (f) receipt by the Bank and SFS of a written opinion of Arthur Andersen that the Merger will constitute a reorganization under the Code; (g) consummation of the Conversion in accordance with the Plan of Conversion; and
(h) amendment of the federal stock charter of Schenectady Federal.

         In addition to the foregoing conditions, the obligations of SFS under the merger agreement are further subject to the satisfaction, at or prior to the Closing Date, of the following conditions, any one or more of which can be waived by SFS: (a) truth and correctness of the representations and warranties of the Bank; (b) the Bank's performance in all material respects of all obligations and covenants under the merger agreement; (c) delivery of a Bank officers' certificate attesting to the satisfaction of conditions (a) and (b);
(d) absence of any proceeding initiated by a governmental entity seeking to restrain the Merger; (e) delivery of such other Bank certificates and documents as SFS may reasonably request; and (f) receipt of a letter from its accountants that the Merger shall be accounted for as a pooling of interests.

         In addition to the conditions set forth in the second preceding paragraph, the obligations of the Bank under the merger agreement are further subject to the satisfaction, at or prior to the Closing Date, of the following conditions, any one or more of which can be waived by the Bank: (a) truth and correctness of the representations and warranties of SFS; (b) SFS performance in all material respects of all obligations and covenants under the merger agreement; (c) delivery of an SFS officers' certificate attesting to the satisfaction of conditions (a) and (b); (d) absence of any proceeding initiated by a governmental entity seeking to restrain the Merger; (e) delivery of such other SFS certificates and documents as the Bank may reasonably request; (f) receipt of a letter from its accountants that the Merger shall be accounted for as a pooling of interests; and (g) delivery by Elias, Matz, Tiernan & Herrick, L.L.P. of an opinion with respect to such matters as KBW, in its capacity as underwriter, shall reasonably require.

Conduct of Business Prior to the Merger Closing Date

         Under the terms of the merger agreement, the Bank and SFS shall, and shall cause each of their respective subsidiaries to, conduct its businesses and engage in transactions only in the ordinary course and consistent with past practice or to the extent otherwise contemplated under the merger agreement, except with the prior written consent of the Bank or SFS, as the case may be. SFS also shall use its reasonable efforts to (1) preserve its business organization and that of it subsidiaries intact, (2) keep available to itself and the Bank the present services of its employees and those of its subsidiaries, and (3) preserve for itself and the Bank the goodwill of its customers and those of its subsidiaries and others with whom business relationships exist.

         In addition, under the terms of the merger agreement, SFS has agreed that, except as otherwise approved by the Bank in writing or as permitted, contemplated or required by the merger agreement, it will not, nor will it permit any of its subsidiaries to:

         (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the SFS Common Stock, except for regular quarterly cash dividends at a rate not in excess of $.08 per share and except, in the event the Effective Time occurs more than 45 days after the commencement of any calendar quarter but prior to the normal dividend payment date for such calendar quarter, a pro rata cash dividend based on SFS normal quarterly cash dividend rate;

         (ii) issue any shares of its capital stock, other than upon exercise of the SFS Options or upon the reissuance of shares pursuant to the merger agreement, or issue, grant, modify or authorize any rights; purchase any shares of SFS Common Stock; or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

         (iii) amend its Certificate of Incorporation, Bylaws or similar organizational documents; impose, or suffer the imposition, on any share of stock or other ownership interest held by SFS in a subsidiary thereof, of any lien, charge or encumbrance or permit any such lien, charge or encumbrance to exist; or waive or release any material right or cancel or compromise any material debt or claim;

         (iv) increase the rate of compensation of any of its directors, officers or employees, or pay or agree to pay any bonus or severance to, or provide any other new employee benefit or incentive to, any of its directors, officers or employees, except (A) as may be required pursuant to previously disclosed commitments existing on July 31, 1998; (B) as may be required by law; (C) merit increases in accordance with past practices, normal cost-of-living increases and normal increases related to promotions or increased job responsibilities; and (D) immediately prior to the Effective Time, SFS may pay bonuses under the SFS Incentive Plan in amounts provided under such plan, provided that if the Effective Time is prior to December 31, 1998, then the amount for 1998 shall be prorated for the period from January 1, 1998 to the Effective Time;

         (v) enter into or, except as may be required by law and for amendments contemplated by the merger agreement, modify any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto in respect of any of its directors, officers or employees; or make any contributions to SFS defined benefit plan or the SFS ESOP (other than as required by law or regulation or in a manner and amount consistent with past practices);

         (vi) enter into (A) any transaction, agreement, arrangement or commitment not made in the ordinary course of business, (B) any agreement, indenture or other instrument relating to the borrowing of money by SFS or a subsidiary thereof or guarantee by SFS or any subsidiary thereof of any such obligation, except in the case of Schenectady Federal for deposits, FHLB advances, federal funds purchased and securities sold under agreements to repurchase in the ordinary course of business consistent with past practice, (C) any agreement, arrangement or commitment relating to the employment of an employee or consultant, or amend any such existing agreement, arrangement or commitment, provided that SFS and Schenectady Federal may employ an employee or consultant in the ordinary course of business if the employment of such employee or consultant is terminable by SFS or Schenectady Federal at will and without liability, other than as required by law; and provided that the term of the employment agreements and change in control severance agreements existing as of July 31, 1998 (other than the employment agreement with Joseph Giaquinto) may be extended for an additional one year as of the anniversary date of such agreements in accordance with the provisions thereof; or (D) any contract, agreement or understanding with a labor union;

         (vii) change its method of accounting in effect for the year ended December 31, 1997, except as required by changes in laws or regulation or generally accepted accounting principles, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for such year, except as required by changes in laws or regulations;

         (viii) make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments existing on July 31, 1998 and other than expenditures necessary to maintain existing assets in good repair;

                  or enter into any new lease of real property or any new lease of personal property providing for annual payments exceeding $10,000;

         (ix) file any applications or make any contract with respect to branching or site location or relocation;

         (x) acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) control over or any equity interest in any business or entity, except for investments in marketable equity securities in the ordinary course of business and not exceeding 5% of the outstanding shares of any class;

         (xi) enter or agree to enter into any agreement or arrangement granting any preferential right to purchase any of its assets or rights or requiring the consent of any party to the transfer and assignment of any such assets or right;

         (xii) except as necessitated in the reasonable opinion of SFS due to changes in interest rates, and in accordance with safe and sound banking practices, change or modify in any material respect any of its lending or investment policies, except to the extent required by law or an applicable regulatory authority;

         (xiii) take any action that would prevent or impede the Merger or the Conversion from qualifying as a reorganization within the meaning of Section 368 of the Code or from being accounted for as a pooling-of-interests under GAAP;

         (xiv) except as necessitated in the reasonable opinion of SFS due to changes in interest rates, and in accordance with safe and sound banking practices, enter into any futures contract, option contract, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest; or

         (xv) take any action that would result in any of the representations and warranties of the Holding Company contained in the merger agreement not to be true and correct in any material respect at the Effective Time or that would cause any of the conditions to consummation of the Merger from being satisfied.

         Pursuant to the merger agreement, during the period from the date of the merger agreement and continuing until the Effective Time, except with the prior written consent of SFS or as expressly contemplated in the merger agreement, the Bank shall not, and shall cause each subsidiary thereof not to
(i) take any action that would prevent or impede the Merger or the Conversion from qualifying as a reorganization within the meaning of Section 368 of the Code or from being accounted for as a pooling-of-interests under GAAP; or (ii) take any action that would result in any of the representations and warranties of the Bank contained in the Agreement not to be true and correct in any material respect at the Effective Time or that would cause any of the conditions to consummation of the Merger from being satisfied.

Required Approvals for the Conversion and the Merger

         Various approvals of the Department and the FDIC are required in order to consummate the Conversion and the Merger. The Department and the FDIC have approved the Plan of Conversion, subject to approval by the Bank's voting depositors. In addition, consummation of the Conversion and the Merger is subject to OTS approval of the Holding Company's holding company application to acquire all the SFS Common Stock and all of the Bank common stock and the applications under the Home Owners' Loan Act, the Bank Merger Act and the New York State Banking laws, with respect to the Merger of Schenectady Federal with and into the Bank with the Bank being the surviving entity. Applications for these approvals have been filed and are currently pending.

         Pursuant to Department and FDIC regulation, the Plan of Conversion must be approved by at least a majority of the total number of votes eligible to be cast by the Bank's voting depositors and by at least seventy-five percent (75%) in amount of deposit liabilities of Voting Depositors represented in person or by proxy at the Special Meeting. The merger agreement must be approved by a majority of the Voting Depositors present in person or by proxy and voting at the Special Meeting. In addition, under Delaware law, the merger agreement must be approved by a majority of the outstanding SFS Common Stock entitled to vote thereon at the SFS Special Meeting.

         The Holding Company is required to make certain filings with state securities regulatory authorities in connection with the issuance of Holding Company Common Stock in the Conversion and the Merger.

Acquisition Proposals

         Until the Closing Date or the earlier termination of the merger agreement, SFS shall not, and shall cause each subsidiary thereof not to, solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition, purchase of all or a substantial portion of the assets of, or any equity interest in, SFS or any of its subsidiaries (other than with the Bank or an affiliate thereof), provided, however, that the Board of Directors of SFS may furnish such information or participate in such negotiations or discussions if the Board of Directors, after having consulted with and considered the advice of outside counsel, has determined that the failure to do the same may cause the members of such Board of Directors to breach their fiduciary duties under applicable law. SFS is required to promptly inform the Bank orally and in writing of any such request for information or of any such negotiations or discussions.

Representations and Warranties

         The merger agreement contains representations and warranties of SFS and the Bank which are customary in Merger transactions, including, but not limited to, representations and warranties concerning: (a) the organization and capitalization of SFS and the Bank and their respective subsidiaries; (b) the due authorization, execution, delivery and enforceability of the merger agreement; (c) the consents or approvals required, and the lack of conflicts or violations under applicable certificates of incorporation, charter, bylaws, instruments and laws, with respect to the transactions contemplated by the merger agreement; (d) the absence of material adverse changes, (e) the documents to be filed by the Parties with the SEC and other regulatory agencies; (f) the conduct of business in the ordinary course and absence of certain changes; (g) the financial statements; (h) the compliance with laws; and (i) the allowance for loan losses and real estate owned. The representations and warranties of the Bank and SFS will not survive beyond the Effective Time if the Merger is consummated, and, if the merger agreement is terminated without consummation of the Merger, there will be no liability on the part of any Party to the merger agreement except that no Party shall be relieved from any liability arising out of a willful breach of any covenant, undertaking, misrepresentation or warranty in the merger agreement and except as described under " - Termination and Amendment" and " - Expenses of the Merger."

Closing Date of the Merger

         The Effective Time of the Merger shall be the date specified in the Certificate of Merger to be filed with the Delaware Secretary of State with respect to the Merger of SFS with and into the Holding Company unless a later date and time is specified as the effective time in such Certificate of Merger. Such filing will occur only after the receipt of all requisite regulatory approvals, approval of the transaction by the requisite vote of the stockholders of SFS and of the Voting Depositors of the Bank, and the satisfaction or waiver of all other conditions to the Merger.

         A closing (the "Closing") shall take place on the Closing Date, which shall be at such time as the Bank and SFS may mutually agree to following the receipt of all necessary regulatory or governmental approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver (to the extent permitted) of all the conditions to consummation of the Merger.

Termination and Amendment

         The merger  agreement may be terminated prior to the Effective Time by:
(a) the mutual written consent of the parties; (b) by the Bank or SFS if (i) the other party has in any material respect breached the merger agreement, and such breach has not been timely cured after notice; (ii) any necessary governmental approval is denied, unless such denial is due to a breach of the party seeking to terminate; (iii) if a final, nonappealable order prohibits any transaction contemplated by the merger agreement; (iv) the stockholders of SFS do not approve the merger agreement or the depositors of the Bank do not approve the Plan of Conversion, unless the failure of such approval is due to a breach of the party seeking to terminate; (v) the Effective Time has not occurred by March 31, 1999 (or in certain circumstances, April 15, 1999 for the Bank) unless the failure of such occurrence is due to a breach of the party seeking to terminate; or (c) by the Bank if a Purchase Event has occurred. The term "Purchase Event" means any of the following events or transactions occurring after the date of the merger agreement:

         (i) SFS or Schenectady Federal, without having received the Bank's prior written consent, enter into an agreement to engage in an Acquisition Transaction (as defined) with any person other than the Holding Company or the Bank or the Board of Directors of SFS shall have recommended that the stockholders of SFS approve or accept any Acquisition Transaction with any person other than the Holding Company or the Bank;

         (ii) After a bona fide proposal is made by any person other than the Holding Company or the Bank to SFS or its stockholders to engage in an Acquisition Transaction, (A) SFS or Schenectady Federal shall have breached any covenant or obligation contained in the merger agreement and such breach would entitle the Bank to terminate the merger agreement or (B) the holders of the SFS Common Stock shall not have approved the merger agreement at the SFS Special Meeting or (C) the SFS Special Meeting to approve the merger agreement shall not have been held or shall have been canceled prior to termination of the merger agreement or (D) the Board of Directors of SFS shall have withdrawn or modified in a manner adverse to the Bank the recommendation of the Board of Directors of SFS with respect to the merger agreement.

         For purposes of the merger agreement,  "Acquisition  Transaction" means
(x) a Merger or consolidation, or any similar transaction, involving SFS or Schenectady Federal, (y) a purchase, lease or other acquisition of all or substantially all of the assets of SFS or Schenectady Federal, or (z) a purchase or other acquisition (including by way of Merger, consolidation, share exchange or otherwise) of securities representing 25% or more of the voting power of SFS or Schenectady Federal.

         In the event of termination of the merger agreement, as provided above, the merger agreement shall thereafter become void and have no effect, and there shall be no liability on the party of any Party to the merger agreement or their respective officers and directors, except that (i) certain provisions regarding confidential information and expenses shall survive and remain in full force and effect; (ii) a breaching party shall not be relieved of liability for any willful breach giving rise to such termination; and (iii) certain provisions relating to expenses and termination fees shall survive and remain in full force and effect. The Bank shall pay to SFS a termination fee of $2.0 million unless
(i) the Bank terminates in response to a breach or Purchase Event by SFS; (ii) the termination is due to failure to receive any required governmental approval, failure to receive the approval of the Bank's depositors, or failure of the Effective Time to occur by March 31, 1999; (iii) SFS stockholders do not approve the merger agreement; (iv) the merger agreement is terminated because certain closing conditions cannot be satisfied; or (v) SFS exercises a right of termination before March 31, 1999. If termination is due to failure to receive the approval of the Bank's depositors, or failure of the Effective Time to occur by March 31, 1999, the Bank shall pay to SFS the reasonable and verifiable expenses incurred by SFS in connection with the merger agreement. If termination is due to (i) failure to receive any required governmental approval or (ii) all other conditions are satisfied, but the required pooling of interest letters cannot be obtained due to an act or omission of the Bank, the Holding Company or a Bank affiliate, the Bank will pay to SFS a break up fee of $1.0 million. SFS shall pay to the Bank a fee of $2.0 million upon the occurrence of a purchase event prior to a fee termination event.

         A Fee  Termination  Event shall be the first to occur of the following:
(i) the Effective Date, (ii) termination of the merger agreement in accordance with the terms thereof prior to the occurrence of a Purchase Event (other than a termination of the merger agreement by the Bank as a result of a willful breach of any representation, warranty, covenant or agreement of SFS or Schenectady Federal) or (iii) 12 months following termination of the merger agreement by the Bank unless a Purchase Event shall have occurred prior thereto.

         The merger agreement may be amended or supplemented at any time by mutual agreement of the Bank and SFS, subject to certain limitations. Any such amendment or supplement must be in writing and authorized by or under the direction of their respective Boards of Directors.

Interests of Certain Persons in the Merger

         Boards of Directors. Upon consummation of the Conversion and the Merger, the Holding Company and the Bank will also take all necessary action to appoint Mr. Giaquinto, currently the Chairman of SFS and Schenectady Federal's Boards, to their respective Boards of Directors ,and the Holding Company will nominate Mr. Giaquinto to be elected to a three-year term at the next annual meeting of the Holding Company's stockholders. The remaining directors and certain officers of Schenectady Federal as of the Effective Time will be appointed to an advisory board to the Holding Company for a three-year term (four years, with respect to the appointment of David J. Jurczynski).

         Existing Benefit Plans and employment agreements. As of July 31, 1998, there were an aggregate of 125,579 stock options to purchase SFS Common Stock outstanding under SFS Stock Option and Incentive Plan (the "SFS Option Plan"). Of these stock options 46,496 are currently exercisable. If any of the SFS Options remain outstanding immediately prior to consummation of the Merger, they will be converted into options to purchase Holding Company Common Stock, with the number of shares subject to the option and the exercise price per share to be adjusted based upon the Exchange Ratio so that the aggregate exercise price remains unchanged, and with the duration of the option remaining unchanged. SFS Options which have not vested as of the Effective Time will continue to vest in accordance with their terms for as long as the holders of the options are either a director, advisory director or employee of the Holding Company and/or the Bank.

         As of July 31, 1998, an aggregate of 32,530 shares of SFS Common Stock have been awarded to the directors and officers of SFS pursuant to the RRP and have not yet vested. Upon consummation of the Merger, all unvested awards will be converted into Holding Company Common Stock based upon the Exchange Ratio and will continue to vest in accordance with their terms for as long as the holders of the awards are either a director, advisory director or employee of the Holding Company and/or the Bank.

         As of July 31, 1998, the SFS ESOP held 83,720 shares of SFS Common Stock which had not yet been allocated to participants and which were pledged as collateral for the remaining $837,200 loan to the SFS ESOP. The ESOP is expected to be terminated six months following consummation of the Merger, at which time the loan will be repaid and the remaining unallocated shares will be allocated to the participants.

         Pursuant to the merger agreement, the Bank has agreed to retain employees of SFS and Schenectady Federal after the Effective Time, provided that the Holding Company and the Bank shall not have any obligation to continue the employment of such persons. The merger agreement provides that officers and employees of SFS and the Bank who become employees of the Bank after the Merger will be entitled to participate in the Bank's employee benefit plans maintained generally for the benefit of its employees. The Bank shall treat SFS employees who become employees of the Bank as new employees, but shall amend its employee benefit plans to provide credit, for purposes of vesting and eligibility to participate for service with SFS to the extent that such service was recognized for similar purposes under SFS plans. In addition, the provisions of certain employment agreements and Supplemental Executive Retirement Agreements with officers of SFS will result in cash payments aggregating approximately $____ million to certain of SFS officers, including $______ million to Mr. Giaquinto.

         In the merger agreement, the Holding Company has agreed to indemnify the directors, officers and employees of SFS and each of its subsidiaries for a period of six years after the Effective Time to the fullest extent which SFS or any SFS subsidiary would have been permitted to do so under its respective Certificate of Incorporation, Charter or

Bylaws. In addition, all limitations of liability existing in favor of such individuals in the Certificate of Incorporation, Charter or Bylaws of SFS or any SFS subsidiary, arising out of matters existing or occurring at or prior to the Effective Time, shall survive the Merger and shall continue in full force and effect. The Holding Company has also agreed to maintain SFS existing directors' and officers' liability insurance policy (or purchase another policy providing substantially the same coverage) for a period of six years following the Effective Time, subject to certain limits on the cost to the Holding Company.

Delivery of Certificates

         Conversion Shares. Certificates representing Conversion Shares issued in the Conversion will be mailed by the Holding Company's transfer agent to the persons entitled thereto at the addresses of such persons appearing on the stock order form as soon as practicable following consummation of the Merger. Any certificates returned as undeliverable will be held by the Holding Company until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for Conversion Shares are available and delivered to subscribers, such subscribers may not be able to sell the Conversion Shares for which they have subscribed, even though trading of the Holding Company Common Stock may have commenced.

         Exchange Shares. After consummation of the Merger, each holder of a certificate or certificates previously evidencing issued and outstanding shares of SFS Common Stock, upon surrender of the same to an agent, duly appointed by the Holding Company (the "Exchange Agent") shall be entitled to receive in exchange therefore a certificate or certificates representing the number of full shares of Holding Company Common Stock for which the shares of SFS Common Stock surrendered shall have been converted based on the Exchange Ratio. The Exchange Agent shall, after expiration of the ten trading day period required to determine the Exchange Ratio, promptly mail to each such holder of record of an outstanding certificate which immediately prior to the consummation of the Merger evidenced shares of SFS Common Stock, and which is to be exchanged for Holding Company Common Stock based on the Exchange Ratio as provided in the merger agreement, a form of letter of transmittal (which shall specify that delivery shall be effected, any risk of loss and title to such certificate shall pass, only upon delivery of such certificate to the Exchange Agent) advising such Holder of the terms of the exchange effected by the Merger and of the procedure for surrendering to the Exchange Agent such certificate in exchange for a certificate or certificates evidencing Holding Company Common Stock. The stockholders of SFS should not forward SFS Common Stock certificates to the Holding Company or the Exchange Agent until they have received the transmittal letter.

         No holder of a certificate representing shares of SFS Common Stock shall be entitled to receive any dividends in respect of the Holding Company Common Stock into which such shares shall have been converted by virtue of the Merger until the certificate representing such shares of SFS Common Stock is surrendered in exchange for certificates representing shares of Holding Company Common Stock. In the event that dividends are declared and paid by the Holding Company in respect of Holding Company Common Stock after the consummation of the Merger but prior to surrender of certificates representing shares of SFS Common Stock, dividends payable in respect of shares of Holding Company Common Stock not then issued shall accrue (without interest). Any such dividends shall be paid (without interest) upon surrender of the certificates representing such shares of SFS Common Stock. The Holding Company shall be entitled, after the consummation of the Merger, to treat certificates representing shares of SFS Common Stock as evidencing ownership of the number of full shares of Holding Company Common Stock into which the shares of SFS Common Stock represented by such certificates shall have been converted, notwithstanding the failure on the part of the holder thereof to surrender such certificates.

         The Holding Company shall not be obligated to deliver a certificate or certificates representing Holding Company Common Stock to which a holder of SFS Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the certificate or certificates representing the shares of SFS Common Stock for exchange as provided above, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be required in each case by the Holding Company. If any certificate evidencing shares of Holding Company Common Stock is to be issued in a name other than that in which the certificate evidencing SFS Common Stock surrendered in exchange therefore is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer tax or other tax required by reason of the issuance of a certificate for share of Holding Company Common Stock in any name other than that of the registered holder of the certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

Resale Considerations With Respect to the Holding Company Common Stock Issued in the Merger

         The shares of Holding Company Common Stock that will be issued if the Merger is consummated have been registered under the Exchange Act and approved for listing on The Nasdaq National Market and will be freely transferable, except for shares of Holding Company Common Stock received in the Merger by persons, including directors and executive officers of any of the Parties, who may be deemed to be "affiliates" of any of the Parties under Rule 145 promulgated under the Securities Act. Affiliates may not sell their shares of Holding Company Common Stock acquired pursuant to the Merger, except pursuant to an effective registration statement under the Securities Act covering such shares of Holding Company Common Stock or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. Persons who may be deemed to be affiliates of any of the Parties generally include individuals or entities that control, are controlled by, or are under common control with, any of the Parties and may include certain officers and directors of any of the Parties as well as any stockholders who own more than 10% of the common stock of any of the Parties.

Certain Restrictions on Purchase or Transfer of Shares After the Conversion

         All Conversion Shares owned by any director or executive officer of the Holding Company and/or the Bank will be subject to a restriction that the shares not be sold for a period of one year following the Conversion, except in the event of the death of such director or executive officer or pursuant to a Merger or similar transaction approved by the Department and the FDIC. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within such time period of any certificate or record ownership of such shares other than as provided above is a violation of the restriction. Any shares of Holding Company Common Stock issued at a later date within this one year period as a stock dividend, stock split or otherwise with respect to such restricted stock will be subject to the same restrictions.

         Purchases of Holding Company Common Stock by directors, executive officers and their associates during the three-year period following completion of the Conversion and the Merger may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the Department and the FDIC. This restriction does not apply, however, to negotiated transactions involving more than 1% of the outstanding Holding Company Common Stock or to certain purchases of stock pursuant to an employee stock benefit plan.

         Pursuant to FDIC regulations, the Holding Company will generally be prohibited from repurchasing any shares of the Holding Company Common Stock within one year following the consummation of the Conversion, although the FDIC under its current policies may approve a request to repurchase shares of Holding Company Common Stock following the six-month anniversary of the Conversion. During the second and third years following consummation of the Conversion, the Holding Company may not repurchase any shares of its Holding Company Common Stock other than pursuant to (i) an offer to all stockholders on a pro rata basis which is approved by the FDIC; (ii) the repurchase of qualifying shares of a director, if any; (iii) purchases in the open market by a tax-qualified or non-tax-qualified employee stock benefit plan in an amount reasonable and appropriate to fund the plan; or (iv) purchases that are part of an open-market stock repurchase program not involving more than 5% of its outstanding capital stock during a 12- month period, if the repurchases do not cause the Bank to become undercapitalized and the Bank provides to the FDIC written notice containing a full description of the program to be undertaken and such program is not disapproved by the FDIC. The FDIC may permit stock repurchases in excess of such amounts prior to the third anniversary of the Conversion if exceptional circumstances are shown to exist. However, in order to preserve pooling-of-interests accounting treatment for the Merger and GAAP, the Holding Company's ability to repurchase shares of its Holding Company Common Stock will be limited during the two-year period following consummation of the Merger.

Liquidation Rights

         In the unlikely event of a complete liquidation of the Bank in its present mutual form, each depositor of the Bank would receive his pro rata share of any assets of the Bank remaining after payment of claims of all creditors including the claims of all depositors to the withdrawal value of their accounts. Each depositor's pro rata share of such remaining assets would be in the same proportion as the value of his or her deposit account was to the total value of all deposit accounts in the Bank at the time of liquidation. After the Conversion, each depositor, in the event of a complete liquidation of the Bank, would have a claim as a creditor of the same general priority as the claims of all other general creditors of the Bank. However, except as described below, his or her claim would be solely in the amount of the balance in his deposit account plus accrued interest. He or she would not have an interest in the value or assets of the Bank above that amount.

         The Plan provides for the establishment, upon the completion of the Conversion, of a special "Liquidation Account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the Bank's net worth as of the date of its latest statement of financial condition contained in the final prospectus utilized in the Conversion. As of June 30, 1998, the initial balance of the liquidation account would be approximately $53.3 million. Each Eligible Account Holder and Supplemental Eligible Account Holder, if he or she were to continue to maintain his or her deposit account at the Bank, would be entitled, upon a complete liquidation of the Bank after the Conversion, to an interest in the liquidation account prior to any payment to the Holding Company as the sole stockholder of the Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each deposit account, including passbook accounts, NOW accounts, money market deposit accounts, and certificates of deposit, held in the Bank at the close of business on March 31, 1997 or September 30, 1998, as the case may be. Each Eligible Account Holder and Supplemental Eligible Account Holder will have a pro rata interest in the total liquidation account for each of his or her deposit accounts based on the proportion that the balance of each such deposit account on the March 31, 1997 Eligibility Record Date (or the September 30, 1998 Supplemental Eligibility Record Date, as the case may be) bore to the balance of all deposit accounts in the Bank on such dates.

         If, however, on any June 30 annual closing date of the Bank, commencing June 30, 1999, the amount in any deposit account is less than the amount in such deposit account on March 31, 1997 or September 30, 1998, as the case may be, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Any assets remaining after the claims of general creditors (including the claims of all depositors to the withdrawal value of their accounts) and the above liquidation rights of the Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to the Holding Company as the sole stockholder of the Bank.

         Schenectady Federal currently maintains a liquidation account for the benefit of savings account holders of Schenectady Federal on December 31, 1993 and March 31, 1995. Upon consummation of the Conversion and the Merger, the Bank will assume Schenectady Federal's current liquidation account in addition to the establishment of the liquidation account for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders of the Bank described above.

Accounting Treatment

         Consummation of the Merger will be accounted for under the pooling-of-interests method of accounting. As a result, the historical basis of the assets and liabilities of SFS and the Holding Company will be combined at the Closing Date and carried forward at their previously recorded amounts, and the stockholders' equity accounts of SFS and the Holding Company will also be combined. The consolidated income and other financial statements of the Holding Company issued after consummation of the Merger will be restated retroactively to reflect the consolidated operations of the Holding Company and SFS as if the Merger had taken place prior to the periods covered by such financial statements. See "Pro Forma Unaudited Financial Information."

         In the past, SFS had made certain repurchases of shares of SFS Common Stock. In order to qualify for the pooling-of-interests method of accounting, SFS will issue approximately ________________ shares of SFS Common Stock prior to the Effective Time to cure tainted shares. SFS has made no repurchases since October 22, 1997 and, pursuant to the terms of the merger agreement, will not make any repurchases prior to consummation of the Merger. In addition, regulations of the FDIC restrict the Holding Company's ability to implement any repurchases of stock subsequent to the Merger. Any repurchase program implemented by the Holding Company subsequent to the Merger also will be limited as necessary to preserve pooling-of-interests accounting treatment of the Merger.

Expenses of the Merger

         The merger agreement provides, in general, that the Bank and SFS shall each bear and pay all their respective costs and expenses incurred by it in connection with the transactions contemplated by the merger agreement, including fees and expenses of their respective financial consultants, investment bankers, accountants and counsel. If the merger agreement is terminated under certain specified circumstances, the Bank is obligated to pay SFS a break-up fee of up to $2 million, and if a Purchase Event (as defined) occurs, then SFS must pay the Bank a fee of $2 million. See " Termination."


                                  THE OFFERING

Stock Pricing

         The Plan of Conversion requires that the purchase price of the Holding Company Common Stock must be based on the appraised pro forma market value of the Holding Company Common Stock, as determined on the basis of an independent valuation. The Bank and the Holding Company have retained RP Financial to make such valuation. For its services in making such appraisal, RP Financial will receive a fee of $47,500, plus out-of-pocket expenses. The Bank and the Holding Company have agreed to indemnify RP Financial and its employees and affiliates against certain losses (including any losses in connection with claims under the federal securities laws) arising out of its services as appraiser, except where RP Financial's liability results from its negligence or bad faith.

         An appraisal has been made by RP Financial in reliance upon the information contained in this Prospectus, including the financial statements. RP Financial also considered the following factors, among others: the present and projected operating results and financial condition of the Holding Company and the Bank, and the economic and demographic conditions in the Bank's existing market area; certain historical, financial and other information relating to the Bank; a comparative evaluation of the operating and financial statistics of the Bank with those of other similarly situated publicly-traded savings associations and savings institutions located in the Bank's market area and the State of New York; the aggregate size of the offering of the Holding Company Common Stock; the impact of the Conversion on the Bank's equity and earnings potential; the proposed dividend policy of the Holding Company and the Bank; and the trading market for securities of comparable institutions and general conditions in the market for such securities.

         On the basis of the foregoing, RP Financial has advised the Holding Company and the Bank that, in its opinion, dated as of September 4, 1998, the estimated pro forma market value of the Holding Company Common Stock ranged from a minimum of $59,500,000 to a maximum of $80,500,000 with a midpoint of $70,000,000. The Board of Trustees of the Bank held a meeting to review and discuss the appraisal report prepared by RP Financial. A representative of RP Financial participated in the meeting to explain the contents of the appraisal report. In connection with its review of the reasonableness and adequacy of such appraisal consistent with NYBB and FDIC regulations and policies, the Board of Trustees reviewed the methodology that RP Financial employed to determine the pro forma market value of the Holding Company Common Stock and the appropriateness of the assumptions that RP Financial used in determining this value.

         Based upon the Valuation Range and the Purchase Price of $10.00 per share for the Holding Company Common Stock established by the Board of Trustees, the Board of Trustees has established the Estimated Valuation Range of $59,500,000 to $80,500,000, with a midpoint of $70,000,000, and the Holding
Company expects to issue between 5,950,000 and 8,050,000 shares of Holding Company Common Stock. The Estimated Valuation Range may be amended with the approval of the Superintendent and FDIC (if required), if necessitated by subsequent developments in the financial condition of the Holding Company or the Bank or market conditions generally.

         The valuation prepared by RP Financial is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing such shares. RP Financial did not independently verify the financial statements and other information provided by the Bank, nor did RP Financial value independently the assets or liabilities of the Bank. The valuation considers the Bank as a going concern and should not be considered as an indication of the liquidation value of the Bank. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing such shares in the Conversion will thereafter be able to sell such shares at prices at or above the Purchase Price or in the range of the foregoing valuation of the pro forma market value thereof.

         Following commencement of the Subscription Offering or Community Offering, if any, the maximum of the Estimated Valuation Range may be increased up to 15% and the number of shares of Holding Company Common Stock to be issued in the Conversion may be increased to 9,257,500 shares due to regulatory considerations, changes in the market and general financial and economic conditions, without the resolicitation of subscribers. See "-- Limitations on Common Stock Purchases" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the Estimated Valuation Range to fill unfilled orders in the Subscription and Community Offerings.

         No sale of shares of Holding Company Common Stock may be consummated unless, prior to such consummation, RP Financial confirms to the Bank, Holding Company, Superintendent and FDIC that, to the best of its knowledge, nothing of a material nature has occurred which, taking into account all relevant factors, would cause RP Financial to conclude that the value of the Holding Company Common Stock at the price so determined is incompatible with its estimate of the pro forma market value of the Holding Company Common Stock at the conclusion of the Subscription Offering and Community Offering, if any.

         If, based on RP Financial's estimate, the pro forma market value of the Holding Company Common Stock, as of the date that RP Financial so confirms, is not more than 15% above the maximum and not less than the minimum of the Estimated Valuation Range then, (1) with the approval of the Superintendent, if required, and the FDIC, the number of shares of Holding Company Common Stock to be issued in the Conversion may be increased or decreased, pro rata to the increase or decrease in value, without resolicitation of subscriptions, to no more than 9,257,500 shares or no less than 5,950,000 shares, and (2) all shares purchased in the Subscription and Community Offerings will be purchased for the Purchase Price of $10.00 per share. If the number of shares issued in the Conversion is increased due to an increase of up to 15% in the Estimated Valuation Range to reflect changes in market or financial conditions, persons who subscribed for the maximum number of shares will not be given the opportunity to subscribe for an adjusted maximum number of shares, except for the Employee Plans which will be able to subscribe for such adjusted amount up to their 10% subscription. See "- Limitations on Common Stock Purchases."

         If the pro forma market value of the Holding Company Common Stock is either more than 15% above the maximum of the Estimated Valuation Range or less than the minimum of the Estimated Valuation Range, the Bank and the Holding
Company, after consulting with the Superintendent and the FDIC, may terminate the Plan and return all funds promptly with interest at the Bank's passbook rate of interest on payments made by check, draft or money order, extend or hold new Subscription and Community Offerings, establish a new Estimated Valuation Range, commence a resolicitation of subscribers or take such other actions as permitted by the Superintendent and the FDIC in order to complete the Conversion. In the event that a resolicitation is commenced, unless an affirmative response is received within a reasonable period of time, all funds will be promptly returned to investors as described above. A resolicitation, if any, following the conclusion of the Subscription and Community Offerings would not exceed 45 days unless such resolicitation is further extended by the Superintendent and the FDIC for periods of up to 60 days not to extend beyond _________________________, 2000.

         If all shares of Holding Company Common Stock are not sold through the Subscription and Community Offerings, then the Bank and the Holding Company expect to offer the remaining shares in a Syndicated Community

Offering, which would occur as soon as practicable following the close of the Subscription Offering or Community Offering, if any, but may commence during the Subscription Offering and Community Offering, if any, subject to the prior rights of subscribers. All shares of Holding Company Common Stock will be sold at the same price per share in the Syndicated Community Offering as in the Subscription and Community Offerings. See "--Syndicated Community Offering."

         No sale of shares of Holding Company Common Stock may be consummated unless, prior to such consummation, RP Financial confirms to the Bank, the Holding Company, Superintendent and the FDIC that, to the best of its knowledge, nothing of a material nature has occurred which, taking into account all relevant factors, including those which would be involved in a cancellation of the Syndicated Community Offering, would cause RP Financial to conclude that the aggregate value of the Holding Company Common Stock at the Purchase Price is incompatible with its estimate of the pro forma market value of the Holding Company Common Stock of the Holding Company at the time of the Syndicated Community Offering. Any change which would result in an aggregate purchase price which is below, or more than 15% above, the Estimated Valuation Range would be subject to Superintendent and FDIC approval. If such confirmation is not received, the Bank may extend the Conversion, extend, reopen or commence new Subscription and Community Offerings or a Syndicated Community Offering, establish a new Estimated Valuation Range and commence a resolicitation of all subscribers with the approval of the Superintendent and FDIC or take such other actions as permitted by the Superintendent and FDIC in order to complete the Conversion, or terminate the Plan and cancel the Subscription and Community Offerings and/or the Syndicated Community Offering. In the event market or financial conditions change so as to cause the aggregate purchase price of the shares to be below the minimum of the Estimated Valuation Range or more than 15% above the maximum of such range, and the Holding Company and the Bank determine to continue the Conversion, subscribers will be resolicited (i.e., be permitted to continue their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded with interest at the Bank's passbook rate of interest, or be permitted to decrease or cancel their subscriptions). Any change in the Estimated Valuation Range must be approved by the Superintendent and FDIC. A resolicitation, if any, following the conclusion of the Subscription Offering or the Community Offering would not exceed 45 days, or if following the Syndicated Community Offering, 60 days, unless further extended by the Superintendent for periods up to 60 days not to extend beyond ______________________ , 2000. If such resolicitation is not effected, the Bank will return with interest all funds promptly at the Bank's passbook rate of interest on payments made by check, savings bank draft or money order.

         Copies of the appraisal report of RP Financial, including any amendments thereto, and the detailed memoran dum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the offices of the Bank and the other locations specified under "Additional Information."

Number of Shares to be Issued

         Depending upon market or financial conditions following the commencement of the Subscription Offering and Community Offering, if any, the total number of shares to be issued in the Conversion may be increased or decreased without a resolicitation of subscribers; provided, that the product of the total number of shares times the price per share is not below the minimum or more than 15% above the maximum of the Estimated Valuation Range, and the total number of shares to be issued in the Conversion is not less than 5,950,000 or greater than 8,050,000 (or 9,257,500 if the Estimated Valuation Range is increased by 15%).

         In the event market or financial conditions change so as to cause the aggregate purchase price of the shares to be below the minimum of the Estimated Valuation Range or more than 15% above the maximum of such range, if the Plan is not terminated by the Holding Company and the Bank after consultation with the Superintendent and FDIC, purchasers will be resolicited (i.e., permitted to continue their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded, or be permitted to modify or rescind their subscriptions). Any change in the Estimated Valuation Range must be approved by the Superintendent and FDIC. If the number of shares issued in the Conversion is increased due to an increase of up to 15% in the Estimated Valuation Range to reflect changes in market or financial conditions, persons who subscribed for the maximum number of shares will not be given the opportunity to subscribe for an adjusted maximum number of shares, except for the Employee Plans, which will be able to subscribe for such adjusted amount up to their 10% subscription. See "-- Limitations on Common Stock Purchases."

         An increase in the number of shares to be issued in the Conversion as a result of an increase in the estimated pro forma market value would decrease both a subscriber's ownership interest and the Holding Company's pro forma net earnings and stockholders' equity on a per share basis while increasing pro forma net earnings and stockholders' equity on an aggregate basis. A decrease in the number of shares to be issued in the Conversion would increase both a subscriber's ownership interest and the Holding Company's pro forma net earnings and stockholders' equity on a per share basis while decreasing pro forma net earnings and stockholders' equity on an aggregate basis. For a presentation of the effects of such changes see "Pro Forma Data."

         To fund the Foundation, the number of shares to be issued and outstanding as a result of the sale of Holding Company Common Stock in the Conversion will be increased by a number of shares equal to 3% of the Holding Company Common Stock sold in the Conversion. Assuming the sale of shares in the Offerings at the maximum of the Estimated Valuation Range, the Holding Company will contribute 241,500 shares of its Holding Company Common Stock from authorized but unissued shares to the Foundation immediately following the completion of the Conversion. In that event, the Holding Company will have total shares of Holding Company Common Stock outstanding of 8,291,500 shares. Funding the Foundation with authorized but unissued shares will have the effect of diluting the ownership and voting interests of persons purchasing shares in the Conversion by 2.9% since a greater number of shares will be outstanding upon completion of the Conversion than would be if the Foundation were not established. See "Pro Forma Data."

Subscription Offering and Subscription Rights

         In accordance with the Plan of Conversion, rights to subscribe for the purchase of Holding Company Common Stock have been granted under the Plan of Conversion to the following persons in the following order of descending priority: (1) depositors whose deposits in qualifying accounts in the Bank totaled $100 or more on March 31, 1997 ("Eligible Account Holders"); (2) the
Employee Plans, including the ESOP; and (3) depositors whose deposits in qualifying accounts in the Bank totaled $100 or more on September 30, 1998, other than (i) those depositors who would otherwise qualify as Eligible Account Holders or (ii) trustees or executive officers of the Bank or their Associates, (as defined herein) ("Supplemental Eligible Account Holders"). All subscriptions received will be subject to the availability of Holding Company Common Stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering and to the maximum and minimum purchase limitations set forth in the Plan of Conversion and as described below under "- Limitations on Common Stock Purchases."

         Priority 1: Eligible Account Holders. Each Eligible Account Holder will receive, without payment therefor, first priority, non-transferable subscription rights to subscribe for Holding Company Common Stock in the Subscription Offering up to the greatest of (i) the amount permitted to be purchased in the Community Offering, which amount is currently $250,000 of the Holding Company Common Stock offered, (ii) one-tenth of one percent (0.10%) of the total offering of shares of Holding Company Common Stock or (iii) fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Holding Company Common Stock to be issued by a fraction the numerator of which is the amount of the Eligible Account Holder's qualifying deposit and the denominator of which is the total amount of qualifying deposits of all Eligible Account Holders ($______________________ ), in each case on the Eligibility Record Date, subject to the overall maximum and minimum purchase limitations and exclusive of an increase in the shares issued pursuant to an increase in the Estimated Valuation Range of up to 15%. See "- Limitations on Common Stock Purchases."

         In the event that Eligible Account Holders exercise subscription rights for a number of shares in excess of the total number of shares eligible for subscription, the shares will be allocated so as to permit each subscribing Eligible Account Holder to purchase a number of shares sufficient to make such Eligible Account Holder's total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated among the remaining subscribing Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all remaining Eligible Account Holders whose subscriptions remain unfilled.

         To ensure a proper allocation of stock, each Eligible Account Holder must list on his or her stock order form all accounts in which such Eligible Account Holder has an ownership interest. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. The subscription rights of Eligible Account Holders who are also trustees or executive officers of the Bank or their Associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the one-year period preceding the Eligibility Record Date.

         Priority 2: The Employee Plans. To the extent that there are sufficient shares remaining after satisfaction of the subscriptions by Eligible Account Holders, the Employee Plans, including the ESOP, will receive, without payment therefor, second priority, non-transferable subscription rights to purchase up to 10% of the Holding Company Common Stock to be issued in the Conversion, including shares to be issued to the Foundation, subject to the purchase limitations set forth in the Plan of Conversion and as described below under "- Limitations on Common Stock Purchases." As an Employee Plan, the ESOP intends to purchase 8% of the shares to be issued in the Conversion, or 490,280 shares and 663,320 shares, based on the issuance of 6,128,500 shares and 8,291,500 shares, respectively, at the minimum and the maximum of the Estimated Valuation Range, including the shares of Holding Company Common Stock to be issued to the Foundation. Subscriptions by the ESOP will not be aggregated with shares of Holding Company Common Stock purchased directly by or which are otherwise attributable to any other participants in the Subscription and Community Offerings, including subscriptions of any of the Bank's trustees, officers, employees or associates thereof. See "Management of the Bank--Benefit Plans--Employee Stock Ownership Plan."

         Priority 3.- Supplemental Eligible Account Holders. To the extent that there are sufficient shares remaining after satisfaction of the subscriptions by the Eligible Account Holders and Employee Plans, Supplemental Eligible Account Holders will receive, without payment therefor, third priority, non-transferable subscription rights to subscribe for Holding Company Common Stock in the Subscription Offering up to the greatest of (i) the amount permitted to be subscribed for in the Community Offering, which amount is currently $250,000 of the Holding Company Common Stock offered, (ii) one-tenth of one, percent (0.10%) of the total offering of shares of Holding Company Common Stock or (iii) fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Holding Company Common Stock to be issued by a fraction of which the numerator is the amount of the Supplemental Eligible Account Holder's qualifying deposit and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders ($______________________), in each case on the Supplemental Eligibility Record Date, subject to the overall maximum and minimum purchase limitations and exclusive of an increase in the shares issued pursuant to an increase in the Estimated Valuation Range of up to 15%. See "--Limitations on Common Stock Purchases."

         In the event that Supplemental Eligible Account Holders exercise subscription rights for a number of shares in excess of the total number of shares eligible for subscription, the shares will be allocated so as to permit each subscribing Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make such Supplemental Eligible Account Holder's total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated among the remaining subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all remaining Supplemental Eligible Account Holders whose subscriptions remain unfilled.

         To ensure a proper allocation of stock, each Supplemental Eligible Account Holder must list on his or her stock order form all accounts in which such Supplemental Eligible Account Holder has an ownership interest. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

         Expiration Date for the Subscription Offering. The Subscription Offering will expire at 12:00 noon, Eastern time, on ______________________, 1998, unless extended for an initial period of up to 45 days by the Bank or an additional 60 day periods with the approval of the Superintendent and if necessary, the FDIC. Subscription rights which have not been exercised prior to the Expiration Date will become void.

         The Bank will not execute orders until all shares of Holding Company Common Stock have been subscribed for or otherwise sold. If all shares have not been subscribed for or sold within 45 days after the Subscription Expiration

Date, unless such period is extended with the consent of the Superintendent, all funds delivered to the Bank pursuant to the Subscription Offering will be returned with interest promptly to the subscribers and all withdrawal authorizations will be canceled. If an extension beyond the 45-day period following the Subscription Expiration Date is granted, the Bank will notify subscribers of the extension of time and of any rights of subscribers to modify or rescind their subscriptions. Each such extension may not exceed 60 days, and such extensions, in the aggregate, may not last beyond ______________________, 2000.

         Persons in Non-qualified States or Foreign Countries. The Holding Company and the Bank will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the Plan reside. However, the Bank and the Holding Company are not required to offer stock in the Subscription Offering to any person who resides in a foreign country.

Community Offering

         Upon completion of the Subscription Offering, to the extent that shares remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, the Employee Plans and the Supplemental Eligible
Account Holders, the Bank will offer shares pursuant to the Plan in the Community Offering to certain members of the general public to whom a copy of this prospectus has been delivered, subject to the right of the Holding Company and the Bank to accept or reject any such orders, in whole or in part, in its sole discretion. The Community Offering, if any, shall commence upon the completion of the Subscription Offering and shall terminate seven days after the close of the Subscription Offering unless extended by the Bank and the Holding Company, with the approval of the Superintendent and the FDIC, if necessary. Such persons, together with associates of and persons acting in concert with such persons, may purchase up to $250,000 of Holding Company Common Stock subject to the maximum purchase limitation. See "- Limitations on Common Stock Purchases." This amount may be increased to up to a maximum of 5% or decreased to less than $250,000 of Holding Company Common Stock at the discretion of the Holding Company and the Bank. The opportunity to subscribe for shares of Holding Company Common Stock in the Community Offering category is subject to the right of the Bank and the Holding Company, in their sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the Expiration Date. However, no such rejection will be in contravention of any applicable law or regulation. If the Holding Company or the Bank rejects a subscription in part, the subscriber will not have the right to cancel the remainder of his or her subscription.

         Subject to the foregoing, if the amount of stock remaining is insufficient to fill the orders of subscribers in the Community Offering after completion of the Subscription and Community Offerings, such stock will be allocated first to each subscriber whose order is accepted by the Bank, in an amount equal to 2% of the shares offered in the Conversion.

Syndicated Community Offering

         As a final step in the Conversion, the Plan provides that, if feasible, all shares of Holding Company Common Stock not purchased in the Subscription Offering or the Community Offering, if any, will be offered for sale to the general public in a Syndicated Community Offering through a syndicate of registered broker-dealers to be formed and managed by KBW acting as agent of the Holding Company. There are no known agreements between KBW and any broker-dealer in connection with a possible Syndicated Community Offering. The Holding Company and the Bank have reserved the right to reject orders in whole or in part in their sole discretion in the Syndicated Community Offering. However, no such rejection will be in contravention of any applicable law or regulation. If the Holding Company or the Bank rejects an order in part, the subscriber will not have the right to cancel the remainder of his or her subscription. Neither KBW nor any registered broker-dealer shall have any obligation to take or purchase any shares of the Holding Company Common Stock in the Syndicated Community Offering; however, KBW has agreed to use its best efforts in the sale of shares in the Syndicated Community Offering.

         The price at which Holding Company Common Stock is sold in the Syndicated Community Offering will be determined as described above under "- Stock Pricing." Subject to overall purchase limitations, no person, together with any associate or group of persons acting in concert, will be permitted to subscribe in the Syndicated Community

Offering for more than 1% of the Holding Company Common Stock offered in the Conversion; provided, however, that shares of Holding Company Common Stock purchased in the Community Offering by any persons, together with associates of or persons acting in concert with such persons, will be aggregated with purchases in the Syndicated Community Offering and be subject to a maximum purchase limitation of 1% of the Holding Company Common Stock offered.

         Payments made in the form of a check, bank draft, money order or in cash will earn interest at the Bank's passbook rate of interest from the date such payment is actually received by the Bank until completion or termination of the Conversion.

         In addition to the foregoing, if a syndicate of broker-dealers ("selected dealers") is formed to assist in the Syndicated Community Offering, a purchaser may pay for his or her shares with funds held by or deposited with a selected dealer. If an order form is executed and forwarded to the selected dealer or if the selected dealer is authorized to execute the order form on behalf of a purchaser, the selected dealer is required to forward the order form and funds to the Bank for deposit in a segregated account on or before noon of the business day following receipt of the order form or execution of the order form by the selected dealer. Alternatively, selected dealers may solicit indications of interest from their customers to place orders for shares. Such selected dealers shall subsequently contact their customers who indicated an interest and seek their confirmation as to their intent to purchase. Those indicating an intent to purchase shall execute order forms and forward them to their selected dealer or authorize the selected dealer to execute such forms. The selected dealer will acknowledge receipt of the order to its customer in writing on the following business day and will debit such customer's account on the third business day after the customer has confirmed his or her intent to purchase ("debit date") and on or before noon of the next business day following the debit date, will send order forms and funds to the Bank for deposit in a segregated account. Although purchasers' funds are not required to be in their accounts with selected dealers until the debit date, in the event that such alternative procedure is employed once a confirmation of an intent to purchase has been received by the selected dealer, the purchaser has no right to rescind his or her order.

         Certificates representing shares of Holding Company Common Stock purchased, together with any refund due, will be mailed to purchasers at the address specified in the order form, as soon as practicable following consummation of the sale of the Holding Company Common Stock. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.

         The Syndicated Community Offering will terminate no more than 45 days following the Subscription Expiration Date, unless extended by the Holding Company with the approval of the Superintendent and FDIC. Such extensions may not be beyond ____________, 2000. See "- Stock Pricing" above for a discussion of rights of subscribers, if any, in the event an extension is granted.

Marketing and Underwriting Arrangements

         The Bank and the Holding Company have engaged KBW as a financial and marketing advisor in connection with the offering of the Holding Company Common Stock and KBW has agreed to use its best efforts to assist the Holding Company with the solicitation of subscriptions and purchase orders for shares of Holding Company Common Stock in the Offerings. Based upon negotiations between the Bank and the Holding Company, KBW will receive a fee for services provided in connection with the Offerings equal to 1.20% of the aggregate Purchase Price of Holding Company Common Stock sold in the Offerings. No fees will be paid to KBW with respect to any shares of Holding Company Common Stock purchased by any trustee, director, executive officer or employee of the Bank or the Holding Company or members of their immediate families or any employee benefit plan of the Holding Company or the Bank. In the event of a Syndicated Community Offering, KBW will negotiate with the Holding Company for the receipt of an additional fee to be remitted to selected dealers under one or more selected dealer agreements to be entered into by KBW with certain dealers; provided, however, that the aggregate fees payable to KBW and any selected dealers in connection with any Syndicated Community Offering will not exceed 5.5% of the aggregate Purchase Price of the Holding Company Common Stock sold in the Syndicated Community Offering. Fees to KBW and to any other broker-dealer may be deemed to be underwriting fees and KBW and such broker-dealer may be deemed to be underwriters. KBW will also be reimbursed for its reasonable out-of pocket expenses, including legal fees and expenses, up to a maximum of $75,000. Notwithstanding the foregoing, in the event the Offerings are not consummated or KBW ceases, under certain circumstances after the subscription solicitation activities are commenced, to provide assistance to the Holding Company, KBW will be entitled to reimbursement for its reasonable out-of-pocket expenses as described above. The Holding Company and the Bank have agreed to indemnify KBW for costs and expenses in connection with certain claims or liabilities related to or arising out of the services to be provided by KBW pursuant to its engagement by the Bank and the Holding Company as financial advisor in connection with the Conversion, including certain liabilities under the Securities Act. Total marketing fees to KBW are estimated to be $__________ million and $__________ million at the minimum and the maximum of the Estimated Valuation Range, respectively. See "Pro Forma Data" for the assumptions used to arrive at these estimates.

         Directors, trustees and executive officers of the Holding Company and the Bank may participate in the solicitation of offers to purchase Holding Company Common Stock. Questions of prospective purchasers will be directed to executive officers or registered representatives. Other employees of the Bank may participate in the Offerings in ministerial capacities or provide clerical work in effecting a sales transaction. Such other employees have been instructed not to solicit offers to purchase Holding Company Common Stock or provide advice regarding the purchase of Holding Company Common Stock. The Holding Company will rely on Rule 3a4-1 under the Exchange Act, and sales of Holding Company Common Stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, trustees, directors and employees to participate in the sale of Holding Company Common Stock. No officer, director or employee of the Holding Company or the Bank will be compensated in connection with his or her participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the Holding Company Common Stock.

Procedure for Purchasing Shares in Subscription and Community Offerings

         To ensure that each purchaser receives a Prospectus at least 48 hours prior to the respective expiration dates for the Offerings, in accordance with Rule 15c2-8 of the Exchange Act, no Prospectus will be mailed later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the stock order form will confirm receipt or delivery in accordance with Rule 15c2-8. Stock order forms will only be distributed with a Prospectus and a certification form requiring each prospective investor to acknowledge, among other things, that the shares of Holding Company Common Stock are not insured by the Bank, the FDIC or any other governmental agency and that such prospective investor has received a copy of this Prospectus, which, among other things, describes the risks involved in the investment in the Holding Company Common Stock.

         To purchase  shares in the  Subscription  Offering  and, if a Community
Offering  is held,  the  Community  Offering,  an  executed  order form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from the Bank's deposit account (which may be given by completing the appropriate blanks in the stock order form), must be received by the Bank at its office by 12:00 noon, Eastern time, on the Expiration Date, in the case of the Subscription Offering, or 7 days after the close of the Subscription Offering, in the case of the Community Offering. Stock order forms which are not received by such time or are executed defectively or are received without full payment (or appropriate withdrawal instructions) are not required to be accepted. In addition, the Holding Company and Bank are not obligated to accept orders submitted on photocopied or facsimile order forms and will not accept order forms unaccompanied by an executed certification form. The Holding Company and the Bank have the power to waive or permit the correction of incomplete or improperly executed forms, but do not represent that they will do so. Once received, an executed order form may not be modified, amended or rescinded without the consent of the Bank unless the Conversion has not been completed within 45 days after the end of the Subscription and Community Offerings, unless such period has been extended.

         In order to ensure that Eligible Account Holders and Supplemental Eligible Account Holders are properly identified as to their stock purchase priorities, depositors must list all accounts on the stock order form giving all names in each account and the account numbers.

         Payment for subscriptions may be made (i) in cash if delivered in person to the office of the Bank, (ii) by check, bank draft or money order, or
(iii) by authorization of withdrawal from deposit accounts maintained with the Bank. No wire transfers will be accepted. Interest will be paid on payments made by cash, check, cashier's check or money order at the Bank's passbook rate of interest from the date payment is received until the completion or termination of the Conversion. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the Conversion, but a hold will be placed on such funds, thereby making them unavailable to the depositor until completion or termination of the Conversion. Notwithstanding the foregoing, the Holding Company shall have the right, in its sole discretion, to permit institutional investors to submit irrevocable orders together with a legally binding commitment for payment and to thereafter pay for the shares of Holding Company Common Stock for which they subscribe in the Community Offering at any time prior to 48 hours before the completion of the Conversion.

         If a subscriber authorizes the Bank to withdraw the amount of the purchase price from such subscriber's deposit account, the Bank will do so as of the effective date of the Conversion. The Bank will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will be converted into a passbook account and will earn interest at the passbook rate. Upon completion of the Conversion, funds withdrawn from depositors' accounts for stock purchases will no longer be insured by the FDIC.

         The ESOP will not be required to pay for the shares subscribed for at the time it subscribes but, rather, may pay for such shares of Holding Company Common Stock subscribed for at the Purchase Price upon consummation of the Offerings; provided, that there is in force from the time of its subscription until such time, a loan commitment acceptable to the Holding Company from an unrelated financial institution or the Holding Company to lend to the ESOP, at such time, the aggregate Purchase Price of the shares for which it subscribed. The Holding Company intends to provide such a loan to the ESOP.

         Owners of self-directed IRAs may use the assets of such IRAs to purchase shares of Holding Company Common Stock in the Subscription and Community Offerings. Persons with IRAs maintained at the Bank must have their accounts transferred to an unaffiliated institution or broker to purchase shares of Holding Company Common Stock in the Subscription and Community Offerings. In addition, the provisions of ERISA and IRS regulations require that officers, trustees and ten percent stockholders who use self-directed IRA funds to purchase shares of Holding Company Common Stock in the Subscription and Community Offerings make such purchases for the exclusive benefit of the IRAs.

         Certificates representing shares of Holding Company Common Stock purchased will be mailed to purchasers at the last address of such persons appearing on the records of the Bank, or to such other address specified in properly completed order forms, as soon as practicable following consummation of the sale of all shares of Holding Company Common Stock. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.

Restrictions on Transfer of Subscription Rights

         Prior to the completion of the Conversion, the NYBB Conversion regulations prohibit any person with subscription rights (i.e., the Eligible Account Holders, the Employee Plans, the Supplemental Eligible Account Holders and the Other Depositors) from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan or the shares of Holding Company Common Stock to be issued upon their exercise. Certificates representing shares of Holding Company Common Stock purchased in the Subscription Offering must be registered in the name of the Eligible Account Holder, Supplemental Eligible Account Holder or Other Depositor, as the case may be. Joint registrations will be allowed only if the qualifying deposit account is so registered. Such rights may be exercised only by the person to whom they are granted and only for such person's account. Each person exercising such subscription rights will be required to certify that such person is purchasing shares solely for such person's own account and that such person has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or an intent to make an offer to purchase such subscription rights or shares of Holding Company Common Stock prior to the completion of the Conversion.

         The Bank and the Holding Company will pursue any and all legal and equitable remedies (including forfeiture) in the event they become aware of the transfer of subscription rights and will not honor orders known by them to involve the transfer of such rights.

Limitations on Holding Company Common Stock Purchases

         The Plan includes the following limitations on the number of shares of Holding Company Common Stock which may be purchased in the Conversion:

         (1) No subscription for fewer than 25 shares will be accepted;

         (2) Each Eligible Account Holder may subscribe for and purchase Holding Company Common Stock in the Subscription Offering in an amount up to the greatest of (a) the amount permitted to be purchased in the Community Offering, currently $250,000 of the Holding Company Common Stock offered, (b) one-tenth of one percent (0.10%) of the total offering of shares of Holding Company Common Stock or (c) fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Holding Company Common Stock to be issued in the Conversion by a fraction the numerator of which is the amount of the qualifying deposit of the Eligible Account Holder and the denominator of which is the total amount of qualifying deposits of all Eligible Account Holders in each case on the Eligibility Record Date, subject to the overall limitation in (8) below and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Valuation Range of up to 15%;

         (3) The Employee Plans are permitted to purchase up to 10% of the shares of Holding Company Common Stock issued in the Conversion and as an Employee Plan, the ESOP intends to purchase 8% of the shares of Holding Company Common Stock issued in the Conversion, in each case, including shares to be issued to the Foundation;

         (4) Each Supplemental Eligible Account Holder may subscribe for and purchase Holding Company Common Stock in the Subscription Offering in an amount up to the greatest of (a) the amount permitted to be purchased in the Community Offering, currently $250,000 of the Holding Company Common Stock offered, (b) one-tenth of one percent (0.10%) of the total offering of shares of Holding Company Common Stock or (c) fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Holding Company Common Stock to be issued in the Conversion by a fraction the numerator of which is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator of which is the total amount of qualifying deposits of all Supplemental Eligible Account Holders in each case on the Supplemental Eligibility Record Date, subject to the overall limitation in (8) below and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Valuation Range of up to 15%;

         (5) Persons purchasing shares of Holding Company Common Stock in the Community Offering, together with associates of and groups of persons acting in concert with such persons, may purchase Holding Company Common Stock in the Community Offering in an amount up to $250,000 of the Holding Company Common Stock offered in the Conversion subject to the overall limitation in (8) below;

         (6) Persons purchasing shares of Holding Company Common Stock in the Syndicated Community Offering, together with associates of and persons acting in concert with such persons, may purchase Holding Company Common Stock in the Syndicated Offering in an amount up to $250,000 of the shares of Holding Company Common Stock offered in the Conversion subject to the overall limitation in (8) below; provided, that shares of Holding Company Common Stock purchased in the Community Offering by any persons, together with associates of and persons acting in concert with such persons, will be aggregated with purchases by such persons in the Syndicated Community Offering in applying the $250,000 purchase limitation;

         (7) Eligible Account Holders, Supplemental Eligible Account Holders, Other Depositors and certain members of the general public may purchase stock in the Community Offering and Syndicated Community Offering subject to the purchase limitations described in (6) and (7) above; provided, that, except for the Employee Plans, the maximum number of shares of Holding Company Common Stock subscribed for or purchased in all categories of the

Conversion by any person, together with associates of and groups of persons acting in concert with such persons, shall not exceed 1.0% of the shares of Holding Company Common Stock offered for sale in the Conversion; and

         (8) The directors and officers of the Bank and their associates in the aggregate, excluding purchases by the Employee Plans, may purchase up to 25% of shares offered for sale in the Conversion.

         Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the depositors of the Bank, both the individual amount permitted to be subscribed for and the overall maximum purchase limitation may be increased to up to a maximum of 5% of the shares offered for sale in the Offering at the sole discretion of the Holding Company and the Bank. It is currently anticipated that the overall maximum purchase limitation may be increased if, after a Community Offering, the Holding Company has not received subscriptions for an aggregate amount equal to at least the minimum of the Estimated Valuation Range. If such amount is increased, subscribers for the maximum amount will be, and certain other large subscribers in the sole discretion of the Holding Company and the Bank may be, given the opportunity to increase their subscriptions up to the then applicable limit. Requests to purchase additional shares of Holding Company Common Stock under this provision will be determined by the Board of Directors of the Holding Company and the Board of Trustees of the Bank and, if approved, allocated on a pro rata basis giving priority in accordance with the priority rights set forth in the Plan and described herein.

         The overall maximum purchase limitation may not be reduced to less than 1.0%; the individual amount permitted to be subscribed for in the Offerings, however, may be reduced by the Bank to less than $250,000 of the Holding Company Common Stock offered. An individual Eligible Account Holder, Supplemental Eligible Account Holder or Other Depositor may not purchase individually in the Subscription Offering the overall maximum purchase limitation of 1.0% of the shares offered for sale, but may make such purchase, together with associates of and persons acting in concert with such person, by also purchasing in other available categories of the Conversion, subject to availability of shares and the maximum overall purchase limitation for purchases in the Conversion.

         In the event of an increase in the total number of shares offered in the Conversion due to an increase in the Estimated Valuation Range of up to 15% ("Adjusted Maximum"), the additional shares will be allocated in the following order of priority in accordance with the Plan: (i) in the event that there is an oversubscription by Eligible Account Holders, to fill unfilled subscriptions of Eligible Account Holders, exclusive of the Adjusted Maximum; (ii) to fill the Employee Plans' subscription of up to 10% of the Adjusted Maximum number of shares; (iii) in the event that there is an oversubscription by Supplemental
Eligible Account Holders, to fill unfilled subscriptions of Supplemental Eligible Account Holders. exclusive of the Adjusted Maximum; (iv) in the event that there is an oversubscription by Other Depositors, to fill unfulfilled subscriptions of Other Depositors, exclusive of the Adjusted Maximum; and (v) to fill unfilled subscriptions in the Community Offering, exclusive of the Adjusted Maximum, each to the extent possible.

         The term "Associate" of a person is defined to mean: (i) any corporation or organization (other than the Holding Company, the Bank or a majority-owned subsidiary of the Bank) of which such person is an officer, partner or is directly or indirectly, either alone or with one or more members of his or her immediate family, the beneficial owner of 10% or more of any class of equity securities; (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, except that the term "Associate" does not include any employee stock benefit plan maintained by the Holding Company or the Bank in which a person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity, and except that, for purposes of aggregating total shares that may be acquired or held by officers and directors and their Associates, the term "Associate" does not include any tax-qualified employee stock benefit plan; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the Holding Company or the Bank. Trustees, directors and officers are not treated as associates of each other solely by virtue of holding such positions. For a further discussion of limitations on purchases of a converting institution's stock at the time of Conversion and subsequent to Conversion, see "- Certain Restrictions on Purchase or Transfer of Shares After Conversion," "Management of the Bank - Subscriptions by Executive Officers and Directors" and "Restrictions on Acquisition of the Holding Company and the Bank."

Interpretation, Amendment and Termination

         All interpretations of the Plan by the Board of the Bank will be final, subject to the authority of the Superintendent and FDIC. The Plan provides that, if deemed necessary or desirable by the Board of Trustees of the Bank, the Plan may be substantively amended prior to the solicitation of proxies from depositors by a vote of the Board of Trustees; amendment of the Plan thereafter requires the approval of the Superintendent and FDIC. The Plan will terminate if the sale of all shares of stock being offered pursuant to the Plan is not completed prior to 24 months after the date of the approval of the Plan by the Superintendent unless a longer time period is permitted by governing laws and regulations. The Plan may be terminated by a vote of the Board of Trustees of the Bank at any time prior to the Special Meeting, and thereafter by such a vote with the approval of the Superintendent and FDIC.


         RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY AND THE BANK

General

         The Bank's Plan of Conversion provides for the Conversion of the Bank from the mutual to the stock form of organization and, in connection therewith, a Restated Organization Certificate and Bylaws to be adopted by depositors of the Bank. The Plan also provides for the concurrent formation of a holding company, which form of organization may or may not be utilized at the option of the Board of Trustees of the Bank. See "The Conversion and the Merger General." In the event that the holding company form of organization is utilized, as described below, certain provisions in the Holding Company's Certificate of Incorporation and Bylaws and in its management remuneration plans and agreements entered into in connection with the Conversion, together with provisions of the DGCL, may have anti-takeover effects. In the event that the holding company form of organization is not utilized, the Bank's Restated Organization Certificate and Bylaws and management remuneration plans and agreements entered into in connection with the Conversion may have anti-takeover effects as described below. In addition, regulatory restrictions may make it difficult for persons or companies to acquire control of either the Holding Company or the Bank.

Restrictions in the Holding Company's Certificate of Incorporation and Bylaws

         The following discussion is a general summary of certain provisions of the Holding Company's Certificate of Incorporation and Bylaws and certain other statutory and regulatory provisions relating to stock ownership and transfers, the Board of Directors and business combinations, that might have a potential "anti-takeover" effect. The Certificate of Incorporation and Bylaws of the Holding Company are filed as exhibits to the Registration Statement, of which this Prospectus is a part, and the descriptions herein of such documents are qualified in their entirety by reference to such documents. A number of provisions of the Holding Company's Certificate of Incorporation and Bylaws deal with matters of corporate governance and certain rights of stockholders. These provisions might have the effect of discouraging future takeover attempts which are not approved by the Board of Directors but which individual Holding Company stockholders may deem to be in their best interests or in which stockholders may receive substantial premiums for their shares over then current market prices. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors or management of the Holding Company more difficult. The following description of certain of the provisions of the Certificate of Incorporation and Bylaws of the Holding Company is necessarily general and reference should be made in each case to such Certificate of Incorporation and Bylaws, which are incorporated herein by reference. See "Additional Information" as to how to obtain a copy of these documents.

         Limitation on Voting Rights. The Certificate of Incorporation of the Holding Company provides that any record owner of any outstanding Holding Company Common Stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of Holding Company Common Stock ("Limit") shall be entitled or permitted to only one one-hundredth (1 /100) of a vote with respect of each share held in excess of the Limit. Beneficial ownership of shares includes shares beneficially owned by such person or any of his affiliates, shares which such person or his affiliates have the right to acquire upon the exercise of Conversion rights or options and shares as to which such person and his affiliates have or share investment or voting power, but shall not include shares beneficially owned by the ESOP or shares that are subject to a revocable proxy and that are not otherwise beneficially owned or deemed by the Holding Company to be beneficially owned by such person and his affiliates. The Certificate of Incorporation further provides that this provision limiting voting rights may only be amended upon (i) the approval of the Board of Directors, and (ii) the affirmative vote of the holders of a majority of the total votes eligible to be cast by the holders of all outstanding shares of capital stock entitled to vote thereon and (iii) by the affirmative vote of either (1) not less than a majority of the authorized number of directors and, if one or more Interested Stockholders exist, by not less than a majority of the Disinterested Directors (as defined in the Certificate of Incorporation) or (2) the holders of not less than two-thirds of the total votes eligible to be cast by the holders of all outstanding shares of the capital stock of the Holding Company entitled to vote thereon and, if the amendment is proposed by or on behalf of an Interested Stockholder or a director who is an Affiliate or Associate of an Interested Stockholder, by the affirmative vote of the holders of not less than a majority of the total votes eligible to be cast by holders of all outstanding shares entitled to vote thereon not beneficially owned by an Interested Stockholder or an Affiliate or Associate thereof.

         Board of Directors. The Board of Directors of the Holding Company is divided into three classes, each of which shall contain approximately one-third of the total number of members of the Board. Each class shall serve a staggered term, with approximately one-third of the total number of directors being elected each year. The Holding Company's Certificate of Incorporation and Bylaws provide that the size of the Board shall be determined by a majority of the directors but shall not be less than seven nor more than 20. The Certificate of Incorporation and the Bylaws provide that any vacancy occurring in the Board, including a vacancy created by an increase in the number of directors or resulting from death, resignation, retirement, disqualification, removal from office or other cause, shall be filled for the remainder of the unexpired term exclusively by a majority vote of the directors then in office. The classified Board is intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the Board of Directors without the consent of the incumbent Board of Directors of the Holding Company. The Certificate of Incorporation of the Holding Company provides that a director may be removed from the Board of Directors prior to the expiration of his term only for cause, upon the affirmative vote of at least 80% of the outstanding shares of voting stock. In the absence of these provisions, the vote of the holders of a majority of the shares could remove the entire Board, with or without cause, and replace it with persons of such holders' choice.

         Cumulative Voting, Special Meetings and Action by Written Consent. The Certificate of Incorporation does not provide for cumulative voting for any purpose. Moreover, special meetings of stockholders of the Holding Company may be called only by resolution of at least three-fourths of the Board of Directors then in office or by the Chairman, if one has been elected by the Board, or the Chief Executive Officer of the Holding Company. The Certificate of Incorporation also provides that any action required or permitted to be taken by the stockholders of the Holding Company may be taken only at an annual or special meeting and prohibits stockholder action by written consent in lieu of a meeting.

         Authorized Shares. The Certificate of Incorporation authorizes the issuance of thirty million (30,000,000) shares of capital stock, consisting of twenty-five million (25,000,000) shares of Holding Company Common Stock and five million (5,000,000) shares of preferred stock ("Preferred Stock"). The shares of Holding Company Common Stock and Preferred Stock were authorized in an amount greater than that to be issued in the Conversion to provide the Holding Company's Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by the Board of Directors, consistent with its fiduciary duty, to deter future attempts to gain control of the Holding Company. The Board of Directors also has sole authority to determine the terms of any one or more series of Preferred Stock, including voting rights, Conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock, the Board has the power, to the extent consistent with its fiduciary duty, to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a post- tender offer Merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. The Holding Company's Board of Directors currently has no plans for the issuance of additional shares, other than the issuance of additional shares pursuant to the terms of the RRP and upon exercise of stock options to be issued pursuant to the terms of the Stock Option Plan, all of which, if implemented prior to the first anniversary of the Conversion, will be presented to stockholders for approval at a meeting of stockholders to be held no earlier than six months after completion of the Conversion.

         Stockholder Vote Required to Approve Business Combinations with Principal Stockholders. The Certificate of Incorporation requires the approval of the holders of at least 80% of the Holding Company's outstanding shares of voting stock, together with the affirmative vote of at least 50% of the Holding Company's outstanding shares of voting stock not beneficially owned by an Interested Stockholder (as defined below) to approve certain "Business Combinations," as defined therein, and related transactions. Under Delaware law, absent this provision, Business Combinations, including Mergers, consolidations and sales of all or substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of only a majority of the outstanding shares of Holding Company Common Stock and any other affected class of stock. Under the Certificate of Incorporation, at least 80% approval of stockholders is required in connection with any transaction involving an Interested Stockholder except (i) in cases where the proposed transaction has been approved in advance by a majority of those members of the Holding Company's Board of Directors who are unaffiliated with the Interested Stockholder and were directors prior to the time when the Interested Stockholder became an Interested Stockholder or (ii) if the proposed transaction meets certain conditions set forth therein which are designed to afford the stockholders a fair price in consideration for their shares in which case, if a stockholder vote is required, approval of only a majority of the outstanding shares of voting stock would be sufficient. The term "Interested Stockholder" is defined to include any individual, corporation, partnership or other entity (other than the Holding Company or its subsidiary or any employee benefit plan maintained by the Holding Company or its subsidiary) which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of voting stock of the Holding Company. This provision of the Certificate of Incorporation applies to any "Business Combination," which is defined to include
(i) any Merger or consolidation of the Holding Company or any of its subsidiaries with or into any Interested Stockholder or Affiliate (as defined in the Certificate of Incorporation) of an Interested Stockholder-, (ii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition to or with any Interested Stockholder or Affiliate of 5% or more of the assets of the Holding Company or combined assets of the Holding Company and its subsidiary; (iii) the issuance or transfer to any Interested Stockholder or its Affiliate by the Holding Company (or any subsidiary) of any securities of the Holding Company other than on a pro rata basis to all stockholders; (iv) the adoption of any plan for the liquidation or dissolution of the Holding Company proposed by or on behalf of any Interested Stockholder or Affiliate thereof, (v) any reclassification of securities, recapitalization, Merger or consolidation of the Holding Company which has the effect of increasing the proportionate share of Holding Company Common Stock or any class of equity or convertible securities of the Holding Company owned directly or indirectly by an Interested Stockholder or Affiliate thereof-, and (vi) the acquisition by the Holding Company or its subsidiary of any securities of an Interested Stockholder or its Affiliates or Associates.

         The trustees and executive officers of the Bank are purchasing in the aggregate approximately 4.0% of the shares of the Holding Company Common Stock at the maximum of the Estimated Valuation Range. In addition, the ESOP intends to purchase 8% of the Holding Company Common Stock to be issued in the Conversion, including shares to be issued to the Foundation. Additionally, if, the proposed RRP and Stock Options Plan are implemented, the Holding Company expects to acquire 4% of the Holding Company Common Stock issued in the Conversion, including shares to be issued to the Foundation, on behalf of the RRP and expects to issue an amount equal to 10% of the Holding Company Common Stock issued in the Conversion, including shares to be issued to the Foundation, under the Stock Option Plan to directors, executive officers and employees. As a result, assuming the RRP and Stock Option Plan are implemented, the directors, executive officers and employees have the potential to control the voting of approximately 25% of the Holding Company Common Stock, on a fully diluted basis at the maximum of the Estimated Valuation Range, thereby enabling them to prevent the approval of the transactions requiring the approval of at least 80% of the Holding Company's outstanding shares of voting stock described herein above,

         Amendment of Certificate of Incorporation and Bylaws. The Certificate of Incorporation provides that certain provisions of the Certificate of Incorporation may not be altered, amended, repealed or rescinded without the affirmative vote of either (1) not less than a majority of the authorized number of directors and, if one or more Interested Stockholders exist, by not less than a majority of the Disinterested Directors (as defined in the Certificate of Incorporation) or (2) the holders of not less than two-thirds of the total votes eligible to be cast by the holders of all outstanding shares of the capital stock of the Holding Company entitled to vote thereon and, if the alteration, amendment, repeal, or rescission is proposed by or on behalf of an Interested Stockholder or a director who is an Affiliate or Associate of an Interested Stockholder, by the affirmative vote of the holders of not less than a majority of the total votes eligible to be cast by holders of all outstanding shares entitled to vote thereon not beneficially owned by an Interested Stockholder or an Affiliate or Associate thereof. Amendment of the provision relating to business combinations must also be approved by either (i) a majority of the Disinterested Directors, or (ii) the affirmative vote of not less than eighty percent (80%) of the total number of votes eligible to be cast by the holders of all outstanding shares of the Voting Stock, voting together as a single class, together with the affirmative vote of not less than fifty percent (50%) of the total number of votes eligible to be cast by the holders of all outstanding shares of the Voting Stock not beneficially owned by any Interested Stockholder or Affiliate or Associate thereof, voting together as a single class. Furthermore, the Holding Company's Certificate of Incorporation provides that provisions of the Bylaws that contain supermajority voting requirements may not be altered, amended, repealed or rescinded without a vote of the Board or holders of capital stock entitled to vote thereon that is not less than the supermajority specified in such provision. Absent these provisions, the DGCL provides that a corporation's certificate of incorporation and bylaws may be amended by the holders of a majority of the corporation's outstanding capital stock. The Certificate of Incorporation also provides that the Board of Directors is authorized to make, alter, amend, rescind or repeal any of the Holding Company's bylaws in accordance with the terms thereof, regardless of whether the Bylaw was initially adopted by the stockholders. However, this authorization neither divests the stockholders of their right, nor limits their power to adopt, amend, rescind or repeal any Bylaw under the DGCL. These provisions could have the effect of discouraging a tender offer or other takeover attempt where the ability to make fundamental changes through Bylaw amendments is an important element of the takeover strategy of the acquiror.

         Certain By-Law Provisions. The Bylaws of the Holding Company also require a stockholder who intends to nominate a candidate for election to the Board of Directors, or to raise new business at an annual stockholder meeting to give approximately 90 days notice in advance of the anniversary of the prior year's annual stockholders' meeting to the Secretary of the Holding Company. The notice provision requires a stockholder who desires to raise new business to provide certain information to the Holding Company concerning the nature of the new business, the stockholder and the stockholder's interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide the Holding Company with certain information concerning the nominee and the proposing stockholder.

Anti-Takeover Effects of the Holding Company's  Certificate of Incorporation and
  Bylaws and Certain Benefit Plans Adopted in the Conversion

         The provisions described above are intended to reduce the Holding Company's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by members of its Board of Directors. The provisions of the employment agreements, the ESOP, the RRP and the Stock Option and Incentive Plan to be established may also discourage takeover attempts by increasing the costs to be incurred by the Bank and the Holding Company in the event of a takeover. See "Management of the Bank--employment agreements," and "- Benefits - Employee Stock Ownership," "Benefits - Stock Option Plan" and "- Benefits - RRP."

         The Board of Directors believes that the provisions of the Certificate of Incorporation, Bylaws and management remuneration plans to be established are in the best interests of the Holding Company and its stockholders. An unsolicited non-negotiated proposal can seriously disrupt the business and management of a corporation and cause it great expense. Accordingly, the Board of Directors believes it is in the best interests of the Holding Company and its stockholders to encourage potential acquirers to negotiate directly with management and that these provisions will encourage such negotiations and discourage non-negotiated takeover attempts, It is also the Board of Directors' view that these provisions should not discourage persons from proposing a Merger or other transaction at a price that reflects the true value of the Holding Company and that otherwise is in the best interests of all stockholders.

Delaware Corporate Law

         The State of Delaware has a statute designed to provide Delaware corporations with additional protection against hostile takeovers. The takeover statute, which is codified in Section 203 of the DGCL ("Section 203"), is intended to discourage certain takeover practices by impeding the ability of a hostile acquiror to engage in certain transactions with the target company.

         In general, Section 203 provides that a "Person" (as defined therein) who owns 15% or more of the outstanding voting stock of a Delaware corporation (a "DGCL Interested Stockholder") may not consummate a Merger or other business combination transaction with such corporation at any time during the three-year period following the date such "Person" became a DGCL Interested Stockholder. The term "business combination" is defined broadly to cover a wide range of corporate transactions including Mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.

         The statute exempts the following transactions from the requirements of
Section 203: (i) any business combination if, prior to the date a person became a DGCL Interested Stockholder, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming a DGCL Interested Stockholder; (ii) any business combination involving a person who acquired at least 85% of the outstanding voting stock in the transaction in which he became a DGCL Interested Stockholder, with the number of shares outstanding calculated without regard to those shares owned by the corporation's directors who are also officers and by certain employee stock plans; (iii) any business combination with an Interested Stockholder that is approved by the Board of Directors and by a two-thirds vote of the outstanding voting stock not owned by the DGCL Interested Stockholder; and (iv) certain business combinations that are proposed after the corporation had received other acquisition proposals and which are approved or not opposed by a majority of certain continuing members of the Board of Directors. A corporation may exempt itself from the requirement of the statute by adopting an amendment to its Certificate of Incorporation or Bylaws electing not to be governed by Section 203 of the DGCL. At the present time, the Board of Directors does not intend to propose any such amendment.

Restrictions in the Bank's Restated Organization Certificate and Bylaws

         Although the Board of Trustees of the Bank is not aware of any effort that might be made to obtain control of the Bank after the Conversion, the Board of Directors believes that it is appropriate to adopt certain provisions permitted by the Banking Law and the Conversion regulations of the NYBB to protect the interests of the converted Bank and its stockholders from any hostile takeover. Such provisions may, indirectly, inhibit a change in control of the Holding Company, as the Bank's sole stockholder. See "Risk Factors - Certain Anti-Takeover Provisions."

         In the event that the Holding Company is not formed and the subscription rights are deemed to be subscriptions to purchase the common stock of the Bank, the provisions contained in the Restated Organization Certificate and Bylaws of the Bank, to be effective on the effective date of the Conversion, will govern corporate procedure and certain rights of stockholders. The anti-takeover effects of such provisions are generally similar to those described above for the Holding Company, except that the issuance of any additional capital stock of the Bank would require the prior approval of the NYBB, and the consent of the holders of two-thirds of the outstanding shares of capital stock of the Bank would be required prior to effecting a Merger of, or certain acquisitions of assets by, the Bank.

         Limitation on Voting Rights. The Bank's Restated Organization Certificate will contain a provision whereby the acquisition of or offer to acquire beneficial ownership of more than 10% of the issued and outstanding shares of any class of equity securities of the Bank by any person (i.e., any individual, corporation, group acting in concert, trust, partnership, joint stock company or similar organization), either directly or indirectly, will be prohibited for a period of three years following the date of completion of the Conversion. Any stock in excess of 10% acquired in violation of this provision will not be counted as outstanding for voting purposes. This limitation shall not apply to (a) any offer or sale with a view towards public resale made exclusively by the Bank to any underwriter acting on behalf of the Bank in connection with a public offering of the common stock of the Bank; (b) any corporation formed by the Bank in connection with its Conversion from mutual to stock form to acquire all of the shares of stock of the Bank to be issued in connection with such Conversion; or (c) any reclassification of securities (including any reverse stock split), or recapitalization of the Bank, or any Merger or consolidation of the Bank with any of its subsidiaries or any other transaction or reorganization (including a transaction in which the Bank shall form a holding company) that does not have the effect, directly or indirectly, of changing the beneficial ownership interests of the Bank's stockholders, other than pursuant to the exercise of any appraisal rights.

         In the event that holders of revocable proxies for more than 10% of the shares of the Holding Company Common Stock seek, among other things, to elect one-third or more of the Holding Company's Board of Directors, to cause the Holding Company's stockholders to approve the acquisition or corporate reorganization of the Holding Company or to exert a continuing influence on a material aspect of the business operations of the Holding Company, which actions could indirectly result in a change in control of the Bank, the Board of Directors of the Bank will be able to assert this provision of the Bank's Restated Organization Certificate against such holders. Although the Board of Directors of the Bank is not currently able to determine when and if it would assert this provision of the Bank's Restated Organization Certificate, the Bank's Board of Directors, in exercising its fiduciary duty, may assert this provision if it were deemed to be in the best interests of the Bank, the Holding Company and its stockholders. It is unclear, however, whether this provision, if asserted, would be successful against such persons in a proxy contest which could result in a change in control of the Bank indirectly through a change in control of the Holding Company.

         Board of Directors. The Board of Directors of the Bank is divided into three classes, each of which shall contain approximately one-third of the total number of members of the Board of Directors. Each class shall serve a staggered term, with approximately one-third of the total number of directors being elected each year. The staggered terms of the Bank's Board of Directors could have an anti-takeover effect by making it more difficult for a majority of shares to force an immediate change in the Board since only one-third of the Board is elected each year. The purpose of these provisions is to assure stability and continuity of management of the Bank in the years immediately following the Conversion. In addition, stockholders will not be permitted to cumulate their votes in the election of directors. The Restated Organization Certificate and Bylaws of the Bank provide that any director, or the entire Board of Directors, may be removed at any time, but only for cause and only by the affirmative vote of at least 80% of the outstanding shares of voting stock. The Restated Organization Certificate and Bylaws of the Bank also provide that any vacancy occurring in the Board of Directors, including any vacancy created by an increase in the number of directors, shall be filled by the stockholders of the Bank, except that vacancies not exceeding one-third of the entire Board of Directors may be filled by the affirmative vote of a majority of the directors then holding office.

         Preferred Stock. Although the Bank has no arrangements, understandings or plans at the present time, the Board of Directors believes that the availability of unissued shares of Preferred Stock will provide the Bank with increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs which may arise. In the event of a proposed Merger, tender offer or other attempt to gain control of the Bank of which management does not approve, it might be possible for the Bank's Board of Directors to authorize the issuance of one or more series of Preferred Stock with rights and preferences which could impede the completion of such a transaction. An effect of the possible issuance of such Preferred Stock, therefore, may be to deter a future takeover attempt. The Bank's Board of Directors does not intend to issue any Preferred Stock except on terms which the Board deems to be in the best interests of the Bank and its then existing stockholders.

         Stockholder Vote Required for Certain Business Combinations. The Bank's Restated Organization Certificate contains provisions requiring a higher stockholder vote for certain business combinations, which provisions are substantially identical to those contained in the Holding Company's Certificate of Incorporation. See "- Restrictions in the Holding Company's Certificate of Incorporation and Bylaws - Stockholder Vote Required to Approve Business Combinations with Principal Stockholders."

         Evaluation of Offers. The Restated Organization Certificate of the Bank also provides that the Board of Directors of the Bank, when evaluating any offer to the Bank or to the stockholders of the Bank from another party relating to a change or potential change in control of the Bank, including, without limitation, any offer to (a) purchase for cash or exchange any securities or property for any outstanding equity securities of the Bank, (b) merge or consolidate the Bank with another corporation or (c) purchase or otherwise acquire all or substantially all of the properties and assets of the Bank, shall, in connection with the exercise of its judgment in determining what is in the best interest of the Bank and its stockholders, give due consideration not only to the price or other consideration being offered, but also to all other relevant factors including, without limitation, (1) both the long-term and the short-term interests of the Bank and its stockholders and (2) the effects that the Bank's actions may have in the short-term or in the long-term upon any of the following: (i) the prospects for potential growth, development, productivity and profitability of the Bank; (ii) the Bank's current employees; (iii) the Bank's retired employees and other beneficiaries receiving or entitled to receive retirement, welfare or similar benefits from or pursuant to any plan sponsored, or agreement entered into, by the Bank; (iv) the Bank's customers and creditors; and (v) the ability of the Bank to provide, as a going concern, goods, services, employment opportunities and employment benefits and otherwise to contribute to the communities in which is does business. By having these standards in the Restated Organization Certificate, the Board of Directors of the Bank may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in the best interests of the Bank, even if the price offered is significantly greater than the then market price of any equity security of the Bank.

         Amendment of Restated Organization Certificate and Bylaws. The Bank's Restated Organization Certificate provides that certain provisions of the Restated Organization Certificate may not be altered, amended, repealed or rescinded without the affirmative vote of either (i) not less than a majority of the authorized number of directors and, if one or more Interested Stockholders exist, by not less than a majority of the Disinterested Directors, or (ii) the holders of not less than two-thirds of the total votes eligible to be cast by the holders of all outstanding shares of capital stock entitled to vote thereon and, if the alteration, amendment, repeal or rescission is proposed by or on behalf of an Interested Stockholder or a director who is an Affiliate or Associate of an Interested Stockholder, the holders of not less than a majority of the total votes eligible to be cast by holders of all outstanding shares of capital stock entitled to vote thereon not beneficially owned by an Interested Stockholder or an Affiliate or Associate thereof.

         In addition, provisions of the Bylaws of the Bank that contain supermajority voting requirements may not be altered, amended, repealed or rescinded without a vote of the Board or holders of capital stock entitled to vote thereon that is not less than the supermajority specified in such provision.

Regulatory Restrictions

         New York State Banking Board Conversion Regulations. NYBB regulations prohibit any person, prior to the completion of the Conversion, from transferring, or from entering into any agreement or understanding to transfer, to the account of another, legal or beneficial ownership of the subscription rights issued under the Plan of Conversion or the Holding Company Common Stock to be issued upon their exercise. The NYBB regulations also prohibit any person, prior to the completion of the Conversion, from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or Holding Company Common Stock. See "The Conversion and the Merger Restrictions on Transfer of Subscription Rights and Shares." For one year following the Conversion, NYBB regulations prohibit any person from acquiring or making an offer to acquire more than 10% of the stock of any converted savings institution, except with the prior approval of the Superintendent.

         OTS Regulations. In addition, any proposal to acquire 10% of any class of equity security of the Holding Company generally would be subject to approval by the OTS under the Change in Bank Control Act (the "CBCA") and the HOLA. The OTS requires all persons seeking control of a savings institution, either directly or indirectly through its holding company, to obtain regulatory approval prior to offering to obtain control. Federal law generally provides that no "person," acting directly or indirectly or through or in concert with one or more other persons, may acquire directly or indirectly "control," as that term is defined in OTS regulations, of an OTS-regulated savings and loan holding company without giving at least 60 days' written notice to the OTS and providing the OTS an opportunity to disapprove the proposed acquisition. Such acquisitions of control may be disapproved if it is determined, among other things, that (i) the acquisition would substantially lessen competition; (ii) the financial condition of the acquiring person might jeopardize the financial stability of the savings institution or prejudice the interests of its depositors; or (iii) the competency, experience or integrity of the acquiring person or the proposed management personnel indicates that it wold not be in the interest of the depositors or the public to permit the acquisition of control by such person. Such change in control restrictions on the acquisition of the holding company stock are not limited to a set time period but will apply for as long as the CBCA is in effect. Persons holding revocable or irrevocable proxies may be deemed to be beneficial owners of such securities under OTS regulations and therefore prohibited from voting all or the portion of such proxies in excess of 10% aggregate beneficial ownership limit. Such regulatory restrictions may prevent or inhibit proxy contests for control of the Holding Company or the Bank which have not received prior regulatory approval. Acquisitions of control of a savings bank are subject to the approval of the FDIC under the CBCA. However, transactions involving the Holding Company for which OTS approval must be sought under HOLA are exempted from this requirement.

         New York State Bank Holding Company Regulation. Under New York Banking Law, the prior approval of the NYBB is required before: (1) any action is taken that causes any company to become a bank holding company; (2) any action is taken that causes any banking institution to become or be merged or consolidated with a subsidiary of a bank holding company; (3) any bank holding company acquires direct or indirect ownership or control of more than 5% of the voting stock of a banking institution; (4) any bank holding company or subsidiary thereof acquires all or substantially all of the assets of a banking institution; or (5) any action is taken that causes any bank holding company to merge or consolidate with another bank holding company. See "Regulation -- Holding Company Regulation -- New York State Holding Company Regulation." Accordingly, the prior approval of the NYBB would be required before any bank holding company, as defined in the banking law, could acquire 5% of more of the common stock of the Holding Company

         New York State Change in Control Regulation. Prior approval of the NYBB is also required before any action is taken that causes any company to acquire direct or indirect control of a banking institution. Control is presumed to exist if any company directly or indirectly owns, controls or holds with power to vote 10% or more of the voting stock of a banking institution or of any company that owns, controls or holds with power to vote 10% or more of the voting stock of a banking institution. Accordingly, prior approval of the NYBB would be required before any company could acquire 10% or more of the Holding Company Common Stock.

         Federal Reserve Board Regulations. In the event the Bank does not qualify to be QTL and does not elect to be treated as a "savings association" under Section 10 of HOLA, attempts to acquire control of the Bank become subject to regulations of the Federal Reserve Board under the CBCA.

               DESCRIPTION OF CAPITAL STOCK OF THE HOLDING COMPANY

General

         The Holding Company is authorized to issue thirty million (30,000,000) shares of Holding Company Common Stock having a par value of $.0l per share and twenty-five million (25,000,000) shares of Preferred Stock having a par value of $.0l per share. In connection with the Conversion, the Holding Company currently expects to issue 8,050,000 shares of Holding Company Common Stock (or 9,257,500 in the event of an increase of 15% in the Estimated Valuation Range) and does not expect to issue any shares of Preferred Stock. Except as discussed above in "Restrictions on Acquisition of the Holding Company and the Bank," each share of the Holding Company Common Stock will have the same relative rights as, and will be identical in all respects with, each other share of Holding Company Common Stock. Upon payment of the Purchase Price for the Holding Company Common Stock, in accordance with the Plan, all such stock will be duly authorized, fully paid and non-assessable. The Holding Company Common Stock will represent non-withdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC.

Holding Company Common Stock

         Dividends. The Holding Company can pay dividends out of statutory surplus or from certain net profits if, as and when declared by its Board of Directors. The payment of dividends by the Holding Company is subject to limitations which are imposed by law and applicable regulation. See "Dividend Policy" and "Regulation and Supervi sion." The holders of Holding Company Common Stock will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of the Holding Company out of funds legally available therefor. If the Holding Company issues Preferred Stock, the holders thereof may have a priority over the holders of the Holding Company Common Stock with respect to dividends.

         Voting Rights. Upon Conversion, the holders of Holding Company Common Stock will possess exclusive voting rights in the Holding Company. They will elect the Holding Company's Board of Directors and act on such other matters as are required to be presented to them under Delaware law or the Holding Company's Certificate of Incorporation or as are otherwise presented to them by the Board of Directors. Except as discussed in "Restrictions on Acquisition of the Holding Company and the Bank," each holder of Holding Company Common Stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If the Holding Company issues Preferred Stock, holders of the Preferred Stock may also possess voting rights. Certain matters require an 80% or two-thirds stockholder vote. See "Restrictions on Acquisition of the Holding Company and the Bank."

         As a New York mutual savings bank, corporate powers and control of the Bank are vested in its Board of Trustees, who elect the officers of the Bank and who fill any vacancies on the Board of Trustees as it exists upon Conversion. Subsequent to Conversion, voting rights will be vested exclusively in the owners of the shares of capital stock of the Bank, which owner will be the Holding Company, and voted at the direction of the Holding Company's Board of Directors. Consequently, the holders of the Holding Company Common Stock will not have direct control of the Bank.

         Liquidation. In the event of any liquidation, dissolution or winding up of the Bank, the Holding Company, as holder of the Bank's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of the Bank (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account, which is a memorandum account only, to Eligible Account Holders and Supplemental Eligible Account Holders (see "The Conversion and the Merger - Effects of Conversion - Liquidation Rights"), all assets of the Bank available for distribution in cash or in kind. In the event of liquidation, dissolution or winding up of the Holding Company, the holders of its Holding Company Common Stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of the Holding Company available for distribution. If Preferred Stock is issued, the holders thereof may have a priority over the holders of the Holding Company Common Stock in the event of the liquidation or dissolution of the Holding Company.

         Preemptive Rights. Holders of the Holding Company Common Stock will not be entitled to preemptive rights with respect to any shares which may be issued. The Holding Company Common Stock is not subject to redemption.

Preferred Stock

         None of the shares of the Holding Company's authorized Preferred Stock will be issued in the Conversion. Such stock may be issued with such preferences and designations as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and Conversion rights which could dilute the voting strength of the holders of the Holding Company Common Stock and may assist management in impeding an unsolicited takeover or attempted change in control.

                    DESCRIPTION OF CAPITAL STOCK OF THE BANK

General

         The Restated Organization Certificate of the Bank, to be effective upon the Conversion, authorizes the issuance of capital stock consisting of twenty-five million (25,000,000) shares of common stock, par value $.0l per share, and five million (5,000,000) shares of preferred stock, par value $.01 per share, which preferred stock may be issued in series and classes having such rights, preferences, privileges and restrictions as the Board of Directors may determine. Except as discussed above in "Restrictions on Acquisition of the Holding Company and the Bank," each share of common stock of the Bank will have the same relative rights as, and will be identical in all respects with, each other share of common stock. After the Conversion, the Board of Directors will be authorized to approve the issuance of Holding Company Common Stock up to the amount authorized by the Restated Organization Certificate without the approval of the Bank's stockholders, except to the extent that such approval is required by governing law. All of the issued and outstanding common stock of the Bank will be held by the Holding Company as the Bank's sole stockholder. The capital stock of the Bank will represent non-withdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC.

Holding Company Common Stock

         Dividends. The holders of the Bank's common stock (the Holding Company upon consummation of the Conversion) will be entitled to receive and to share equally in such dividends as may be declared by the Board of Directors of the Bank out of funds legally available therefor. See "Dividend Policy" for certain restrictions on the payment of dividends and "Federal and State Taxation - Federal Taxation" for a discussion of the consequences of the payment of cash dividends from income appropriated to bad debt reserves.

         Voting Rights. Immediately after the Conversion, the holders of the Bank's common stock (the Holding Company upon consummation of the Conversion) will possess exclusive voting rights in the Bank. Each holder of shares of common stock will be entitled to one vote for each share held. Cumulation of votes will not be permitted. See "Restrictions on Acquisition of the Holding Company and the Bank - Anti-Takeover Effects of the Holding Company's Articles of Incorporation and Bylaws and Management Remuneration Plans Adopted in Conversion."

         Liquidation. In the event of any liquidation, dissolution, or winding up of the Bank, the holders of its common stock (the Holding Company upon consummation of the Conversion) will be entitled to receive, after payment of all debts and liabilities of the Bank (including all deposit accounts and accrued interest thereon), and distribution of the balance in the special liquidation account, which is a memorandum account only, to Eligible Account Holders and Supplemental Eligible Account Holders (see "The Conversion and the Merger - Effects of Conversion - Liquidation Rights"), all assets of the Bank available for distribution in cash or in kind. If preferred stock is issued subsequent to the Conversion, the holders thereof may also have priority over the holders of common stock in the event of liquidation or dissolution.

         Preemptive Rights and Redemption. Holders of the common stock of the Bank (the Holding Company upon consummation of the Conversion) will not be entitled to preemptive rights with respect to any shares of the Bank which may be issued. The common stock will not be subject to redemption. Upon receipt by the Bank of the full specified purchase price therefor, the common stock will be fully paid and non-assessable.

Preferred Stock

         None of the shares of the Bank's authorized preferred stock will be issued in the Conversion. Such stock may be issued with such preferences and designations as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and Conversion rights.


                                     EXPERTS

         The consolidated financial statements of the Bank as of June 30, 1998 and 1997 and for each of the years in the three-year period ended June 30, 1998, included in this Prospectus have been audited by Arthur Andersen LLP independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

         The financial statements of SFS as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997 included in this Prospectus have been audited by KPMG Peat Marwick LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving such report.

         RP Financial has consented to the publication herein of the summary of its report to the Bank and Holding Company setting forth its opinion as to the estimated pro forma market value of the Holding Company Common Stock upon Conversion and its opinion with respect to subscription rights.


                             LEGAL AND TAX OPINIONS

         The legality of the Holding Company Common Stock and the federal income tax consequences of the Conversion and the Merger will be passed upon for the Bank and the Holding Company by Silver, Freedman & Taff, L.L.P., Washington, D.C., special counsel to the Bank and the Holding Company. The New York State income tax consequences of the Conversion will be passed upon for the Bank and the Holding Company by Arthur Andersen LLP New York, New York. Certain legal matters will be passed upon for SFS by Elias, Matz, Tiernan & Herrick, L.L.P., Washington, D.C. and certain legal matters will be passed upon for KBW by Serchuk & Zelermyer, White Plains, New York.

                             ADDITIONAL INFORMATION

         The Holding Company has filed with the SEC a registration statement under the Securities Act with respect to the Holding Company Common Stock offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all the information set forth in the registration statement. Such information, including the Conversion Valuation Appraisal Report, which is an exhibit to the Registration Statement, can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. In addition, the SEC maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Holding Company. The Conversion Valuation Appraisal Report may also be inspected by Eligible Account Holders at the offices of the Bank during normal business hours. Copies of the appraisal may also be requested by Eligible Account Holders or Supplemental Eligible Account Holders; provided, however, that such Eligible Account Holders or Supplemental Eligible Account Holders shall be responsible for all costs associated with the copying and transmittal of such appraisal. This Prospectus contains a description of the material terms and features of all material contracts, reports or exhibits to the registration statement required to be described; however, the statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete; each such statement is qualified by reference to such contract or document.

         The Bank has filed an application for approval of conversion with the Superintendent and the FDIC. Pursuant to the rules and regulations of the Superintendent, this Prospectus omits certain information contained in that application. The application may be examined at the principal office of the Superintendent, Two Rector Street, New York, New York, 10006.

         The Holding Company has filed with the OTS an Application to Form a Holding Company. This prospectus omits certain information contained in such Application. Such Application may be inspected at the offices of the OTS, 1700 G Street, N.W., Washington, D.C. 20552.

         In connection with the Conversion, the Holding Company will register its Holding Company Common Stock with the SEC under Section 12(g) of the Exchange Act, and, upon such registration, the Holding Company and the holders of its stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Exchange Act. Under the Plan, the Holding Company has undertaken that it will not terminate such registration for a period of at least three years following the Conversion. In the event that the Bank amends the Plan to eliminate the concurrent formation of the Holding Company as part of the Conversion, the Bank will register its stock with the FDIC under
Section 12(g) of the Exchange Act and, upon such registration, the Bank and the holders of its stock will become subject to the same obligations and restrictions.

         A copy of the Certificate of Incorporation and the Bylaws of the Holding Company and the Restated Organization Certificate and Bylaws of the Bank are available without charge from the Bank. See "Restrictions on Acquisition of the Holding Company and the Bank," "Description of Capital Stock of the Holding Company" and "Description of Capital Stock of the Bank." The Bank's principal office is located at 75 Remsen Street, Cohoes, New York 12047-2892, and its telephone number is (518) 233-6500.

                                    GLOSSARY


AICPA       American Institute of Certified Public Accountants.

AMTI        Alternative Minimum Taxable Income.

APB         Accounting Practice Bulletin.

ARM         Adjustable Rate Mortgage.

Associate   The  term  "Associate"  of a  person  is  defined  to  mean  (i) any corporation or organization (other than the Bank or its subsidiaries or the Holding Company) of which such person is a director, officer, partner or 10% shareholder; (ii) any trust or other estate in which such person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity; provided, however that such term shall not include any employee stock benefit plan of the Holding Company or the Bank in which such a person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such person, or relative of such spouse, who either has the same home as such person or who is a director or officer of Lincoln Federal or its subsidiaries or the Holding Company. ATM Automated Teller Machine.
            Average Closing Price The average of the daily last sales price of the Holding Company Common Stock as reported on the NASDAQ Stock
            Market for the first ten trading  days on which the Holding  Company
            Common Stock is traded.

Bank        Cohoes Savings Bank.

Board of
Directors   Board of Directors of Cohoes Bancorp, Inc.

Board       of Trustees Board of Trustees of Cohoes Savings Bank.

Bylaws      Bylaws of Cohoes Bancorp, Inc.

Code        The Internal Revenue Code of 1986, as amended.

Conversion  Simultaneous  conversion of Cohoes  Savings Bank to stock form,  the issuance of Cohoes Savings Bank's outstanding capital stock to Cohoes Bancorp and Cohoes Bancorp's offer and sale of Holding Company Common Stock.

Conversion
Shares Shares of Cohoes Bancorp, Inc. offered to complete conversion of Cohoes Savings Bank to stock form.

CRA         Community Reinvestment Act.

Department  The New York State Banking Department.

DCGL        Delaware General Corporations Law.

Eligible
Account
Holders Savings account holders of Cohoes Savings Bank with account balances of at least $100 as of the close of business on March 31, 1998.

ERISA       Employee Retirement Income Security Act of 1974, as amended.

Estimated
Valuation
Range Estimated pro forma market value of the Common Stock ranging from $59,500,000 to $80,500,000.

ESOP        Cohoes Bancorp, Inc. Employee Stock Ownership Plan.

Exchange
Act         Securities Exchange Act of 1934, as amended.

Exchange
Ratio The lesser of: (i) 2.65; or (ii) the quotient determined by dividing $35.00 by the Average Closing Price, which is the average of the daily last sales price of Holding Company Common Stock as reported on The Nasdaq Stock Market for the first ten trading days on which Holding Company Common Stock is traded, for each SFS share they own just before the Merger.

Exchange
Shares      Shares of Cohoes Bancorp, Inc. exchanged for shares of SFS Bancorp.

FASB        Financial Accounting Standards Board.

FDIA        Federal Deposit Insurance Act.

FDIC        Federal Deposit Insurance Corporation.

FHLB        Federal Home Loan Bank.

FHLMC       Federal Home Loan Mortgage Corporation.

FNMA        Federal National Mortgage Association.

Foundation  The Cohoes Savings Bank Charitable Foundation, Inc.

FRB         Federal Reserve Board.

Freddie
Mac         Federal Home Loan Mortgage Corporation.

GAAP        Generally Accepted Accounting Practices.

HOLA        Home Owners' Loan Act.

Holding
Company     Cohoes Bancorp, Inc.

Holding
Company
Common
Stock       Shares of Cohoes Bancorp, Inc.

IRS         Internal Revenue Services.

KBW         Keefe, Bruyette & Woods, Inc.

Merger      Merger of SFS Bancorp with and into Cohoes Bancorp, Inc.

Merger
Agreement   Agreement of Merger  between Cohoes  Bancorp,  Inc. and SFS Bancorp,
            Inc.

NASD        National Association of Securities Dealers, Inc.

Nasdaq National Association of Securities Dealers Automated Quotation System--National Market.

NPV         Net portfolio value.

NYBB        New York Banking Board.

OCC         Office of the Comptroller of the Currency.

Offering The offering of between 5,950,000 and 8,050,000 shares of Cohoes Bancorp, Inc. common stock at $10.00 per share in the Conversion.

ORE         Other Real Estate Owned.

OTS         Office of Thrift Supervision.

Plan or
Plan of
Conversion  Plan of Cohoes  Savings  Bank to convert  from a New York  chartered mutual savings bank to a New York chartered stock savings bank and the issuance of all of Cohoes Savings Bank 's outstanding capital stock to Cohoes Bancorp, Inc. and the issuance of Cohoes Bancorp, Inc.'s Common Stock to the public.

QTL         Qualified thrift lender.

ROA         Return On Average Assets.

ROE         Return On Average Equity.

RP
Financial   RP Financial, LC., independent appraiser.

RRP Recognition and Retention Plan to be submitted for approval at a meeting of the Holding Company's shareholders to be held at least six months after the completion of the Conversion.

SAIF        Savings Association Insurance Fund of the FDIC.

Schenectady
Federal     Schenectady Federal Savings Bank.

SEC         Securities and Exchange Commission.

Securities
Act         Securities Act of 1933, as amended.

SFAS        Statement of Financial Accounting Standard.

SFS         SFS Bancorp, Inc.

SFS Common
Stock       Common Stock of SFS Bancorp, Inc.

SFS Special
Meeting Special Meeting of members of SFS Bancorp, Inc. called for December ____, 1998 for the purpose of approving the Merger.

Stock
Contribution Shares contributed to Cohoes Savings Foundation.

Stock Option
and Incentive
Plan The Cohoes Bancorp, Inc. Stock Option and Incentive Plan for directors and officers to be submitted for approval at a meeting of the Holding Company's shareholders to be held at least six months after the completion of the Conversion.

Subscription
Offering Offering of non-transferable rights to subscribe for the Common Stock, in order of priority, to Eligible Account Holders, the ESOP, and Supplemental Eligible Account Holders.

Superintendent Superintendent of Banks of the New York State Banking Department.

Voting
Record
Date The close of business on March 31, 1998, the date for determining voting depositors entitled to vote at the Special Meeting.

                      COHOES SAVINGS BANK AND SUBSIDIARIES

                        CONSOLIDATED FINANCIAL STATEMENTS
                          AS OF JUNE 30, 1998 AND 1997
                         TOGETHER WITH AUDITORS' REPORT

                      COHOES SAVINGS BANK AND SUBSIDIARIES


                          INDEX TO FINANCIAL STATEMENTS

                             JUNE 30, 1998 AND 1997


                                                                           Page
                                                                           ----
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ................................   F-1

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
  AS OF JUNE 30, 1998 AND 1997 ..........................................   F-2

CONSOLIDATED STATEMENTS OF OPERATIONS FOR EACH OF THE YEARS
  IN THE THREE-YEAR PERIOD ENDED JUNE 30, 1998 ..........................

CONSOLIDATED STATEMENTS OF CHANGES IN SURPLUS AND UNDIVIDED PROFITS
  FOR EACH OF THE YEARS IN THE THREE-YEAR PERIOD ENDED JUNE 30, 1998 ....   F-3

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR EACH OF THE YEARS
  IN THE THREE-YEAR PERIOD ENDED JUNE 30, 1998 ..........................   F-4

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ..............................   F-6


         NOTE: All schedules are omitted because the required information applicable is included in the consolidated financial statements or related notes.

         The financial statements of Cohoes Bancorp, Inc. have been omitted because the Company has not yet issued any stock, has no assets, no liabilities and has not conducted any business other than of an organizational nature.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS





To the Examining Committee of
the Board of Trustees of
Cohoes Savings Bank:

We have audited the accompanying consolidated statements of financial condition of Cohoes Savings Bank and subsidiaries as of June 30, 1998 and 1997, and the related consolidated statements of operations, changes in surplus and undivided profits and cash flows for each of the years in the three-year period ended June 30, 1998. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cohoes Savings Bank and subsidiaries as of June 30, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1998, in conformity with generally accepted accounting principles.


New York, New York
August 12, 1998

                      COHOES SAVINGS BANK AND SUBSIDIARIES


                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                             JUNE 30, 1998 AND 1997
                                 (000's omitted)

ASSETS                                                         1998       1997
------                                                         ----       ----
CASH AND CASH EQUIVALENTS:
  Cash and due from banks ................................   $  8,653   $ 10,795
  Federal funds sold .....................................      5,000      5,770
  Interest-bearing deposits with banks ...................        576         99
                                                             --------   --------
       Total cash and cash equivalents ...................     14,229     16,664

MORTGAGE LOANS HELD FOR SALE .............................         38        175

SECURITIES AVAILABLE FOR SALE, amortized cost of $48,701
  and $35,621 at June 30, 1998 and 1997,
  respectively (Note 5) ..................................     48,720     35,475

INVESTMENT SECURITIES, approximate fair value of $45,547
  and $25,186 at June 30, 1998 and 1997,
  respectively (Note 6) ..................................     45,424     25,273

NET LOANS RECEIVABLE (Note 7) ............................    412,759    398,530

ACCRUED INTEREST RECEIVABLE (Note 8) .....................      3,482      3,210

BANK PREMISES AND EQUIPMENT (Note 9) .....................      7,303      7,657

OTHER REAL ESTATE OWNED ..................................        509      1,874

MORTGAGE SERVICING RIGHTS (Note 10) ......................      1,042      1,146

OTHER ASSETS .............................................      2,210      1,696
                                                             --------   --------
       Total assets ......................................   $535,716   $491,700
                                                             ========   ========

LIABILITIES, SURPLUS AND UNDIVIDED PROFITS

LIABILITIES:
  Due to depositors (Note 11) ............................   $449,541   $429,390
  Mortgagors' escrow deposits ............................      8,994      9,062
  Borrowings (Note 12) ...................................     19,897         --
  Other liabilities ......................................      4,002      4,156
                                                             --------   --------
       Total liabilities .................................    482,434    442,608
                                                             --------   --------

COMMITMENTS AND CONTINGENT LIABILITIES (Note 16) .........

SURPLUS AND UNDIVIDED PROFITS (Note 14):
  Surplus ................................................     10,378     10,378
  Undivided profits ......................................     42,892     38,805
  Net unrealized gain (loss) on securities available
    for sale, net of income taxes ........................         12       (91)
                                                             --------   --------
        Total surplus and undivided profits ..............     53,282     49,092
                                                             --------   --------
        Total liabilities, surplus and undivided profits .   $535,716   $491,700
                                                             ========   ========

        The accompanying notes are an integral part of these statements.

                      COHOES SAVINGS BANK AND SUBSIDIARIES

       CONSOLIDATED STATEMENTS OF CHANGES IN SURPLUS AND UNDIVIDED PROFITS

                FOR THE YEARS ENDED JUNE 30, 1998, 1997 AND 1996

                                 (000's omitted)

                                                                        Net Unrealized
                                                                        Gain (Loss) on
                                                                          Securities
                                                                        Available for
                                                             Undivided   Sale, Net of
                                                  Surplus     Profits    Income Taxes  Total
                                                  -------     -------    ------------  -----
BALANCE, June 30, 1995 ........................   $ 10,378   $ 29,767   $    (15)   $ 40,130

    Change in unrealized gain (loss) on
       securities available for sale, net
       of income taxes ........................       --         --         (234)       (234)
    Net income for the year ended June 30, 1996       --        4,395       --         4,395
                                                  --------   --------   --------    --------

BALANCE, June 30, 1996 ........................     10,378     34,162       (249)     44,291

    Change in unrealized gain (loss) on
       securities available for sale, net
       of income taxes ........................       --         --          158         158
    Net income for the year ended June 30, 1997       --        4,643       --         4,643
                                                  --------   --------   --------    --------

BALANCE, June 30, 1997 ........................     10,378     38,805        (91)     49,092

    Change in unrealized gain (loss) on
       securities available for sale, net
       of income taxes ........................       --         --          103         103
    Net income for the year ended June 30, 1998       --        4,087       --         4,087
                                                  --------   --------   --------    --------

BALANCE, June 30, 1998 ........................   $ 10,378   $ 42,892   $     12    $ 53,282
                                                  ========   ========   ========    ========

        The accompanying notes are an integral part of these statements.

                      COHOES SAVINGS BANK AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                FOR THE YEARS ENDED JUNE 30, 1998, 1997 AND 1996

                                 (000's omitted)

                                                                                1998            1997             1996
                                                                                ----            ----             ----

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS:

CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                                            $       4,087   $       4,643    $       4,395
                                                                          -------------   -------------    -------------
    Adjustments to reconcile net income to net cash provided by operating activities-
          Depreciation ..................................................         1,117           1,101            1,015
          Amortization of purchased and originated mortgage servicing
              rights ....................................................           185             169              165
          Provision for loan losses .....................................         1,400           1,325              490
          Provision for real estate owned losses ........................            -               -               153
          Provision for deferred tax (benefit) expense ..................          (317)              1             (252)
          Net gain on investment securities redeemed ....................            -               (3)              -
          Net (gain) loss on securities available for sale redeemed .....             1             (37)             (10)
          Net premium amortization of investment securities .............            33              49               69
          Net premium (discount) amortization of securities available
              for sale ..................................................             4             (16)             (14)
          Net gain on sale of mortgage loans ............................           (81)           (106)              20
          Proceeds from sale of loans held for sale .....................         8,304           7,265           24,379
          Loans originated for sale .....................................        (8,087)         (6,745)         (24,719)
          Increase in interest receivable ...............................          (272)            (87)            (311)
          (Increase) decrease in other assets, net of deferred tax
              (benefit) expense .........................................          (197)           (547)           1,310
          Increase (decrease) in other liabilities ......................          (154)            856           (1,479)
          Net loss on sale/writedowns of other real estate owned ........           644              55               31
                                                                          -------------   -------------    -------------
                    Total adjustments ...................................         2,580           3,280              847
                                                                          -------------   -------------    -------------
                    Net cash provided by operating activities ...........         6,667           7,923            5,242
                                                                          -------------   -------------    -------------


                                                                                 1998            1997             1996
                                                                                 ----            ----             ----
CASH FLOWS FROM INVESTING ACTIVITIES:
    Proceeds from maturity of investment securities ..................... $       1,000   $       3,559    $         113
    Proceeds from investment securities called ..........................        12,000           3,065            3,669
    Purchase of investment securities ...................................       (40,591)        (10,194)         (14,774)
    Proceeds from the maturity of securities available for sale .........           550              -             2,000
    Proceeds from securities available for sale called ..................        23,100              -             1,000
    Proceeds from the sale of securities available for sale .............            60             287           10,024
    Purchase of securities available for sale ...........................       (42,305)        (18,552)          (8,512)
    Proceeds from principal reduction in investment securities ..........         7,408           4,219            6,242
    Proceeds from principal reduction in securities available for sale ..         5,448           3,887            3,588
    Net loans made to customers .........................................       (16,723)         (8,418)         (15,893)
    Originated mortgage servicing rights ................................           (81)           (104)              -
    Proceeds from sale of other real estate owned .......................         1,815           1,239              380
    Capital expenditures ................................................          (763)         (1,827)            (704)
                                                                          -------------   -------------    -------------
                    Net cash used in investing activities ...............       (49,082)        (22,839)         (12,867)
                                                                          -------------   -------------    -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Net decrease in mortgagors' escrow deposits .........................           (68)            (71)            (276)
    Net increase (decrease) in borrowings ...............................        19,897          (2,100)          (3,954)
    Net increase in deposits ............................................        20,151          24,851            5,576
                                                                          -------------   -------------    -------------
                    Net cash provided by financing activities ...........        39,980          22,680            1,346
                                                                          -------------   -------------    -------------
                    Net increase (decrease) in cash and cash
                        equivalents .....................................        (2,435)          7,764           (6,279)

CASH AND CASH EQUIVALENTS, beginning of year ............................        16,664           8,900           15,179
                                                                          -------------   -------------    -------------

CASH AND CASH EQUIVALENTS, end of year .................................. $      14,229   $      16,664    $       8,900
                                                                          =============   =============    =============
ADDITIONAL DISCLOSURE RELATIVE TO CASH FLOWS:
       Interest paid .................................................... $      19,235   $      17,664    $      17,819
       Taxes paid .......................................................         2,780           3,113            2,457
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING ACTIVITIES:
       Transfer of loans to other real estate owned ..................... $       1,094   $       2,677    $         635

        The accompanying notes are an integral part of these statements.

                      COHOES SAVINGS BANK AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          JUNE 30, 1998, 1997 AND 1996

                                 (000's omitted)


1.  SUMMARY OF SIGNIFICANT
    ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements of Cohoes Savings Bank and subsidiaries (the "Bank") conform, in all material respects, to generally accepted accounting principles and to general practice within the savings bank industry. The Bank utilizes the accrual method of accounting for financial reporting purposes.

Principles of Consolidation

The consolidated financial statements include the accounts of the Bank, its wholly owned financial services subsidiary and its wholly owned insurance subsidiary. Intercompany accounts and transactions have been eliminated.

Use of Estimates

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported assets and liabilities as of the date of the consolidated statements of financial condition. The same is true of revenues and expenses reported for the period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of other real estate acquired in connection with foreclosures. In connection with the determination of the allowance for loan losses and the valuation of other real estate owned, management obtains appraisals for significant properties.

Investment Securities and Securities
Available for Sale

In accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," management determines the appropriate classification of securities, including mortgage-backed securities, at the time of purchase. If management has the positive intent and ability to hold debt securities to maturity, they are classified as investment securities held to maturity and are stated at amortized cost. If securities are purchased for the purpose of selling them in the near term, they are classified as trading securities and are reported at fair value with unrealized holding gains and losses reflected in current earnings. All other debt and equity securities are classified as securities available for sale and are reported at fair value, with net unrealized gains or losses reported, net of income taxes, as a separate component of surplus and undivided profits. Gains and losses on disposition of all investment securities are based on the adjusted cost of the specific security sold. At June 30, 1998 and 1997, the Bank did not hold any securities considered to be trading securities.

Unrealized losses on securities which reflect a decline in value which is other than temporary, if any, are charged to income and reported as a component of "net (loss) gain on securities transactions" in the consolidated statements of operations.

The cost of securities is adjusted for amortization of premium and accretion of discount, which is calculated on an effective interest method.

Loans Receivable and Loan Fees

Loans receivable are reported at the principal amount outstanding, net of unearned discount, net deferred loan fees and an allowance for possible loan losses. Discounts on loans are accreted to income using a method which approximates the level yield interest method. Interest income on loans is not recognized when considered doubtful of collection by management.

The Bank accounts for fees and costs associated with loan originations in accordance with SFAS No. 91, "Accounting for Nonrefundable Fees and Costs
Associated with Originating and Acquiring Loans and Initial Direct Costs of Leases." Fees received from loan originations and certain related costs are deferred and are amortized into income so as to provide for a level-yield of interest on the underlying loans.

Allowance for Loan Losses

A substantial portion of the Bank's loans are secured by real estate located in the Albany, New York area and the Metropolitan New York City area. In addition, a substantial portion of the other real estate owned is located in those same markets. Accordingly, the ultimate collectibility of a substantial portion of the Bank's loan portfolio and the recovery of a substantial portion of the carrying amount of other real estate owned are dependent upon market conditions in these market areas.

Management believes that the allowance for loan losses is adequate and that other real estate owned is recorded at its fair value less an estimated cost to sell these properties. While management uses available information to recognize losses on loans and other real estate owned, future additions to the allowance or write-downs of other real estate owned may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses and other real estate owned. Such agencies may require the Bank to recognize additions to the allowance or write down other real estate owned based on their judgments about information available to them at the time of their examination, which may not be currently available to management.

The allowance for loan losses is established through a provision for loan losses charged to operations. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. Management's evaluation of the adequacy of the allowance for loan losses is performed on a periodic basis and takes into consideration such factors as the historical loan loss experience, changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect borrowers' ability to pay.

SFAS No. 114 defines an impaired loan as a loan for which it is probable, based on current information, that the lender will not collect all amounts due under the contractual terms of the loan agreement. The Bank applies the impairment criteria to all loans, except for large groups of smaller balance homogenous loans that are collectively evaluated for impairment, such as residential mortgages and consumer installment loans. Income recognition and charge-off policies were not changed as a result of this statement.

Mortgage Loans Held for Sale

Management determines the appropriate classification of mortgage loans at the time that rate lock agreements are entered into with the customer. If management has the intent and the Bank has the ability at the time of rate lock to hold the loans to maturity, they are classified as mortgage loans and carried at the amount of unpaid principal, net of deferred fees, reduced by the allowance for loan losses. Mortgage loans not intended to be held to maturity are classified as "held for sale" and carried at the lower of aggregate cost or fair value as determined by outstanding commitments from investors or current market prices for loans with no commitments.

Loan servicing revenues and expenses are recognized when service fees are earned and expenses are incurred. The mortgage loans being serviced are not included in these consolidated financial statements as they are not assets of the Bank. Purchased mortgage servicing rights represent the costs of acquiring the rights to service mortgage loans originated by other institutions; such costs are capitalized and amortized into servicing fee income over the estimated period of net servicing income, adjusted for significant prepayments and payoffs of the underlying serviced loans.

Gains or losses on sales of mortgage loans held for sale are recognized based upon the difference between the selling price and the carrying value of the related mortgage loans sold. Such gains and losses are increased or decreased by the amount of excess servicing fees recorded, if any. Net deferred origination fees are recognized at the time of sale in the gain or loss determination. Gains and losses are decreased or increased for commissions and legal fees on loan closings, and direct employee costs related to loan originations. These costs amounted to $36, $34 and $104, for the years ended June 30, 1998, 1997 and 1996, respectively.

Bank Premises and Equipment

Bank premises and equipment are carried at cost, less accumulated depreciation. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets.

Other Real Estate Owned

Other real estate owned includes foreclosed real estate properties. Other real estate owned is recorded at the lower of cost or the fair value of the asset acquired less an estimate of the costs to sell the asset. Fair value of other real estate owned is generally determined through independent appraisals. At the time of foreclosure, the excess, if any, of the loan value over the estimated fair value of the asset received less costs to sell, is charged to the allowance for loan losses. Subsequent declines in the fair value of such assets, or increases in the estimated costs to sell the properties and net operating expenses of such assets, are charged directly to other noninterest expense. At June 30, 1998 and 1997, these properties consisted of residential and commercial mortgage properties located in the Albany, New York area.

Income Taxes

For federal income and New York State franchise tax purposes, the Bank utilizes the accrual basis method of accounting.

The Bank utilizes the asset and liability method of accounting for income taxes required under SFAS No. 109, "Accounting for Income Taxes." Under the asset and liability method of SFAS No. 109, deferred tax assets are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. To the extent that current available evidence about the future raises doubt about the realization of a deferred tax asset, a valuation allowance must be established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Statutory Transfer of Surplus

A required quarterly transfer of 10% of net income is to be made to the surplus fund in accordance with New York State Banking Regulations. No transfer is required if net worth as a percent of deposits exceeds 10% at the end of each quarter.

Financial Instruments

In the normal course of business, the Bank is a party to certain financial instruments with off-balance sheet risk such as commitments to extend credit, unused lines of credit and letters of credit. The Bank's policy is to record such instruments when funded.

Cash and Cash Equivalents

For  purposes  of the  consolidated  statement  of cash  flows,  cash  and  cash
equivalents   consist  of  cash,   due  from  banks,   federal  funds  sold  and
interest-bearing deposits with banks.

New Accounting Pronouncements

In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130 "Reporting Comprehensive Income." This statement is effective for fiscal years beginning after December 31, 1997 and restatement of financial statements or information for earlier periods provided for comparative purposes is required. The provisions of this statement will not affect the Bank's results of operations or financial condition.

In February 1998, the FASB issued SFAS No. 132 "Employers' Disclosures About Pensions and Other Postretirement Benefits." SFAS No. 132 supersedes the disclosure requirements for pension and other postretirement plans as set forth in SFAS No. 87 "Employers' Accounting for Pension," SFAS No. 88 "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," and SFAS No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions." SFAS No. 132 does not address measurement or recognition for pension and other postretirement benefit plans.

SFAS No. 132 is effective for fiscal years beginning after December 15, 1997. Restatement of disclosures for earlier periods provided for comparative purposes is required unless the information is not readily available, in which case the notes to the financial statements shall include all available information and a description of the information not available.

In June 1998, the FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. SFAS No. 133 will not impact the Bank's accounting or disclosures.

Reclassifications

Amounts in the prior year's consolidated financial statements are reclassified whenever necessary to conform with the current year's presentation.

2.  CONVERSION TO STOCK FORM OF OWNERSHIP

On May 21,1998, the Board of Trustees adopted a Plan of Conversion ("Plan") to convert the Bank from a New York mutual savings bank to a New York stock savings bank and to become a wholly owned subsidiary of a new Delaware corporation ("Company") to be organized at the direction of the Bank. Pursuant to the Plan, the Company will issue and offer for sale shares of its common stock and use up to 50% of the net proceeds of such sale to acquire all of the capital stock of the Bank. The proposed transaction is subject to the approval of the Superintendent of Banks of New York State and of the Federal Deposit Insurance Corporation, as well as to a vote of the Bank's voting depositors. In addition, the Company will file a registration statement with the Securities and Exchange Commission ("SEC") with respect to the offering of its common stock and will seek the permission of the Office of Thrift Supervision ("OTS") to acquire the stock of the Bank to be issued upon the Bank's conversion.

At the time of conversion, the Bank will establish a liquidation account in an amount equal to the retained income of the Bank as of the date of the most recent financial statements contained in the final conversion prospectus. The liquidation account will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held.

The Company may not declare or pay cash dividends on or repurchase any of its shares of common stock if the effect thereof would cause stockholders' equity to be reduced below applicable regulatory capital maintenance requirements, the amount required for the liquidation account, or if such declaration and payment would otherwise violate regulatory requirements.

Pursuant to the Plan, the Company intends to establish a Charitable Foundation, Employee Stock Ownership Plan (ESOP), Stock Option Plan, Recognition and Retention Plan and Employment and Retention Agreements as discussed below.

The Company proposes to fund the Charitable Foundation by contributing to the Charitable Foundation, immediately following the conversion, a number of shares of authorized but unissued shares of the Common Stock equal to approximately 3% of Common Stock sold in the Offering. Such contribution, once made, will not be recoverable by the Company or the Bank. The Company will recognize the full expense equal to the fair value of the stock, in the amount of the contribution in the quarter in which it occurs. Such expense will reduce earnings and have a material impact on the Company's and the Bank's earnings for such quarter and for the year.

The Company plans to set up an ESOP, a tax-qualified benefit plan for officers and employees of the Company and the Bank. It is anticipated that an amount equal to 8% of the shares of Common Stock sold in the Offering (including shares issued to the Foundation) will be purchased by the ESOP with funds loaned by the Company. The Company and the Bank intend to make annual contributions to the ESOP in an amount equal to the principal and interest requirement of the debt.

Following consummation of the conversion, the Company intends to adopt a Stock Option Plan and a Recognition and Retention Plan, pursuant to which the Company intends to reserve a number of shares of Common Stock equal to an aggregate of 10% and 4%, respectively, of the Common Stock issued in the conversion for issuance pursuant to stock options and stock appreciation rights and stock. The Stock Option Plan and Recognition and Retention Plan will not be implemented prior to receipt of stockholder approval of the Plan.

Upon consummation of the conversion, the Company and the Bank intend to enter into employment agreements with certain senior management personnel and change in control agreements with other key employees.

Conversion costs will be deferred and reduce the proceeds from the shares sold in the conversion. If the conversion is not completed, all costs will be charged as an expense. As of June 30, 1998, approximately $59 conversion costs had been incurred.

The conversion will not affect the terms of any loans held by borrowers of the Bank or the balances, interest rates, federal deposit insurance or maturities of deposit accounts at the Bank.

3.  SUBSEQUENT EVENT - MERGER

On July 31, 1998, Cohoes Savings Bank and SFS Bancorp, Inc. ("SFS"), parent of Schenectady Federal Savings Bank, executed an Agreement and Plan of Merger pursuant to which SFS will merge into a newly formed holding company of the Bank to be organized in connection with the Bank's conversion from a mutual to a stock institution. Under the terms of the agreement, each share of SFS will be exchanged for a number of shares of common stock of the holding company equal to the lesser of $26.50 divided by the initial public offering price of the holding company common stock or $35.00 divided by the average closing price of that stock for the first ten trading days. The transaction is expected to constitute a tax-free reorganization under the Internal Revenue Code, so that shareholders of SFS who receive holding company common stock will not recognize gain or loss in connection with the exchange. This merger will be accounted for as a pooling-of-interest transaction.

Consummation of the merger is subject to the approval of the shareholders of SFS, the conversion of the Bank and the receipt of all required regulatory approvals. The transaction is anticipated to close in the fourth quarter of 1998.

4.  REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of June 30, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

As of June 30, 1998, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

The Bank's actual capital amounts and ratios are also presented in the following table:

                                                                                                     To Be Well Capitalized
                                                                  For Capital Adequacy               Under Prompt Corrective
                                                Actual                  Purposes                        Action Provisions
                                                ------                  --------                        -----------------
                                         Amount       Ratio      Amount          Ratio               Amount           Ratio
                                         ------       -----      ------          -----               ------           -----
As of June 30, 1998:
    Total capital (to risk weighted
       assets)                        $   56,803       17.1%  $   26,601    greater than 8.0%    $   33,251      greater than 10.0%
    Tier 1 Capital (to risk weighted
       assets)                            53,270       16.0       13,300    greater than 4.0         19,951      greater than  6.0
    Tier 1 Capital (to average assets)    53,270       10.6       20,063    greater than 4.0         25,079      greater than  5.0



                                                                                                      To Be Well Capitalized
                                                                      For Capital Adequacy            Under Prompt Corrective
                                                 Actual                     Purposes                     Action Provisions
                                                 ------                     --------                     -----------------
                                           Amount      Ratio        Amount           Ratio             Amount          Ratio
                                           ------      -----        ------           -----             ------          -----
As of June 30, 1997:
    Total capital (to risk weighted
       assets)                         $   52,288       16.4%  $    25,519     greater than 8.0%   $   31,898    greater than 10.0%
    Tier 1 Capital (to risk weighted
       assets)                             49,183       15.4        12,759     greater than 4.0        19,139    greater than  6.0
    Tier 1 Capital (to average assets)     49,183       10.1        19,455     greater than 4.0        24,319    greater than  5.0

                                                                                                      To Be Well Capitalized
                                                                     For Capital Adequacy             Under Prompt Corrective
                                                  Actual                   Purposes                      Action Provisions
                                                  ------                   --------                      -----------------
                                           Amount      Ratio       Amount            Ratio             Amount         Ratio
                                           ------      -----       ------            -----             ------         -----
As of June 30, 1996:
    Total capital (to risk weighted
       assets)                         $   47,789      15.1%  $    25,310      greater than 8.0%   $   31,637    greater than 10.0%
    Tier 1 Capital (to risk weighted
       assets)                             44,540      14.1        12,655      greater than 4.0        18,982    greater than  6.0
    Tier 1 Capital (to average assets)     44,540       9.7        13,842      greater than 3.0        23,070    greater than  5.0

5.  SECURITIES AVAILABLE FOR SALE

The amortized cost of securities available for sale and their related estimated fair values at June 30, 1998 and 1997, are as follows:

                                                                     June 30, 1998
                                            ------------------------------------------------------------------
                                                                   Gross            Gross
                                                                 Unrealized       Unrealized    Estimated Fair
                                            Amortized Cost         Gains            Losses           Value
                                            --------------         -----            ------           -----
Debt securities:
    U.S. Government and agencies .........  $      23,296      $          -     $         (59)   $      23,237
    Other obligations ....................            271                  5               -               276
    Mortgage-backed securities ...........         16,855                 91               -            16,946
    Collateralized mortgage obligations ..          4,019                  8              (24)           4,003
                                            -------------      -------------    -------------    -------------
              Total debt securities ......         44,441                104              (83)          44,462
    Equity securities ....................          4,260                 -                (2)           4,258
                                            -------------      -------------    -------------    -------------
              Total securities available
                 for sale ................  $      48,701      $         104    $         (85)   $      48,720
                                            =============      =============    =============    =============


                                                                        June 30, 1997
                                            -------------------------------------------------------------------
                                                                   Gross            Gross
                                                                 Unrealized       Unrealized     Estimated Fair
                                            Amortized Cost         Gains           Losses             Value
                                            --------------         -----           ------             -----
Debt securities:
    U.S. Government and agencies .........  $      18,551      $           9    $        (123)   $      18,437
    Other obligations ....................            488                  7               (2)             493
    Mortgage-backed securities ...........          6,724                 38               -             6,762
    Collateralized mortgage obligations ..          6,377                 14              (89)           6,302
                                            -------------      -------------    -------------    -------------
              Total debt securities ......         32,140                 68             (214)          31,994
    Equity securities ....................          3,481                 -                -             3,481
                                            -------------      -------------    -------------    -------------
              Total securities available
                for sale .................  $      35,621      $          68    $        (214)   $      35,475
                                            =============      =============    =============    =============

The equity investment securities at June 30, 1998 and 1997 consist primarily of common stock of the Federal Home Loan Bank of New York. These securities are nonmarketable and are, therefore, stated at cost.

A summary of maturities of debt securities available for sale at June 30, 1998 is as follows:

                                                           Estimated Fair
                                         Amortized Cost         Value
                                         --------------         -----
 Within one year ......................  $         179     $         178
 From one to five years ...............         42,654            42,669
 After five years to ten years ........          1,608             1,615
 After ten years ......................             -                 -
                                         -------------     -------------
                                         $      44,441     $      44,462
                                         =============     =============

During the years ended June 30, 1998 and 1997, there were no sales of debt securities available for sale. During the year ended June 30, 1996, proceeds of sales of debt securities available for sale totaled $10,024. Gross gains of $34 and gross losses of $24 were realized on those sales.

6.  INVESTMENT SECURITIES

The carrying values of securities held for investment and their related estimated fair values at June 30, 1998 and 1997 are as follows:

                                                                        June 30, 1998
                                           -------------------------------------------------------------------
                                                                   Gross            Gross
                                                                 Unrealized       Unrealized    Estimated Fair
                                            Amortized Cost         Gains           Losses            Value
                                            --------------         -----           ------            -----
Investment securities:
    U.S. Government and agencies ......     $      22,025      $           6    $         (32)   $      21,999
    Other obligations .................               388                  1               -               389
    Mortgage-backed securities ........            23,011                153               (5)          23,159
                                            -------------      -------------    -------------    -------------
              Total investment securities   $      45,424      $         160    $         (37)   $      45,547
                                            =============      =============    =============    =============

                                                                        June 30, 1997
                                            ------------------------------------------------------------------
                                                                   Gross           Gross
                                                                 Unrealized      Unrealized     Estimated Fair
                                            Amortized Cost         Gains           Losses            Value
                                            --------------         -----           ------            -----
Investment securities:
    U.S. Government and agencies ......     $        6,049     $            3   $       (52)    $        6,000
    Other obligations .................                848                 -             (2)               846
    Mortgage-backed securities ........             18,376                 53           (89)            18,340
                                            --------------     --------------   -----------     --------------
              Total investment securities   $       25,273     $           56   $      (143)    $       25,186
                                            ===============    ==============   ===========     ==============

A summary of maturities of debt securities held for investment at June 30, 1998 is as follows:
                                                               Estimated Fair
                                             Amortized Cost         Value
                                             --------------    --------------
    Within one year ...................      $          682    $          687
    From one to five years ............              32,723            32,801
    After five years to ten years .....              11,636            11,672
    After ten years ...................                 383               387
                                             --------------    --------------
                                             $       45,424    $       45,547
                                             ==============    ==============

There were no sales of securities held for investment during the three years ended June 30, 1998.

7.  NET LOANS RECEIVABLE

A summary of loans at June 30, 1998 and 1997 is as follows:

                                                   1998             1997
                                                   ----             ----
Mortgage loans on real estate:
    Residential adjustable rate loans .       $   170,010      $   222,255
    Commercial real estate ............            93,229           93,979
    Residential fixed rate loans ......            87,715           20,470
    FHA and VA insured loans ..........               674              895
                                              -----------      -----------
                                                  351,628          337,599
                                              -----------      -----------
 Other loans:
      Conventional second mortgages ...            15,093           14,069
     Home equity lines of credit ......            21,976           25,205
     Commercial business loans ........            14,991           12,096
     Home improvement loans ...........               547              662
     Auto loans .......................             9,783            9,290
     Credit card loans ................             1,655            2,152
    Personal loans, secured and unsecured             409              576
     Other loans ......................               228              200
                                             ------------     ------------
                                                   64,682           64,250
                                             ------------     ------------
Less:
    Deferred loan origination fees and costs          (18)            (214)
    Allowance for loan losses .........            (3,533)          (3,105)
                                             ------------     ------------
              Net loans ...............      $    412,759     $    398,530
                                             ============     ============

Changes in the allowance for loan losses for the years ended June 30, 1998 and 1997 were as follows:


                                          1998        1997        1996
                                          ----        ----        ----
Allowance for loan losses at
    beginning of year ................ $  3,105    $  3,249    $  3,133
    Provision charged to operations ..    1,400       1,325         490
    Loans charged-off, net ...........     (972)     (1,469)       (374)
                                       --------    --------    --------
Allowance for loan losses at year-end  $  3,533    $  3,105    $  3,249
                                       ========    ========    ========

The following table sets forth the information with regard to nonperforming mortgage loans at June 30, 1998 and 1997:


                                                         1998           1997
                                                         ----           ----
Loans on nonaccrual status and in the process
     of foreclosure ...............................  $    2,545     $    3,382
Loans on nonaccrual status but not in the process
     of foreclosure ...............................         997          1,063
Loans past due 90 days or more and still
     accruing interest ............................          -              -
Loans restructured as to payment terms and/or
     interest rates ...............................       1,929          1,906
                                                     ----------     ----------
              Total nonperforming mortgage loans ..  $    5,471     $    6,351
                                                     ==========     ==========

The following table sets forth the information with regard to nonperforming other loans at June 30, 1998 and 1997:

                                                       1998           1997
                                                       ----           ----
Nonaccrual loans .................................. $    121       $    295
Loans past due 90 days or more and still
      accruing interest ...........................       57             42
Loans restructured as to payment terms and/or
      interest rates ..............................       -              -
                                                   ---------       --------
              Total nonperforming other loans ..... $    178       $    337
                                                    ========       ========

Accumulated interest income on nonaccrual loans of approximately $214, $262 and $441 was not recognized as income in the years ended June 30, 1998, 1997 and 1996, respectively. There are no commitments to extend further credit on nonperforming loans.

As of June 30, 1998 and 1997, the Bank's recorded investment in impaired loans and the related valuation allowance calculated under SFAS No. 114 are as follows:

                                                 1998                               1997
                                   -------------------------------    --------------------------------
                                      Recorded         Valuation          Recorded         Valuation
                                     Investment        Allowance         Investment        Allowance
                                     ----------        ---------         ----------        ---------
Valuation allowance required       $        1,638   $          344    $        1,261    $          198
Valuation allowance not required              630               -                645                -
                                   --------------   --------------    --------------    -------------
                                   $        2,268   $          344    $        1,906    $          198
                                   ==============   ==============    ==============    ==============

This allowance is included in the allowance for loan losses on the consolidated statements of financial condition.

The average recorded investment in impaired loans for the years ended June 30, 1998 and 1997 was approximately $2,087 and $1,979, respectively.

Interest payments received on impaired loans are recorded as interest income unless collection of the remaining investment is doubtful in which case payments received are recorded as reductions of principal. The Bank recognized interest of $215, $185 and $189 on impaired loans for the years ended June 30, 1998, 1997 and 1996, respectively. Accumulated interest income on impaired loans of approximately $15, $18 and $19 was not recognized as income in the years ended June 30, 1998, 1997 and 1996, respectively.

8.  ACCRUED INTEREST RECEIVABLE

Accrued interest receivable consists of the following at June 30, 1998 and 1997:

                                               1998              1997
                                               ----              ----
  Loans ................................   $      2,531      $      2,558
  Investment securities and securities
         available for sale ............            951               652
                                           ------------      ------------
                                           $      3,482      $      3,210
                                           ============      ============

9.  BANK PREMISES AND EQUIPMENT

Bank premises and equipment consist of the following at June 30, 1998 and 1997:

                                               1998              1997
                                               ----              ----
Land ................................... $        1,529    $        1,529
Building and leasehold improvements ....          6,553             6,335
Furniture, fixtures and equipment ......          6,284             5,736
                                         --------------    --------------
                                                 14,366            13,600
Less- Accumulated depreciation .........         (7,063)           (5,943)
                                         --------------    --------------
                                         $        7,303    $        7,657
                                         ==============    ==============

Amount charged to depreciation expense was $1,117, $1,101 and $1,015 for the years ended June 30, 1998, 1997 and 1996, respectively.

10.  MORTGAGE SERVICING RIGHTS

The following is a summary of the mortgage servicing rights activity during the years ended June 30, 1998 and 1997: 1998 1997 1996

Balance, beginning of year ....................  $  1,146   $  1,211   $  1,376

    Mortgage servicing rights originated from
       unrelated third parties ................        81        104         -
    Amortization of mortgage servicing rights
       included as a reduction of servicing fee
       income in the consolidated statements of
       operations .............................      (185)      (169)      (165)
                                                 --------   --------   --------
Balance, end of year ..........................  $  1,042   $  1,146   $  1,211
                                                 ========   ========   ========

Serviced Loans

The total loans serviced by the Bank for unrelated third parties were approximately $233.1 million, $256.9 million and $288.2 million at June 30, 1998, 1997 and 1996, respectively.

11.  DUE TO DEPOSITORS

Due to depositors account balances as of June 30, 1998 and 1997 are summarized as follows:

                          Range of
                       Interest Rate            1998                 1997
                       -------------            ----                 ----
Savings accounts          3.0%-5.5%      $         142,867    $         137,790
Money market accounts      2.8-3.9                  21,672               15,450
                                         -----------------    -----------------
                                                   164,539              153,240
Time deposits              3.8-8.5                 231,049              230,306
Commercial deposits        0.0-1.8                  15,957               11,250
Demand accounts            0.0-1.8                  37,996               34,594
                                         -----------------    -----------------
                                         $         449,541    $         429,390
                                         =================    =================

Time deposits over $100,000 amounted to approximately $31.1 million and $35.2 million at June 30, 1998 and 1997, respectively.

The approximate amount of contractual maturities of time deposits for the years subsequent to June 30, 1998 is as follows:

          Years ending June 30:
              1999 ........................  $   159,550
              2000 ........................       50,043
              2001 ........................        7,983
              2002 ........................        5,064
              2003 and thereafter .........        8,409
                                             -----------
                                             $   231,049

Interest expense on deposits for the years ended June 30, 1998, 1997 and 1996, is summarized as follows:

                              1998               1997               1996
                              ----               ----               ----
Savings accounts ...... $         4,459    $         4,359    $         4,177
Money market accounts .             569                447                488
Time deposits .........          13,484             12,487             12,830
Demand accounts .......             304                275                246
                        ---------------    ---------------    ---------------
                        $        18,816    $        17,568    $        17,741
                        ===============    ===============    ===============

12.  BORROWINGS

Information concerning borrowings, which primarily consist of Federal Home Loan Bank ("FHLB") advances, for the years ended June 30, 1998, 1997 and 1996 is summarized as follows:

                                              1998          1997         1996
                                              ----          ----         ----
Average balance during the year           $    5,467    $    2,392   $    4,682
Average interest rate during the year           6.07%         5.56%        6.34%
Maximum month-end balance during the year $   19,983    $   16,157   $   13,213
Interest expense on borrowings            $      332    $      133   $      297


FHLB advances are made at fixed rates with remaining maturities of approximately ten years as of June 30, 1998.

FHLB advances are collateralized by all FHLB stock owned by the Bank in addition to a blanket pledge of eligible assets in an amount required to be maintained so that the estimated fair value of such eligible assets exceeds, at all times, 110% of the outstanding advances.

13.  EMPLOYEE BENEFITS

401(k) Retirement Savings Plan

The Bank sponsors a 401(k) Retirement Savings Plan which is available to all full-time employees who have been employed by the Bank for a minimum of one year and are at least 21 years of age. The Plan allows employees to defer up to 15% of their salary on a pretax basis through contributions to the Retirement Savings Plan. The Bank matches 50% of employee contributions up to a maximum of 6% of the amount deferred by the employee. The maximum contribution an employee may make which is subject to matching by the Bank is set annually by the Board of Trustees.

Employees may also make additional voluntary after-tax contributions to the Plan, which are not matched by the Bank, up to an additional 10% of the employee's salary. Total 401(k) Plan expenses for the years ended June 30, 1998, 1997 and 1996 were approximately $378, $319 and $285, respectively.

Postretirement Medical and Life
Insurance Benefits

The Bank provides postretirement medical and life insurance benefits for full-time employees. All employees who meet the criteria for either normal or early retirement and have at least 10 years of service are eligible. Retired employees are required to contribute toward the cost of coverage as established by the Bank, based on medical and life insurance costs.

Benefit and premium payments are made when they are due and are not funded in advance.

The Bank's estimated accrued postretirement obligation at June 30, 1998 and 1997 is as follows:

                                                               1998       1997
                                                               ----       ----
Accrued postretirement obligation:
    Retired employees ..................................    $    530   $    532
    Fully eligible active employees ....................          72         67
    Other active employees .............................         114         96
                                                            --------   --------
                                                                 716        695
Unrecognized net gain from actual experience different from
    assumed, amortized over 12.3 years .................         281        327

                                                            --------   --------
              Total accrued postretirement obligation ..    $    997   $  1,022
                                                            ========   ========

Net periodic postretirement benefit cost included the following components:

                                               1998        1997        1996
                                               ----        ----        ----
Service cost ............................  $      12   $      10   $      19
Interest cost ...........................         49          48          64
Amortization of net gain from actual
    experience different from assumed ...        (61)        (58)        (17)
                                           ---------   ---------   ---------
                                           $      -    $      -    $      66
                                            ========   =========   =========

The  weighted   average  discount  rate  used  in  determining  the  accumulated postretirement benefit obligation was 7.25% as of June 30, 1998 and 1997 and 7.75% as of June 30, 1996. For measurement purposes, the assumed health care cost trend rate of 10% decreases gradually until an ultimate trend rate of 5.5% is reached over 10 years. In accordance with the terms of the Postretirement
Medical Benefit Plan, once costs are 150% of the 1993 level, additional increases become the responsibility of the retiree.

The health care cost trend rate assumption has a significant effect on the amount of obligation and expense reported. To illustrate, increasing the health care trend rate by one percent each year would increase the accumulated postretirement benefit obligation as of June 30, 1998 and 1997 by approximately $2 and $2, respectively, and would have no material effect on the net periodic postretirement benefit cost for the three years ended June 30, 1998.

14.  SURPLUS AND UNDIVIDED PROFITS

In accordance with State of New York Banking Law, surplus is subject to certain restrictions, including a prohibition of its use for payment of dividends, except with the approval of the Superintendent of Banks.

The balance in surplus includes approximately $5.2 million at December 31, 1997, the latest date from which this calculation is available, which has been designated as a reserve for bad debts under federal income tax regulations and has resulted in income tax deductions in prior years. Any use of this amount other than as provided for in those regulations would result in taxable income at the then current rate.

15.  INCOME TAX EXPENSE

The components of the income tax expense (benefit) are as follows:

                                      1998            1997            1996

Current tax expense:
    Federal .................... $      2,450    $      2,440    $      2,601
    State ......................          517             531             533
Deferred tax expense (benefit) .         (317)              1            (252)
                                 ------------    ------------    ------------
                                 $      2,650    $      2,972    $      2,882
                                 ============    ============    ============

The provision for income taxes differs from that computed at the federal statutory rate as follows:

                                          1998           1997           1996
                                          ----           ----           ----
Tax at federal statutory rate ...... $     2,291    $     2,589    $     2,474
State taxes, net of federal benefit.         341            350            352
Other, net .........................          18             33             56
                                     -----------    -----------    -----------
        Total income tax expense ... $     2,650    $     2,972    $     2,882
                                     ===========    ===========    ===========
Effective rate .....................     39.34%         39.03%         39.60%
                                         =====          =====          =====

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at June 30, 1998 and 1997 are presented below:

                                                               1998        1997
                                                               ----        ----
Deferred tax assets:
    Differences in reporting the provision for loan losses $   1,519   $   1,335
    Differences in reporting certain accrued expenses ....       789         771
    Other ................................................       297         167
                                                           ---------   ---------
              Total gross deferred tax assets ............     2,605       2,273
                                                           ---------   ---------
 Deferred tax liabilities:
    Differences in reporting the provision for loan losses       385         513
    Deferred net loan origination fees ...................       218          92
    Differences in reporting depreciation ................       107         117
    Differences in reporting certain accrued expenses ....       296         269
    Other ................................................         4           4
                                                           ---------   ---------
              Total gross deferred tax liabilities .......     1,010         995
                                                           ---------   ---------
              Net deferred tax asset at end of year ......     1,595       1,278
Net deferred tax asset at beginning of year ..............     1,278       1,279
                                                           ---------   ---------
              Deferred tax expense (benefit) for the year  $    (317)  $       1
                                                           =========   =========

The total deferred tax asset as of June 30, 1998 and 1997 is considered by the Bank to be more likely than not realizable based upon the historical level of taxable income in the prior years as well as the time period during which the items giving rise to the deferred tax assets are expected to turn around.

In addition to the deferred tax assets and liabilities described above, the Bank also has a deferred tax liability of approximately $19 and a deferred tax asset of approximately $146 at June 30, 1998 and 1997, respectively, related to the net unrealized gain (loss) on securities available for sale.

Under Section 593 of the Internal Revenue Code, thrift institutions such as the Bank which met certain definitional tests, primarily relating to their assets and the nature of their business, were permitted to establish a tax reserve for bad debts and to make annual additions thereto, which additions may, within specified limitations, be deducted in arriving at their taxable income. The Bank's deduction with respect to "qualifying loans," which are generally loans secured by certain interests in real property, could have been computed using an amount based on the Bank's actual loss experience (the "Experience Method"), or a percentage equal to 8% of the Bank's taxable income (the "PTI Method"), computed without regard to this deduction and with additional modifications and reduced by the amount of any permitted addition to the nonqualifying reserve. Similar deductions or additions to the Bank's bad debt reserve are permitted under the New York State Bank Franchise Tax; however, for purposes of these taxes, the effective allowable percentage under the PTI Method is approximately 32% rather than 8%.

Effective January 1, 1997, Section 593 was amended, and the Bank is unable to make additions to its tax bad debt reserve, is permitted to deduct bad debts only as they occur and is additionally required to recapture (that is, take into taxable income) over a multiyear period, beginning with the Bank's taxable year beginning on January 1, 1997, the excess of the balance of its bad debt reserves as of December 31, 1995 over the balance of such reserves as of December 31, 1987, or over a lesser amount if the Bank's loan portfolio has decreased since December 31, 1987. Such recapture requirements would be deferred for each of the two successive taxable years beginning January 1, 1997, in which the Bank originates a minimum amount of certain residential loans based upon the average of the principal amounts of such loans originated by the Bank during its six taxable years preceding January 1, 1997. This amendment has no impact on the Bank's results of operations for federal income tax purposes. The New York State tax law has been amended to prevent a similar recapture of the Bank's bad debt reserve, and to permit continued future use of the bad debt reserve method for purposes of determining the Bank's New York State tax liability.

In addition, the Bank has accumulated bad debt reserves for tax purposes of $3.7 million under Section 593 through December 31, 1987 for which no deferred taxes have been provided. Under the tax laws as amended, the event that would result in taxation of these reserves is the failure of the Bank to maintain a specified qualifying-assets ratio or meet other thrift definition tests for New York State tax purposes.

16.  COMMITMENTS AND CONTINGENT LIABILITIES

Off-Balance Sheet Financing and
Concentrations of Credit

The Bank is a party to certain financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include the Bank's commitments to extend credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized on the consolidated statements of financial condition. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the commitments to extend credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments as it does for on-balance sheet instruments.

Unless otherwise noted, the Bank does not require collateral or other security to support financial instruments with credit risk.

Contract amounts of financial instruments that represent credit risk as of June 30, 1998 and 1997 at fixed and variable interest rates are as follows:

                                                                                        1998
                                                                   --------------------------------------------
                                                                   Fixed           Variable            Total
                                                                   -----           --------            -----
Financial instruments whose contract amounts represent
    credit risk (including unused lines of credit and
    unadvanced funds):
       Commercial business loans .........................    $          -     $      14,897      $      14,897
       Conventional mortgages ............................           11,971            1,338             13,309
       Commercial mortgage loans .........................               -            11,991             11,991
       Construction loans ................................               -               890                890
       Credit card loans .................................               -             2,996              2,996
       Consumer loans ....................................              203           12,886             13,089
                                                              -------------    -------------      -------------
                                                              $      12,174    $      44,998      $      57,172
                                                              =============    =============      =============


                                                                                      1997
                                                              --------------------------------------------------
                                                                   Fixed           Variable            Total
                                                                   -----           --------            -----
Financial instruments whose contract amounts represent
    credit risk (including unused lines of credit and
    unadvanced funds):
       Commercial business loans .........................    $          -     $      10,172      $      10,172
       Conventional mortgages ............................            1,531            4,315              5,846
       Commercial mortgage loans .........................               -             4,622              4,622
       Construction loans ................................               -               830                830
       Credit card loans .................................               -             3,300              3,300
       Consumer loans ....................................              393           12,438             12,831
                                                              ---------------- -------------      -------------
                                                              $       1,924    $      35,677      $      37,601
                                                              =============    =============      =============

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since certain commitments are expected to expire without being fully drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral, if any, required by the Bank upon the extension of credit is based on management's credit evaluation of the customer. Mortgage and construction loan commitments are secured by a first lien on real estate.

Commitments to extend credit may be written on a fixed rate basis, thus exposing the Bank to interest rate risk, given the possibility that market rates may change between commitment and actual extension of credit.

Certain mortgage loans are written on an adjustable basis and include interest rate caps which limit annual and lifetime increases in the interest rates on such loans. Generally, adjustable rate mortgages have an annual rate increase cap of 2% and lifetime rate increase cap of 4.5% to 6.75%. These caps expose the Bank to interest rate risk should market rates increase above these limits. As of June 30, 1998 and 1997, $221.0 million and $262.4 million, respectively, of mortgage loans had interest rate caps.

The Bank generally enters into rate lock agreements at the time that loan applications are made. These rate lock agreements fix the interest rate at which the loan, if ultimately made, will be originated. Such agreements may exist with borrowers with whom commitments to extend credit have been made, as well as with individuals who have not yet received a commitment. At June 30, 1998 and 1997, the Bank had rate lock agreements related to commitments to extend credit as well as uncommitted loan applications amounting to approximately $841 and $900, respectively.

In order to reduce the interest rate risk associated with these items as well as its portfolio of loans held for sale, the Bank enters into agreements to sell loans in the secondary market to unrelated investors. At June 30, 1998 and 1997, the Bank has $0 and $175, respectively, of commitments to sell loans to unrelated investors.

Concentrations of Credit

The Bank primarily grants consumer and residential loans to customers located in the New York State counties of Albany, Rensselaer, Schenectady and Saratoga. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts are dependent upon the real estate and construction-related sectors of the economy.

Borrowing Arrangements

The Bank has lines of credit available with a correspondent bank totaling approximately $49.2 million. These lines of credit expire on October 28, 1998. As of June 30, 1998, there was no outstanding balances on these lines.

Leases

The Bank leases certain branches, equipment and automobiles under various noncancelable operating leases. The future minimum payments by year and the aggregate, under all significant noncancelable operating leases with initial or remaining terms of one year or more, are as follows:

                                         Operating
                                          Leases
                                          ------
 Year ending June 30:
     1999 ...........................    $    395
     2000 ...........................         413
     2001 ...........................         341
     2002 ...........................         248
     2003 and thereafter ............         127
                                      -----------
                                         $  1,524
                                      ===========

Total lease expense was approximately $383, $298 and $176 for the years ended June 30, 1998, 1997 and 1996, respectively.

Contingent Liabilities

In the ordinary course of business, there are various legal proceedings pending against the Bank. Based on consultation with outside counsel, management considers that the aggregate exposure, if any, arising from such litigation would not have a material adverse effect on the Bank's statement of financial condition.

17.  DISCLOSURES ABOUT THE FAIR
     VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosures About the Fair Value of Financial Instruments," requires that the Bank disclose estimated fair values for financial instruments. Fair value estimates, methods and assumptions are set forth below.

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. The fair value estimates of a significant portion of the Bank's financial instruments were based on judgments regarding future expected net cash flow, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimate of fair value under SFAS No. 107.

Short-Term Financial Instruments

The fair value of certain financial instruments is estimated to approximate their carrying values because the remaining term to maturity of the financial instruments is less than 90 days or the financial instrument reprices in 90 days or less. Such financial instruments include cash and due from banks, federal funds sold, interest-bearing deposits with banks and accrued interest receivable.

Securities Available for Sale
and Investment Securities

Fair values are based upon market prices. If a quoted market price is not available for a particular security, the fair value is determined by reference to quoted market prices for securities with similar characteristics.

Loans

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type, including residential real estate, commercial real estate and other consumer loans.

The estimated fair value of performing loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the respective loan portfolio.

Estimated fair value for nonperforming loans is based on estimated cash flows discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows and discount rates are judgmentally determined using available market information and specific borrower information.

Management has made estimates of fair value discount rates that it believes to be reasonable. However, because there is no market for many of these financial instruments, management has no basis to determine whether the estimated fair value would be indicative of the value negotiated in an actual sale.

Loans Held for Sale

The estimated fair value of loans held for sale is calculated by either using quoted market rates or, in the case where a firm commitment has been made to sell the loan, the firm committed price was used. At June 30, 1998 and 1997, the estimated fair value of loans held for sale approximated their book value.

Deposit Liabilities

The estimated fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, savings and money market accounts, is regarded to be the amount payable on demand as of June 30, 1998 and 1997. The estimated fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities. The fair value estimates for deposits do not include the benefit that results from the low-cost funding provided by the deposit liabilities as compared to the cost of borrowing funds in the market.

Borrowings

The estimated fair value of FHLB borrowings is based on the discounted value of their contractual cash flows. The discount rate used in the present value computation is estimated by comparison to the current interest rates charged by the FHLB for advances of similar remaining maturities.

Table of Financial Instruments

The carrying values and estimated fair values of financial instruments as of June 30, 1998 and 1997 are as follows:

                                                             1998                                 1997
                                             ----------------------------------    -----------------------------------
                                                                 Estimated Fair                         Estimated Fair
                                              Carrying Value          Value         Carrying Value           Value
                                              --------------          -----         --------------           -----
Financial assets:
    Cash and cash equivalents ............   $        14,229    $        14,229    $        16,664    $        16,664
    Mortgage loans held for sale .........                38                 38                175                175
    Securities available for sale ........            48,720             48,720             35,475             35,475
    Investment securities ................            45,424             45,547             25,273             25,186
    Loans ................................           416,292            425,774            401,635            401,855
       Less- Allowance for loan losses ...            (3,533)                -              (3,105)                -
                                             ---------------    ---------------    ---------------    --------------
              Net loans receivable .......           412,759            425,774            398,530            401,855
                                             ---------------    ---------------    ---------------    ---------------
Accrued interest receivable ..............             3,482              3,482              3,210              3,210


                                                             1998                                  1997
                                             ----------------------------------    -----------------------------------
                                                                 Estimated Fair                         Estimated Fair
                                              Carrying Value          Value         Carrying Value           Value
                                              --------------          -----         --------------           -----
Financial liabilities:
    Due to depositors-
       Demand, savings and money market
          accounts ........................  $       218,492    $       218,492    $       199,084    $       199,084
       Time deposits ......................          231,049            246,220            230,306            231,081
       Mortgagors' escrow deposits ........            8,994              8,994              9,062              9,062
       Borrowings .........................           19,897             18,858                 -                  -

Commitments to Extend Credit,
Unused Lines of Credit
and Standby Letters of Credit

The fair value of commitments to extend credit, unused lines of credit and standby letters of credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate commitments to extend credit and unused lines of credit, fair value also considers the difference between current levels of interest rates and the committed rates. Based upon the estimated fair value of commitments to extend credit and unused lines of credit, there are no significant unrealized gains or losses associated with these financial instruments.

                        SFS BANCORP, INC. AND SUBSIDIARY


                          INDEX TO FINANCIAL STATEMENTS

                           December 31, 1997 and 1996
               Six Months ended June 30, 1998 and 1997 (unaudited)


                                                                            Page
                                                                            ----

Report of Independent Public Accountants..................................

Consolidated Balance Sheets as of December 31, 1997 and 1996..............

Consolidated Statements of Income for each of the years in the three-year period ended December 31, 1997...............................

Consolidated Statements of Changes in Stockholders' Equity
  for each of the years in the three-year period ended
  December 31, 1997.......................................................

Consolidated Statements of Cash Flows for each of the years
  in the three-year period ended December 31, 1998........................

Notes to Consolidated Financial Statements................................

Consolidated Statements of Income for each of the periods in the six-month period ended June 30, 1998 and 1997 (unaudited)...............

Consolidated Statements of Financial Condition as of
  June 30, 1998 (unaudited) and December 31, 1997.........................

Consolidated Statements of Changes in Stockholders' Equity
  for each of the periods in the six-month period ended
  June 30, 1998 and 1997 (unaudited)......................................

Consolidated Statements of Cash Flows as of June 30, 1998 (unaudited).....

Notes to Unaudited Consolidated Interim Financial Statements
  for the six months ended June 30, 1998 and 1997.........................

                          Independent Auditors' Report


The Board of Directors and Stockholders
SFS Bancorp, Inc.:

We have audited the accompanying consolidated balance sheets of SFS Bancorp, Inc. and subsidiary (the Company) as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SFS Bancorp, Inc. and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.



Albany, New York                                  /s/ KPMG Peat Marwick LLP
January 23, 1998                                  -------------------------
                                                      KPMG Peat Marwick LLP

                                    Consolidated Balance Sheets

                                     December 31, 1997 and 1996



               Assets                                                         1997            1996
               ------                                                         ----            ----
                                                                     (in thousands, except share data)
Cash and due from banks .............................................     $   1,876          1,296
Federal funds sold ..................................................           300          1,600
                                                                          ---------      ---------
              Total cash and cash equivalents .......................         2,176          2,896

Securities available for sale, at fair value (note 5) ...............         4,067          1,990
Investment securities (estimated fair value of $29,095
  and $35,964 at December 31, 1997 and 1996, respectively)(note 6) ..        28,979         36,180
Stock in Federal Home Loan Bank of New York, at cost ................         1,338          1,215
Loans receivable, net (note 7) ......................................       133,786        118,455
Accrued interest receivable (note 8) ................................         1,130          1,137
Premises and equipment, net (note 9) ................................         2,242          1,921
Real estate owned (note 10) .........................................           111            178
Prepaid expenses and other assets ...................................           599            916
                                                                          ---------      ---------
              Total assets ..........................................     $ 174,428        164,888
                                                                          =========      =========

         Liabilities and Stockholders' Equity

Liabilities:
     Due to depositors (note 11):
         Non-interest bearing .......................................         2,265          1,392
         Interest bearing ...........................................       148,204        139,224
                                                                          ---------      ---------
              Total deposits ........................................       150,469        140,616
                                                                          ---------      ---------

     Advance payments by borrowers for taxes and insurance ..........         1,281          1,160
     Accrued expenses and other liabilities .........................         1,247          1,441
                                                                          ---------      ---------
              Total liabilities .....................................       152,997        143,217
                                                                          ---------      ---------

Commitments and contingent liabilities (notes 12 and 16)

                                    Consolidated Balance Sheets

                                     December 31, 1997 and 1996
                                            (continued)



                                                                             1997            1996
                                                                             ----            ----
                                                                     (in thousands, except share data)
Stockholders' Equity:
     Preferred stock, $.01 par value, authorized 500,000 shares .....          --             --
     Common stock, $.01 par value, authorized 2,500,000 shares;
       1,495,000 shares issued at December 31, 1997 and 1996 ........            15             15
     Additional paid-in capital .....................................        14,365         14,260
     Retained earnings, substantially restricted ....................        12,422         11,687
     Treasury stock, at cost (286,528 shares at December 31, 1997,
       224,003 at December 31, 1996) ................................        (4,089)        (2,840)
     Common stock acquired by employee stock ownership plan (ESOP) ..          (837)          (957)
     Unearned recognition and retention plan (RRP) ..................          (455)          (540)
     Net unrealized gain on securities available for sale, net of tax            10             46
                                                                          ---------      ---------

              Total stockholdersi equity ............................        21,431         21,671
                                                                          ---------      ---------

              Total liabilities and stockholders' equity ............     $ 174,428        164,888
                                                                          =========      =========

See accompanying notes to consolidated financial statements.

                                   Consolidated Statements of Income

                         For the years ended December 31, 1997, 1996 and 1995

                                                                        1997        1996         1995
                                                                        ----        ----         ----
                                                              (in thousands, except for per share amounts)
Interest income:
     Loans ......................................................     $ 9,757       8,758        7,800
     Investment securities ......................................       2,085       2,477        2,505
     Securities available for sale ..............................         286         307          492
     Federal funds sold and cash deposits .......................         153         247          640
     Stock in Federal Home Loan Bank of New York ................          87          78           86
                                                                      -------     -------      -------
              Total interest income .............................      12,368      11,867       11,523

Interest expense:
     Deposits (note 11) .........................................       6,623       6,187        6,236
                                                                      -------     -------      -------
              Net interest income ...............................       5,745       5,680        5,287

Provision for loan losses (note 7) ..............................         120         120          370
                                                                      -------     -------      -------
              Net interest income after provision for loan losses       5,625       5,560        4,917
                                                                      -------     -------      -------
Noninterest income:
     Other loan charges .........................................         207         145          110
     Bank fees and service charges ..............................         160         138          143
     Net gain on security transactions ..........................          56           8         --
     Other income ...............................................          81         112           68
                                                                      -------     -------      -------
              Total noninterest income ..........................         504         403          321
                                                                      -------     -------      -------


                                   Consolidated Statements of Income

                         For the years ended December 31, 1997, 1996 and 1995
                                             (continued)

                                                                        1997        1996         1995
                                                                        ----        ----         ----
                                                              (in thousands, except for per share amounts)
Noninterest expense:
     Compensation and benefits ..................................       2,710       2,512        2,250
     Office occupancy and equipment expenses ....................         620         522          523
     Professional service fees ..................................         270         242          189
     Data processing fees .......................................         175         166          157
     Advertising and business promotion .........................          86         108          106
     Federal deposit insurance premiums .........................          74         322          323
     Federal deposit insurance special SAIF assessment ..........        --           930         --
     Other expense ..............................................         434         437          479
                                                                      -------     -------      -------
              Total noninterest expense .........................       4,369       5,239        4,027
                                                                      -------     -------      -------

              Income before taxes ...............................       1,760         724        1,211

Income tax expense (benefit) (note 12) ..........................         692        (106)         356
                                                                      -------     -------      -------
Net income ......................................................     $ 1,068         830          855
                                                                      =======     =======      =======

Basic earnings per share ........................................     $   .96         .68          .41
                                                                      =======     =======      =======

Diluted earnings per share ......................................     $   .93         .67          .41
                                                                      =======     =======      =======

See accompanying notes to consolidated financial statements.

                                     Consolidated Statements of Changes in Stockholdersi Equity

                                            Years ended December 31, 1997, 1996 and 1995


                                                                                                          Retained
                                                                                          Additional      earnings,     Treasury
                                                               Shares         Common        paid-in     substantially     stock,
                                                               Issued          stock        capital      restricted      at cost
                                                               ------          -----        -------      ----------      -------
                                                                                     (dollars in thousands)
Balance at December 31, 1994 ............................          --       $    --            --          10,158           --
Net income ..............................................          --            --            --             855           --
Adjustment of securities available for sale to fair value          --            --            --            --             --
Common stock issued .....................................     1,495,000            15        14,185          --             --
Acquisition of common stock by ESOP (119,600 shares) ....          --            --            --            --             --
Allocation of ESOP stock (11,960 shares) ................          --            --              36          --             --
                                                              ---------     ---------     ---------     ---------      ---------

Balance at December 31, 1995 ............................     1,495,000            15        14,221        11,013           --
Net income ..............................................          --            --            --             830           --
Adjustment of securities available for sale to fair value          --            --            --            --             --
Purchases of common stock (269,750 shares) ..............          --            --            --            --           (3,418)
Grant of restricted stock under RRP (45,747 shares) .....          --            --            --            --              578
Amortization of unearned RRP compensation ...............          --            --            --            --             --
Cash dividends declared on common stock .................          --            --            --            (156)          --
Allocation of ESOP stock (11,960 shares) ................          --            --              39          --             --
                                                              ---------     ---------     ---------     ---------      ---------

Balance at December 31, 1996 ............................     1,495,000            15        14,260        11,687         (2,840)
Net income ..............................................          --            --            --           1,068           --
Adjustment of securities available for sale to fair value          --            --            --            --             --
Purchases of common stock (77,475 shares) ...............          --            --            --            --           (1,486)
Grants of restricted stock under RRP (7,475 shares) .....          --            --            --            --              143
Amortization of unearned RRP compensation ...............          --            --            --            --             --
Cash dividends declared on common stock .................          --            --            --            (333)          --
Exercise of stock options (7,475 shares) ................          --            --            --            --               94
Allocation of ESOP stock (11,960 shares) ................          --            --             105          --             --
                                                              ---------     ---------     ---------     ---------      ---------

Balance at December 31, 1997 ............................     1,495,000     $      15        14,365        12,422         (4,089)
                                                              =========     =========     =========     =========      =========


                                     Consolidated Statements of Changes in Stockholdersi Equity

                                            Years ended December 31, 1997, 1996 and 1995


                                                                                              Net unrealized
                                                                                              gain (loss) on
                                                                   Common        Unearned      securities
                                                                    stock       recognition     available
                                                                   acquired   and retention     for sale,
                                                                   by ESOP        plan         net of tax     Total
                                                                   -------        ----         ----------     -----

Balance at December 31, 1994 ............................          --             --             (112)        10,046
Net income ..............................................          --             --             --              855
Adjustment of securities available for sale to fair value          --             --              200            200
Common stock issued .....................................          --             --             --           14,200
Acquisition of common stock by ESOP (119,600 shares) ....        (1,196)          --             --           (1,196)
Allocation of ESOP stock (11,960 shares) ................           120           --             --              156
                                                              ---------      ---------      ---------      ---------

Balance at December 31, 1995 ............................        (1,076)          --               88         24,261
Net income ..............................................          --             --             --              830
Adjustment of securities available for sale to fair value          --             --              (42)           (42)
Purchases of common stock (269,750 shares) ..............          --             --             --           (3,418)
Grant of restricted stock under RRP (45,747 shares) .....          --             (578)          --             --
Amortization of unearned RRP compensation ...............          --               38           --               38
Cash dividends declared on common stock .................          --             --             --             (156)
Allocation of ESOP stock (11,960 shares) ................           119           --             --              158
                                                              ---------      ---------      ---------      ---------

Balance at December 31, 1996 ............................          (957)          (540)            46         21,671
Net income ..............................................          --             --             --            1,068
Adjustment of securities available for sale to fair value          --             --              (36)           (36)
Purchases of common stock (77,475 shares) ...............          --             --             --           (1,486)
Grants of restricted stock under RRP (7,475 shares) .....          --             (143)          --             --
Amortization of unearned RRP compensation ...............          --              228           --              228
Cash dividends declared on common stock .................          --             --             --             (333)
Exercise of stock options (7,475 shares) ................          --             --             --               94
Allocation of ESOP stock (11,960 shares) ................           120           --             --              225
                                                              ---------      ---------      ---------      ---------

Balance at December 31, 1997 ............................          (837)          (455)            10         21,431
                                                              =========      =========      =========      =========

See accompanying notes to consolidated financial statements.

                                        Consolidated Statements of Cash Flows

                                For the years ended December 31, 1997, 1996 and 1995


                                                                                  1997          1996           1995
                                                                                  ----          ----           ----
                                                                                          (in thousands)
Increase (decrease) in cash and cash equivalents:
    Reconciliation of net income to net cash provided
       by operating activities:
         Net income .......................................................     $  1,068           830           855
         Adjustments to reconcile net income to net
       cash provided by operating activities:
              Depreciation ................................................          190           140           143
              Net accretion on securities .................................          (75)          (12)          (30)
              ESOP compensation expense ...................................          225           158           156
              Amortization of RRP .........................................          228            38          --
              Provision for loan losses ...................................          120           120           370
              Real estate owned writedown .................................         --               7          --
              Loss on sale of real estate owned ...........................            3            --          --
              Gain on sales of securities available for sale ..............          (56)           (8)         --
              (Increase) decrease in accrued interest receivable ..........            7            24          (109)
              (Increase) decrease in prepaid expenses and other assets ....          317          (705)          (60)
              (Decrease) increase in accrued expenses and other liabilities         (200)          246           (27)
                                                                                --------      --------      --------
                  Net cash provided by operating activities ...............        1,827           838         1,298
                                                                                --------      --------      --------

Cash flows from investing activities:
     Proceeds from maturities and paydowns of
       investment securities ..............................................        8,976        12,908        11,223
     Proceeds from the sales and calls of securities
       available for sale .................................................        4,000         5,952            --
     Purchases of investment securities ...................................       (1,700)       (6,000)      (15,376)
     Purchases of securities available for sale ...........................       (6,051)           --            --
     Redemptions (purchases) of FHLB Stock ................................         (123)          (98)            6
     Net increase in loans made to customers ..............................      (11,923)      (10,859)       (2,717)
     Capital expenditures, net of disposals ...............................         (511)         (647)          (90)
     Purchases of loans receivable ........................................       (3,550)       (6,973)       (5,245)
     Proceeds from the sales of real estate owned .........................           86           193           378
                                                                                --------      --------      --------
                  Net cash used by investing activities ...................      (10,796)       (5,524)      (11,821)
                                                                                --------      --------      --------

                                  Consolidated Statements of Cash Flows, Continued

                                For the years ended December 31, 1997, 1996 and 1995



                                                                                   1997          1996         1995
                                                                                   ----          ----         ----
                                                                                           (in thousands)
Cash flows from financing activities:
     Net increase in deposits ............................................      $ 9,853           945         1,372
     Net increase (decrease) in advance payments by
       borrowers for property taxes and insurance ........................          121          (242)          132
     Purchases of common stock for treasury ..............................       (1,486)       (3,418)         --
     Cash dividends paid .................................................         (333)         (156)         --
     Proceeds from exercise of stock options .............................           94          --            --
     Net proceeds from common stock issued in stock conversion ...........         --            --          14,200
     Acquisition of common stock by ESOP .................................         --            --          (1,196)
                                                                                -------       -------       -------
                  Net cash provided (used) in financing activities .......        8,249        (2,871)       14,508
                                                                                -------       -------       -------

Net increase (decrease) in cash and cash equivalents .....................         (720)       (7,557)        3,985
Cash and cash equivalents at beginning of year ...........................        2,896        10,453         6,468
                                                                                -------       -------       -------
Cash and cash equivalents at end of year .................................      $ 2,176         2,896        10,453
                                                                                =======       =======       =======

Supplemental disclosures of cash flow information:
Cash paid during the year for:
         Interest paid ...................................................      $ 6,623         6,187         6,264
                                                                                =======       =======       =======

         Taxes paid ......................................................      $   538           509           520
                                                                                =======       =======       =======

Supplemental schedule of noncash investing activities:
     Transfer of loans to other real estate owned ........................      $    22           178           367
                                                                                =======       =======       =======

Adjustment of securities available for sale to fair value,
 net of increase in deferred tax liability of $6 in 1997 .................      $   (36)          (42)          200
                                                                                =======       =======       =======

See accompanying notes to consolidated financial statements.

                         SFS Bancorp, Inc. and Subsidiary

(1)    Summary of Significant Accounting Policies

       SFS Bancorp, Inc. (the Holding Company) was incorporated under Delaware law in March, 1995 as a holding company to purchase 100% of the common stock of Schenectady Federal Savings Bank and subsidiary (the Bank). The Bank converted from a mutual form to a stock form institution, and the Holding Company completed its initial public offering on June 29, 1995, at which time the Holding Company purchased all of the outstanding stock of the Bank. To date, the principal operations of SFS Bancorp, Inc. and subsidiary (the Company) have been those of the Bank.

       The following is a description of the more significant policies which the Company follows in preparing and presenting its consolidated financial statements:

       (a)    Basis of Presentation

              The accompanying consolidated financial statements include the accounts of the Holding Company, its wholly owned subsidiary the Bank, and the Bankis wholly owned subsidiary. All significant intercompany transactions and balances are eliminated in consolidation. The accounting and reporting policies of the Company conform in all material respects to generally accepted accounting principles and to general practice within the thrift industry. In the "Parent Company Only" financial statements, the investment in the wholly owned subsidiary is carried under the equity method of accounting.

              The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

              Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses and the valuation of real estate owned, management obtained appraisals for significant properties.

       (b)    Business

              A substantial portion of the Companyis assets are loans secured by real estate in the upstate New York area. In addition, a substantial portion of the real estate owned is located in those same markets. Accordingly, the ultimate collectibility of a

                         SFS Bancorp, Inc. and Subsidiary

(1)    Summary of Significant Accounting Policies (continued)

              substantial portion of the Bankis loan portfolio and the recovery of a substantial portion of the carrying amount of real estate owned are dependent upon market conditions in the upstate New York region.

              Management believes that the allowance for loan losses is adequate and that real estate owned is properly valued. While management uses available information to recognize losses on loans and real estate owned, future additions to the allowance or writedowns on real estate owned may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bankis allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance or writedowns on real estate owned based on their judgments about information available to them at the time of their examination which may not be currently available to management.

       (c)    Cash Equivalents

              For purposes of the consolidated statements of cash flows, the Company considers all cash and due from banks and federal funds sold to be cash equivalents.

       (d) Securities Available for Sale, Investment Securities and Federal Home Loan Bank of New York Stock

              Management determines the appropriate classification of securities at the time of purchase. If management has the positive intent and ability to hold debt securities to maturity, they are classified as investment securities and are stated at amortized cost. All other debt and marketable equity securities are classified as securities available for sale and are reported at fair value, with net unrealized gains or losses reported as a separate component of stockholders' equity, net of estimated income taxes. The Company does not maintain a trading portfolio.

              Realized gains and losses on the sale of securities are based on the net proceeds and the amortized cost of the securities sold, using the specific identification method. The cost of securities is adjusted for amortization of premium and accretion of discount, which is calculated on an effective interest method.

              Mortgage backed securities, which are guaranteed by the Government National Mortgage Association ("GNMA"), the Federal Home Loan Mortgage Corporation ("FHLMC"), or the Federal National Mortgage Association ("FNMA"), represent participating interests in direct pass-through pools of long-term first mortgage loans originated and serviced by the issuers of the securities.

                         SFS Bancorp, Inc. and Subsidiary

(1)    Summary of Significant Accounting Policies

              Unrealized losses on securities are charged to earnings when the decline in fair value of a security is judged to be other than temporary.

              Non-marketable equity securities, such as Federal Home Loan Bank of New York stock, are stated at cost. The investment in Federal Home Bank of New York stock is required for membership.

       (e)    Loans Receivable

              Loans receivable are stated at unpaid principal amount, net of unearned discount, unamortized premiums, deferred loan fees and the allowance for loan losses. Premiums and discounts on related loans are amortized into income using a method that approximates the level-yield method. Loan origination fees net of certain related costs are generally amortized into income over the estimated term of the loan using the interest method of amortization. Interest income on loans is not recognized when considered doubtful of collection by management.

              Loans considered doubtful of collection by management are placed on a nonaccrual status for the recording of interest. Generally loans past due 90 days or more as to principal or interest are placed on nonaccrual status except for certain loans which, in management's judgment, are adequately secured and for which collection is probable. Previously accrued income that has not been collected is reversed from current income. Thereafter, the application of payments received (principal or interest) is dependent on the expectation of ultimate repayment of the loan. If ultimate repayment of the loan is expected, any payments received are applied in accordance with contractual terms. If ultimate repayment of principal is not expected or management judges it to be prudent, any payment received on a nonaccrual loan is applied to principal until ultimate repayment becomes expected. Loans are removed from nonaccrual status when they become current as to principal and interest and when, in the opinion of management, the loans are estimated to be fully collectible as to principal and interest. Amortization of related deferred fees is suspended when a loan is placed on nonaccrual status.

              The allowance for loan losses is maintained at a level deemed appropriate by management based on an evaluation of the known and inherent risks in the present portfolio, the level of non-performing loans, past loan loss experience, estimated value of underlying collateral, and current and prospective economic conditions. The allowance is increased by provisions for loan losses charged to operations.

                         SFS Bancorp, Inc. and Subsidiary

(1)    Summary of Significant Accounting Policies

              Impaired loans are identified and measured in accordance with Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." A loan is considered impaired when it is probable that the borrower will be unable to repay the loan according to the original contractual terms of the loan agreement, or the loan is restructured in a troubled debt restructuring subsequent to January 1, 1995. These standards are applicable principally to commercial and commercial real estate loans, however, certain provisions related to restructured loans are applicable to all loan types. The adoption of these Statements did not have a material effect on the Company's consolidated financial statements.

              Under these Statements the allowance for loan losses related to impaired loans is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain loans where repayment of the loan is expected to be provided solely by the underlying collateral (collateral dependent loans). The Company's impaired loans are generally collateral dependent. The Company considers estimated costs to sell on a discounted basis when determining the fair value of collateral in the measurement of impairment if these costs are expected to reduce the cash flows available to repay or otherwise satisfy the loans.

              As a matter of policy, the Company generally places impaired loans on nonaccrual status and recognizes interest income on such loans only on a cash basis. In some instances, all monies received from the borrower, or from the proceeds of collateral, are applied directly to reduce the principal balance of the loan, and no interest income is recognized until the principal balance of the impaired loan is paid in full or is no longer considered impaired.

       (f)    Real Estate Owned

              Included in real estate owned are assets received from foreclosure and in-substance foreclosures. In accordance with SFAS No. 114, a loan is classified as an in-substance foreclosure when the Company has taken possession of the collateral regardless of whether formal foreclosure proceedings have taken place.

              Foreclosed assets, including in-substance foreclosures, are recorded on an individual asset basis at net realizable value which is the lower of fair value minus estimated costs to sell or "cost" (defined as the fair value at initial foreclosure). When a property is acquired or identified as in-substance foreclosure,

                         SFS Bancorp, Inc. and Subsidiary

(1)    Summary of Significant Accounting Policies

              the excess of the loan balance over fair value is charged to the allowance for loan losses. Subsequent writedowns to carry the property at fair value are included in noninterest expense. Costs incurred to develop or improve properties are capitalized, while holding costs are charged to expense.

       (g)    Premises and Equipment, Net

              Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed on the straight-line or accelerated method over the estimated useful lives of the related assets. Useful lives are 20 to 50 years for banking house and 3 to 15 years for furniture, fixtures, and office equipment.

       (h)    Pension Plan

              The Company has a defined benefit pension plan covering all full time employees meeting age and service requirements. This plan is accounted for in accordance with SFAS No. 87, "Employers' Accounting for Pensions."

       (i)    Income Taxes

              Income taxes are provided on income reported in the consolidated statements of income regardless of when such taxes are payable. The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 requires the asset and liability method of accounting for income taxes. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company's policy is that deferred tax assets are reduced by a valuation reserve if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

                         SFS Bancorp, Inc. and Subsidiary

(1)    Summary of Significant Accounting Policies

       (j) Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities

              In June, 1996, the Financial Accounting Standards Board (FASB) issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities based on consistent application of a financial-components approach that focuses on control. The Company adopted SFAS No. 125 as of January 1, 1997. Certain aspects of SFAS No. 125 were amended by SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." The adoption of SFAS No. 125 did not have a material impact on the Company's consolidated financial statements.

       (k)    Borrowings

              The Company has an overnight line of credit and a one-month overnight repricing line of credit with the Federal Home Loan Bank of New York as of December 31, 1997 totaling approximately $16.6 million. The interest rate may fluctuate based on existing market conditions and customers' demands for credit. There were no amounts outstanding under this line of credit at December 31, 1997.

       (l)    Stock Based Compensation Plans

              Compensation expense in connection with the Company's Employee Stock Ownership Plan (ESOP) is recorded in accordance with the American Institute of Certified Public Accountants' Statement of Position No. 93-6, "Employers' Accounting for Employee Stock Ownership Plans."

              The Company accounts for its stock option plans in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, compensation expense is recognized only if the exercise price of the option is less than the fair value of the underlying stock at the grant date. SFAS No. 123, "Accounting for Stock-Based Compensation," encourages entities to recognize the fair value of all stock-based awards on the date of grant as compensation expense over the vesting period. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma disclosures of net income and earnings per share as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosures required by SFAS No. 123.

                         SFS Bancorp, Inc. and Subsidiary

(1)    Summary of Significant Accounting Policies

              The Company's Recognition and Retention Plan ("RRP") is also accounted for in accordance with APB Opinion No. 25. The fair value of the shares awarded, measured as of the grant date, is recognized as unearned compensation (a deduction from stockholders' equity) and amortized to compensation expense as the shares become vested. Any excess of the cost to fund purchases of RRP shares over the grant-date fair value is charged to stockholders' equity.

       (m)    Earnings per Share

              In February, 1997, the FASB issued SFAS No. 128, "Earnings per Share," which establishes standards for computing and presenting earnings per share. SFAS No. 128 requires dual presentation of basic and diluted earnings per share on the face of the income statement for all entities with a complex capital structure. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. The Company adopted SFAS No. 128 as of December 31, 1997. All earnings per share data reflect the adoption of SFAS No. 128. Unallocated ESOP shares are not included in the weighted average number of common shares outstanding for either the basic or diluted earnings per share calculations.

       (n)    Reclassifications

              Amounts in the prior years' financial statements are reclassified whenever necessary, in order to conform to the presentation in the current year's financial statements.

(2)    Conversion to Stock Ownership

              On June 29, 1995, the Holding Company sold 1,495,000 shares of common stock at $10.00 per share to depositors, employees of the Bank, and outsiders. Net proceeds from the sale of stock of the Holding Company, after deducting conversion expenses of approximately $750,000, were $14.2 million and are reflected as common stock and additional paid-in capital in the accompanying consolidated balance sheets. The Company utilized $7.1 million of the net proceeds to acquire all of the capital stock of the Bank.

              As part of the conversion, the Bank established a liquidation account for the benefit of eligible depositors who continue to maintain their deposit accounts in the Bank after conversion. In

                         SFS Bancorp, Inc. and Subsidiary

(1)    Summary of Significant Accounting Policies

              the unlikely event of a complete liquidation of the Bank, each eligible depositor will be entitled to receive a liquidation distribution from the liquidation account, in the proportionate amount of the then current adjusted balance for deposit accounts held, before distribution may be made with respect to the Bankis capital stock. The Bank may not declare or pay a cash dividend to the Holding Company on, or repurchase any of, its capital stock if the effect thereof would cause the retained earnings of the Bank to be reduced below the amount required for the liquidation account. Except for such restrictions, the existence of the liquidation account does not restrict the use or application of retained earnings.

              The Bank is capital exceeds all of the fully phased-in capital regulatory requirements. The Office of Thrift Supervision (OTS) regulations provide that an institution that exceeds all fully phased-in capital requirements before and after a proposed capital distribution could, after prior notice but without the approval by the OTS, make capital distributions during the calendar year of up to 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its isurplus capital ratioi (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year. Any additional capital distributions would require prior regulatory approval. At December 31, 1997, the maximum amount that could have been paid by the Bank to the Holding Company was approximately $7.3 million.

              The Holding Company's ability to pay dividends to its stockholders is dependent on the ability of the Bank to pay dividends to the Holding Company.

(3)    Earnings Per Share

              The  following  is  a   reconciliation   of  the   numerators  and
              denominators for the basic and diluted earnings per share (EPS) calculations for the years ended December 31:

                         SFS Bancorp, Inc. and Subsidiary

                                      (in thousands except share and per share information)
                                                               1997
                                                              Weighted
                                                               Average
                                              Net Income       Shares        Per-Share
                                             (Numerator)    (Denominator)       Amount
                                             -----------    -------------       ------
Basic EPS .................................     $1,068         1,108,094     $      .96
                                                                             ==========

Dilutive effect of potential common shares
  related to stock based compensation plans       --              46,231
                                                ------       -----------
Diluted EPS ...............................     $1,068         1,154,325     $      .93
                                                ======       ===========     ==========

                                                                 1996
                                                               Weighted
                                                                Average
                                              Net Income        Shares        Per-Share
                                             (Numerator)    (Denominator)      Amount
                                              -----------    -------------    ------
Basic EPS .................................     $830          1,224,703       $  .68
                                                                              ======

Dilutive effect of potential common shares
  related to stock based compensation plans      --              10,128
                                                ----          ---------
Diluted EPS ...............................     $830          1,234,831       $  .67
                                                ====          =========       ======

              There were no potential common shares outstanding during 1995. Earnings per share in 1995 were compiled on earnings and weighted average shares from the date of the initial public offering through December 31, 1995. Weighted average shares outstanding and net income for this period were 1,495,000 and $613,000, respectively.

(4)    Reserve Requirements

              The Company is required to maintain certain reserves of cash and/or deposits with the Federal Reserve Bank. The amount of this reserve requirement, included in cash and due from banks, was approximately $164,000 and $171,000 at December 31, 1997 and 1996, respectively.

              The Company is also required to maintain certain levels of stock in the Federal Home Loan Bank of New York.

                         SFS Bancorp, Inc. and Subsidiary

(5)    Securities Available for Sale

              The amortized cost and estimated fair value are as follows at December 31:

                                                                                     1997
                                                              -----------------------------------------------------
                                                                               Gross          Gross       Estimated
                                                              Amortized     Unrealized     Unrealized       Fair
                                                                Cost           Gains         Losses         Value
                                                                ----           -----         ------         -----
                                                                                  (in thousands)

           U.S. Government securities and agencies           $   4,051           16              -           4,067
                                                               -------        -----          ------       --------
               Total securities available for sale           $   4,051           16              -           4,067
                                                               =======        =====          ======       ========


                                                                                     1996
                                                              -----------------------------------------------------
                                                                               Gross          Gross       Estimated
                                                              Amortized     Unrealized     Unrealized       Fair
                                                                Cost           Gains         Losses         Value
                                                                                  (in thousands)
           Mutual funds                                      $   1,944           46            -             1,990
                                                               -------        -----          ------       --------
               Total securities available for sale           $   1,944           46            -             1,990
                                                               =======        =====          ======       ========

              The securities available for sale portfolio at December 31, 1996 consists of mutual funds representing investments in both adjustable and fixed rate mortgage-related securities and U.S. Government obligations.

              Proceeds from the sale of securities available for sale were approximately $2.0 million and $6.0 million during 1997 and 1996, respectively. During 1997, sales of securities available for sale resulted in gross realized gains of $56,000. During 1996, sales of securities available for sale resulted in gross realized gains of $44,000 and gross realized losses of $36,000. There were no sales of securities available for sale during 1995.

              All securities available for sale at December 31, 1997 are due to contractually mature in approximately five years. Expected maturities will differ from contractual maturities because certain issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                         SFS Bancorp, Inc. and Subsidiary

(6)    Investment Securities

              The amortized cost and estimated fair values of investment securities are as follows at December 31:

                                                          1997
                                     -----------------------------------------------
                                                    Gross        Gross     Estimated
                                     Amortized   Unrealized    Unrealized      Fair
                                       Cost         Gains        Losses       Value
                                       ----         -----        ------       -----
                                                      (in thousands)
Mortgage backed
    securities ..................     $16,966         194         (84)      17,076
U.S. Government
    securities and agencies .....      11,937          24         (18)      11,943
States and political
    subdivisions ................          76        --          --             76
                                      -------     -------     -------      -------
      Total investment securities     $28,979         218        (102)      29,095
                                      =======     =======     =======      =======

                                                          1996
                                     -----------------------------------------------
                                                    Gross        Gross     Estimated
                                     Amortized   Unrealized    Unrealized      Fair
                                       Cost         Gains        Losses       Value
                                       ----         -----        ------       -----
                                                      (in thousands)
Mortgage backed
    securities ......................  $20,434         232        (344)      20,322
U.S. Government
    securities and agencies .........   13,461           1         (98)      13,364
States and political subdivisions ...       84        --          --             84
Public utilities ....................    2,201        --            (7)       2,194
                                       -------     -------     -------      -------
      Total investment securities$ ..   36,180         233        (449)      35,964
                                       =======     =======     =======      =======


              There were no sales of investment securities during 1997, 1996 or 1995.

                         SFS Bancorp, Inc. and Subsidiary

              The  amortized   cost  and  estimated  fair  value  of  investment
              securities at December 31, 1997, by contractual maturity, are shown below (mortgage backed securities are included by final contractual maturity). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                        Amortized        Estimated
                                                          Cost           Fair Value
                                                          ----           ----------
                                                              (in thousands)
Due within one year ..........................          $ 4,118            4,114
Due one year to five years ...................           16,625           16,544
Due five years to ten years ..................            1,381            1,384
Due after ten years ..........................            6,855            7,053
                                                        -------          -------
     Total investment securities .............          $28,979           29,095
                                                        =======          =======

(7)    Loans Receivable, Net

       A summary of loans receivable is as follows at December 31:

                                                              1997        1996
                                                              ----        ----
                                                              (in thousands)
Loans secured by real estate:
     Residential:
         Conventional ................................     $100,277       84,840
         Home equity .................................       22,658       22,904
         FHA insured .................................        2,772        3,511
         VA guaranteed ...............................        2,028        2,810
     Commercial and multi family .....................        6,130        4,532
                                                           --------     --------
                                                            133,865      118,597
                                                            -------     --------
Other loans:
     Loans on savings accounts .......................          573          478
     Personal ........................................          143           34
     Other ...........................................            5           11
                                                           --------     --------
                                                                721          523
                                                           --------     --------
Less:
     Unearned discount and net deferred loan fees ....           22           23
     Allowance for loan losses .......................          778          642
                                                           --------     --------
                                                                800          665
                                                           --------     --------
         Loans receivable, net .......................     $133,786      118,455
                                                           ========     ========

                         SFS Bancorp, Inc. and Subsidiary

              Not included in the Company's loans receivable are real estate mortgages serviced by the Bank for other institutions of approximately $3.5 and $4.2 million at December 31, 1997 and 1996, respectively.

              At December 31, 1997 and 1996, the recorded investment in loans that were considered to be impaired under SFAS No. 114 totaled approximately $691,000 and $744,000, respectively. The amount in both years represents one impaired loan that, as a result of charge-offs of approximately $202,000, did not require an allowance for credit losses determined in accordance with SFAS No.
              114. The average recorded investment in impaired loans during the years ended December 31, 1997, 1996 and 1995 was approximately $718,000, $744,000 and $1,091,000, respectively.

              For the years ended December 31, 1997, 1996 and 1995, the Company recognized approximately $0, $74,000 and $50,000 of interest income on impaired loans, respectively.

              The following table sets forth the information with regard to non-performing loans at December 31:

                                                            1997           1996
                                                            ----           ----
                                                               (in thousands)
Loans on a nonaccrual status .....................         $1,328            801
Loans contractually past due 90 days
    or more and still accruing interest ..........             19             32
Restructured loans ...............................           --             --
                                                           ------         ------
         Total non-performing loans ..............         $1,347            833
                                                           ======         ======

              Interest on nonaccrual loans of approximately $89,000, $81,000, and $99,000 would have been earned in accordance with the original contractual terms of the loans in 1997, 1996 and 1995, respectively. Approximately $0, $74,000, and $38,000 of interest was collected and recognized as income in 1997, 1996 and 1995, respectively. There are no commitments to extend further credit on the restructured loans.

              Certain directors and executive officers of the Company were customers of and had other transactions with the Company in the ordinary course of business. Loans to these parties were made in the ordinary course of business at the Companyis normal credit terms, including interest rate and collateralization. The aggregate of such loans totaled approximately $127,000 and $145,000 at December 31, 1997 and 1996, respectively. There were no advances to the directors and executive officers during the year ended December 31, 1997. Total payments made on these loans were approximately $18,000 during 1997.

                         SFS Bancorp, Inc. and Subsidiary

              Changes in the allowance for loan losses were as follows for the years ended December 31:

                                                     1997       1996       1995
                                                     ----       ----       ----
                                                            (in thousands)
Balance, beginning of year ....................     $ 642        572        861
Provision charged to operations ...............       120        120        370
Loans charged off .............................       (26)       (87)      (718)
Recoveries on loans previously charged off ....        42         37         59
                                                    -----      -----      -----
Balance, end of year ..........................     $ 778        642        572
                                                    =====      =====      =====

(8)    Accrued Interest Receivable

              A summary of accrued interest receivable by type was as follows at December 31:

                                                            1997           1996
                                                               (in thousands)
Loans ............................................         $  766            693
Securities available for sale ....................             68           --
Investment securities ............................            296            444
                                                           ------         ------
    Total accrued interest receivable ............         $1,130          1,137
                                                           ======         ======

(9)    Premises and Equipment, Net

              Premises and equipment are summarized by major classification as follows at December 31:

                                                              1997         1996
                                                              ----         ----
                                                                (in thousands)

Land .................................................       $  338          305
Leasehold improvements ...............................          241          240
Office buildings .....................................        2,550        2,338
Furniture, fixtures and equipment ....................        1,135          889
                                                             ------       ------
        Total ........................................        4,264        3,772

Less accumulated depreciation and amortization .......        2,022        1,851
                                                             ------       ------
        Premises and equipment, net ..................       $2,242        1,921
                                                             ======       ======

                         SFS Bancorp, Inc. and Subsidiary

              Depreciation expense included in office occupancy and equipment expense amounted to approximately $190,000, $140,000, and $143,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

(10)   Real Estate Owned

              A summary of real estate acquired through foreclosure by the Company or classified as in-substance foreclosure is as follows at December 31:

                                                             1997          1996
                                                             ----          ----
                                                               (in thousands)
Residential (1 - 4 family) .....................            $ 26              93
Commercial property ............................              85              85
                                                            ----            ----
    Total real estate owned ....................            $111             178
                                                            ====            ====

(11)   Due to Depositors

              Due to depositors account balances are summarized as follows at December 31:

                                                               Stated
                                                                rate            1997          1996
                                                             -----------      --------    ---------
                                                                          (in thousands)
Savings deposit accounts:
     Passbook and statement deposit accounts ...........            3.00%     $ 36,681       37,152
     Money market deposit accounts .....................     2.60 - 4.30         7,619        6,074
                                                                              --------     --------
                                                                                44,300       43,226
Time deposit accounts:
                                                             4.00 - 4.99           801       23,244
                                                             5.00 - 5.99        84,451       50,815
                                                             6.00 - 6.99         9,489       12,835
                                                                              --------     --------
                                                                                94,741       86,894
NOW deposit accounts ...................................            1.75         9,163        9,104
Demand deposit accounts ................................               0         2,265        1,392
                                                                              --------     --------
         Total deposits ................................                      $150,469      140,616
                                                                              ========     ========

                         SFS Bancorp, Inc. and Subsidiary

              The approximate amount of contractual maturities of time deposit accounts at December 31, 1997 are as follows:

                Year ended December 31,                      (in thousands)
                -----------------------                      --------------

                         1998                                  $    65,273
                         1999                                       22,314
                         2000                                        3,247
                         2001                                        1,508
                         2002                                        2,399
                                                               -----------
                                                               $    94,741

              At December 31, 1997 and 1996, the aggregate amount of time deposit accounts with balances equal to or in excess of $100,000 was approximately $8.4 million and $6.2 million, respectively.

              Interest expense on deposits and advance payments by borrowers for property taxes and insurance is summarized as follows for the years ended December 31:

                                                  1997        1996         1995
                                                  ----        ----         ----
                                                      (in thousands)
Escrow balances ............................     $   25          25          29
Passbook and statement savings .............      1,113       1,173       1,325
Money market accounts ......................        251         161         129
Time deposits ..............................      5,075       4,680       4,620
NOW accounts ...............................        159         148         133
                                                 ------      ------      ------

     Total interest on deposits and advance
       payments by borrowers for property
        taxes and insurance ................     $6,623       6,187       6,236
                                                 ======      ======      ======

         Weighted average interest rates ...       4.59%       4.37%       4.56%
                                                 ======      ======      ======

                         SFS Bancorp, Inc. and Subsidiary

 (12)  Income Taxes

              The following is a summary of the components of income tax expense for the years ended December 31:

                                                1997          1996           1995
                                                ----          ----           ----
                                                        (in thousands)
Current tax expense:
    Federal ...........................        $ 583           372           306
    State .............................          121            76            50
    Deferred benefit ..................          (12)         (554)         --
                                               -----         -----         -----
Income tax expense (benefit) ..........        $ 692          (106)          356
                                               =====         =====         =====

              The provision for income taxes is less than the amount computed by applying the U.S. Federal income tax rate of 34% to income before taxes as follows:

                                                1997                     1996                 1995
                                         -------------------     -------------------    --------------------
                                                        % of                   % of                   % of
                                                       Pretax                  Pretax                 Pretax
                                         Amount       Income     Amount        Income   Amount       Income
                                         ------       ------     ------        ------   ------       ------
                                                                (dollars in thousands)

Tax expense at statutory rate .......     $ 598         34.0%    $ 246         34.0%    $ 412         34.0%
State income tax, net of
    federal tax benefit .............       105          5.9        45          6.2        33          2.7
Change in beginning of year
    balance of the valuation
    allowance for deferred tax assets        --           --      (396)       (54.7)      (78)        (6.4)
Other, net ..........................       (11)         (.6)       (1)         (.1)      (11)         (.9)
                                          -----         ----     -----         ----     -----         ----
                                          $ 692         39.3%    $(106)       (14.6)%   $ 356         29.4%
                                          =====         ====     =====         ====     =====         ====

                         SFS Bancorp, Inc. and Subsidiary

              The tax effects of significant temporary differences that give rise to the deferred tax assets and liabilities were as follows at December 31:


                                                               1997        1996
                                                               ----        ----
                                                                (in thousands)
Deferred tax assets:
    Allowance for loan losses ..........................      $ 334         276
    Deferred compensation and pension costs ............        430         406
    Recognition and retention plan expense .............         52          62
    Securities basis adjustment ........................         22          46
                                                              -----       -----
         Total gross deferred tax assets ...............        838         790
         Less valuation allowance ......................        (96)        (96)
                                                              -----       -----
         Net deferred tax assets .......................        742         694
                                                              -----       -----

Deferred tax liabilities:
    Depreciation differences ...........................         72          74
    Accretion of discount on securities ................         53          19
    Other items ........................................         51          47
                                                              -----       -----
         Total gross deferred tax liabilities ..........        176         140
                                                              -----       -----

         Net deferred tax asset at year-end ............        566         554

         Net deferred tax asset at beginning of year ...        554        --
                                                              -----       -----

         Deferred tax benefit for the years ended ......      $  12         554
                                                              =====       =====

              In addition to the deferred tax amounts described above, the Company also had a deferred tax liability of approximately $6,000 at December 31, 1997, related to the net unrealized gains on securities available for sale.

              The valuation allowance for deferred tax assets as of December 31, 1997 and 1996 was $96,000. During the year ended December 31, 1996, the valuation allowance was reduced by $396,000. This reduction was primarily the result of the expected realization of

                         SFS Bancorp, Inc. and Subsidiary
              certain deferred items which were previously considered to be uncertain. In evaluating the valuation allowance the Company takes into consideration the nature and timing of the deferred tax asset items as well as the amount of available open tax carrybacks. The Company has fully reserved its New York State deferred tax asset, which is a significant component of deferred tax assets, due to the lack of carryback and carryforward provisions available in New York State. Any changes in the deferred tax asset valuation allowance is based upon the Company's continuing evaluation of the level of such allowance and the realizability of the temporary differences creating the deferred tax asset. Based on recent historical and anticipated future pre-tax earnings, management believes it is more likely than not that the Company will realize its net deferred tax assets.

              As a thrift institution, the Bank is subject to special provisions in the Federal and New York State tax laws regarding its allowable tax bad debt deductions and related tax bad debt reserves. These deductions historically have been determined using methods based on loss experience or a percentage of taxable income. Tax bad debt reserves are maintained equal to the excess of allowable deductions over actual bad debt losses and other reserve reductions. These reserves consist of a defined base-year amount, plus additional amounts ("excess reserves") accumulated after the base year. SFAS No. 109 requires recognition of deferred tax liabilities with respect to such excess reserves, as well as any portion of the base-year amount which is expected to become taxable (or "recaptured") in the foreseeable future.

              Certain amendments to the Federal and New York State tax laws regarding bad debt deductions were enacted in July and August 1996. The Federal amendments include elimination of the percentage of taxable income method for tax years beginning after December 31, 1995, and imposition of a requirement to recapture into taxable income (over a period of approximately six years) the bad debt reserves in excess of the base-year amounts. The Bank previously established, and will continue to maintain, a deferred tax liability with respect to such excess Federal reserves. The New York State amendments redesignate the Bank's state bad debt reserves at December 31, 1995 as the base-year amount and also provide for future additions to the base-year reserve using the percentage of taxable income method.

              In accordance with SFAS No. 109, a deferred tax liability has not been recognized at December 31, 1997 with respect to the base-year reserve of $4.6 million, since the Bank does not expect that this amount will become taxable in the foreseeable future. Under New York State tax law, as amended, events that would result in taxation of this reserve include the failure of the Bank to maintain a specified qualifying assets ratio or meet other thrift definition tests for tax purposes. The unrecognized deferred tax liability at December 31, 1997 with respect to the base-year reserve was approximately $1.6 million.

                         SFS Bancorp, Inc. and Subsidiary

(13)   Employee Benefit Plans

       (a)    Pension Plan

              The Company's defined benefit, non-contributory, pension plan (the "Plan") covers all full time employees meeting age and service requirements. The benefit formula is equal to 2% of three year average base earnings multiplied by the number of years of credited service up to 30 years. Benefits contemplated by the Plan are being funded under a group annuity contract with an insurance company.

              The  following  table  sets  forth the  Plan's  funded  status and
              amounts  recognized  in  the  Company is  consolidated   financial
              statements at December 31:

                                                                   1997         1996
                                                                   ----         ----
                                                                    (in thousands)
Actuarial present value of benefit obligations:
   Accumulated benefit obligation, including
      vested benefits of approximately $3,357,000
      in 1997 and $2,828,000 in 1996 ........................     $(3,436)      (2,927)
                                                                  =======      =======

   Projected benefit obligation for service rendered to date       (4,662)      (3,936)
   Plan assets at fair value ................................       3,636        3,190
                                                                  -------      -------
   Projected benefit obligations in excess of plan assets ...      (1,026)        (746)
   Unrecognized net loss from past experience different
      from that assumed of effects and changes in assumptions         704          359
   Unrecognized prior service costs .........................           2            2
   Unrecognized net obligation at January 1, 1989 being
      recognized over 19.66 years ...........................         246          269
                                                                  -------      -------
   Accrued pension liability ................................     $   (74)        (116)
                                                                  =======      =======

                  Net pension cost for 1997, 1996 and 1995 included the following components:

                                                     1997        1996       1995
                                                     ----        ----       ----
Service cost - benefits earned during the period     $ 171        171        139
Interest cost on projected benefit obligations .       288        265        237
Actual return on plan assets ...................      (295)      (171)      (352)
Net amortization and deferral ..................        26        (67)       151
                                                     -----      -----      -----
Net periodic pension cost ......................     $ 190        198        175
                                                     =====      =====      =====

                         SFS Bancorp, Inc. and Subsidiary

              Significant assumptions used in determining pension expense of the Plan are as follows for the years ended December 31:


                                                      1997        1996        1995
                                                      ----        ----        ----
Discount rate ..............................          7.0%        7.5%        7.5%
Expected long-term rate of return ..........          9.0%        9.0%        9.0%
Compensation increase rate .................          6.0%        6.0%        6.0%

       (b)    Executive Supplemental Retirement Plan

              The Company maintains an Executive Supplemental Retirement Plan for key management personnel. An expense of approximately $72,000, $72,000, and $107,000 was recorded in 1997, 1996 and 1995, respectively.

       (c)    401(k) Savings Plan

              The Company maintains a defined contribution 401(k) savings plan, covering all full time employees who have attained age 21 and have completed one year of employment. The Company matches 50% of employee contributions that are less than or equal to 6% of the employeeis salary. Total expense recorded during 1997, 1996 and 1995 was approximately $27,000, $23,000, and $24,000, respectively.


(14)   Stock-Based Compensation Plans

       (a)    Employee Stock Ownership Plan

              As part of the conversion discussed in note 2, an employee stock ownership plan (ESOP) was established to provide substantially all employees of the Company the opportunity to also become stockholders. The ESOP borrowed $1,196,000 from the Holding Company and used the funds to purchase 119,600 shares of the common stock of the Company issued in the conversion. The loan will be repaid principally from the Bankis discretionary contributions to the ESOP over a period of ten years. At December 31, 1997 and 1996, the loan had an outstanding balance of $837,200 and $956,800, respectively, and an interest rate of 7.31%. Both the loan obligation and the unearned compensation are reduced by the amount of loan repayments made by the ESOP. Shares purchased with the loan proceeds are held in a suspense account for allocation among participants as the loan is repaid. Contributions to the ESOP and shares released from the suspense account are allocated among participants on the basis of compensation in the year of allocation.

                         SFS Bancorp, Inc. and Subsidiary

              Unallocated ESOP shares are pledged as collateral on the loan and are reported in stockholders' equity. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. Unallocated ESOP shares are not included in the earnings per share computations. The Company recorded approximately $225,000 and $158,000 of compensation expense under the ESOP in 1997 and 1996, respectively.

              The ESOP shares as of December 31, 1997 were as follows:

                  Allocated shares                                        23,920
                  Shares released for allocation                          11,960
                  Unallocated shares                                      83,720
                                                                    ------------
                                                                         119,600
                                                                    ============
                  Market value of unallocated shares at
                     December 31, 1997                              $  2,250,000
                                                                    ============
       (b)    Stock Option Plan

              On January 16, 1996, the Company's stockholders approved the SFS Bancorp, Inc. 1996 Stock Option and Incentive Plan (Stock Option
              Plan). The primary objective of the Stock Option Plan is to provide officers and directors with a proprietary interest in the Company and as an incentive to encourage such persons to remain with the Company.

              Under the Stock Option Plan, 149,500 shares of authorized but unissued stock are reserved for issuance upon option exercises. The Company also has the alternative to fund the Stock Option Plan with treasury stock. Options under the plan may be either non-qualified stock options or incentive stock options. Each option entitles the holder to purchase one share of common stock at an exercise price equal to the fair market value on the date of grant. Options expire no later than ten years following the date of grant.

              The Company applies APB Opinion No. 25 and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its stock option plans. In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 requires Companies not using a fair value based method of accounting for employee stock options or similar plans, to provide pro forma disclosure of net income and earnings per share as if that method of accounting had been applied.

                         SFS Bancorp, Inc. and Subsidiary

              The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1997 and 1996:

                                          October        January          January
                                           1997            1997            1996
                                           ----            ----            ----
Dividend yield .................              1.3%            1.9%            1.7%
Expected volatility ............             22.0%           22.0%           25.0%
Risk-free interest rate ........              6.0%            6.5%            5.6%
Expected life ..................          7 years         7 years         7 years

              Had the Company recorded compensation cost based on the fair value at grant date for its stock options under SFAS No. 123, the company's consolidated net income and basic and diluted earnings per share would have been reduced to the pro forma amounts indicated below:

                                               (in thousands except per share data)
                                                      1997             1996
                                                      ----             ----
Net income:
     As reported ..........................         $1,068              830
     Pro forma ............................            976              744
Basic earnings per share:
     As reported ..........................            .96              .68
     Pro forma ............................            .88              .61
Diluted earnings per share:
     As reported ..........................            .93              .67
     Pro forma ............................            .86              .62

              Because the Company's employee stock options have characteristics significantly different from those of traded options for which the Black-Scholes model was developed, and because changes in the subjective input assumptions can materially affect the fair value estimate, the existing models, in management's opinion, do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                         SFS Bancorp, Inc. and Subsidiary

              A summary of the status of the Company's stock option plans as of December 31, 1997 and 1996 and changes during the years ended on those dates is presented below:

                                                           1997                     1996
                                                   ---------------------     ---------------------
                                                               Weighted-                 Weighted-
                                                                Average                   Average
                                                               Exercise                  Exercise
                                                   Shares        Price       Shares        Price
                                                   ------        -----       ------        -----
   Options:
       Outstanding at January 1                    114,367     $  12.63            -           -
       Granted                                      18,687        19.12       133,054       12.63
       Exercised                                    (7,475)       12.63            -           -
       Cancelled                                        -             -       (18,687)      12.63
       Outstanding at year-end                     125,579        13.59       114,367       12.63
       Exercisable at year-end                      21,379        12.63            -           -

   Estimated weighted-average
       fair value of options granted
       during the year                            $   6.29                   $   4.08
                                                   =======                   ========

              The following table summarizes information about the Company's stock options at December 31, 1997:

                                                       Options Outstanding                  Options Exercisable
                                            -----------------------------------------     -------------------------
                                                            Weighted
                                                             Average        Weighted-                     Weighted-
                                              Number        Remaining        Average        Number         Average
                    Exercise                Outstanding    Contractual      Exercise      Exercisable     Exercise
                      Price                 at 12/31/97       Life            Price       at 12/31/97       Price
                      -----                 -----------       ----            -----       -----------       -----
                 $  12.625                    106,892          8 years     $  12.63           21,379       $  12.63
                    14.75                       7,475          9 years        14.75               -             -
                    22.03                      11,212        9.8 years        22.03               -             -

       (c)    Recognition and Retention Plan

              On January 16, 1996, the Company's stockholders approved the SFS Bancorp, Inc. Recognition and Retention Plan (RRP). The purpose of the plan is to promote the long-term interests of the Company and its shareholders by providing a stock based compensation program to attract and retain officers and directors. Under the RRP, 59,800 shares of authorized but unissued shares are reserved for issuance under the plan. The Company also has the alternative to fund the RRP with treasury stock.

                         SFS Bancorp, Inc. and Subsidiary

              During 1997 and 1996, 7,475 shares and 53,222 shares, respectively, were awarded under the RRP. During 1996, 7,475 shares were forfeited under the RRP. 2,990 shares and 8,691 shares vested under the RRP during 1997 and 1996, respectively.

(15)   Fair Value of Financial Instruments

              SFAS No. 107, iDisclosures about Fair Value of Financial Instrumentsi requires the Company to disclose estimated fair values for its financial instruments. SFAS No. 107 defined fair value of financial instruments as the amount at which the instrument could be exchanged in a current transaction between willing parties other than in a forced or liquidation sale. SFAS No. 107 defines a financial instrument as cash, evidence of ownership interest in an entity, or a contract that imposes on one entity a contractual obligation to deliver cash or another financial instrument to a second entity or to exchange other financial instruments on potentially unfavorable terms with a second entity and conveys to that second entity a contractual right to receive cash or another financial instrument from the first entity or to exchange other financial instruments on potentially favorable terms with the first entity.

              Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Companyis entire holdings of a particular financial instrument. Because no ready market exists for a significant portion of the Companyis financial instruments, fair value estimates are based on judgments regarding future expected net cash flows, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

              Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include the deferred tax asset and office premises and equipment. In addition, tax ramifications related to the realization of the unrealized gains and losses, which can have a significant effect on fair value estimates, have not have been considered in the estimates of fair value under SFAS No. 107.

              In addition there are significant intangible assets that SFAS No. 107 does not recognize, such as the value of "core deposits", the Company's branch network and other items generally referred to as goodwill.

                         SFS Bancorp, Inc. and Subsidiary

              The following tables present the carrying amounts and estimated fair values of the Company is financial instruments at December 31, 1997 and 1996:

                                                                          1997
                                                                 -----------------------
                                                                      (in thousands)
                                                                  Carrying     Estimated
                                                                  Amount      Fair Value
                                                                  ------      ----------
Financial assets:
  Cash and cash equivalents ................................     $  2,176        2,176
  Securities available for sale ............................        4,067        4,067
  Investment securities ....................................       28,979       29,095

  Loans ....................................................      134,586      135,886
       Less:  allowance for loan losses ....................          778         --
              unearned discount, and deferred loan fees, net           22         --
                                                                 --------     --------
           Net loans .......................................      133,786      135,886

  Accrued interest receivable ..............................        1,130        1,130

Financial liabilities:
  Savings, now, and demand deposit accounts ................       55,728       55,728
  Time deposit accounts ....................................       94,741       94,880
  Advance payments by borrowers for property taxes
       and insurance .......................................        1,281        1,281
  Accrued interest on depositors accounts ..................            7            7

                                                                             1996
                                                                    ----------------------
                                                                         (in thousands)
                                                                    Carrying    Estimated
                                                                     Amount     Fair Value
                                                                     ------     ----------
Financial assets:
  Cash and cash equivalents ...................................     $  2,896        2,896
  Securities available for sale ...............................        1,990        1,990
  Investment securities .......................................       36,180       35,964

  Loans .......................................................      119,120      118,903
       Less:  allowance for loan losses .......................          642         --
                 unearned discount, and deferred loan fees, net           23         --
                                                                    --------     --------
           Net loans ..........................................      118,455      118,903

  Accrued interest receivable .................................        1,137        1,137

Financial liabilities:
  Savings, now, and demand deposit accounts ...................       53,722       53,722
  Time deposit accounts .......................................       86,894       86,968
  Advance payments by borrowers for property taxes
       and insurance ..........................................        1,160        1,160
  Accrued interest on depositors accounts .....................            7            7


                         SFS Bancorp, Inc. and Subsidiary

              Financial Instruments with Carrying Amount Equal to Fair Value

              The carrying amount of cash and due from banks and fed eral funds sold (collectively defined as icash and cash equivalentsi), accrued interest receivable, accrued interest payable, and advance payments by borrowers for property taxes and insurance is considered to be equal to fair value as a result of their short-term nature.

              Securities Available for Sale, Debt Securities and Mortgage-Backed Securities

              The fair value of securities available for sale and investment securities is estimated based on bid prices published in financial newspapers and bid quotations received from either quotation services or securities dealers.

              Loans

              Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as one- to four-family, commercial real estate, consumer and commercial loans. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and nonperforming categories.

              The fair value of performing loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the contractual term of the loans to maturity, adjusted for estimated prepayments.

              Fair value for nonperforming loans is based on recent external appraisals and discounting of cash flows. Estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.

              Deposit Liabilities

              Under SFAS No. 107, the fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, savings deposits, NOW deposits and money market deposits, must be stated at the amount payable on demand as of December 31, 1997 and 1996. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities. The fair value estimates of deposit liabilities in the foregoing table do not include the benefit that results from the low cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

                         SFS Bancorp, Inc. and Subsidiary

              Commitments  to Extend  Credit and  Standby  Letters of Credit

              The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current level of interest rates and the committed rates. Based on an analysis of the foregoing factors, the fair value of these items approximates their carrying value at December 31, 1997 and 1996.

(16)   Commitments and Contingent Liabilities

       (a)    Off-Balance Sheet Financing and Concentrations of Credit

              The Company is a party to certain financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are limited to commitments to extend credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized on the statement of financial condition. The contract amounts of these instruments reflect the extent of involvement by the Company.

              The Company's exposure to credit loss in the event of nonperformance by the other party to the commitment to extend credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments.

              Contract amounts of financial instruments that represent credit risk as of December 31, 1997 and 1996 at fixed and variable interest rates are as follows:

                                                            1997
                                             ----------------------------------
                                              Fixed        Variable       Total
                                              -----        --------       -----
                                                        (in thousands)
Financial instruments
  whose contract amounts
  represent credit risk:
    Conventional mortgage loans ......       $   921         2,296         3,217
    Home equity ......................          --          10,279        10,279
    Commercial loans .................           257          --             257
    Overdraft loans ..................           135          --             135
                                             -------       -------       -------
                                             $ 1,313        12,575        13,888
                                             =======       =======       =======

                         SFS Bancorp, Inc. and Subsidiary

                                                            1996
                                             ----------------------------------
                                              Fixed        Variable       Total
                                              -----        --------       -----
                                                         (in thousands)
Financial instruments
  whose contract amounts
  represent credit risk:
    Conventional mortgage loans ......       $   316         1,572         1,888
    Home equity ......................          --          10,278        10,278
    Commercial loans .................           306          --             306
    Overdraft loans ..................           114          --             114
                                             -------       -------       -------
                                             $   736        11,850        12,586
                                             =======       =======       =======

              The range of interest rates on fixed rate commitments was 7.13% to 18.00% at December 31, 1997 and 5.0% to 18.00% at December 31,
              1996. The Company offers various adjustable rate mortgage (ARM) products on 1-4 family residential dwellings. The principal one-year ARM offered as of December 31, 1997 and 1996 has a 2.00% annual interest rate adjustment cap, and uses the weekly average from the one-year Treasury Constant Maturity Series, plus a margin of 3.00%, as an index for rate adjustments. The lifetime rate ceiling for the one-year ARM product at December 31, 1997 and 1996 was 6.00% above the initial rate. The Company also offers 3/1 and 5/1 ARM products where the rate is fixed for the first 3 and 5 years, respectively. After the initial fixed term, the mortgage has the same characteristics as a one-year ARM. The other ARM product offered at December 31, 1997 and 1996, was a jumbo ARM with a lifetime ceiling of 6.00% above the initial rate. The Company does not originate loans which provide for negative amortization. Mortgage loan terms vary from 10 to 30 years.

              Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being fully drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral, if any, required by the Company upon the extension of credit is based on management's credit evaluation of the customer. Mortgage and construction loan commitments are secured by a first or second lien on real estate. Typically, consumer credit and overdraft loans do not require collateral.

              The Company does not engage in investments in futures contracts, forwards, swaps, option contracts or other derivative investments with similar characteristics.

                         SFS Bancorp, Inc. and Subsidiary

       (b)    Lease Commitments

              The Company leases a branch facility under a noncancelable operating lease expiring in 2006. Total expenses under this lease for the years ended December 31, 1997, 1996 and 1995 were approximately $53,000, $45,000, and $42,000, respectively. A summary of the future minimum commitments required under the noncancelable facility lease are as follows:

                     Years ending December 31:                 (in thousands)

                               1998                                $   52,000
                               1999                                    52,000
                               2000                                    52,000
                               2001                                    52,000
                               2002                                    52,000
                               Thereafter                             203,000
                                                                   ----------
                                                                   $  463,000
                                                                   ==========

(17)   Regulatory Capital Requirements

              OTS regulations require savings institutions to maintain minimum levels of regulatory capital. Under the regulations in effect at December 31, 1997, the Bank was required to maintain a minimum ratio of tangible capital to total adjusted assets of 1.5%; a minimum ratio of Tier 1 (core) capital to total adjusted assets of 3.0%; and a minimum ratio of total (core and supplementary) capital to risk-weighted assets of 8.0%.

              Under its prompt corrective action regulations, the OTS is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized institution. Such actions could have a direct material effect on an institution's financial statements. The regulations establish a framework for the classification of savings institutions into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Generally, an institution considered well capitalized if it has a Tier 1 (core) capital ratio of at least 5.0%; a Tier 1 risk-based capital ratio of at least 6.0%; and a total risk-based capital ratio of at least 10.0%.

              The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the OTS about capital components, risk weightings and other factors.

                         SFS Bancorp, Inc. and Subsidiary

              Management believes that, as of December 31, 1997, the Bank meets all capital adequacy requirements to which it is subject. Further, the most recent OTS notification categorized the Bank as a well capitalized institution under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the Bank's capital classification.

              The following is a summary of the Bank's and Company's actual capital amounts and ratios, compared to the OTS minimum capital adequacy requirements and the OTS requirements for classification as a well capitalized institution, at December 31:

                                                                           1997
                                        -------------------------------------------------------------------------
                                                                       Minimum Capital            Classification
                                                  Actual                  Adequacy            as Well Capitalized
                                            Amount       Ratio             Ratio                        Ratio
                                           ------       -----             -----                        -----
              Bank
              Tangible capital          $    18,977     10.88%             1.50%                         -
              Tier 1 (core) capital          18,977     10.88              3.00                          5.00
              Risk-based capital:
                  Tier 1                     18,977     20.33                -                           6.00
                  Total                      19,755     21.16              8.00                         10.00
                                                  Actual
                                            Amount       Ratio
                                            ------       -----
              Consolidated
              Tangible capital          $    21,421     12.28%
              Tier 1 (core) capital          21,421     12.28
              Risk-based capital:
                  Tier 1                     21,421     22.95
                  Total                      22,199     23.78

                         SFS Bancorp, Inc. and Subsidiary

                                                                           1996
                                        -------------------------------------------------------------------------
                                                                       Minimum Capital            Classification
                                                  Actual                  Adequacy            as Well Capitalized
                                            Amount       Ratio             Ratio                        Ratio
                                            ------       -----             -----                        -----
              Bank
              Tangible capital          $    17,762     10.77%             1.50%                         -
              Tier 1 (core) capital          17,762     10.77              3.00                          5.00
              Risk-based capital:
                  Tier 1                     17,762     20.19                -                           6.00
                  Total                      18,405     20.92              8.00                         10.00


                                                  Actual
                                            Amount       Ratio
                                            ------       -----
              Consolidated
              Tangible capital          $    21,625     13.12%
              Tier 1 (core) capital          21,625     13.12
              Risk-based capital:
                  Tier 1                     21,625     24.59
                  Total                      22,267     25.32


(18)   Parent Company Financial Information

              SFS Bancorp, Inc. was organized to serve as the holding company for the Bank and began operations on June 29, 1995 in conjunction with the Bankis mutual-to-stock conversion and the Holding Company's initial public offering of its common stock.

                         SFS Bancorp, Inc. and Subsidiary

                                             Balance Sheets
                                     as of December 31, 1997 and 1996

                                  Assets                                     1997          1996
                                                                    (in thousands, except share data)
Cash and cash equivalents ...........................................     $     76            96
Loan receivable from subsidiary .....................................        2,337         3,757
Equity in net assets of subsidiary ..................................       18,987        17,808
Other assets ........................................................           60            58
                                                                          --------      --------

                  Total assets ......................................     $ 21,460        21,719
                                                                          ========      ========

     Liabilities and Stockholders' Equity

Liabilities:
     Other liabilities ..............................................     $     29            48
                                                                          --------      --------

Stockholders' Equity:
     Preferred stock, $.01 par value, authorized 500,000 shares .....         --            --
     Common stock, $.01 par value, authorized 2,500,000 shares;
         1,495,000 shares issued at December 31, 1997 and 1996 ......           15            15
     Additional paid-in capital .....................................       14,365        14,260
     Retained earnings, substantially restricted ....................       12,422        11,687
     Treasury stock, at cost (286,528 shares at
          December 31, 1997, 224,003 at December 31, 1996) ..........       (4,089)       (2,840)
     Common stock acquired by employee stock ownership plan (ESOP) ..         (837)         (957)
     Unearned recognition and retention plan (RRP) ..................         (455)         (540)
     Net unrealized gain on securities available for sale, net of tax           10            46
                                                                          --------      --------

                  Total stockholders' equity ........................       21,431        21,671
                                                                          --------      --------

                  Total liabilities and stockholders' equity ........     $ 21,460        21,719
                                                                          ========      ========

                              Statements of Income
                 For the years ended December 31, 1997 and 1996


                                                                  1997        1996
                                                                  ----        ----
                                                                  (in thousands)

Interest income ............................................     $  245        384
Interest expense ...........................................        --         --
                                                                 ------     ------
     Net interest income ...................................        245        384

Noninterest expense ........................................        115        104
                                                                 ------     ------

Income before income taxes and equity in undistributed
     earnings of subsidiary ................................        130        280
                                                                 ------     ------

Income tax expense .........................................         52        112
                                                                 ------     ------

Income before equity in undistributed earnings of subsidiary         78        168
Equity in undistributed earnings of subsidiary
     (for the years ended December 31, 1997 and 1996) ......        990        662
                                                                 ------     ------

Net income .................................................     $1,068        830
                                                                 ======     ======


                            Statements of Cash Flows
                 For the years ended December 31, 1997 and 1996

                                                               1997          1996
                                                                ----          ----
                                                                  (in thousands)
Cash flows from operating activities:
     Net income .........................................     $ 1,068          830
     Adjustment to reconcile net income to net cash
         provided by operating activities:
           Equity in undistributed earnings of subsidiary        (990)        (662)
           Increase in other assets .....................          (2)         (17)
           Increase (decrease) in liabilities ...........         (19)          27
           Amortization of RRP ..........................         228           38
                                                              -------      -------
              Net cash provided by operating activities .         285          216
                                                              -------      -------

Cash flows from investing activities:
     Net (increase) decrease in loans ...................       1,420        3,319
                                                              -------      -------
              Net cash provided in investing activities .       1,420        3,319
                                                              -------      -------

Cash flows from financing activities:
     Purchase of treasury stock .........................      (1,486)      (3,418)
     Cash dividends paid ................................        (333)        (156)
     Proceeds from exercise of stock option .............          94         --
                                                              -------      -------
              Net cash used from financing activities ...      (1,725)      (3,574)
                                                              -------      -------

Net decrease in cash and cash equivalents ...............         (20)         (39)

Cash and cash equivalents:
     Beginning of period ................................          96          135
                                                              -------      -------

     End of period ......................................     $    76           96
                                                              =======      =======


              These financial statements should be read in conjunction with the Company is consolidated financial statements and notes thereto.

                            SFS BANCORP, INC. AND SUBSIDIARY
                            Consolidated Statements of Income
                          (In Thousands, Except Per Share Data)


                                                                     THREE MONTHS ENDED
                                                                         JUNE  30,
                                                                      1998        1997
                                                                     ------     ------
                                                                        (Unaudited)
Interest income:
      Loans ....................................................     $2,687      2,386
      Investment securities ....................................        329        529
      Securities available for sale ............................        127         88
      Federal funds sold and cash deposits .....................         37         56
      Stock in Federal Home Loan Bank ..........................         25         21
                                                                     ------     ------
             Total interest income .............................      3,205      3,080

Interest expense:
      Deposits .................................................      1,746      1,640
                                                                     ------     ------

             Net interest income ...............................      1,459      1,440

Provision for loan losses ......................................         30         30
                                                                     ------     ------

             Net interest income after provision for loan losses      1,429      1,410
                                                                     ------     ------
Noninterest income:
      Other loan charges .......................................         43         23
      Bank fees and service charges ............................         44         45
      Other ....................................................         34         16
                                                                     ------     ------
             Total noninterest income ..........................        121         84
                                                                     ------     ------

                            SFS BANCORP, INC. AND SUBSIDIARY
                            Consolidated Statements of Income
                          (In Thousands, Except Per Share Data)
                                      (continued)


                                                                     THREE MONTHS ENDED
                                                                         JUNE  30,
                                                                      1998        1997
                                                                     ------     ------
                                                                        (Unaudited)
Noninterest expense:
      Compensation and employee benefits .......................        629        643
      Advertising and business promotion .......................          9         20
      Office occupancy and equipment expense ...................        150        151
      Federal deposit insurance premiums .......................         23         23
      Other insurance premiums .................................         19         22
      Mortgage servicing fees ..................................          5          8
      Data processing fees .....................................         47         43
      Professional service fees ................................         79         56
      Other ....................................................         83         69
                                                                     ------     ------
             Total noninterest expense .........................      1,044      1,035
                                                                     ------     ------

             Income before taxes ...............................        506        459

Income tax expense .............................................        208        191
                                                                     ------     ------

             Net income ........................................     $  298        268
                                                                     ======        ===

Earnings per share:
     Basic .....................................................     $  .27        .24
                                                                     ======     ======

     Diluted ...................................................     $  .26        .23
                                                                     ======     ======

See accompanying notes to unaudited  consolidated interim financial statements.

                             SFS BANCORP, INC. AND SUBSIDIARY
                            Consolidated Statements of Income
                          (In Thousands, Except Per Share Data)

                                                                       SIX MONTHS ENDED
                                                                            JUNE  30,
                                                                       -----------------
                                                                        1998       1997
                                                                       ------     ------
                                                                          (Unaudited)
 Interest income:
       Loans .....................................................     $5,325      4,695
       Investment securities .....................................        763      1,083
       Securities available for sale .............................        198        125
       Federal funds sold and cash deposits ......................         56        103
       Stock in Federal Home Loan Bank ...........................         49         41
                                                                       ------     ------
               Total interest income .............................      6,391      6,047

 Interest expense:
       Deposits ..................................................      3,460      3,188
                                                                        ------     ------
              Net interest income ................................      2,931      2,859

 Provision for loan losses .......................................         60         60
                                                                       ------     ------

              Net interest income after provision for loan losses       2,871      2,799
                                                                       ------     ------

 Noninterest income:
       Other loan charges ........................................         84         54
       Bank fees and service charges .............................         83         82
       Other .....................................................         59         32
                                                                       ------     ------
              Total noninterest income ...........................        226        168
                                                                       ------     ------

                             SFS BANCORP, INC. AND SUBSIDIARY
                            Consolidated Statements of Income
                          (In Thousands, Except Per Share Data)
                                       (continued)

                                                                       SIX MONTHS ENDED
                                                                            JUNE  30,
                                                                       -----------------
                                                                        1998       1997
                                                                       ------     ------
                                                                          (Unaudited)
 Noninterest expense:
       Compensation and employee benefits ........................      1,328      1,330
       Advertising and business promotion ........................         19         61
       Office occupancy and equipment expense ....................        307        309
       Federal deposit insurance premiums ........................         47         28
       Other insurance premiums ..................................         36         44
       Mortgage servicing fees ...................................         11         17
       Data processing fees ......................................         94         88
       Professional service fees .................................        138        121
       Other .....................................................        151        152
                                                                       ------     ------
              Total noninterest expense ..........................      2,131      2,150
                                                                       ------     ------

              Income before taxes ................................        966        817

 Income tax expense ..............................................        399        324
                                                                       ------     ------
              Net income .........................................     $  567        493
                                                                       ======     ======

 Earnings per share:
      Basic ......................................................     $  .52        .44
                                                                       ======     ======

      Diluted ....................................................     $  .49        .43
                                                                       ======     ======

 See accompanying notes to unaudited consolidated interim financial statements.

                                         SFS BANCORP, INC. AND SUBSIDIARY
                                  Consolidated Statements of Financial Condition
                                              (Dollars in Thousands)


                                                                                       June 30,     December 31,
                                                                                         1998           1997
                                                                                      ---------      ---------
      Assets                                                                                  (Unaudited)
      ------
      Cash and due from banks ...................................................     $     980          1,876
      Federal funds sold ........................................................         5,600            300
                                                                                      ---------      ---------
                  Total cash and cash equivalents ...............................         6,580          2,176

      Securities available for sale, at fair value ..............................         8,062          4,067
      Investment securities (estimated fair value of $16,992
                   at June 30, 1998 and $29,095 at December 31, 1997) ...........        16,910         28,979
      Stock in Federal Home Loan Bank of NY, at cost ............................         1,338          1,338
      Loans receivable, net .....................................................       141,222        133,786
      Accrued interest receivable ...............................................         1,061          1,130
      Premises and equipment, net ...............................................         2,171          2,242
      Real estate owned .........................................................           151            111
      Prepaid expenses and other asset ..........................................           598            599
                                                                                      ---------      ---------
                  Total Assets ..................................................     $ 178,093        174,428
                                                                                      =========        =======

      Liabilities and Stockholders' Equity
      Liabilities:
          Due to depositors:
                Non-interest bearing deposits ...................................     $   1,407          2,265
                Savings and interest bearing demand deposits ....................        54,547         53,463
                Time deposit accounts ...........................................        96,925         94,741
                                                                                      ---------      ---------
                  Total Deposits ................................................       152,879        150,469

           Advance payments by borrowers for property taxes and insurance .......         1,861          1,281
           Accrued expenses and other liabilities ...............................         1,438          1,247
                                                                                      ---------      ---------
                  Total Liabilities .............................................       156,178        152,997
                                                                                     ---------      ---------

                                         SFS BANCORP, INC. AND SUBSIDIARY
                                  Consolidated Statements of Financial Condition
                                              (Dollars in Thousands)


                                                                                       June 30,     December 31,
                                                                                         1998           1997
                                                                                      ---------      ---------
                                                                                             (Unaudited)
      Stockholders' Equity:
         Preferred stock, $.01 par value.  Authorized 500,000 shares; none issued          --             --
         Common stock, $.01 par value. Authorized 2,500,000 shares; 1,495,000
         shares issued at June 30, 1998 and December 31, 1997 ...................            15             15
         Additional paid-in capital .............................................        14,411         14,365
         Retained earnings, substantially restricted ............................        12,795         12,422
         Common stock acquired by :
         Employee stock ownership plan ("ESOP") (83,720 shares) .................          (837)          (837)
         Recognition and retention plan ("RRP") (32,530 shares) .................          (386)          (455)
         Treasury stock, at cost (286,528 shares at June 30, 1998 and
                    December 31, 1997) ..........................................        (4,089)        (4,089)
         Accumulated other comprehensive income .................................             6             10
                                                                                      ---------      ---------
                        Total Stockholders' Equity ..............................        21,915         21,431
                                                                                      ---------      ---------
                          Total Liabilities and Stockholders' Equity ............     $ 178,093        174,428
                                                                                      =========      =========

 See accompanying notes to unaudited consolidated interim financial statements.

                                                  SFS BANCORP, INC. AND SUBSIDIARY
                                     CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                                     (In Thousands) (Unaudited)

                                                                                              Common        Common      Accumulated
                                                   Additional                                 Stock          Stock         Other
                                      Common       Paid-in       Retained      Treasury      Acquired       Acquired   Comprehensive
                                       Stock        Capital      Earnings       Stock         By ESOP        By RRP       Income
                                       -----        -------      --------       -----         -------        ------       ------
Six Months Ended
June 30, 1998
Balance at December 31, 1997 ....     $     15       14,365       12,422        (4,089)         (837)         (455)           10

Comprehensive income:
  Net income ....................         --           --            567          --            --            --            --
  Other comprehensive income,
  net of tax:
    Unrealized net holding losses
        arising during the year
        (pre-tax $6) ............         --           --           --            --            --            --              (4)

Comprehensive income ............


Amortization of unearned RRP
   compensation .................         --           --           --            --            --              69          --

Cash dividends  declared ........         --           --           (194)         --            --            --            --

Tax benefit related to vested
      RRP shares ................         --             46         --            --            --            --            --
                                      --------       ------       ------        ------          ----          ----          ----

Balance at June 30, 1998 ........     $     15       14,411       12,795        (4,089)         (837)         (386)            6
                                      ========       ======       ======        ======          ====          ====          ====

                                                  SFS BANCORP, INC. AND SUBSIDIARY
                                     CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                                     (In Thousands) (Unaudited)
                                                            (continued)

Six Months Ended
June 30, 1997
Balance at December 31, 1996.....     $     15       14,260       11,687        (2,840)         (957)         (540)           46

Comprehensive income:
  Net income ....................         --           --            493          --            --            --            --
  Other comprehensive income,
  net of tax:
    Unrealized net holding losses
      arising during the period
      (pre-tax $5) ..............         --           --           --            --            --            --              (3)

Comprehensive income ............


Amortization of unearned RRP
   compensation .................         --           --           --            --            --             166          --

Cash dividends  declared ........         --           --           (163)         --            --            --            --

Exercise of stock options .......         --           --           --              94          --            --            --
                                      --------       ------       ------        ------          ----          ----          ----

Balance at June 30, 1997 ........     $     15       14,260       12,017        (3,450)         (957)         (374)           43
                                      ========       ======       ======        ======          ====          ====          ====


                        SFS BANCORP, INC. AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                           (In Thousands) (Unaudited)

                                     Comprehensive
                                        Income          Total
                                        ------          -----

Balance at December 31, 1997 ....                      21,431

Comprehensive income:
  Net income ....................     $    567           567
  Other comprehensive income,
  net of tax:
    Unrealized net holding losses
        arising during the year
        (pre-tax $6) ............           (4)           (4)
                                      --------
Comprehensive income ............     $    563
                                      ========

Amortization of unearned RRP
   compensation .................                         69

Cash dividends  declared ........                       (194)

Tax benefit related to vested
      RRP shares ................                         46
                                                      ------

Balance at June 30, 1998 ........                     21,915
                                                      ======

                        SFS BANCORP, INC. AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                           (In Thousands) (Unaudited)
                                  (continued)

Six Months Ended
June 30, 1997
Balance at December 31, 1996 ....                   $ 21,671

Comprehensive income:
  Net income ....................     $    493           493
  Other comprehensive income,
  net of tax:
    Unrealized net holding losses
      arising during the period
      (pre-tax $5) ..............           (3)           (3)
                                      --------
Comprehensive income ............     $    490
                                      ========

Amortization of unearned RRP
   compensation .................                        166

Cash dividends  declared ........                       (163)

Exercise of stock options .......                         94

Purchase of  Treasury shares ....                       (704)
                                                    --------

Balance at June 30, 1997 ........                     21,554
                                                    ========

See accompanying notes to unaudited consolidated interim financial statements.

                                SFS BANCORP, INC. AND SUBSIDIARY
                              CONSOLIDATED STATEMENTS OF CASH FLOWS
                                         (In Thousands)

                                                                             Six Months Ended
                                                                                  June 30,
                                                                           --------------------
                                                                            1998           1997
                                                                           -------        -----

Increase (decrease) in cash and cash equivalents: ....................           (Unaudited)
    Reconciliation of net income to net cash provided
         by operating activities:
         Net income ..................................................     $   567          493
         Adjustments to reconcile net income to
            net cash provided by operating activities:
              Depreciation and amortization ..........................         100           91
          Net accretion on investment securities .....................         (74)          (5)
          Net accretion on securities available for sale .............          (1)        --
          Amortization of unearned RRP compensation ..................          69          166
          Provision for loan losses ..................................          60           60
          Decrease (increase) in accrued interest receivable .........          69          (60)
          Decrease (increase) in prepaid expense and other assets ....           1          (20)
          Increase in accrued expense and other liabilities ..........         239          332
                                                                           -------        -----
                   Total adjustments .................................         463          564
                                                                           -------        -----
                 Net cash provided by operating activities ...........       1,030        1,057
                                                                           -------        -----
Cash flows from investing activities:
    Proceeds from maturity/paydown of investment securities ..........       8,885        2,009
    Purchase of securities available for sale ........................      (4,000)      (4,050)
    Purchase of Federal Home Loan Bank Stock .........................        --           (123)
    Principal repayments on mortgage-backed securities ...............       3,258        1,629
    Net increase in loans receivable .................................      (6,059)      (3,932)
    Purchase of loans receivable .....................................      (1,504)      (1,852)
    Capital expenditures, net of disposals ...........................         (29)        (440)
    Proceeds from the sale of real estate owned ......................          27          100
                                                                           -------        -----
         Net cash provided (used) by investing activities ............         578       (6,659)
                                                                          -------        -----
Cash flows from financing activities:
    Net increase in deposits .........................................       2,410        7,385
    Net increase in advance payments by borrowers for
         property taxes and insurance ................................         580          367
    Proceeds upon exercise of common stock options .............             94
    Dividends paid ...................................................        (194)        (163)
    Purchase of Treasury stock .......................................        --           (704)
                                                                           -------        -----
    Net cash provided by financing activities ........................       2,796        6,979
                                                                                           -------        -----
         Net increase in cash and cash equivalents ...................       4,404        1,377
    Cash and cash equivalents at beginning of period .................       2,176        2,896
                                                                           -------        -----
    Cash and cash equivalents at end of period .......................     $ 6,580        4,273
                                                                           =======        =====

                                SFS BANCORP, INC. AND SUBSIDIARY
                              CONSOLIDATED STATEMENTS OF CASH FLOWS
                                         (In Thousands)
                                           (continued)

                                                                             Six Months Ended
                                                                                  June 30,
                                                                           --------------------
                                                                            1998           1997
                                                                           -------        -----
Supplemental  disclosures of cash flow information:
    Cash paid during the period for:
         Interest paid ...............................................     $ 3,475        3,188
                                                                           =======        =====
         Taxes paid ..................................................     $   405          211
                                                                           =======        =====
    Transfer of loans to other real estate owned .....................     $    67           11
                                                                           =======        =====
    Net unrealized loss on securities available for sale, net of taxes     $    (4)          (3)
                                                                           =======        =====
    Deferred tax  benefit  on unrealized gain/loss
         on securities available for sale ............................     $     2            2
                                                                           =======        =====
    Deferred tax benefit related to vested RRP shares ................     $    46         --
                                                                           =======        =====


  See accompanying notes to unaudited consolidated interim financial statements.

                        SFS BANCORP, INC. AND SUBSIDIARY
          NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS


NOTE 1.  Presentation of Financial Information

The accompanying unaudited consolidated interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The accompanying unaudited consolidated interim financial statements should be read in conjunction with the consolidated financial statements and the related management's discussion and analysis of financial condition and results of operations filed with the 1997 Form 10-KSB of SFS Bancorp, Inc. and Subsidiary (the "Company"). Amounts in prior periods' unaudited consolidated interim financial statements are reclassified whenever necessary to conform to the current periods' presentation. The results of operations for the three and six months ended June 30, 1998, are not necessarily indicative of results that may be expected for the entire year ending December 31, 1998.

The unaudited consolidated interim financial statements include the accounts of SFS Bancorp, Inc. (the "Holding Company") and its wholly owned subsidiary, Schenectady Federal Savings Bank and subsidiary (the "Bank").


NOTE 2.  Earnings Per Share

The following is a reconciliation of the numerators and denominators for the basic and diluted earnings per share (EPS) calculations for the three and six month periods ended June 30, 1998 and 1997.



Three Months Ended June 30:
                                        (in thousands except share and per share information)

                                                               1998
                                              --------------------------------------
                                                             Weighted      Per Share
                                              Net Income   Average Shares    Amount
                                              ----------   --------------    ------
Basic EPS ................................     $     298     1,092,222     $   0.27
                                                                           ========
Dilutive effect of potential common shares
   related to stock based compensation ...            --        55,590
                                               ---------
Diluted EPS ..............................     $     298     1,147,812     $   0.26
                                               =========     =========     ========

                                                               1997
                                              --------------------------------------
                                                             Weighted      Per Share
                                              Net Income   Average Shares    Amount
                                              ----------   --------------    ------
Basic EPS .................................     $     268     1,112,210    $   0.24
                                                                           ========
Dilutive effect of potential common shares
   related to stock based compensation ....            --        29,616
                                                ---------     ---------
Diluted EPS ................................    $     268     1,141,826     $   0.23
                                                =========     =========     ========

Six Months Ended June 30:
                                        (in thousands except share and per share information)


                                                               1998
                                              --------------------------------------
                                                             Weighted      Per Share
                                              Net Income   Average Shares    Amount
                                              ----------   --------------    ------
Basic EPS ................................     $     567     1,091,464     $   0.52
                                                                           ========
Dilutive effect of potential common shares
   related to stock based compensation ...          --          56,563
                                               ---------     ---------
Diluted EPS ..............................     $     567     1,148,027     $   0.49
                                               =========     =========     ========
                                                               1997
                                              --------------------------------------
                                                             Weighted      Per Share
                                              Net Income   Average Shares    Amount
                                              ----------   --------------    ------
Basic EPS                                       $    493     1,125,872      $   0.44
                                                                            ========
Dilutive effect of potential common shares
   related to stock based compensation               --         27,887
                                                ---------    ---------
Diluted EPS                                     $    493     1,153,759      $   0.43
                                                ========    ==========      ========

NOTE 3.  Comprehensive Income

On January 1, 1998, the Company adopted the provisions of Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." This Statement establishes standards for reporting and display of comprehensive income and its components. Comprehensive income includes the reported net income of a company adjusted for items that are currently accounted for as direct entries to equity, such as the mark to market adjustment on securities available for sale, foreign currency items and minimum pension liability adjustments. At the Company, comprehensive income represents net income plus other comprehensive income, which consists of the net change in unrealized gains or losses on securities available for sale for the period. Accumulated other comprehensive income represents the net unrealized gains or losses on securities available for sale as of the balance sheet dates.

NOTE 4.  Proposed Merger

On July 31, 1998, SFS Bancorp, Inc. and Cohoes Savings Bank (Cohoes), Cohoes, New York announced the execution of a definitive agreement pursuant to which the Company will merge into a newly-formed holding company of Cohoes to be organized in connection with Cohoes' conversion from a mutual to stock institution. Consummation of the merger is subject to the approval of the shareholders of the Company, the depositors of Cohoes, the conversion of Cohoes, and the receipt of all required regulatory approvals. The transaction is anticipated to close in the fourth quarter of 1998.

================================================================================

         No person has been authorized to give any information or to make any representation other than as contained in this Prospectus in connection with the offering made hereby, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Holding Company or the Bank. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Holding Company or the Bank since any of the dates as of which information is furnished herein or since the date hereof.

                                TABLE OF CONTENTS
                                                                         Page
                                                                         ----
Summary...................................................
Selected Consolidated Financial and
   Other Data of Cohoes Savings Bank......................
Selected Consolidated Financial and
   Other Data of SFS Bancorp, Inc.........................
Selected Pro Forma Unaudited Consolidated
   Financial Data of the Holding Company..................
Risk Factors..............................................
Cohoes Bancorp, Inc.......................................
Cohoes Savings Bank.......................................
Use of Proceeds...........................................
Dividends.................................................
Market for Common Stock...................................
Regulatory Capital........................................
Capitalization............................................
Pro Forma Unaudited Financial Information.................
Pro Forma Data With Merger................................
Pro Forma Data Without Merger.............................
Comparison of Valuation and Pro Forma Information
   With No Foundation But With Merger.....................
Comparison of Valuation and Pro Forma Information
   With No Foundation and Without Merger..................
Management's Discussion and Analysis of Financial
   Condition and Results of Operations
   of Cohoes Savings Bank.................................
Business of the Holding Company...........................
Business of the Bank......................................
Management's Discussion and Analysis of Financial
   Condition and Results of Operations
   of SFS Bancorp, Inc....................................
Business of SFS Bancorp, Inc..............................
Regulation................................................
Taxation..................................................
Management of the Holding Company.........................
Management of the Bank....................................
The Conversion and the Merger.............................
The Offering..............................................
Restrictions on Acquisitions of the Holding Company
   and the Bank...........................................
Description of Capital Stock of the Holding Company.......
Description of Capital Stock of the Bank..................
Experts...................................................
Legal and Tax Opinions....................................
Additional Information....................................
Glossary..................................................
Index to Consolidated Financial Statements................

Until the later of __________________, 1998 or 25 days after commencement of the offering of Holding Company Common Stock, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

================================================================================

================================================================================





                           ___________________ Shares




                              COHOES BANCORP, INC.
               (Proposed Holding Company for Cohoes Savings Bank)




                                  COMMON STOCK




                                   ----------
                                   PROSPECTUS
                                   ----------





                            Keefe, Bruyette & Woods




                             _________________, 1998




================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13.  Other Expenses of Issuance and Distribution

     Set forth below is an estimate of the amount of fees and expenses (other than underwriting discounts and commissions) to be incurred in connection with the issuance of the shares.

SEC registration fees.................................................    37,698
NASD fee..............................................................    18,841
Nasdaq registration fee...............................................    84,875
New York State Banking Department filing fee..........................     5,000
Counsel fees and expenses.............................................   200,000
Accounting fees and expenses..........................................   100,000
Appraisal and business plan fees and expenses.........................    70,000
Conversion agent fees and expenses....................................    30,000
Marketing agent's expenses............................................    50,000
Marketing agent's fees (1)............................................   826,000
Printing, postage and mailing.........................................   360,000
Blue sky fees and expenses............................................    10,000
Other expenses........................................................    33,586
                                                                       ---------
     TOTAL............................................................ 1,826,000
----------
(1) Based on maximum of Estimated Valuation Range and assumptions set forth under "Pro Forma Data" in the Prospectus.

Item 14.  Indemnification of Directors and Officers

     Article ELEVENTH of the Holding Company's Certificate of Incorporation provides for indemnification of directors and officers of the Holding Company against any and all liabilities, judgments, fines and reasonable settlements, costs, expenses and attorneys' fees incurred in any actual, threatened or potential proceeding, except to the extent that such indemnification is limited by Delaware law and such law cannot be varied by contract or bylaw. Article ELEVENTH also provides for the authority to purchase insurance with respect thereto.

     Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation's Board of Directors to grant indemnity under certain circumstances to directors and officers, when made, or threatened to be made, parties to certain proceedings by reason of such status with the corporation, against judgments, fines, settlements and expenses, including attorneys' fees. In addition, under certain circumstances such persons may be indemnified against expenses actually and reasonably incurred in defense of a proceeding by or on behalf of the corporation. Similarly, the corporation, under certain circumstances, is authorized to indemnify directors and officers of other corporations or enterprises who are serving as such at the request of the corporation, when such persons are made, or threatened to be made, parties to certain proceedings by reason of such status, against judgments, fines, settlements and expenses, including attorneys' fees; and under certain circumstances, such persons may be indemnified against expenses actually and reasonably incurred in connection with the defense or settlement of a proceeding by or in the right of such other corporation or enterprise. Indemnification is permitted where such person (i) was acting in good faith; (ii) was acting in a manner he reasonably believed to be in or not opposed to the best interests of the corporation or other corporation or enterprise, as appropriate; (iii) with respect to a criminal proceeding, has no reasonable cause to believe his conduct was unlawful; and (iv) was not adjudged to be liable to the corporation or other corporation or enterprise (unless the court where the proceeding was brought determines that such person is fairly and reasonably entitled to indemnity).

     Unless ordered by a court, indemnification may be made only following a determination that such indemnification is permissible because the person being indemnified has met the requisite standard of conduct. Such determination may be made (i) by the Board of Directors of the Holding Company by a majority vote of a quorum consisting of directors not at the time parties to such proceeding; or
(ii) if such a quorum cannot be obtained or the quorum so directs, then by independent legal counsel in a written opinion; or (iii) by the stockholders.

     Section 145 also permits expenses incurred by directors and officers in defending a proceeding to be paid by the corporation in advance of the final disposition of such proceedings upon the receipt of an undertaking by the director or officer to repay such amount if it is ultimately determined that he is not entitled to be indemnified by the corporation against such expenses.


Item 15.  Recent Sales of Unregistered Securities

     The Registrant is newly incorporated, solely for the purpose of acting as the holding company of Cohoes Savings Bank pursuant to the Plan of Conversion (filed as Exhibit 2 herein), and no sales of its securities have occurred to date.

Item 16.  Exhibits and Financial Statement Schedules

(a)  Exhibits:

      1.1   Letter Agreement regarding marketing and consulting services
      1.2   Form of Agency Agreement*
      2.1   Plan of Conversion
      2.2   Agreement and Plan of Merger
      3.1   Certificate of Incorporation of the Holding Company
      3.2   Bylaws of the Holding Company
      3.3   Restated Organization Certificate of Cohoes Savings Bank
            in stock form
      3.4   Bylaws of Cohoes Savings Bank in stock form
      4     Form of Stock Certificate of the Holding Company
      5     Opinion of Silver, Freedman & Taff, L.L.P. with respect to legality of stock
      8.1   Opinion of Silver, Freedman & Taff, L.L.P. with respect to
            Federal income tax consequences of the Conversion*
      8.2   Opinion of Arthur Andersen with respect to New York income tax consequences of the Conversion*
      8.3   Letter of RP Financial LC. with respect to Subscription Rights
     10.1   Form of proposed Employment Agreement between Cohoes Savings
            Bank and certain executive officers
     10.2   Form of proposed Employment Agreement between Cohoes Bancorp, Inc.
            and certain executive officers
     10.3   Form of Change-In-Control Severance Agreement with certain officers of Cohoes Savings Bank
     10.4   Cohoes Savings Bank Employee Severance Compensation Plan
     10.5   Employee Stock Ownership Plan
     10.6   Form of Cohoes Savings Bank 401(k) Savings Plan*
     10.7   Benefit Restoration Plan
     10.8   Stock Option and Incentive Plan
     10.9   Recognition and Retention Plan
     21     Subsidiaries of Cohoes Bancorp, Inc.
     23.1   Consent of Silver, Freedman & Taff, L.L.P.
     23.2   Consent of Arthur Andersen
     23.3   Consent of RP Financial
     24     Power of Attorney (set forth on signature page)
     27     Financial Data Schedule
     99.1   Appraisal*
     99.2   Draft of Cohoes Savings Bank Foundation Gift Instrument
     99.3   Marketing Materials
     99.4   Stock Order Form
     99.5   Consent of Joseph Giaquinto to be identified as a proposed director
     99.6   Form of SFS Bancorp, Inc. Proxy Card

* To be filed supplementally by amendment.

Item 17.  Undertakings

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and it will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cohoes, New York on September 14, 1998.

                                        COHOES BANCORP, INC.


                                        By:  /s/ Harry L. Robinson
                                             --------------------------------
                                             Harry L. Robinson, President
                                             and Chief Executive Officer
                                             (Duly Authorized Representative)


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Harry L. Robinson his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


/s/ Harry L. Robinson                              /s/ Duncan S. Mac Affer
--------------------------------------             -----------------------------
Harry L. Robinson, Director, President             Duncan S. Mac Affer, Director
and Chief Executive Officer
(Principal Executive and Operating Officer)

Date: September 14, 1998                           Date: September 14, 1998
      -------------------------------------              -----------------------

/s/ Arthur E. Bowen                 /s/ Walter H. Speidel
-----------------------------       -----------------------------
Arthur E. Bowen, Director           Walter H. Speidel, Director

Date: September 14, 1998            Date: September 14, 1998
      -----------------------             -----------------------


/s/ Donald A. Wilson                /s/ Frederick G. Field, Jr.
-----------------------------       -----------------------------
Donald A. Wilson, Director          Frederick G. Field, Jr., Director

Date: September 14, 1998            Date: September 14, 1998
      -----------------------             -----------------------


/s/ R. Douglas Paton                /s/ J. Timothy O'Hearn
-----------------------------       -----------------------------
R. Douglas Paton, Director          J. Timothy O'Hearn, Director

Date: September 14, 1998            Date: September 14, 1998
      -----------------------             -----------------------


/s/ Chester C. DeLaMater            /s/ Peter G. Casabonne
-----------------------------       -----------------------------
Chester C. DeLaMater, Director      Peter G. Casabonne, Director

Date: September 14, 1998            Date: September 14, 1998
      -----------------------             -----------------------


/s/ Michael L. Crotty               /s/ Richard A. Ahl
-----------------------------       -----------------------------
Michael L. Crotty, Director         Richard Ahl, Chief Financial Officer
                                    (Principal Financial and Accounting Officer)

Date: September 14, 1998            Date: September 14, 1998
      -----------------------             -----------------------